Form 10-K405, Exhibit 13
period 1996-12-31
ACADIANA BANCSHARES INC /LA
filed 1997-03-31
CIK 1011024

                           ACADIANA BANCSHARES, INC.
                               1996 ANNUAL REPORT

    Service Philosophy LBA Savings Bank, a wholly owned subsidiary of Acadiana Bancshares, Inc., is Lafayette's largest locally owned and operated community bank, committed exclusively to serving the banking needs of the people of Acadiana.

LBA's success is dependent upon:

    - Understanding and satisfying customer needs;

    - Meeting customers' perceptions of value;

    - Striving to place customers' interests first;

    - Tailoring products and services to meet the individual needs of each customer;

    - Serving customers personally with enthusiasm, energy and creativity, and especially with courtesy and good manners; and

    - Always respecting customers' confidentiality.

    All decisions concerning customer banking relationships are made in Lafayette, both at the bank and holding company level. This helps us to provide prompt and efficient response to customer requests.

    The mission of LBA Savings Bank is to provide the people of Acadiana the most friendly and efficient service in all banking areas. The bank's goals include being a market leader in providing full-service banking, and to consistently exceed our customers' expectations.

    Dear Fellow Shareholders:

    On behalf of the directors, management and staff of our Company, we are pleased to provide you with our first annual report on Acadiana Bancshares, Inc.

    The 1996 year was characterized by significant changes to both our ownership structure and operating strategy. These changes are the catalyst for our transition from a traditional thrift institution into a full-service banking institution.

THE CULTURE

    During 1996, we successfully completed the re-engineering of our operating structure and conducted extensive marketing research to support our new commercial banking focus. We were successful in attracting experienced banking personnel to complement our existing officers and employees. The adoption of a new logo was implemented for use by both the holding company and the bank in an effort to reposition our image in the marketplace.

THE STOCK OFFERING

    Everyone worked very hard this year to ensure our stock offering and transition to public ownership was a success. Through the formation of our holding company, we established an Employee Stock Ownership Plan which aligns employees' interests with those of each and every shareholder.

    Our primary goal in developing our franchise will be to maintain our position as the dominant mortgage lender, while focusing on growth in consumer and commercial market share. We will also consider our opportunities to further leverage our capital position through acquisitions.

THE PRODUCTS AND SERVICES

    Over the past year, we expanded into commercial lending, home equity lines of credit and credit card programs designed to complement our existing product mix. We discontinued our indirect automobile lending operation and redesigned our direct consumer loan and deposit offerings.

THE SYSTEMS

Our Bank made significant investments in technology as evidenced by the acquisition of a new mainframe computer, financial information software and loan documentation systems. Our loan approval process was streamlined to maximize prompt turnaround with a focus on local decision making.

FINANCIAL RESULTS

    The Company posted improved financial performance over 1995 in both profitability and asset growth. Despite the payment of $1.3 million in the saif special assessment, our Company posted $800,000 in net income for the 1996 fiscal year. We are confident the trend of improved financial performance will continue during the coming year.

THE COMMUNITY

    Our Company continued its strong support of the community we serve through participation in several worthwhile civic organizations. We are also currently participating in various housing grant programs designed to assist our low- to moderate-income neighbors.

    Since the successful completion of our stock conversion during 1996, we believe that Acadiana Bancshares, Inc. is well positioned to become the best banking franchise in our region.

    We thank you for your confidence in our company and look forward to reporting continued success in the future.

SINCERELY,

/s/ JERRY REAUX
-------------------------------------
Jerry Reaux
President and Chief Executive Officer

                            LBA SAVINGS BANK HISTORY

    The year was 1900. A group of businessmen in Lafayette, Louisiana, in the heart of "Cajun Country" in Southwestern Louisiana, saw the need for a savings and loan association to serve the increasing financial needs of the residents of the city and all of Lafayette Parish. Those financial needs consisted primarily of a ready source of mortgage funding for home construction and a safe depository for savings.

    On February 12, 1900, Lafayette Building Association -- the first savings and loan association in Lafayette -- was organized by Judge Julian Mouton, A.B. Denbo, C.O. Mouton, Charles D. Caffery, B.N. Coronna, B.J. Pellerin and J.E. Martin. The association's office was located in the heart of the Downtown Lafayette business district at 107 West Vermilion Street.

    LBA initially offered two basic types of savings accounts along with home mortgages. The association published its first financial statement in December 1900 citing assets of $6,289.

    The original building was completely renovated in 1959 and continued serving as LBA's main office until it was gutted by fire in late 1992. Following the fire, the association moved next door to offices at 101 West Vermilion Street that had been purchased in 1990. The original LBA office building has since been demolished.

    In 1973, to meet the needs of a rapidly growing Lafayette, LBA added the first of three branch offices in Lafayette, the Northside Branch at 2601 Moss Street. The Northside Branch was followed the next year by the Southside Branch at 3701 Johnston Street, and in 1980 by the Broadmoor Branch at 5301 Johnston Street. In 1992, a loan production office was opened in Eunice, Louisiana, 50 miles northwest of Lafayette.

    At the Annual Meeting held July 15, 1993, members of Lafayette Building Association approved the application with the Commissioner of Financial Institutions of the State of Louisiana for the conversion of Lafayette Building Association to a state-chartered savings bank. On August 2, 1993, Lafayette Building Association was authorized by the state Commissioner of Financial Institutions to begin operation as LBA Savings Bank.

    The next major event in the 97-year history of LBA Savings Bank occurred on November 15, 1995, when the Board of Directors approved a Plan of Conversion to convert the bank from a mutual savings bank to a stock savings bank and the creation of the bank's holding company, Acadiana Bancshares, Inc.

    LBA's eligible account holders overwhelmingly approved the Plan of Conversion on June 26, 1996. On July 16, 1996, shares of common stock of Acadiana Bancshares, Inc., began trading on the American Stock Exchange under the symbol "ANA."

                                                                 DIRECTORS OF
                                                                 ACADIANA
                                                                 BANCSHARES,
                                                                 INC.


Front, left to right
  Lawrence Gankendorff--Chairman of the Board, LBA Savings Bank
  Jerry Reaux-- President and Chief Executive Officer, LBA Savings Bank William H. Mouton--Attorney

Rear, left to right
  Don J. O'Rourke, Sr.- Architect
  James J. Montelaro--Executive Vice President, LBA Savings Bank
  Kaliste J. Saloom, Jr.--Attorney and retired City Judge

Not pictured
  Al W. Beacham, md--Urologist


                                                                 EXECUTIVE
  Lawrence Gankendorff--Chairman of the Board                    OFFICERS
  Jerry Reaux--President and Chief Executive Officer
  James J. Montelaro--Executive Vice President
  Brady Como--Senior Vice President
  Emile Soulier, iii--Vice President and Chief Financial Officer
  Thomas Debaillon--Vice President-Operations and Personnel
  Mary Anne Bertrand--Vice President-Retail

                               ABOUT THE COMPANY

    Acadiana Bancshares, Inc., (the "Company") is a Louisiana-chartered bank holding company with headquarters at 101 West Vermilion Street, Lafayette, Louisiana 70501. Its banking subsidiary, LBA Savings Bank, operates four full-service branches in Lafayette and a loan production office in Eunice, Louisiana. Addresses of LBA Savings Bank branches are:

        Main Office Branch
        101 West Vermilion Street, Lafayette, Louisiana 70501

        Southside Branch
        3701 Johnston Street, Lafayette, Louisiana 70503

        Broadmoor Branch
        5301 Johnston Street, Lafayette, Louisiana 70503

        Northside Branch
        2601 Moss Street, Lafayette, Louisiana 70501

        Eunice Loan Production Office
        136 South 3rd Street, Eunice, Louisiana 70535

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Acadiana Bancshares, Inc., will be held at 2:00 p.m. (Central Time) Wednesday, April 30, 1997, at a la carte, 301 Heymann Boulevard, Lafayette, Louisiana 70503.

STOCK LISTING

The common stock of Acadiana Bancshares, Inc., is traded on the American Stock Exchange under the symbol "ANA." Price and other column information are listed under the "ANA" symbol in The Wall Street Journal and under similar designations in other daily newspapers. The Company's common stock is held of record by 593 shareholders (as of March 20, 1997). Below is a table showing the high and low sales prices of the common stock since the commencement of trading on July 16, 1996:

QUARTER,ENDED                                          HIGH        LOW
--------------                                      ---------  ----------
  September 30, 1996...........................     $   13 7/8  $  11 11/14
  December 31, 1996............................         15 1/8     13  5/8

REGISTRAR AND TRANSFER AGENT

Shareholders requesting a change of name, address, or ownership of stock, or to report a lost stock certificate should contact the transfer agent:

    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, New Jersey 07016
    Toll-free (800) 368-5948

INVESTOR RELATIONS

Shareholders, prospective shareholders, analysts or other interested parties seeking copies of the Company's annual report, Form 10-K (which the Company will furnish to shareholders upon request without charge), Form 10-Q, quarterly earnings reports or other financial information should contact:

    Jerry Reaux, President & CEO, or
    Emile E. Soulier, iii, Vice President & CFO
    Phone: (318) 232-4631
    Fax: (318) 269-6233

                                                   ACADIANA BANCSHARES, INC.
                                                   P.O. Box 3607
                                                   Lafayette, Louisiana 70502

                               SELECTED CONSOLIDATED FINANCIAL INFORMATION
                               (Dollars in Thousands except per Share Data)



    The following selected consolidated financial and other data of the Company does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed financial information, including the Consolidated Financial Statements of the Company and Notes thereto, contained elsewhere herein.

                                                                  AT DECEMBER 31,
                                                  -------------------------------------------------
                                                   1996       1995       1994       1993       1992
                                                 --------  ---------  ---------  ---------  --------
Selected Financial Condition Data:
  Total assets................................   $264,374   $225,574   $223,166   $223,143   $231,122
  Cash and cash equivalents...................     19,784     16,481     10,384     24,097     26,488
  Loans receivable, net.......................    182,724    157,691    151,161    153,284    154,233
  Investment securities.......................     20,539      4,030     19,386     16,910      4,753
  Mortgage-backed securities..................     34,653     39,514     33,349     30,254     34,836
  Deposit accounts............................    193,450    206,343    204,088    215,889    215,435
  Borrowings..................................     22,250        250         --         --         --
  Equity......................................     47,091     17,697     17,845     15,869     13,839


                                                                YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------
                                                   1996       1995       1994       1993      1992
                                                 --------  ---------  ---------  ---------  -------
Selected Operating Data:
  Interest Income............................   $  18,703  $  16,975  $  16,922  $  17,885  $  19,887
  Interest expense...........................      10,762     10,134      9,378     10,021     11,725
                                                 ---------  ---------  ---------  ---------  --------
  Net interest income........................       7,941      6,841      7,544      7,864      8,162
  Provision for loan losses..................         355      1,274         63        235      1,293
                                                 ---------  ---------  ---------  ---------  -------
  Net interest income after
   provision for loan losses.................       7,586      5,567      7,481      7,629      6,869
  Non-interest income........................         954        802        943      1,039      1,348
  Non-interest expense.......................     (7,301)    (7,812)(1) (5,274)    (5,510)    (5,723)
                                                 ---------  ---------  ---------  ---------  --------
 Income (loss) before taxes
  and extraordinary item......................      1,239     (1,443)     3,150      3,158      2,494
 Income tax expense (benefit).................        439       (477)     1,057      1,074        591
 Extraordinary item(2)........................         --         --         --        (54)       526
                                                 --------  ---------  ---------   ---------  --------
 Net income (loss)............................  $     800  $    (966) $   2,093  $   2,030      2,429
                                                 --------  ---------  ---------   ---------  --------
                                                 --------  ---------  ---------   ---------  --------
 Net income per share.........................  $    0.07        N/A        N/A        N/A        N/A
 Dividends declared per share.................  $    0.18        N/A        N/A        N/A        N/A


                                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                   1996       1995       1994       1993       1992
                                                 --------   ---------  ---------  ---------  --------
Other Data:
  Profitability:
    Return on average assets...................      0.32%     (0.43)%     0.91%      0.87%      1.04%
    Return on average equity...................      2.55      (5.23)     12.19      13.36      18.75
    Interest rate spread for period(3).........      2.68       2.80       3.15       3.35       3.53
    Net interest margin(4).....................      3.34       3.16       3.41       3.55       3.66
    Efficiency ratio(5)........................     82.08      88.45      62.14      61.88      60.18
    Other expenses to average assets...........      2.95       3.49       2.30       2.37       2.44
  Capital ratios:
    Average equity to average assets...........     12.71       8.25       7.48       6.54       5.53
    Total capital to risk-weighted assets......     36.69      16.20      16.29      13.90      11.37

  Asset Quality:
    Non-performing assets to total assets(6)...      0.36       0.70       1.35       2.35       2.45
    Allowance for loan losses to total loans...      1.35       1.41       0.69       0.64       0.61
    Allowance for loan losses to
     non-performing loans and
     troubled debt restructuring...............    183.96     143.94      71.51      26.76      31.05

------------------------

(1) Includes $1.1 million of write-downs and expenses of real estate owned and $1.1 million of expenses of a previously contemplated merger/conversion.

(2) An extraordinary gain was recorded in 1992 and an extraordinary (loss) in 1993, both relating to the receipt of insurance proceeds from the loss, by fire, of the Bank's former main office.

(3) The interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(4) The net interest margin represents net interest income divided by average interest-earning assets.

(5) The efficiency ratio is non-interest expense (excluding, with respect to 1995, the write-off of expenses incurred in the previously contemplated merger/conversion transaction) divided by the sum of net interest income plus non-interest income.

(6) Non-performing assets include non-accrual loans, accruing loans delinquent 90 days or more and real estate owned.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS



    The following discussion and analysis is intended to assist readers in understanding the financial condition and results of operations of Acadiana Bancshares, Inc. (the "Company") and its subsidiary for the years ended December 31, 1994 through 1996. This review should be read in conjunction with the audited consolidated financial statements, accompanying footnotes and supplemental financial data included herein.

FINANCIAL CONDITION

ASSETS

    General--Total assets of the Company increased by $38.8 million, or 17.2%, from $225.6 million at December 31, 1995, to $264.4 million at December 31, 1996. The increase was primarily due to a $25.0 million increase in net loans and a $16.5 million increase in investments securities available for sale. Such increases were funded primarily by the $29.2 million of net proceeds received in the Company's July 1996 offering of common stock and a $22.0 million increase in advances from the Federal Home Loan Bank of Dallas (the "FHLB").

    Cash and Cash Equivalents--Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits and cash on hand, increased by $3.3 million or 20.0% at December 31, 1996 compared to $16.5 million at December 31, 1995. The increase in cash and cash equivalents was primarily due to repayments of mortgage-backed securities. At December 31, 1996 cash and cash equivalents amounted to 7.5% of total assets.

    Investment Securities--Investment securities increased by $16.5 million, or 409.7%, to $20.5 million at December 31, 1996 compared to $4.0 million at December 31, 1995. The increased level of investment securities was primarily funded by the net proceeds of the mutual to stock conversion of the Company's wholly owned subsidiary, LBA Savings Bank (the "Bank"), and the concurrent initial public offering of the Company's common stock completed during July 1996.

    At December 31, 1996, all $20.5 million of the Company's investment securities were classified as available for sale and had a pre-tax effected net unrealized gain of $145,000 at such date. In addition, at such date, substantially all of the Company's investment securities consisted of U.S. Government and Federal agency obligations. At December 31, 1996, $9.5 million, or 46.3%, of the Company's investment securities held for sale were either scheduled to mature or were callable within one year. Note 3 to the Consolidated Financial Statements provides further information on the Company's investment securities.

    Mortgage-Backed Securities--Mortgage-backed securities decreased $4.9 million, or 12.3%, to $34.7 million at December 31, 1996 compared to $39.5 million at December 31, 1995. The decrease in mortgage-backed securities of $4.9 million was the result of $4.4 million of principal repayments and a $462,000 decrease in the carrying value of the mortgage-backed securities available for sale portfolio. At December 31, 1996, the Company's adjustable rate mortgage-backed securities amounted to $13.1 million and were classified as held to maturity. At that same date, the Company's fixed rate mortgage-backed securities amounted to $21.6 million and were classified as available for sale. At December 31, 1996 and 1995, substantially all of the Company's mortgage-backed securities consisted of securities issued or guaranteed by Federal agencies and government sponsored enterprises.

    Loans Receivable, Net--Loans receivable, net, increased by $25.0 million, or 15.9%, to $182.7 million at December 31, 1996 compared to $157.7 million at December 31, 1995. Total mortgage loans increased $17.7 million, or 11.9%, during 1996, primarily as the result of a $15.3 million increase in single-family residential mortgage loans, net of undisbursed funds. In addition, commercial business loans increased $6.0 million, or 442.2%, during 1996 and consumer loans increased $3.0 million, or 22.1%, during 1996. The increase in mortgage loans was funded primarily by borrowings from the FHLB, while the increases in commercial and consumer loans were primarily funded by a portion of the net proceeds of the Company's July 1996 offering of common stock.

LIABILITIES AND STOCKHOLDERS' EQUITY

    General--The Company's primary funding sources include deposits, borrowings from the FHLB and stockholders' equity. The discussion which follows focuses on the major changes in this mix during 1996.

    Deposits--The Company's deposits decreased by $12.9 million, or 6.2%, from $206.3 million at December 31, 1995, to $193.5 million at December 31, 1996. The decrease was the result of $19.6 million in net cash withdrawals, $6.4 million of which were withdrawn to purchase stock in the Bank's mutual to stock conversion, which was partially offset by $6.7 million in interest credited during the year. Additionally, the Bank chose not to renew certain higher yielding certificates of deposit that matured during 1996. Additional information regarding deposits is provided in Note 9 to the Consolidated Financial Statements.

    Borrowings--The Company's borrowings are composed of advances from the FHLB which increased by $22.0 million, from $250,000 at December 31, 1995 to $22.3 million at December 31, 1996. FHLB borrowings provide the Company with an alternative source of funds compared to raising deposits in the local market which from time to time may be a cheaper source of funds because of interest rates in general and because of competitive pressures on interest rates of deposits in local markets. The Company has significantly increased the amount of outstanding FHLB advances to fund origination of mortgage loans. The $22.0 million of new advances are non-amortizing, variable rate advances tied to the London International Bank Offering Rate ("libor"), and are due within two years from the date of origination. For additional information see Note 10 to the Consolidated Financial Statements.

    Stockholders' Equity--Stockholders' equity provides a source of permanent funding, allows for future growth and provides the Company with a cushion to withstand unforeseen, adverse developments. At December 31, 1996 stockholders' equity totaled $47.1 million, an increase of $29.4 million from the previous year-end level, primarily as a result of the infusion of $29.2 million of net proceeds from the conversion of the Bank from mutual to stock ownership and its reorganization into the holding company form of ownership. The increase in stockholders' equity during 1996 was also due to net income of $800,000 and $148,000 in common stock released by the Company's Employee Stock Ownership Plan (the "esop") trust. These increases were partially offset by a decrease in the net unrealized gain on securities of $318,000 and dividends declared on the Company's common stock of $452,000.

    Federal regulations impose minimum regulatory capital requirements on all institutions with deposits insured by the Federal Deposit Insurance Corporation (the "fdic"). At December 31, 1996, the Bank significantly exceeded all regulatory capital ratio requirements with a tier 1 leverage capital ratio of 13.4%, a tier 1 risk-based capital ratio of 25.9%, and a total risk-based capital ratio of 27.2%. These compared to regulatory requirements of 4.0%, 4.0%, and 8.0%, respectively. The Company is required to comply with similar regulatory capital requirements and at December 31, 1996, it also significantly exceeded all applicable regulatory capital requirements with a tier 1 leverage capital ratio of 17.7% a tier 1 risk-based capital ratio of 35.4%, and a total risk-based capital ratio of 36.7%.

RESULTS OF OPERATIONS

    General--The Company reported net income of $800,000 and $2.1 million for the years ended December 31, 1996 and 1994, respectively, and a net loss of $966,000 for the year ended December 31, 1995. The $1.8 million increase in net income in 1996 compared to the prior year net loss was due primarily to an increase in net interest income of $1.1 million, a $152,000 increase in noninterest income, a $919,000 decrease in provision for loan losses, and a $511,000 decrease in noninterest expense, which was partially offset by a $916,000 increase in income tax expense.

    The Company reported a net loss of $966,000 during the year ended December 31, 1995 and net income of $2.1 million during the year ended December 31, 1994. The primary reasons for the net loss reported in 1995 were a $1.3 million provision for loan losses, compared to $63,000 in 1994, $1.1 million in write-downs and expenses related to real estate owned, and the recognition of $1.1 million of expenses related to the merger/conversion transaction previously contemplated by the Bank but which was abandoned during 1995.

    Net Interest Income--Net interest income is determined by interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spread was 2.68%, 2.80%, and 3.15%, during the years ended December 31, 1996, 1995, and 1994, respectively.

    Net interest income increased $1.1 million, or 16.1%, in 1996 to $7.9 million compared to $6.8 million in 1995. The reason for the increase was a $1.7 million increase in interest income, which was partially offset by a $628,000 increase in interest expense. Net interest income decreased $703,000, or 9.3%, in 1995 compared to 1994. Such decrease was due to a $756,000 increase in interest expense which more than offset a $53,000 increase in interest income.

    Interest Income--Interest income totaled $18.7 million for the year ended December 31, 1996, an increase of $1.7 million over the total of $17.0 million for the year ended December 31, 1995. This improvement was mainly due to an increase in the Company's average interest-earning assets by $21.9 million, or 10.1%, to $238.1 million for the year ended December 31, 1996 as the Company began to leverage the capital raised as a result of the Bank's mutual-to-stock conversion and the Company's initial public common stock offering which was completed in July 1996. The increase in interest earning assets produced additional interest income of $1.7 million. Interest earned on loans increased $1.4 million, or 10.8%, in 1996. The increase was due to a $17.4 million, or 11.3%, increase in the average balance of loans which was partially offset by a 4 basis point (with 100 basis points being equal to 1%) decrease in the yield earned. Interest earned on mortgage-backed securities increased $73,000, or 2.9%, during 1996. This increase was due to a $2.2 million, or 6.3%, increase in the average balance of mortgage-backed securities partially offset by a 23 basis point decrease in the yield earned on mortgage-backed securities. Interest earned on investment securities increased $305,000, or 34.7%, during 1996. The increase was due to a $2.5 million, or 17.3%, increase in the average balance of investment securities combined with a 90 basis point increase in the yield earned. Interest income on other earning assets, primarily interest-bearing deposits, decreased $35,000 in 1996.

    Interest income was stable for the years ended December 31, 1995, and 1994, amounting to $17.0 million and $16.9 million, respectively. The $53,000, or .3%, increase in interest income in 1995 compared to 1994 was due primarily to a $200,000, or 8.6%, increase in interest earned on mortgage-backed securities as a result of a $2.6 million, or 8.2%, increase in the average balance of mortgage-backed securities, accompanied by a 2 basis point increase in the yield earned on mortgage-backed securities, which was partially offset by a $105,000 decrease in interest earned on investments, a $23,000 decrease in interest earned on interest bearing deposits, and a $19,000 decrease in interest earned on loans. The $105,000 decrease in interest earned on investments was the result of a $4.8 million decrease in the average balance of investment securities, which was partially offset by a 96 basis point increase in the yield earned in investment securities.

    Interest Expense--Interest expense increased $628,000, or 6.2%, in 1996 compared to 1995. The reason for such increase was a $72,000 increase in interest expense on deposits and a $556,000 increase in interest expense on borrowings. The increase in interest expense on deposits was due to an 11 basis point increase in the average cost of deposits, partially offset by a $2.9 million, or 1.4%, decrease in the average balance of deposits. Traditionally, deposits have included a relatively high amount of certificates of deposit, including "jumbo" certificates with balances in excess of $100,000. Such certificates generally are higher costing and more interest rate sensitive than "core" deposits. During 1996, the average balance of certificates of deposit amounted to 78.0% of the average balance of all deposits, compared to 77.4% during 1995. The average rate paid on certificates of deposit was 5.97% during 1996, representing an 11 basis point increase over the average rate in 1995, compared to average rates of 1.82% and 2.52%, respectively, on demand deposits and regular savings accounts in 1996. The increase in interest expense on borrowings was due to a $10.1 million increase in the average balance of borrowings.

    Total interest expense amounted to $10.1 million and $9.4 million for the years ended December 31, 1995 and 1994, respectively. The $756,000, or 8.1%, increase in interest expense in 1995 compared to 1994 was due to a 55 basis point increase in average rates on deposits, which was partially offset by a $7.9 million, or 3.8%, decrease in the average balances of deposits.

    Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding (i) the dollar amount of interest income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Non-accrual loans have been included in the appropriate average balance loan category, but interest on non-accrual loans has been included for purposes of determining interest income only to the extent that cash payments are actually received.

                                                                                          YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------------------------------
                                                            1996                      1995                     1994
                                       YIELD/     ------------------------- ------------------------ -------------------------
                                      COST AT                       AVERAGE                 AVERAGE                    AVERAGE
                                    DECEMBER 31,  AVERAGE           YIELD/ AVERAGE           YIELD/  AVERAGE            YIELD/
                                        1996      BALANCE  INTEREST  COST  BALANCE INTEREST   COST   BALANCE  INTEREST   COST
                                        ----      -------  --------  ----  ------- --------   ----   -------  --------   ----
Interest-earning assets:
  Loans receivable:
   Real estate mortgage loans.........  7.86%  $  150,541  $12,438  8.26% $140,597  $11,652   8.29%  $133,262 $11,334    8.51%
   Commercial business loans..........  9.45%       3,818      349  9.14%    1,467      128   8.73%     1,434     135    9.41%
   Consumer and other loans...........  9.19%      16,780    1,431  8.53%   11,674    1,053   9.02%    14,855   1,383    9.31%
                                                  -------   ------  -----  -------  -------   -----  -------- -------
    Total loans.......................  8.04%     171,139   14,218  8.31%  153,738   12,833   8.35%   149,551  12,852    8.59%
  Mortgage-backed securities..........  7.30%      36,869    2,609  7.08%   34,681    2,536   7.31%    32,055   2,336    7.29%
  Investment securities(1)............  6.99%      17,032    1,185  6.96%   14,525      880   6.06%    19,299     985    5.10%
  Other earning assets................  5.21%      13,067      691  5.29%   13,242      726   5.48%    20,590     740    3.64%
                                                  -------   ------  -----  -------  -------   -----  -------- -------    -----
    Total interest-earning assets.....  7.77%     238,107   18,703  7.85%  216,186   16,975   7.85%   221,495  16,922    7.64%
                                                            ------                  -------                   -------
  Noninterest-earning assets..........              9,238                    7,782                      7,978
                                                  -------                 --------                     ------
    Total Assets......................           $247,345                 $223,968                   $229,473
                                                  -------                 --------                    -------
                                                  -------                 --------                    -------
Interest-bearing liabilities:
  Deposits:
    Demand deposits...................  1.92%     $15,953      291   1.82% $15,909      283   1.78%   $18,458     342    1.85%
  Passbook savings deposits...........  2.57%      27,506      692   2.52%  29,442      737   2.50%    37,081     928    2.50%
  Certificates of deposit.............  5.95%     154,187    9,201   5.97% 155,173    9,092   5.86%   152,872   8,086    5.29%
                                                  -------   ------  -----  -------  -------   -----  -------- -------
    Total deposits....................  5.14%     197,646   10,184   5.15% 200,524   10,112   5.04%   208,411   9,356    4.49%
  Advance from FHLB...................  5.50%      10,338      578   5.59%     250       22   8.80%       250      22    8.80%
                                                  -------   ------  -----  -------  -------           -------- -------
    Total interest-bearing
     liabilities......................  5.18%    207,984    10,762   5.17% 200,774   10,134   5.05%   208,661   9,378    4.49%
                                                            ------                   ------                     -----
Noninterest-bearing
   demand deposits....................             3,342                     2,642                              1,923
Other noninterest-bearing
  liabilities.........................             4,592                     2,080                              1,723
                                                  -------                  -------                              -----
    Total liabilities.................           215,918                   205,496                            212,307
Equity................................            31,427                    18,472                             17,166
                                                 -------                  --------                            -------
    Total liabilities and equity......          $247,345                  $223,968                           $229,473
                                                 -------                  --------                            -------
                                                 -------                  --------                            -------
Net interest-earning assets...........           $30,123                   $15,412                            $12,834
                                                 -------                  --------                            -------
                                                 -------                  --------                            -------
Net interest income/interest
  rate spread.........................  2.59%              $7,941  2.68%            $6,841   2.80%              7,544    3.15%
                                                           ------  -----           -------   -----            -------    -----
                                                           ------  -----           -------   -----            -------    -----
Net interest margin...................                             3.34%                     3.16%                       3.41%
                                                                   -----                     -----                       -----
                                                                   -----                     -----                       -----
Ratio of average interest-
  earning assets to average
interest-bearing liabilities..........                     114.48%                  107.68%                   106.15%
                                                           -------                  -------                   -------
                                                           -------                  -------                   -------

------------------------

(1) Includes FHLB stock

  MANAGEMENT'S        Rate/Volume Analysis. The following table set forth the
    DISCUSSION     effects of changing rates and volumes on net interest
  AND ANALYSIS     income of the Company. Information is provided with respect
  OF FINANCIAL     to (i) effects on interest income attributable to changes
     CONDITION     in volume (changes in volume multiplied by prior rate);
AND RESULTS OF     (ii) effects on interest income attributable to changes in
    OPERATIONS     rate (changes in rate multiplied by prior volume); and (iii)
   (Dollars in     changes in rate/volume (change in rate multiplied by change
    Thousands)     in volume).


                                                                     1996 COMPARED TO 1995             1995 COMPARED TO 1994
                                                             ----------------------------------  --------------------------------
                                                           INCREASE (DECREASE) DUE TO          INCREASE (DECREASE) DUE TO
                                                          ----------------------------         --------------------------
                                                                                        TOTAL
                                                                              RATE/   INCREASE                    RATE/   TOTAL
                                                             VOLUME   RATE   VOLUME  (DECREASE)  VOLUME   RATE   VOLUME  INCREASE
                                                             ------   ----   ------  ----------  ------   ----   ------  --------
                   (Decrease)
                   Interest-earning assets:
                    Loans receivable.......................  $  1,453  $(61) $ (7)   $1,385      $ 360    $(369)  $ (10)  $  (19)
                    Mortgage-backed securities.............       160   (82)   (5)       73        191        8       1      200
                    Investment securities..................       144   138    26       308       (250)     156     (43)    (137)
                    Other earning assets...................        (3)  (35)   --       (38)      (262)     406    (135)       9
                                                             --------  ----   ---    ------      -----    -----   -----   ------
                   Total net change in income on
                     interest-earning assets...............     1,754   (40)   14     1,728         39      201    (187)      53
                                                             --------  ----   ---    ------      -----    -----   -----   ------
                   Interest-bearing liabilities:
                   Deposits:
                   Demand deposits and passbook savings
                     deposits................................    (43)     6    --       (37)      (233)     (21)      4     (250)
                   Certificates of deposit...................    (58)   168    (1)      109        122      871      13    1,006
                                                             -------   ----   ---     ------     -----     ----    ----    -----
                   Total deposits............................   (101)   174    (1)       72       (111)     850      17      756
                   Advance from FHLB.........................    888     (8) (324)      556         --       --      --       --
                                                             -------   ----  ----     -----      -----     ----    ----    -----
                   Total net change in expense on
                     interest-bearing liabilities............    787    166  (325)      628       (111)     850      17      756
                                                             -------   ----  ----     -----      -----     ----    ----    -----
                   Net change in net interest income......... $  967  $(206) $339    $1,100       $150    $(649)  $(204)   $(703)
                                                             -------  -----  ----    ------      -----    -----   -----    -----
                                                             -------  -----  ----    ------      -----    -----   -----    -----


Provision for Loan Losses--Provision for loan losses are        MANAGEMENT'S
  charged to earnings in order to bring the total allowance     DISCUSSION
  for loan losses to a level considered appropriate by          AND ANALYSIS
  management based on methodology implemented by the            OF FINANCIAL
  Company, which is designed to assess, among other things,     CONDITION
  historical experience, the volume and type of lending         AND RESULTS OF
  conducted by the Company, the amount of the Company's         OPERATIONS
  classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in the portfolio, general economic conditions, particularly as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses.

    The Company made a provision for loan losses of $355,000 in 1996, compared to $1.3 million and $63,000 in 1995, and 1994, respectively.

    During 1995 the Company revised its methodology for making provisions for loan losses and made certain adjustments thereto. New management instituted new policies regarding loan origination, supervision and review, and determined to increase its collection and foreclosure efforts with respect to delinquent loans. The Company also determined that it would no longer continue its prior practice of making relatively high loan-to-value loans to finance sales of its foreclosed property.

    During 1996, the Company continued making provisions for loan losses in a manner consistent with its revised methodology of 1995. The Company increased its provision for loan losses from $45,000 per quarter during the first three quarters of 1996, to $220,000 for the fourth quarter of 1996, primarily due to management's continuing assessment of the asset quality in the Bank's portfolio of indirect automobile loans. The Bank recently abandoned its program of originating indirect automobile loans through a network of local dealers which it had begun in August of 1995. Indirect dealer loans outstanding amounted to $7.4 million at December 31, 1996. During the third and fourth quarters of 1996, the Bank charged-off $46,000 and $122,000, respectively, of indirect auto loans. At December 31, 1996, $45,000 remained 90 days or more past due. At December 31, 1996, the Bank's allowance for loan losses amounted to $2.6 million, or 1.35% of total loans, and 183.96% of non-performing loans and troubled debt restructurings.

    Non-performing loans (non-accrual loans and accruing loans 90 days or more overdue) were $873,000 and $740,000 at December 31, 1996 and December 31, 1995, respectfully. The Company's real estate owned, which consists of real estate acquired through foreclosure or by deed-in-lieu of foreclosure, amounted to $75,000 and $845,000 at December 31, 1996 and December 31, 1995, respectively. As a percentage of total assets, the Company's total non-performing assets amounted to .36% and
 .70%, at December 31, 1996 and 1995, respectively.

    Although management of the Company believes that the allowance for loan losses was adequate at December 31, 1996, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination. No assurance can be given whether any of such agencies might require the Bank to make additional provisions for loan losses in the future.

    Non-interest Income--For 1996, the Company reported non-interest income of $954,000 compared to $802,000 of non-interest income for 1995. The primary reason for the $152,000, or 19.0%, increase in non-interest income for 1996 was an increase of $103,000 in other miscellaneous income and the absence of losses on sales of investment securities during 1996 compared to a $64,000 loss in 1995.

      Total non-interest income amounted to $802,000 and $943,000 for the years ended December 31, 1995 and 1994, respectively. The primary reason for the $141,000, or 15.0%, decrease in non-interest income in 1995 compared to 1994 was a $64,000 loss on the sale of investment securities, and a $57,000 decrease in deposit fees and service charges reflecting a decrease in deposit accounts.

    Non-Interest Expense--Non-interest expense includes
     salaries and employee benefits, occupancy, depreciation,
     Savings Association Insurance Fund ("SAIF") deposit
     insurance premiums, advertising, merger/conversion                      13

  MANAGEMENT'S     expenses-withdrawn transaction, and other items.
    DISCUSSION     Non-interest expense amounted to $7.3 million for the year
  AND ANALYSIS     ended December 31, 1996, a decrease of $511,000, or 6.5%,
  OF FINANCIAL     over the total of $7.8 million for the year ended December
     CONDITION     31, 1995. The primary reason for the $511,000 was a decrease
AND RESULTS OF     of $1.0 million in net costs of real estate owned, and the
    OPERATIONS     recognition in 1995 of cost incurred in connection with a
                   merger/conversion transaction which the Bank had previously contemplated, and which was partially offset by a one-time special assessment to recapitalize the SAIF deposit insurance fund of $1.3 million (pre-tax) incurred at the end of the third quarter of 1996.

                   Salaries and employee benefits, the largest component of non-interest expenses, decreased by $12,000, or .5%, in 1996 compared to 1995. In connection with the conversion from mutual to stock form, the Company established the ESOP for the benefit of the employees of the Company and the Bank, as further described in Note 13 to the Consolidated Financial Statements. Compensation expenses related to the ESOP amounted to $148,000 for the year ended December 31, 1996, which expenses began in July 1996. The Company also maintains a 401(k) Profit Sharing Plan which provided for up to 3% matching of employee contributions and additional discretionary contributions, annually, as further described in Note 13 to the Consolidated Financial Statements. During 1996, the Company amended the plan by discontinuing matching employee contributions after December 31, 1996. On January 21, 1997, at a special meeting the stockholders of the Company approved adoption of the Stock Option Plan and Recognition and Retention Plan ("rrp") and Trust Agreement for the benefit of directors, officers and key employees, as more fully described in Note 21 to the Consolidated Financial Statements. The Company expects the annual expenses related to the rrp for the shares granted to be approximately $227,000.

                   The $1.0 million decrease in net cost of real estate owned in 1996 compared to 1995 was due primarily to the charges to income taken in 1995, as the result of new appraisals and management's reassessment of the carrying value of several parcels of real estate owned.

                   The Bank's deposits are insured by the FDIC through the SAIF, and as such, the Bank incurred a one-time special assessment of $1.3 million on September 30, 1996 in connection with an immediate recapitalization of the SAIF. As a result of such recapitalization, the Bank's regular and recurring SAIF premiums are expected to decrease from 23 basis points per $100 of insured deposits at and prior to September 30, 1996, to 6.5 basis points in 1997, 1998, and 1999. The Bank incurred no deposit insurance premium expense for the period beginning October 1, 1996 and ending December 31, 1996, which is unusual and is not expected to reoccur.

                   Beginning in 1997, the Company will incur a state tax which is based on the stockholders' equity of the Bank. The Company expects this tax to amount to $304,000 in 1997.

         Income Taxes-For the years ended December 31, 1996 and 1994, the
                   Company incurred income tax expense of $439,000 and $1.1 million, respectively. For the year ended December 31, 1995, the Company reported an income tax benefit of $477,000. The Company's effective tax rate amounted to 35.4%, (33.1)%, and 33.6% during 1996, 1995, and 1994, respectively. The difference between the effective rate and the statutory tax rate primarily related to variances in the items that are either non-taxable or non-deductible. In 1996 the difference also included state income tax on the Company's income, exclusive of the income derived from the Bank. For more information on income taxes, see Note
                   11 to the Consolidated Financial Statements.








ASSET AND LIABILITY MANAGEMENT

                   The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets, in a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December

31, 1996, the amount of the Company's                           MANAGEMENT'S
interest-sensitive assets which were estimated to mature        DISCUSSION
or reprice within one year exceeded the Company's               AND ANALYSIS
interest-sensitive liabilities with the same                    OF FINANCIAL
characteristics by $7.6 million or 2.9% of the Company's        CONDITION
total assets.                                                   AND RESULTS OF
                                                                OPERATIONS
The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under guidance of the Finance Committee of the Board of Directors of the Company, which is composed of Messrs.
O'Rourke, Beacham, and Montelaro, and the Asset/Liability
Management Committee ("ALCO"), which is comprised of ten officers of the Bank. This joint committee meets quarterly to, among other things, set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The committee assesses its interest rate risk strategy quarterly, which is then reviewed by the full Board of Directors.

As a part of the Company's asset/liability management strategies, the Company intends to increase its emphasis on originating commercial business loans, which generally have variable or adjustable rates of interest, and to increase its emphasis on originating consumer loans, which have relatively short terms to maturity. The
Company also intends to increase the amount of non-interest bearing demand deposits, which are considered "core deposits" and which is expected to lessen the effects of changes in interest rates on the Company's net interest margin. Additionally, the Company maintains substantially all of its fixed-rate investment securities, and its fixed-rate mortgage-backed securities in its held for sale portfolios, which at December 31, 1996 amounted to $20.5 million and $21.6 million, respectively, as further described in Notes 3 and 4 to the Consolidated Financial Statements, and which are carried at fair value and could be liquidated in response to rapid changes in interest rates, if deemed appropriate. As more fully described in Note 5 to the Consolidated Financial Statements, the Company's loan portfolio includes approximately $86.6 million of long-term adjustable-rate mortgage loans, $80.7 million of long-term fixed-rate loans, $16.7 million of shorter term consumer loans, and $7.4 million of commercial loans. The Company's mortgage-backed securities held to maturity portfolio of $13.1 million is substantially comprised of adjustable-rate securities. The Company's asset/liability strategy with respect to these portfolios includes an attempt to balance the effects of rising and falling interest rates on the projected interest income from these assets.

  MANAGEMENT'S     The following table summarizes the anticipated maturities
    DISCUSSION     or repricing of the Company's interest-sensitive assets
  AND ANALYSIS     and interest-sensitive liabilities as of December 31,
  OF FINANCIAL     1996 based on the information and assumption set forth in
     CONDITION     the notes below.
AND RESULTS OF
    OPERATIONS
   (Dollars in
    Thousands)


                                                                   MORE THAN
                                          THREE TO    MORE THAN   THREE YEARS
                            WITHIN THREE   TWELVE    ONE YEAR TO    TO FIVE     OVER FIVE
                               MONTHS      MONTHS    THREE YEARS     YEARS        YEARS       TOTAL
                            ------------  ---------  -----------  -----------  -----------  ----------
Interest-sensitive
  assets1:
Loans receivable2.........   $   24,279   $  45,849   $  43,109    $  27,837    $  41,650   $  182,724
Investment securities3....       23,828       6,000      10,889           --          150       40,867
Mortgage-backed
  securities4.............       12,033       3,698       9,252        3,442        6,228       34,653
                            ------------  ---------  -----------  -----------  -----------  ----------
Total.....................       60,140      55,547      63,250       31,279       48,028      258,244
                            ------------  ---------  -----------  -----------  -----------  ----------
Interest-sensitive
  liabilities:
Deposits:
NOW accounts5.............           --          --          --           --       11,528       11,528
Passbook savings
  accounts5...............           --          --          --           --       25,071       25,071
Money market deposit
  account5................        5,101          --          --           --           --        5,101
Certificates of deposit...       22,748      58,197      48,101        3,208       14,542      146,796
Advances from FHLB........       22,000          --          --           --          250       22,250
                            ------------  ---------  -----------  -----------  -----------  ----------

Total.....................       49,849      58,197      48,101        3,208       51,391      210,746
                                                                                                                           -
                            ------------  ---------  -----------  -----------  -----------  ----------
Excess (deficiency) of
  interest-sensitive
  assets over interest-
  sensitive liabilities...   $   10,291   $  (2,650)   $ 15,149    $  28,071   $   (3,363)    $ 47,498
                            ------------  ---------  -----------  -----------  -----------  ----------
                            ------------  ---------  -----------  -----------  -----------  ----------
Cumulative excess
  (deficiency) of
  interest-sensitive
  assets over interest-
  sensitive liabilities...   $   10,291   $   7,641    $ 22,790    $  50,861   $   47,498
                            ------------  ---------  -----------  -----------  -----------
                            ------------  ---------  -----------  -----------  -----------
Cumulative excess
  (deficiency) of
  interest-sensitive
  assets over interest-
  sensitive liabilities as
  a percent of total
  assets..................         3.89%       2.89%       8.62%       19.24%       17.97%
                            ------------  ---------  -----------  -----------  -----------
                            ------------  ---------  -----------  -----------  -----------


------------------------

(1) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments. The Company has estimated the prepayments based upon its experience in the interest rate environment prevailing during 1996.

(2) Balances have been reduced for non-performing loans, which amounted to $873,000 at December 31, 1996.

(3) Includes interest-bearing deposits and fhlb stock.

(4) Reflects estimated prepayments in the current interest rate environment.

(5) Although the Company's NOW accounts and passbook savings accounts are subject to immediate withdrawal, management considers substantially all of such accounts to be core deposits having significantly longer effective maturities. The Company generally has retained a relatively consistent amount of such deposits under widely varying interest rate environments. If all of the Company's NOW accounts and passbook savings accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-sensitive assets with comparable characteristics by $29.0 million or 11.0% of total assets.

LIQUIDITY AND CAPITAL RESOURCES                                 MANAGEMENT'S
                                                                DISCUSSION
The Company's primary liquidity, represented by cash and        AND ANALYSIS
cash equivalents, is a product of its operating,                OF FINANCIAL
investing and financing activities. Excess liquidity            CONDITION
includes the Company's portfolios of investment                 AND RESULTS OF
securities held for sale and mortgage-backed securities         OPERATIONS
held for sale. The Company's primary sources of funds are deposits, borrowings, proceeds from sale of stock, and amortization, prepayments and maturities from its loan portfolio and its held to maturity investment securities and mortgage-backed securities portfolios, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows, loan prepayments, and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has the ability to borrow up to approximately $126.0 million from the FHLB through its subsidiary Bank.

Liquidity management is both a daily and long-term function of business management. The Company uses its primary liquidity to meet its ongoing commitments, to pay maturing certificates of deposit and deposit withdrawals, and to fund loan commitments. The Company's excess liquidity and borrowing capacity provide added readiness to meet ongoing commitments and growth. At December 31, 1996, the total approved commitments to extend credit amounted to $10.1 million. Certificates of deposit scheduled to mature in one year or less at that same date totaled $80.3 million. Management believes that a significant portion of maturing deposits will stay with the Company. The Company anticipates it will continue to have sufficient funds together with available borrowings to meet its current commitments.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operation results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

EFFECT ON NEW ACCOUNTING PRONOUNCEMENTS

In October 1995, the Federal Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 123, Accounting for Stock-Based Compensation. The statement establishes a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method in place of the provisions of Accounting Principles Board ("APB") Opinion 25, Accounting for Stock Issued to Employees, for all arrangements under which employees receive shares of stock or other equity instruments of the employer if the employer incurs liabilities to employees in amounts based on the price of its stock. The Company will continue using the accounting methods prescribed by APB Opinion 25 and will disclose in the footnotes information on a fair value basis for its stock-based compensation plans.

    In June 1996, the FASB issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the de-recognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transfers in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable.

    Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS 125, was issued in December 1995 and deferred application of many of the provisions of SFAS 125 until after December 31, 1997.

INDEPENDENT  CHARLES E. CASTAING                      MEMBERS
  AUDITORS'  ROGER E. HUSSEY                     AMERICAN INSTITUTE OF
     REPORT  SAMUEL R. LOLAN                 CERTIFIED PUBLIC ACCOUNTANTS
             CAROLINE C. BOUDREAUX                     SOCIETY OF
             PATRICK J. DAUTERIVE        LOUISIANA CERTIFIED PUBLIC ACCOUNTANTS
             LORI D. PERCLE
             DEBBIE B. TAYLOR
             KATHERINE H. ARMENTOR
             ---------------------
             ROBIN G. FREYOU
             DAWN K. GONSOULIN



                           CASTAING, HUSSEY & LOLAN, LLP
                            CERTIFIED PUBLIC ACCOUNTANTS
                          525 WEEKS STREET--P.O. BOX 14240
                             NEW IBERIA, LA. 70562-4240
                             --------------------------
                                 PH: (318) 364-7221
                                FAX: (318) 364-7235


             To the Board of Directors
             Acadiana Bancshares, Inc. and Subsidiary
             Lafayette, Louisiana

             We have audited the accompanying consolidated statements of financial condition of Acadiana Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

             We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acadiana Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

             /s/ CASTAING, HUSSEY & LOLAN, LLP
             ---------------------------------
             New Iberia, Louisiana
             January 31, 1997

                   ASSETS                                                 1996        1995
ACADIANA           --------------------------------------------------- ----------  ----------
BANCSHARES,
INC. AND           Cash and Cash Equivalents:
SUBSIDIARY         Cash and Amounts Due from Banks.................... $    1,234  $      802
                   Interest Bearing Deposits-Federal Home Loan Bank...     18,550      15,679
Consolidated                                                           ----------  ----------
Statements of      Total..............................................     19,784      16,481
Operations         Investment Securities:
Years Ended        Available for Sale, at fair value..................     20,539       4,030
December 31,       Mortgage-Backed Securities:
1995 and 1996      Held to Maturity (fair value of $12,938
                     and $13,539, respectively).......................     13,087      13,492
(In Thousands,     Available for Sale, at fair value..................     21,566      26,022
except per share   Loans Receivable, Net..............................    182,724     157,691
data)              Real Estate Owned, Net.............................         75         845
                   Premises and Equipment, Net........................      1,827       1,799
The accompanying   Federal Home Loan Bank Stock, at Cost..............      1,778       1,677
Notes to           Accrued Interest Receivable........................      1,551       1,187
Consolidated       Other Assets.......................................      1,443       2,350
Financial                                                              ----------  ----------
Statements are an  Total Assets....................................... $  264,374  $  225,574
integral part of                                                       ----------  ----------
these Financial                                                        ----------  ----------
Statements.        Liabilities and Stockholders' Equity
                   Liabilities:
                   Deposits........................................... $  193,450  $  206,343
                   Advances from Federal Home Loan Bank...............     22,250         250
                   Accrued Interest Payable on Deposits...............         46          31
                   Advance Payments by Borrowers for Taxes and
                     Insurance........................................        441         485
                   Accrued and Other Liabilities......................      1,096         768
                                                                       ----------  ----------
                   Total Liabilities..................................    217,283     207,877
                                                                       ----------  ----------
                   Commitments and Contingencies
                   Stockholders' Equity:
                   Preferred Stock of $.01 Par Value; 5,000,000
                     shares authorized, -0-shares issued
                     or outstanding...................................         --          --
                   Common Stock of $.01 Par Value; 20,000,000
                     shares authorized,  2,731,250 shares issued
                     and outstanding..................................         27          --
                   Additional Paid-in Capital.........................     31,827          --
                   Retained Earnings (Substantially Restricted).......     17,344      16,996
                   Unearned Common Stock Held by ESOP.................     (2,490)         --
                   Unrealized Gain on Securities Available for
                     Sale, Net of Deferred Taxes.. ...................        383         701
                                                                       ----------  ----------
                   Total Stockholders' Equity.........................     47,091      17,697
                                                                       ----------  ----------
                   Total Liabilities and Stockholders' Equity......... $  264,374  $  225,574
                                                                        ----------  ----------
                                                                        ----------  ----------

          ACADIANA
       BANCSHARES,
          INC. AND
        SUBSIDIARY

      Consolidated
     Statements of
        Operations
       Years Ended
December 31, 1996,
     1995 and 1994

    (In Thousands,
  except per share
             data)

  The accompanying
          Notes to
      Consolidated
         Financial
 Statements are an
  integral part of
   these Financial
       Statements.

                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                  Interest Income:
                  Loans........................................ $  14,218  $  12,833  $  12,852
                  Mortgage-Backed Securities...................     2,609      2,536      2,336
                  Investment Securities........................     1,185        880        985
                  Interest Bearing Deposits....................       691        726        749

                                                                ---------  ---------  ---------
                  Total Interest Income........................    18,703     16,975     16,922

                                                                ---------  ---------  ---------
                  Interest Expense:
                  Deposits.....................................    10,184     10,112      9,356
                  Advances from Federal Home Loan Bank.........       578         22         22

                                                                ---------  ---------  ---------
                  Total Interest Expense.......................    10,762     10,134      9,378

                                                                ---------  ---------  ---------
                  Net Interest Income..........................     7,941      6,841      7,544
                  Provision for Loan Losses....................       355      1,274         63
                                                                ---------  ---------  ---------

                  Net Interest Income After Provision for
                    Loan Losses................................     7,586      5,567      7,481
                                                                ---------  ---------  ---------

                  Non-Interest Income:
                  Loan Fees and Service Charges................        157        119        136
                  Servicing Fees on Loans Sold.................         60         68         86
                  Deposit Fees and Service Charges.............        569        583        640
                  Investment Securities Losses, Net............         --        (64)        --
                  Gain (Loss) on Sale of Fixed Rate Loans......        (20)        11          3
                  Other........................................        188         85         78

                                                                 ---------  ---------  ---------
                  Total Non-Interest Income....................        954        802        943

                                                                 ---------  ---------  ---------
                  Non-Interest Expenses:
                  Salaries and Employee Benefits...............      2,654      2,666      2,517
                  Occupancy....................................        285        222        193
                  Depreciation.................................        320        259        349
                  Net Costs of Real Estate Owned...............        129      1,144        182
                  SAIF Deposit Insurance Premium...............        354        469        523
                  SAIF Special Assessment......................      1,338         --         --
                  Merger/Conversion Expenses--Withdrawn
                    Transaction................................         --      1,052         --
                  Advertising..................................        307        237        168
                  Consulting...................................        193        306         72
                  Other........................................      1,721      1,457      1,270

                                                                 ---------  ---------  ---------
                  Total Non-Interest Expenses..................      7,301      7,812      5,274

                                                                 ---------  ---------  ---------
                  Income (Loss) Before Income Taxes............      1,239     (1,443)     3,150
                  Income Tax Expense (Benefit).................        439       (477)     1,057

                                                                 ---------  ---------  ---------
                  Net Income (Loss)............................  $     800  $    (966) $   2,093

                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
                  Net Income Per Common Share*.................  $     .07      N/A    N/A

                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

------------------------

*   Includes 3rd and 4th quarters only, for 1996.


                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                           NET
                                                                                                       UNREALIZED
                                                                                                       GAIN (LOSS)
                                                                                                           ON
                                                                            RETAINED      UNEARNED     SECURITIES,
                                          COMMON STOCK        ADDITIONAL     EARNINGS       COMMON          NET
                                      ---------------------    PAID-IN    (SUBSTANTIALLY STOCK HELD    OF DEFERRED
                                        SHARES      AMOUNT     CAPITAL     RESTRICTED)     BY ESOP        TAXES        TOTAL
                                      ----------   ---------  -----------  -------------  -----------  -------------  ---------

Balance, January 1, 1994.............                 $--       $    --       $15,869      $    --         $  --       $15,869
Net Income...........................                                           2,093                                    2,093
Change in Unrealized Gain (Loss)
  on Securities Available for
  Sale, Net of Deferred Taxes........                                                                      (117)          (117)
                                                      ---       -------       -------      -------         -----       -------
Balance, December 31, 1994...........                  --            --        17,962           --         (117)        17,845
Net Loss.............................                                            (966)                                    (966)
Change in Unrealized Gain (Loss)
  on Securities Available for
  Sale, Net of Deferred Taxes........                                                                        818           818
                                                      ---       -------       -------      -------         -----       -------
Balance, December 31, 1995...........                  --            --        16,996           --           701        17,697
Net Income...........................                                             800                                      800
Common Stock Issued in Conversion....    2,731,250     27        31,811                      (2,622)                    29,216
Common Stock Released by ESOP Trust..                                16                         132                        148
Cash Dividends Declared..............                                            (452)                                    (452)
Change in Unrealized Gain (Loss)
  on Securities Available for
  Sale, Net of Deferred  Taxes.......                                                                       (318)         (318)
                                        ---------     ---       -------       -------      -------         -----       -------
Balance, December 31, 1996...........   2,731,250     $27       $31,827       $17,344      $(2,490)        $ 383       $47,091
                                        ---------     ---       -------       -------      -------         -----       -------
                                        ---------     ---       -------       -------      -------         -----       -------


    The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)



                                                     1996           1995            1994
                                                  ----------  -----------------  ----------
Cash Flows from Operating Activities:
Net Income (Loss)...............................    $    800       $  (966)        $  2,093
                                                    --------       -------         --------
Adjustments to Reconcile Net Income (Loss) to
  Net Cash Provided by Operating Activities:
Depreciation....................................         320           259              349
Provision for Deferred Income Taxes.............         (43)         (344)             (54)
Provision for Losses on Loans...................         355         1,274               63
Provision for Losses on Real Estate Owned and
  Other Property Acquired.......................         256         1,169               94
Other Gains and Losses, Net.....................        (121)         (139)             (92)
Loss (Gain) on Sale of Loans Held for Sale......          52           (11)              (3)
Proceeds from Sale of Loans Held for Sale.......       6,353         1,553              554
Originations of Loans Held for Sale.............      (6,405)       (1,542)            (551)
Abandonment of Construction Work in Progress....          --           202               --
Accretion of Discounts, Net of Premium
  Amortization On Securities....................         (46)          (57)            (150)
Amortization of Deferred Revenues and Unearned
  Income on Loans...............................        (161)         (146)            (193)
FHLB Stock Dividend Received....................        (101)         (104)             (72)
ESOP Contribution...............................         148            --               --
Changes in Assets and Liabilities:
(Increase) Decrease in Accrued Interest
  Receivable....................................        (364)           58               52
Decrease (Increase) in Other Assets.............       1,139          (723)            (514)
Increase (Decrease) in Accounts Payable and
  Accrued Expenses..............................         133           (36)            (368)
                                                    --------       -------         --------
Total Adjustments...............................       1,515         1,413             (885)
                                                    --------       -------         --------
Net Cash Provided by Operating Activities.......    $  2,315       $   447         $  1,208
                                                    --------       -------         --------
Cash Flows from Investing Activities:
Proceeds from Sale of Securities Available for
  Sale..........................................    $     --       $ 2,719         $     --
Proceeds from Maturities of Securities Available
  for Sale......................................       3,000         2,500           16,250
Proceeds from Maturities of Securities Held to
  Maturity......................................          --        10,500               --
Purchases of Securities Held to Maturity........          --            --          (18,217)
Purchases of Securities Available for Sale......     (19,500)           --             (500)
Net Advances on Loans...........................     (25,416)       (7,404)           1,453
Proceeds from Sale of Premises and Equipment....          11             6                2
Purchase of Premises and Equipment..............        (416)         (337)            (183)
Proceeds from Sale of Real Estate Owned
  and Other Property Acquired...................         874           908            1,241

Capital Costs Incurred on Real Estate Owned and
  Other Property Acquired.......................         (35)         (131)             (71)
Proceeds from Sale of Mortgage-Backed
  Securities....................................          --           467               --
Principal Collections on Mortgage-Backed
  Securities Available for Sale.................       4,020            --               --
Principal Collections on Mortgage-Backed
  Securities Held to Maturity...................         397         3,955            5,341
Purchase of Mortgage-Backed Securities Held to
  Maturity......................................          --        (9,718)          (8,471)
Purchase of FHLB Stock..........................          --            --              (53)

Net Cash Provided By (Used In) Investing
  Activities....................................    $(37,065)      $ 3,465         $ (3,208)
                                                    --------       -------         --------

Cash Flows From Financing Activities:
Net Change in Demand, now and Savings
  Deposits......................................    $ (1,260)      $(5,784)         $(6,808)
Net Change in Time Deposits.....................     (11,633)        8,039           (4,993)
Net Change in Mortgage Escrow Funds.............         (44)          (70)              88
Proceeds from FHLB Advances.....................      22,000            --               --
Proceeds from Issuance of Common Stock..........      30,153            --               --
Dividends Paid to Shareholders..................        (226)           --               --
Stock Conversion Costs Incurred.................        (937)           --               --
                                                    --------       -------         --------

Net Cash Provided By (Used In) Financing
  Activities....................................    $ 38,053       $ 2,185         $(11,713)
                                                    --------       -------         --------
Net Increase (Decrease) in Cash and Cash
  Equivalents...................................    $  3,303       $ 6,097         $(13,713)
Cash and Cash Equivalents at Beginning of
  Year..........................................      16,481        10,384           24,097
                                                    --------       -------         --------

Cash and Cash Equivalents at End of Year........    $ 19,784       $16,481         $ 10,384
                                                    --------       -------         --------
                                                    --------       -------         --------

Supplemental Schedule of Noncash Activities:
Acquisition of Real Estate in Settlement of
  Loans.........................................    $    189       $   252         $    955
Unrealized Appreciation (Loss) on Securities....    $   (481)      $ 1,239         $   (177)
Loans Made to Facilitate Sales of Real Estate
  Owned.........................................    $     --       $   317         $    764
Supplemental Disclosures:
Cash Paid For:
Interest on Deposits and Borrowings.............    $ 10,747       $10,136         $  9,371
Income Taxes....................................    $    526       $   915         $    951

    The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

    Acadiana Bancshares, Inc. (the "Company") is a Louisiana Corporation organized in February 1996 for the purpose of becoming the bank holding company for lba Savings Bank (the "Bank"). The Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank converted from a Louisiana chartered savings bank to a Louisiana chartered stock savings bank. The Company completed its subscription and community offering in July 1996, and with a portion of the net proceeds, acquired the capital stock of the Bank. The Company provides a variety of financial services primarily to individuals, but also to commercial business customers through its four full service branches in Lafayette, Louisiana and its loan production office in Eunice, Louisiana. The Bank's primary deposit products are interest bearing checking accounts and certificates of deposit. Its primary lending products are single family residential loans, commercial real estate loans and commercial loans.

BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of Acadiana Bancshares, Inc. and its wholly owned subsidiary, lba Savings Bank. All material intercompany balances and transactions have been eliminated in consolidation. The 1995 and 1994 financial statements contained herein are those of LBA Savings Bank (and Subsidiary) as the predecessor entity.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

    A majority of the Company's loan portfolio consists of single family residential loans in the Lafayette area. The regional economy has demonstrated heavy dependence on the oil and gas industry, which was in severe economic decline in the 1980's. Real estate prices in this market were substantially depressed. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

    While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

CASH AND CASH EQUIVALENTS

    The Company considers all cash and amounts due from depository institutions and interest bearing demand deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

INVESTMENT SECURITIES

    Investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other investment securities are classified as available for sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in

                                                                Continued    23

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: CONTINUED

equity, net of applicable income taxes. No investments have been classified as trading securities. The cost of securities sold is recognized using the specific identification method.

MORTGAGE-BACKED SECURITIES

    Mortgage-Backed securities, or MBSS, owned by the Company represent participating interests in pools of underlying long-term first mortgage loans issued by one of three agencies: GNMA, FNMA, and FHLMC. Collateralized mortgage obligations, or CMOS, owned by the Company represent participating interests in a multiclass security that is secured by one or more pools of mortgage pass-through pools. Management classifies certain of both types of MBSS as available for sale securities, which are carried at fair value. These securities may be sold in the future; however, it is not anticipated they will be sold in the near future. Management also classifies certain of both types of MBSS as held to maturity, which are carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. The Company has both the intent and ability to hold such securities to maturity. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in equity, net of applicable income taxes. The cost of mortgage-backed securities sold is recognized using the specific identification method.

REDESIGNATIONS REGARDING INVESTMENT SECURITIES AND MORTGAGE-BACKED
SECURITIES

     On November 15, 1995, the Financial Accounting Standards Board issued a "Special Report", A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In connection with the "Special Report", accounting principles allowed the Company a one-time opportunity to reassess the appropriateness of the designations of all its securities held upon the initial application of the "Special Report". In December 1995, the Company elected to redesignate certain of its investment securities and its mortgage-backed securities; such redesignations were accounted for at fair value in accordance with SFAS 115.

LOANS HELD FOR SALE

    Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At December 31, 1996 and 1995, the bank had no loans held for sale.

LOANS RECEIVABLE

    Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and unearned discounts. Loan origination fees and certain direct loan origination costs, including dealer participation fees paid on indirect financing, are deferred and amortized as an adjustment to the related loan's yield using the interest method. Interest on loans is recognized using the simple interest method.

    A loan (including a loan defined as impaired under SFAS 114) is classified as nonaccrual when the loan becomes 90 days or more past due. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of cash payments received.

    The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of various factors, including the collectibility of the loan portfolio, the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

    In May 1993, the FASB issued SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. The Company uses the loan-by-loan measurement method for all loans; however, residential mortgage loans and consumer installment loans are considered to be groups of


                                                                Continued   24

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: CONTINUED

smaller balance homogenous loans and are collectively evaluated for impairment and are not subject to SFAS 114 measurement criteria. A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 60 days or if, during a longer period of delay, the Company expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions and any unique circumstances affecting the loan. Due to the composition of the Company's loan portfolio, the fair value of collateral is utilized to measure virtually all of the Company's impaired loans. If the fair value of an impaired loan is less than the related recorded amount, a valuation allowance is established or the writedown is charged against the allowance for loan losses if the impairment is considered to be permanent.

    The standard is to be adopted prospectively with the effect of initially applying the standard to be reflected as an adjustment to the Company's provision for loan losses in the year of adoption. The Company adopted the standard effective January 1, 1995.

PREMISES AND EQUIPMENT

     Depreciation and amortization are provided over the estimated useful lives of the respective assets, 15 to 40 years for buildings and 3 to 12 years for furniture, fixtures and equipment. All premises and equipment are recorded at cost and are depreciated on either the straight line method or declining balance method.

REAL ESTATE AND OTHER PROPERTY ACQUIRED IN SETTLEMENT OF LOANS

    Real estate and other property acquired in settlement of loans are recorded at the balance of the loan or at estimated fair value minus estimated costs to sell, whichever is less, at the date acquired, plus capital improvements made thereafter to facilitate sale. Writedowns based on fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Costs of holding real estate acquired in settlement of loans and subsequent writedowns to reflect fair value are shown as charges against income currently. Gains on sales of such real estate are taken into income based on the buyer's initial and continuing investment in the property. Other property acquired in settlement of loans consists primarily of automobiles.

LOAN SERVICING

    The Company adopted SFAS 122, Accounting for Mortgage Servicing Rights, prospectively as of January 1, 1996. Issued in May 1995, SFAS 122 amends certain provisions of SFAS 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and rights acquired through purchase transactions. The statement requires a mortgage banking enterprise, which sells or securitizes loans and retains the related mortgage servicing rights, to allocate the total cost of the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values.

    When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting "excess servicing receivable" or "deferred servicing revenue" is amortized over the estimated life using a method approximating the interest method.

    The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

    The effect of adopting SFAS 122 did not have a material impact on the Company's financial condition or the results of operations.

ADVERTISING COSTS

    The Company incurred no direct-response advertising costs and expenses all advertising costs as incurred.


                                                               Continued    25

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: CONTINUED

LONG-LIVED ASSETS

    The Company adopted SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, in 1996. This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Impairment would be considered when the undiscounted cash flows estimated to be generated by those assets are less then the assets' carrying amount. Implementation of this statement had no material effect on the consolidated financial statements.

EMPLOYEE BENEFITS

    SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which is effective for fiscal years beginning after December 15, 1992, requires recognition of estimated future postretirement costs over employees' periods of service. SFAS 112, Employers' Accounting for Postemployment Benefits, which is effective for fiscal years beginning after December 15, 1993, requires recognition of estimated future postemployment costs over employees' periods of service. The Company offers no postretirement health or medical benefits or postemployment benefits to any of its employees or former employees.

INCOME TAXES

    The Company and its subsidiary file a consolidated federal income tax return on a calendar year basis. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities in accordance with SFAS 109, Accounting for Income Taxes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

EARNINGS PER SHARE

    Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. The weighted average number of common shares outstanding excludes the weighted average unreleased shares owned by the ESOP of 213,026. Earnings per share for periods preceding the third quarter of 1996 are not applicable, as the Bank's conversion from mutual-to-stock form and reorganization into a holding company format was not completed until July 15, 1996.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts reported in the statements of financial condition for cash and cash equivalents approximate those assets' fair values.

    Investment securities (including equity securities and mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates


26        Continued

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: CONTINUED

    include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

    Deposits: The fair value disclosed for demand deposits (for example, interest bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

    Off-Balance Sheet Items: The Company has outstanding commitments to extend credit and stand-by letters of credit. These off-balance sheet financial instruments are generally exerciseable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, have no current value.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

    In October 1995, FASB issued SFAS 123, Accounting for Stock-Based Compensation. The Company adopted SFAS 123 effective January 1, 1996. The statement establishes a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method in place of the provisions of Accounting Principles Board ("apb") Opinion 25, Accounting for Stock Issued to Employees, for all arrangements under which employees receive shares of stock or other equity instruments of the employer if the employer incurs liabilities to employees in amounts based on the price of its stock. The Company will continue using the accounting methods prescribed by apb Opinion 25 and will disclose in the footnotes information on a fair value basis for its stock-based compensation plans.

    In June 1996, the FASB issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transfers in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable.

    Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1996 and deferred application of many of the provisions of SFAS 125 until after December 31, 1997.

    Management believes adoption of SFAS 125 will not have a material effect on financial position and the results of operations.

RECLASSIFICATIONS

    Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements in order to conform to the classifications adopted for reporting in 1996.

NOTE 2--CASH AND AMOUNTS DUE FROM BANKS:

    The Company is required by the Federal Reserve Bank to maintain a reserve of vault cash or cash on deposit based on a percentage of deposits. The amount of the reserves at December 31, 1996 and 1995 was approximately $281,000 and $223,000, respectively.


                                                               Continued    27

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--INVESTMENT SECURITIES:

    Securities available for sale consist of the following (in thousands):

                                              DECEMBER 31, 1996                                 DECEMBER 31, 1995
                               ------------------------------------------------  ------------------------------------------------
                                               GROSS        GROSS                                GROSS        GROSS
                                AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                  COST         GAINS       LOSSES       VALUE       COST         GAINS       LOSSES       VALUE
                               -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
U.S. Government
  and Federal Agencies.......    $20,389       $149         $(14)      20,524       $3,861        $157        $  --       $4,018
Marketable Equity Security...          5         10           --           15            5           7           --           12
                                 -------       ----         ----      -------       ------        ----        -----       ------
Total........................    $20,394       $159         $(14)     $20,539       $3,866        $164        $  --       $4,030
                                 -------       ----         ----      -------       ------        ----        -----       ------
                                 -------       ----         ----      -------       ------        ----        -----       ------


    The following is a summary of maturities of securities available for sale as of December 31, 1996 (in thousands):


                                                   SECURITIES AVAILABLE
                                                         FOR SALE
                                                  ----------------------
                                                   AMORTIZED     FAIR
                                                     COST        VALUE
                                                  -----------  ---------
Amounts maturing in:
One year or less...............................     $ 1,000     $ 1,001
After one year through five years..............      17,389      17,532
After five years through ten years.............       2,000       1,991
After ten years................................          --          --
                                                 -----------  ---------
                                                     20,389      20,524
Marketable Equity Security.....................           5          15
                                                 -----------  ---------
Total..........................................     $20,394     $20,539
                                                -----------   ---------
                                                -----------   ---------

    Securities are classified according to their contractual maturity without consideration of call options. Accordingly, actual maturities may differ from contractual maturities.

    During 1996, no securities available for sale were sold. During 1995, the Company sold securities available for sale for total proceeds of approximately $2,719,000, resulting in realized losses of approximately $31,000. There were no sales of securities in 1994.

    As described above in Note 1, in 1995 the Company was permitted to make transfers from the held to maturity to available for sale classifications. In December 1995, investment securities with an amortized cost of approximately $3,859,000 and market value of approximately $4,004,000 were transferred from held to maturity to available for sale.

    Investment securities with a carrying amount and fair value of approximately $519,000 at December 31, 1996 were pledged to secure deposits as required or permitted by law.

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4--MORTGAGE-BACKED SECURITIES:

    Mortgage-backed securities available for sale consist of the following (in thousands):

                          DECEMBER 31, 1996                                 DECEMBER 31, 1995
           ------------------------------------------------  ------------------------------------------------
                           GROSS        GROSS                                GROSS        GROSS
            AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
              COST         GAINS       LOSSES       VALUE       COST         GAINS       LOSSES       VALUE
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
GNMA.....   $   1,760    $      16    $     --   $   1,776    $  1,924    $      57   $       --   $   1,981
FNMA.....      11,976          483         (10)     12,449      14,418          767           --      15,185
FHLMC....       6,893           45         (85)      6,853       8,281          111          (31)      8,361
FNMA
  CMO....        502          --           (14)        488         502           --           (7)        495
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
            $  21,131    $     544   $    (109)   $  21,566  $  25,125   $        935  $     (38)  $  26,022
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------

    Mortgage-backed securities held to maturity consist of the following (in thousands):

                          DECEMBER 31, 1996                                 DECEMBER 31, 1995
           ------------------------------------------------  ------------------------------------------------
                           GROSS        GROSS                                GROSS        GROSS
            AMORTIZED   UNREALIZED   UNREALIZED     FAIR      AMORTIZED   UNREALIZED   UNREALIZED     FAIR
              COST         GAINS       LOSSES       VALUE       COST         GAINS       LOSSES       VALUE
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
GNMA.....   $   1,320    $      21    $      --   $  1,341    $   1,585    $       --      $   (9)  $  1,576
FNMA.....         232           --           (3)       229          259            1           --        260
FHLMC....         822           --          (30)       792          936           --          (27)       909
FNMA
  CMO....       4,733           --          (21)     4,712        4,733           58           --      4,791
FHLMC
  CMO....       5,980          --          (116)     5,864        5,979           79          (55)     6,003
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
            $  13,087    $       21    $   (170)  $ 12,938    $  13,492       $  138   $      (91)  $ 13,539
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------
           -----------  -----------  -----------  ---------  -----------  -----------  -----------  ---------


    The following is a summary of maturities of mortgage-backed securities available for sale and held to maturity as of December 31, 1996 (in thousands):

                                  AVAILABLE FOR SALE       HELD TO MATURITY
                                ----------------------  ----------------------
                                 AMORTIZED     FAIR      AMORTIZED     FAIR
                                   COST        VALUE       COST        VALUE
                                -----------  ---------  -----------  ---------
Amounts maturing in:
One year or less..............   $   3,441   $   3,511   $     304   $     301
After one year through
   five years.................      14,460      14,758         874         864
After five years through
   ten years..................       2,873       2,932         600         593
After ten years...............         357         365      11,309      11,180
                                -----------  ---------  -----------  ---------
Total.........................   $  21,131   $  21,566   $  13,087   $  12,938
                                -----------  ---------  -----------  ---------
                                -----------  ---------  -----------  ---------

    Maturities are based on the average life at the currently projected prepayment speed.

    During 1996, no mortgage-backed securities available for sale were sold. During 1995, the Company sold one available for sale mortgage-backed security for total proceeds of approximately $468,000 resulting in a realized loss of approximately $33,000. There were no sales of mortgage-backed securities available for sale in 1994. There were no sales of held to maturity mortgage-backed securities in 1996, 1995 or 1994.

    As described above in Note 1, in 1995 the Company was permitted to make transfers from the held to maturity to available for sale classifications. In December 1995, mortgage-backed securities with an amortized cost of approximately $25,921,000 and market value of approximately $26,737,000 were transferred from held to maturity to available for sale.


                                                               Continued    29

                    ACADIANA BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5--LOANS RECEIVABLE:

    Loans Receivable at December 31, 1996 and 1995 are summarized as follows (in thousands):
                                                       1996        1995
                                                    ----------  ----------
Mortgage Loans:
Single Family Residential.........................  $  142,965  $  127,656
Single Family Construction........................      10,565       7,304
Multi-family Residential..........................         862       1,202
Commercial Real Estate............................      12,873      13,370
                                                    ----------  ----------
Total Mortgage Loans..............................     167,265     149,532
Commercial Business Loans.........................       7,363       1,358
Consumer Loans:
Savings...........................................       2,709       2,632
Indirect Automobile Dealer........................       7,424       5,472
Other.............................................       6,594       5,600
                                                    ----------  ----------
Total Loans.......................................     191,355     164,594
Less:
Allowance for Loan Losses.........................      (2,592)     (2,329)
Unearned Discounts and Prepaid Dealer Reserve.....         331         206
Net Deferred Loan Origination Fees................        (471)       (488)
Loans in Process and Undisbursed Funds............     (5,899)    (4,292)
                                                    ----------  ----------
Net Loans.........................................  $  182,724  $  157,691
                                                    ----------  ----------
                                                    ----------  ----------

    At December 31, 1996 and 1995, the Company's loan portfolio included $86,565,000 and $69,991,000 in adjustable rate mortgages, respectively.

    The following is an analysis of the allowance for possible loan losses for the years ended December 31 (in thousands):

                                         1996       1995       1994
                                       ---------  ---------  ---------
Balance, Beginning...................  $2,329     $1,087     $1,015
Provision Charged to Income..........     355      1,274        63
Loans Charged Off....................    (277)      (127)     (183)
Loans Recovered......................     185         95       192

                                       ---------  ---------  ---------
Balance, Ending......................  $   2,592  $   2,329  $   1,087
                                       ---------  ---------  ---------
                                       ---------  ---------  ---------

    The total recorded investment in impaired loans as of December 31, 1996 and 1995 was $197,000 which consisted of one loan. The total allowance for impaired loans attributable to this loan was $65,000 as of December 31, 1996 and 1995. The average recorded investment in the impaired loan during 1996 and 1995 was $197,000. No interest income was recognized in 1996 on the impaired loan. No interest income was recognized in 1995 on the impaired loan during the period it was considered impaired.

    At December 31, 1996 and 1995, the Company had loans totaling $536,000 (5 loans) and $747,000 (6 loans), respectively, whose terms had been modified as a troubled debt restructuring. The interest income that would have been recognized if those loans had been current with their original terms was $131,000, $147,000 and $154,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Interest income totaling $78,000, $89,000 and $96,000 was included in income for the years ended December 31, 1996, 1995 and 1994, respectively. The Company is not committed to lend additional funds to debtors whose loans have been restructured.

NOTE 6--LOAN SERVICING:

    Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $24,453,000 and $24,033,000 at December 31, 1996 and 1995, respectively.

    Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $378,000 and $295,000 at December 31, 1996 and 1995, respectively.

    Mortgage loan servicing rights of $35,000 were capitalized in 1996. Amortization of mortgage servicing rights was $3,000 in 1996, and the balance of mortgage servicing rights at December 31, 1996 was $32,000.

NOTE 7- PREMISES AND EQUIPMENT:

    Premises and equipment at December 31 is as follows (in thousands):


                                                                               1996       1995
                                                                             ---------  ---------
Land.......................................................................  $     738  $     738
Office Buildings...........................................................      1,237      1,510
Furniture, Fixtures and Equipment..........................................      2,381      2,267
Transportation Equipment...................................................         95         81
                                                                             ---------  ---------
                                                                                 4,451      4,596
Accumulated Depreciation...................................................     (2,624)    (2,797)
                                                                             ---------  ---------
Premises and Equipment, Net................................................  $   1,827  $   1,799
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE 8--REAL ESTATE OWNED:

    Real estate owned at December 31 is as follows (in thousands):


                                                                               1996       1995
                                                                             ---------  ---------
 Real Estate and Other Property Acquired.....................................$      75  $     855

 Allowance for Losses........................................................       --        (10)
                                                                             ----------  ---------

 Real Estate Owned, Net......................................................$      75  $     845
                                                                             ----------  ---------
                                                                             ----------  ---------

    The changes in real estate and other property acquired for the years ended December 31 is as follows (in thousands):


                                                                               1996       1995
                                                                             ---------  ---------
Balance, Beginning...........................................................$     855  $   2,753
 Real Estate and Other Property acquired in settlement of loans..............      281        252
 Capitalized Costs............................................................      34        131
 Dispositions.................................................................    (737)      (818)
 Losses and Writedowns Charged to Allowance...................................    (358)    (1,463)
                                                                              ---------  ---------

Balance, Ending..............................................................$      75  $     855
                                                                              ---------  ---------
                                                                              ---------  ---------

                                            Continued 31

The changes in the allowance for losses on real estate and other property acquired in settlement of loans for the years ended December 31 is as follows (in thousands):


                                                   1996       1995       1994
                                                 ---------  ---------  ---------

Balance, Beginning............................      $ 10      $   304     $ 314
 Provision Charged to Income..................                  1,169        94
 Losses and Writedowns Charged to Allowance...       (10)      (1,463)     (104)
                                                 ---------  ---------  ---------

Balance, Ending................................     $ --      $    10     $ 304
                                                 ---------  ---------  ---------
                                                 ---------  ---------  ---------

During 1996, the Company switched from the allowance method to the direct charge-off method for Real Estate Owned and Other Repossessed Assets.

NOTE 9--DEPOSITS:

Deposit account balances at December 31 are summarized as follows (dollars in thousands):

                                                     WEIGHTED               1996                     1995
                                                  AVERAGE RATE AT   ---------------------  -------------------------
                                                 DECEMBER 31,,1996    AMOUNT        %          AMOUNT          %
                                                 -----------------  ----------  ---------  --------------  ---------
NOW Accounts...................................               1.8%   $ 11,528        6.0%   $    10,689        5.2%
 Money Market Accounts..........................              2.3%      5,101        2.6%         6,228        3.0%
 Non-interest Bearing Checking Accounts.........               --%      4,954        2.6%         3,024        1.5%
  Total Demand Deposits..........................                      21,583       11.2%        19,941        9.7%
                                                                    ----------  ---------  --------------  ---------
Passbook Savings Deposits......................               2.5%     25,071       12.9%        27,973       13.5%
                                                                    ----------  ---------  --------------  ---------
                                                                    ----------  ---------  --------------  ---------
Certificate of Deposit Accounts:
Less than 4.00%................................                           100         .1%           323         .2%
4.0% to 4.99%                                                          17,031        8.8%        14,845        7.2%
5.0% to 6.99%                                                         105,385       54.5%       105,766       51.2%
7.0% to 8.99%                                                          23,434       12.1%        36,600       17.8%
9.0% and over                                                             846         .4%           895         .4%
                                                                    ----------  ---------  --------------  ---------
Total Certificates of Deposit..................               5.8%    146,796       75.9%       158,429       76.8%
                                                                    ----------  ---------  --------------  ---------
Total Deposits.................................               4.9%  $ 193,450      100.0% $     206,343      100.0%
                                                                    ----------  ---------  --------------  ---------
                                                                    ----------  ---------  --------------  ---------

At December 31, 1996, scheduled maturities of certificates of deposit accounts were as follows (in thousands):

                                                                       AMOUNT
                                                                     ----------
One year or less........................................             $   80,284
Over one year through two years......................................    33,378
Over two years through three years...................................    15,233
Over three years through five years.................................      3,135
Over five years through ten years...................................     14,766
                                                                     ----------
Total Certificates of Deposit......................................  $  146,796
                                                                     ----------
                                                                     ----------

Certificates of deposit with a balance of $100,000 and over were $36,037,000 and $39,604,000 at December 31, 1996 and 1995, respectively.


32 Continued

Interest expense on deposits for the following years ended December 31 is as follows (in thousands):

                                                                             1996       1995       1994
                                                                           ---------  ---------  ---------
NOW Accounts.............................................................  $     160  $     144  $     153
Money Market.............................................................        131        139        189
Passbook Savings.........................................................        692        737        928
Certificates of Deposits.................................................      9,201      9,092      8,086
                                                                           ---------  ---------  ---------
Total Interest Expense on Deposits.......................................  $  10,184  $  10,112  $   9,356
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

Income from early withdrawal penalties on certificate accounts was $63,000, $53,000 and $45,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 10--FEDERAL HOME LOAN BANK ADVANCES:

Federal Home Loan Bank advances totaled $22,250,000 and $250,000 as of December 31, 1996 and 1995, respectively, which are secured by mortgage loans under an existing blanket collateral agreement and by Federal Home Loan Bank stock. No payments are scheduled prior to maturity. The Company has the ability to borrow total advances up to $125,955,000 from the Federal Home Loan Bank which would also be secured by the existing blanket collateral agreement and by Federal Home Loan Bank stock. Advances at December 31, 1996 and 1995 are as follows (in thousands):

INTEREST RATE                                  1996          1995
-------------------------------------------  -----------------------
5.350% to 5.566%, at floating libor          $  22,000     $   --
8.700%                                             250        250
                                             -----------  ----------
Total Advances.............................  $  22,250     $  250
                                             -----------  ----------
                                             -----------  ----------

Advances at December 31, 1996 have maturities in future years as follows (in thousands):

                         YEAR ENDING DECEMBER 31              AMOUNT
                         -----------------------             -------
                                  1998.................      $22,000
                                  2005..................         250
                                                             -------
                                                             $22,250
                                                             -------
                                                             -------

NOTE 11--INCOME TAXES:

The provision for Income Tax Expense (Benefit) is as follows for the years ended December 31 (in thousands):

                                           1996       1995       1994
                                         --------   ---------  ---------
Current:
  Federal..........................      $  468       $(134)     $1,111
  State..............................        14          --          --

Deferred:
  Federal...........................        (43)       (343)       (54)
                                         --------   ---------  ---------
Total Income Tax Expense (Benefit).....    $439       $(477)     $1,057
                                         --------   ---------  ---------
                                         --------   ---------  ---------

There was an income tax refund receivable of $16,000 at December 31, 1996 and $1,090,000 at December 31, 1995.

Continued 33

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31:

                                                                                               1996       1995       1994
                                                                                             ---------  ---------  ---------
Statutory Federal Income Tax Rate..........................................................    34.0%     (34.0)%      34.0%
Increase (Decrease) in Taxes Resulting From:
State Income Tax on Non-Bank Entities......................................................     1.1         --          --
Other Items................................................................................      .3         .9         (.4)
Effective Tax Rate.........................................................................    35.4%     (33.1)%      33.6%
                                                                                              ---------  ---------  ---------
                                                                                              ---------  ---------  ---------

The tax effects of principal temporary differences at December 31 is as follows (in thousands):

                                                                                      1996       1995
                                                                                    ---------  ---------
Deferred Tax Assets:
  Deferred loan fees................................................................ $    90    $    166
  Book provision for losses on loans and real estate owned..........................     878         797
  Real estate owned basis differences...............................................      74          --
  Deferred gains on loans...........................................................      49          73
  Depreciable property basis differences............................................      25          --
  Other.............................................................................      21           5
                                                                                    ---------  ---------
     Subtotal.......................................................................   1,137       1,041
                                                                                    ---------  ---------
Deferred Tax Liabilities:
  Discount Accretion on Investment..................................................      19          --
  FHLB stock........................................................................     249         215
  Unrealized gains on Securities Available for Sale.................................     193         361
                                                                                    ---------  ---------
     Subtotal.......................................................................     461         576
                                                                                    ---------  ---------
  Net Deferred Tax Asset............................................................  $  676    $    465
                                                                                    ---------  ---------
                                                                                    ---------  ---------

The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 1996 and 1995. The net deferred tax asset is included in Other Assets on the statement of financial condition.

Included in retained earnings at December 31, 1996 and 1995, is approximately $7,073,000 and $7,064,000, respectively, in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only for tax years prior to 1987. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then current corporate income tax rate.

NOTE 12--REGULATORY MATTERS:

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Financial institutions are segmented into one of five classifications ranging from "well capitalized" to "critically undercapitalized." Should a financial institution's ratios decline below the predetermined minimum ratios, the institution would be subject to increasingly restrictive regulatory action.

34 Continued

The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum 4.0 percent core/leverage capital ratio, a minimum 4.0 percent tier one risk-based ratio, and a minimum 8.0 percent total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of two percent or less. At December 31, 1996, the Bank was classified as "well capitalized".

As of December 31, the Company met all regulatory capital requirements as follows (dollars in thousands):


                                                    December 31, 1996
                                                 -----------------------
                                            Required              Actual
                                        Amount   Percent      Amount   Percent
                                       --------  -------     --------  -------
Tier 1 leverage capital:
  Acadiana Bancshares, Inc.            $ 10,545   4.00%     $ 46,676   17.71%
  LBA Savings Bank                       10,007   4.00%       33,451   13.37%

Tier 1 risk-based capital:
  Acadiana Bancshares, Inc.               5,270   4.00%       46,676   35.43%
  LBA Savings Bank                        5,161   4.00%       33,451   25.93%

Total risk-based capital:
  Acadiana Bancshares, Inc.              10,539   8.00%       48,334   36.69%
  LBA Savings Bank                       10,322   8.00%       35,076   27.19%





                                                    December 31, 1995
                                                 -----------------------
                                            Required              Actual
                                        Amount   Percent      Amount   Percent
                                       --------  -------     --------  -------
Tier 1 leverage capital:
  LBA Savings Bank                     $  8,986   4.00%     $ 16,996    7.57%

Tier 1 risk-based capital:
  LBA Savings Bank                        4,550   4.00%       16,996   14.94%

Total risk-based capital:
  LBA Savings Bank                        9,099   8.00%       18,429   16.20%


LBA Savings Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions. Undistributed earnings of the Bank for 1996 that are available for dividend distribution to the Company in 1997 are $547,000.

NOTE 13--EMPLOYEE BENEFITS:

401(k) and Money Purchase Pension Plans

The Company maintains a 401(k) Profit Sharing Plan to provide retirement benefits for substantially all employees. Eligible employees may defer up to ten percent of compensation and the Company contributes a matching contribution of 100 percent of employee deferrals up to three percent of compensation. The board of directors determines the amount of an additional discretionary contribution, if any, annually. All employees are eligible after completing one year of service and attaining age 21. The Company terminated the Money Purchase Pension Plan, which required a two percent contribution, effective January 1, 1996.

Employer contributions made to the plans were $52,000, $146,000 and $189,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

Continued 35

EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion from mutual to stock form, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of employees of the Company and the Bank. The ESOP purchased 218,500 shares, or 8 percent of the total stock sold in the subscription, for $2,622,000, financed by a loan from the Company. The leveraged ESOP is accounted for in accordance with AICPA SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans.

The ESOP was effective upon completion of the conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a 12 month period and who have attained age 21 are eligible to participate in the ESOP. It is anticipated that contributions will be made to the plan in amounts necessary to amortize the debt to the Company over a period of 10 years.

Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro-rata basis as debt service payments are made. Shares released will be allocated among participants on the basis of compensation. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20 percent per year starting after one year of service. In the case of a "change of control," as defined in the plan, participants will become immediately and fully vested in their account balances.

Under SOP 93-6, unearned ESOP shares are not considered outstanding and are shown as a reduction of stockholders' equity. Dividends on unallocated ESOP shares are considered to be compensation expense. The Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential will be credited to equity. The Company will receive a tax deduction equal to the cost of the shares released. The loan receivable from the ESOP to the Company is not shown as an asset and the debt of the ESOP is not shown as a Company liability. Dividends on allocated shares will be used to pay the ESOP debt.

Compensation cost for the year ended December 31, 1996 was $148,000 based on the release of 10,946 shares. At December 31, 1996, there were 10,946 allocated shares and 207,554 shares were held in suspense by the ESOP. The fair value of the unearned ESOP shares at December 31, 1996, using the quoted market closing price per share was approximately $3,087,000.

NOTE 14--RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Company makes loans to its employees, officers and directors. Such loans to employees, officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

The Company has an employment agreement with an executive officer under which the Company agreed to pay compensation of $130,000 annually through October 31, 1999. The Company has also entered into severance agreements with six officers. The total commitments under the severance agreements at December 31, 1996 were $728,000.

NOTE 15--COMMITMENTS AND CONTINGENT LIABILITIES:

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

NOTE 16--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments

36 Continued
to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     AS OF DECEMBER 31, 1996, FINANCIAL INSTRUMENTS FOR WHICH THE        CONTRACT OR NOTIONAL
        CONTRACT AMOUNTS WERE AS FOLLOWS REPRESENT CREDIT RISK:          AMOUNT (IN THOUSANDS)
-----------------------------------------------------------------------  ---------------------
Undisbursed Loans in Process...........................................        $   5,899
Commitments to Extend Credit...........................................        $  10,105
Standby Letters of Credit..............................................        $     598

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bonding financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 17--CONCENTRATION OF CREDIT:

All of the Company's loans, commitments, and letters of credit have been granted to customers in the Company's market area. The concentration of credit by type of loan is set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to borrowers who develop real estate properties.

NOTE 18--ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments as of December 31 is as follows (in thousands):

                                                                                1996                    1995
                                                                       ----------------------  ----------------------
                                                                        ESTIMATED   RECORDED    ESTIMATED   RECORDED
                                                                          FAIR        BOOK        FAIR        BOOK
                                                                          VALUE      BALANCE      VALUE      BALANCE
                                                                       -----------  ---------  -----------  ---------
ASSETS
Cash.................................................................   $  19,784   $  19,784   $  16,481   $  16,481
Investment Securities................................................      20,539      20,539       4,030       4,030
Mortgage-Backed Securities...........................................      34,504      34,653      39,561      39,514
Loans Receivable.....................................................     184,289     182,724     163,636     157,691
LIABILITIES
Deposits:
Regular Savings, NOW Accounts, and Money Market Deposits.............   $  46,654   $  46,654   $  47,913   $  47,913
Certificates of Deposit..............................................     149,155     146,796     160,842     158,430
Advances from Federal Home Loan Bank.................................      22,250      22,250         292         250

                                                                           37

NOTE 19--CONVERSION FROM MUTUAL TO STOCK ASSOCIATION:

In 1996, the Bank converted from a Louisiana chartered mutual savings bank to a Louisiana chartered stock savings bank, pursuant to its Plan of Conversion. The Company issued 2,731,250 shares of common stock at $12.00 per share. The Company's ESOP purchased 218,500 shares, financed by a loan from the Company. The net proceeds received from the conversion was $30,153,000. Total conversion costs approximated $937,000.

In accordance with regulations, at the time that the Bank converted from a mutual savings bank to a stock savings bank, the Bank established a liquidation account in the amount of $17,697,000. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits. Subsequent increases in deposits will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay a dividend on its capital stock if the dividend would bring regulatory capital below the balance of the liquidation account.

The Bank is restricted from declaring or paying cash dividends or repurchasing any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. The Bank continues to be a member of the Federal Home Loan Bank System and all insured savings deposits continue to be insured by the fdic up to the maximum provided by law.

NOTE 20--LAFAYETTE LAND AND MANAGEMENT:

Lafayette Land and Management (LLM), a wholly owned subsidiary of the Bank, was liquidated into the Bank in December 1995. At the time of liquidation its principal assets consisted of cash ($93,000) and one tract of real estate ($859,000) that had previously been acquired by the Bank through foreclosure. The liquidation was a tax-free reorganization for tax purposes.

For the year ended December 31, 1995, total revenues of LLM were $100,000 and its expenses were $48,000. For the year ended December 31, 1994, total revenues of LLM were $28,000 and its expenses were $41,000. These amounts are included in the consolidated statements of operations.

NOTE 21--SUBSEQUENT EVENTS:

On January 21, 1997, at a special meeting the stockholders of the Company approved adoption of the Stock Option Plan and Recognition and Retention Plan and Trust Agreement for the benefit of directors, officers and key employees.

The stock option plan authorizes grants totaling 273,125 shares, or 10 percent of the total number of common shares sold in the Company's initial public offering of its common stock upon the mutual-to-stock conversion of lba Savings Bank. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum term cannot exceed ten years. On January 22, 1997, the Board of Directors granted a total of 211,701 options to directors and officers at an exercise price of $15.50 per share.

The Recognition and Retention Plan (RRP) is a restricted stock plan. The plan authorizes the granting of up to 109,250 shares, or 4 percent of the total number of common shares sold in the Company's initial public offering. The Company intends to repurchase shares in the open market to fund the plan and Trust. On January 22, 1997, the Board of Directors granted 73,202 shares of restricted stock with a vesting period of 5 years.

NOTE 22--CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS:

Condensed financial statements of Acadiana Bancshares, Inc. (parent company) are shown below. The parent company has no significant operating activities.

CONDENSED BALANCE SHEET
(In thousands)

                                                                        DECEMBER 31,
                                                                            1996
                                                                        ------------
ASSETS
Cash in Bank..........................................................   $   11,561
Securities Available for Sale.........................................        2,014
Investment in Subsidiary..............................................       33,856
Other Assets..........................................................           60
                                                                        ------------
Total Assets..........................................................   $   47,491
                                                                        ------------
                                                                        ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities...........................................................   $      400
                                                                        ------------
Stockholders' Equity..................................................       47,091
                                                                        ------------
Total Liabilities and Stockholders' Equity............................   $   47,491
                                                                        ------------
                                                                        ------------

CONDENSED STATEMENT OF INCOME
(In thousands)

                                                                       PERIOD FROM
                                                                    JULY 15, 1996 TO
                                                                    DECEMBER 31,,1996
                                                                    -----------------
Operating Income:
Dividends from Subsidiary Bank....................................      $      50
Interest Income...................................................            335
                                                                        -------------
Total Operating Income............................................            385
Operating Expenses................................................             14
                                                                        -------------
Income Before Income Tax Expense and Decrease in Equity in
  Undistributed Earnings of Subsidiary............................            371
Income Tax Expense................................................            119
Income Before Decrease in Equity in Undistributed Earnings of           -------------
  Subsidiary......................................................            252
Decrease in Equity in Undistributed Earnings of Subsidiary........            (83)
                                                                        -------------
Net Income........................................................      $     169
                                                                        -------------
                                                                        -------------

                                     39

CONDENSED STATEMENT OF CASH FLOWS
(In thousands)

                                                                                PERIOD FROM
                                                                             JULY 15, 1996 TO
                                                                             DECEMBER 31, 1996
                                                                             -----------------
Cash Flows from Operating Activities:
Net Income.................................................................      $     169
Adjustments to Reconcile Net Income to Net Cash Provided by Operating
  Activities:
Decrease in Equity in Net Income of Subsidiary.............................             83
Increase in Other Assets...................................................            (60)
Increase in Other Liabilities..............................................            124
                                                                                ------------
Net Cash Provided by Operating Activities..................................            316
                                                                                ------------
Cash Flows from Investing Activities:
Purchase of Securities Available for Sale..................................         (2,000)
Purchase of Capital Stock of Subsidiary....................................        (15,919)
                                                                                ------------
Net Cash Used In Investing Activities......................................        (17,919)
Cash Flows from Financing Activities:
Dividends Paid to Shareholders.............................................           (226)
Capital Contributed to Subsidiary..........................................            (20)
Payments Received From esop................................................            194
Net Proceeds From Issuance of Common Stock.................................         30,153
Stock Conversion Costs Incurred............................................           (937)
                                                                                ------------
Net Cash Provided by Financing Activities..................................         29,164
                                                                                ------------
Net Increase in Cash and Cash Equivalents..................................         11,561
Cash and Cash Equivalents, Beginning of Period.............................             --
                                                                                ------------
Cash and Cash Equivalents, End of Period...................................      $  11,561
                                                                                ------------
                                                                                ------------

Other Disclosures:

At December 31, 1996, the Company owed the Bank $119,000 for estimated tax payments made on behalf of the Company.

NOTE 23--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

                                                                          YEAR ENDED DECEMBER 31, 1996
                                                               --------------------------------------------------
                                                                  FIRST       SECOND        THIRD       FOURTH
                                                                 QUARTER      QUARTER      QUARTER      QUARTER
                                                               -----------  -----------  -----------  -----------
Total Interest Income........................................   $   4,310    $   4,458    $   4,958    $   4,977
Total Interest Expense.......................................       2,652        2,699        2,739        2,672
                                                              -----------  -----------  -----------  -----------
Net Interest Income..........................................       1,658        1,759        2,219        2,305
Provision for Loan Losses....................................          45           45           45          220
                                                              -----------  -----------  -----------  -----------
Net Interest Income After Provision for Loan Losses..........       1,613        1,714        2,174        2,085
Noninterest Income...........................................         254          247          165          288
Noninterest Expense..........................................       1,452        1,414        2,864        1,571
                                                              -----------  -----------  -----------  -----------
Income (Loss) Before Income Taxes............................         415          547         (525)         802
Income Tax Expense (Benefit).................................         132          200         (173)         280
                                                              -----------  -----------  -----------  -----------
Net Income (Loss)............................................   $     283    $     347    $    (352)   $     522
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Net Income (Loss) per Common Share...........................         N/A          N/A    $    (.14)   $     .21
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------


                                                                          YEAR ENDED DECEMBER 31, 1996
                                                               --------------------------------------------------
                                                                  FIRST       SECOND        THIRD       FOURTH
                                                                 QUARTER      QUARTER      QUARTER      QUARTER
                                                               -----------  -----------  -----------  -----------
Total Interest Income........................................   $   4,209    $   4,246    $   4,263    $   4,257
Total Interest Expense.......................................       2,343        2,509        2,613        2,669
                                                              -----------  -----------  -----------  -----------
Net Interest Income..........................................       1,866        1,737        1,650        1,588
Provision for Loan Losses....................................          --           --           --        1,274
                                                              -----------  -----------  -----------  -----------
Net Interest Income After Provision for Loan Losses..........       1,866        1,737        1,650          314
Noninterest Income...........................................         217          222          203          160
Noninterest Expense..........................................       1,273        1,245        1,472        3,822
                                                              -----------  -----------  -----------  -----------
Income (Loss) Before Income Taxes............................         810          714          381       (3,348)
Income Tax Expense (Benefit).................................         273          245          130       (1,125)
                                                              -----------  -----------  -----------  -----------
Net Income (Loss)............................................   $     537    $     469    $     251   $   (2,223)
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
Net Income (Loss) per Common Share...........................         N/A          N/A    $     N/A   $      N/A
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------


41