Form 10-K405, Exhibit 13
period 1997-12-31
ACADIANA BANCSHARES INC /LA
filed 1998-03-31
CIK 1011024

                                                                     EXHIBIT 13



                       [ACADIANA BANCSHARES, INC. LOGO]


                              1997 ANNUAL REPORT

[PHOTO]

L. GANKENDORFF,
Chairman of the Board

JERRY REAUX,
President and Chief Executive Officer

DEAR FELLOW SHAREHOLDERS:

WE ARE PROUD TO REPORT THAT 1997 WAS THE MOST PROFITABLE YEAR IN OUR HISTORY.

On behalf of the directors, management and staff of our Company, we are pleased to provide you with our 1997 Annual Report. Our results for 1997 reflect our continued strategic commitment to transition our traditional thrift institution into a fully integrated banking organization. Although we successfully accomplished a number of our 1997 strategic goals, there is still much work to be done in order to achieve this long-term objective.

Expansion Into New Iberia Market

On September 8, 1997, the bank successfully completed its branch bank expansion into neighboring New Iberia, Louisiana. New Iberia is a wonderful community with a strong economic base that offers our bank the opportunity to expand both loan and deposit market share on a regional basis within Acadiana. As large super-regional banks continue to consolidate this market, we are optimistic our community bank approach will be embraced by our many friends and neighbors in the New Iberia area.

Mortgage Lending

During 1997, the bank maintained its position as the dominant single-family mortgage lender within the Acadiana region, originating a record $54.1 million in new single-familymortgage loans. Mortgage loans outstanding grew by $25.5 million from year-end 1996 to 1997. This growth contributed to a $1.7 million increase in interest income for the same period. Our longstanding commitment to the housing needs of Acadiana and a strong economic environment have continued to be the catalyst for continued strong loan demand within our market.

Capital Improvements

The Bank successfully completed the demolition of our former main office building, which was severely damaged by fire in 1992. In our ongoing efforts to improve customer convenience, additional customer parking was installed at the main office location. The Bank also completed renovations and interior improvements to all branch banking facilities during the year. The management of our Company will continue its commitment to manage fixed-asset investments and operating overhead in a conservative and efficient manner.

Commercial Banking

The 1997 year brought significant growth in our commercial loan market share as evidenced by a 109% increase in commercial loans outstanding from year-end 1996 to 1997. This portfolio growth is consistent with our strategy to take certain actions in an effort to desensitize





                                                                          [LOGO]

4

MARKET MANAGERS

[PHOTO]

JAMES J. MONTELARO
Executive Vice President - Mortgage Banking

MARY ANNE S. BERTRAND
Vice President - Retail Banking

BRADY COMO
Senior Vice President - Commercial Banking


the interest rate risk of our balance sheet while diversifying credit risk away from our historic dependence on mortgage loan assets.

To complement our commercial loan growth in 1997, the bank introduced the Fleur de Lis Commercial Money Market Account, which contributed to the $4.3 million increase in money market accounts from year-end 1996 to 1997.

Asset Quality

While the bank experienced net loan growth of 16% during 1997, our asset quality ratios continued to improve with non-performing assets of .22% of total assets and an allowance for loan loss of 297% of non-performing loans and troubled debt restructurings. Our commitment to controlled growth, coupled with prudent underwriting standards, continues to be important in the management of loan portfolio risk. It is our sincere hope we can maintain this level of asset quality as we continue our banking transition.

ADMINISTRATIVE SUPPORT

[PHOTO]

DENNIS SULLIVAN
Marketing and Investor Relations Manager

THOMAS DEBAILLON
Vice President - Operations

BAVO GALL
Data Processing Manager

EMILE E. SOULIER, III
Vice President and Chief Financial Officer

GREGORY KING
Vice President and Compliance Officer

Retail Banking

During the past year, a number of retail product innovations were implemented in an effort to improve customer convenience and increase retail market share. Some of our specific retail initiatives completed during 1997 are as follows:

  - Successfully installed a 24-hour automated banking system to enhance customer convenience.

  - Implemented an ATM system to reimburse our checking customers for foreign ATM charges which received both local and national recognition.

While total bank consumer loans and deposits remained relatively stable, we did experience over 80% growth in both non-interest bearing checking accounts and money market accounts from year-end 1996 to 1997. This shift in our deposit mix is consistent with our ongoing strategy to transition the balance sheet into a more bank-like structure.





[LOGO]

Expanded Board of Directors

It gives us great pleasure to report that, during 1997, the Company elected two new board members to assist in the implementation of our strategic plan. Both John DeJean and Thomas Ortego bring strong resources and extensive business and financial institution experience to our Company. We are very fortunate to have individuals of their caliber serving; they are an excellent complement to the energy and resources of our existing Board of Directors.

Dividend Increase

On December 18, 1997, our Board of Directors approved a 22% increase in annual dividends from 36 cents to 44 cents per share. Our continued financial success has permitted the Company to increase our dividend rate, and we hope to continue providing superior financial results on behalf of our shareholders.

Our Community

Dedication to the concept of community banking requires the members of our Board of Directors, management and staff to continue a strong commitment to the community we call home. During 1997, we supported a wide range of very important community organizations, and we are pleased to report that both lba Savings Bank and our staff led all financial institutions in our region in per capita giving to the United Way of Acadiana during the year.

The Year Ahead

Although we enjoyed much success during 1997, the coming year will pose several challenges for our Company. Our local market continues to experience fierce competition from a wide range of financial institutions and financial service competitors, especially in the area of deposit growth opportunities. The broader financial markets represent an environment of historically low long-term interest rates and declining oil commodity prices which will pose management challenges should these economic factors continue their current downward trend. We are confident we will meet these and other challenges head-on in the year to come.

We thank you for your confidence in our Company and look forward to reporting continued success in the future.

Sincerely,


/s/ L. GANKENDORFF                                      /s/ JERRY REAUX


L. Gankendorff                                          Jerry Reaux
Chairman of the Board                                   President and Chief Executive Officer





                                                                          [LOGO]

6


DIRECTORS OF ACADIANA BANCSHARES, INC.

[PHOTO]

Front, left to right

KALISTE J. SALOOM, JR.
Attorney and retired City Judge

WILLIAM H. MOUTON
Attorney

JERRY REAUX
President and Chief Executive Officer, Acadiana Bancshares, Inc., and LBA Savings Bank

LAWRENCE GANKENDORFF
Chairman of the Board, Acadiana Bancshares, Inc., and LBA Savings Bank

Rear, left to right

JOHN H. DEJEAN
Retired

JAMES J. MONTELARO
Executive Vice President - Mortgage Banking, LBA Savings Bank

THOMAS S. ORTEGO
Self-employed Accountant

AL W. BEACHAM, M.D.
Urologist

DON J. O'ROURKE, SR.
Architect





[LOGO]

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

The following selected consolidated financial and other data of the Company does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed financial information, including the Consolidated Financial Statements of the Company and Notes thereto, contained elsewhere herein.

(Dollars in Thousands, except per share data)                              At December 31,
                                              ----------------------------------------------------------------------------
                                                 1997           1996             1995             1994             1993
                                                 ----           ----             ----             ----             ----
SELECTED FINANCIAL CONDITION DATA:
  Total Assets                                $  277,066     $  264,374       $  225,574       $  223,166       $  223,143
  Cash and cash equivalents                       14,157         19,784           16,481           10,384           24,097
  Loans receivable, net                          212,840        182,724          157,691          151,161          153,284
  Investment securities                           11,870         20,539            4,030           19,386           16,910
  Mortgage-backed securities                      30,652         34,653           39,514           33,349           30,254
  Deposit accounts                               193,422        193,450          206,343          204,088          215,889
  Borrowings                                      36,628         22,250              250                -                -
  Equity                                          44,562         47,091           17,697           17,845           15,869

                                                                       Year Ended December 31,
                                              ----------------------------------------------------------------------------
                                                 1997           1996             1995             1994             1993
                                                 ----           ----             ----             ----             ----
SELECTED OPERATING DATA:
  Interest Income                             $   20,328     $   18,703       $   16,975       $   16,922       $   17,885
  Interest Expense                                10,860         10,762           10,134            9,378           10,021
                                                 -------        -------          -------          -------          -------
  Net interest income                              9,468          7,941            6,841            7,544            7,864
  Provision for loan losses                          180            355            1,274               63              235
                                                 -------        -------          -------          -------          -------
  Net interest income after
    provision for loan losses                      9,288          7,586            5,567            7,481            7,629
  Non-interest income                              1,169            954              802              943            1,039
  Non-interest expense                            (5,878)        (7,301)          (7,812)(1)       (5,274)          (5,510)
                                                 -------        -------          -------          -------          -------
  Income (loss) before taxes and
    extraordinary item                             4,579          1,239           (1,443)           3,150            3,158
  Income tax expense (benefit)                     1,632            439             (477)           1,057            1,074
  Extraordinary item(2)                                -              -                -                -              (54)
                                                 -------        -------          -------          -------          -------
  Net Income (loss)                                2,947            800             (966)           2,093            2,030
                                                 =======        =======          =======          =======          =======
  Net income per share - basic(3)             $     1.22     $     0.07              N/A              N/A              N/A
  Net income per share - diluted(3)           $     1.20     $     0.07              N/A              N/A              N/A
  Dividends declared per share                $     0.38     $     0.18              N/A              N/A              N/A

                                                                   At or For the Year Ended December 31,
                                                ---------------------------------------------------------------------------
                                                   1997            1996            1995              1994             1993
                                                   ----            ----            ----              ----             ----
OTHER DATA:
 Profitability:
  Return on average assets                          1.10%          0.32%           (0.43)%           0.91%            0.87%
  Return on average equity                          6.38           2.55            (5.23)           12.19            13.36
  Interest rate spread for period(4)                2.64           2.68             2.80             3.15             3.35
  Net interest margin(5)                            3.61           3.34             3.16             3.41             3.55
  Efficiency ratio(6)                              55.26          82.08            88.45            62.14            61.88
  Other expenses to average assets                  2.19           2.95             3.49             2.30             2.37
 Capital Ratios:
   Average equity to average assets                17.23          12.71             8.25             7.48             6.54
   Total capital to risk-weighted assets           31.39          36.69            16.20            16.29            13.90
 Asset Quality:
   Non-performing assets to total assets(7)         0.22           0.36             0.70             1.35             2.35
   Allowance for loan losses to
     total loans                                    1.25           1.35             1.41             0.69             0.64
   Allowance for loan losses to
     non-performing loans and
     troubled debt restructuring                  297.09         183.96           143.94            71.51            26.76

(1) Includes $1.1 million of write-downs and expenses of real estate owned and $1.1 million of expenses of a previously contemplated merger/conversion.

(2) An extraordinary gain was recorded in 1992 and an extraordinary (loss) in 1993, both relating to the receipt of insurance proceeds from the loss, by fire, of the Bank's former main office.

(3) 1996 net income per share is for the six months ended December 31, 1996, because of the Bank's conversion from mutual to stock form in July, 1996.

(4) The interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(5) The net interest margin represents net interest income divided by average interest-earning assets.

(6) The efficiency ratio is non-interest expense (excluding, with respect to 1995, the write-off of expenses incurred in the previously contemplated merger/conversion transaction) divided by the sum of net interest income plus non-interest income.

(7) Non-performing assets include non-accrual loans, accruing loans delinquent 90 days or more and real estate owned.

                                                                          [LOGO]

8


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
-------------------------------------------------------------------------------

The following discussion and analysis is intended to assist readers in understanding the financial condition and results of operations of Acadiana Bancshares, Inc. (the "Company"), and its subsidiary for the years ended December 31, 1995 through 1997. This review should be read in conjunction with the audited consolidated financial statements, accompanying footnotes and supplemental financial data included herein.

FINANCIAL CONDITION

ASSETS

GENERAL - Total loans receivable, net, of the Company increased $30.1 million, or 16.5%, from $182.7 million at December 31, 1996, to $218.8 million at December 31, 1997, outpacing growth in total assets of the Company of $12.7 million, or 4.8%, from $264.4 million at December 31, 1996, to $277.1 million at December 31, 1997. The growth in total loans was primarily funded by a $14.4 million increase in advances from the Federal Home Loan Bank of Dallas (the "FHLB"), an $8.7 million decrease in investment securities and a $4.0 million decrease in mortgage-backed securities.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits and cash on hand, decreased by $5.6 million, or 28.4%, to $14.2 million at December 31, 1997, compared to $19.8 million at December 31, 1996. The decrease in cash and cash equivalents was primarily due to funding the Recognition and Retention Plan Trust (the "RRP") and the purchase of 150,000 shares of treasury stock. At December 31, 1997, cash and cash equivalents amounted to 5.1% of total assets.

INVESTMENT SECURITIES - Investment securities decreased by $8.7 million, or 42.2%, to $11.9 million at December 31, 1997, compared to $20.5 at December 31, 1996. The decrease in investment securities was used primarily to fund new loans. During 1997 the Company purchased $13.0 million of securities available for sale and had $22.5 million called away. At December 31, 1997, investment securities amounted to 4.3% of total assets.

  At December 31, 1997, $826,000 of the Company's investment securities were classified as held for trading, or .3% of total assets, and consisted entirely of marketable equity securities.

  At December 31, 1997, $11.0 million of the Company's investment securities were classified as available for sale and had a pre-tax effected net unrealized gain of $121,000 at such date. In addition, at such date, substantially all of the Company's investment securities classified as available for sale consisted of U.S. Government and Federal agency obligations. Note 3 to the Consolidated Financial Statements provides further information on the Company's investment securities.

MORTGAGE-BACKED SECURITIES - Mortgage-backed securities decreased $4.0 million, or 11.5%, to $30.7 million at December 31, 1997, compared to $34.7 million at December 31, 1996. The decrease in mortgage-backed securities of $4.0 million was the result of $4.2 million of principal repayments net of a $126,000 increase in the carrying value of the mortgage-backed securities available for sale portfolio. At December 31, 1997, the Company's adjustable rate mortgage-backed securities amounted to $12.8 million and were classified as held to maturity. At that same date, the Company's fixed-rate mortgage-backed securities amounted to $17.8 million and were classified as available for sale. At December 31, 1997, substantially all of the Company's mortgage-backed securities consisted of securities issued or guaranteed by Federal agencies and government-sponsored enterprises.

LOANS RECEIVABLE, NET - Loans receivable, net, increased $30.1 million, or
  16.5%, to $212.8 million at December 31, 1997, compared to $182.7 million at December 31, 1996. Total real estate loans





[LOGO]
  increased $21.6 million, or 12.9%, during 1997, primarily as the result of a $25.5 million, or 16.6%, increase in total single-family residential mortgage loans, which was partially offset by a $316,000, or 36.7%, decrease in total multi-family loans, and a $3.5 million, or 27.3%, decrease in total commercial and other real estate loans. Total consumer and commercial loans increased $7.5 million, or 31.1%, during 1997 primarily as the result of an $8.0 million, or 109.2%, increase in total commercial loans which was partially offset by a $504,000, or 3.0%, decrease in total consumer loans. Undisbursed loan funds, unearned discounts, allowance for loan losses, and net deferred fees decreased $545,000, or 6.3%, to $8.1 million at December 31, 1997, compared to $8.6 million at December 31, 1996. Loans receivable, net, amounted to 76.8% of total assets at December 31, 1997, compared to 69.1% at December 31, 1996. Note 5 to the Consolidated Financial Statements provides further information on the Company's loans.

LIABILITIES AND STOCKHOLDERS' EQUITY

GENERAL - The Company's primary funding sources include deposits, borrowings from the FHLB and stockholders' equity. The discussion that follows focuses on the major changes in this mix during 1997.

DEPOSITS - The Company's deposits decreased by $28,000 to $193.4 million at December 31, 1997, compared to $193.5 million at December 31, 1996. Deposits at December 31, 1997, funded 69.8% of total assets, compared to 73.2% at December 31, 1996. Interest credited during the 1997 year increased deposits by $6.1 million, and was offset by net withdrawals during the year of $6.1 million. Additional information regarding deposits is provided in Note 8 to the Consolidated Financial Statements.

BORROWINGS - The Company's borrowings are composed of advances from the FHLB, which increased $14.4 million, to $36.6 million at December 31, 1997, compared to $22.3 million at December 31, 1996. FHLB borrowings provide the Company with an alternative source of funds compared to raising deposits in the local market that from time to time may be a cheaper source of funds because of interest rates in general. Borrowings at December 31, 1997, funded 13.2% of total assets, compared to 8.4% at December 31, 1996. The increase in borrowings was used to fund loan growth during 1997. Using single-family mortgage loans as collateral, the Company has the ability to borrow total advances up to $127.7 million from the FHLB. Of total outstanding borrowings at December 31, 1997, $36.4 million had variable rate interest rate features indexed to the London International Bank Offering Rate ("LIBOR"). All borrowings at December 31, 1997, were non-amortizing advances of which $22.0 million was scheduled to mature in 1998.

STOCKHOLDERS' EQUITY - Stockholders' equity provides a source of permanent funding, allows for future growth and provides the Company with a cushion to withstand unforeseen, adverse developments. At December 31, 1997, stockholders' equity totaled $44.6 million, a decrease of $2.5 million, or 5.4%, compared to December 31, 1996, which decrease was primarily attributable to a $3.4

-------------------------------------------------------------------------------
"Through the good times and the bad, LBA Savings Bank has always been there for us."
         RED LERILLE
         Red Lerille's Health & Racquet Club                        [PHOTO]
-------------------------------------------------------------------------------





                                                                          [LOGO]

10                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


  million purchase of treasury common stock, a $1.8 million purchase of common stock for the RRP and $936,000 of dividends declared, all of which was partially offset by net income for the year ended December 31, 1997, of $2.9 million and $440,000 of stock released by the Employee Stock Ownership Plan. Stockholders' equity at December 31, 1997 funded 16.1% of total assets, compared to 17.8% at December 31, 1996. Additional information regarding stockholders' equity is included in the Consolidated Statements of Stockholders' Equity and Note 12 to the Consolidated Financial Statements.

  Federal regulations impose minimum regulatory capital requirements on all institutions with deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). At December 31, 1997, the Bank significantly exceeded all regulatory capital ratio requirements with a tier 1 leverage capital ratio of 12.46%, a tier 1 risk-based capital ratio of 23.18% and a total risk-based capital ratio of 24.43%. These compared to regulatory requirements of 4.0%, 4.0% and 8.0%, respectively. The Company is required to comply with similar regulatory capital requirements. At December 31, 1997, the Company also significantly exceeded all applicable regulatory capital requirements with a tier 1 leverage capital ratio of 16.00%, a tier 1 risk-based capital ratio of 30.14% and a total risk-based capital ratio of 31.39%.

RESULTS OF OPERATIONS

GENERAL - The Company reported net income of $2.9 million and $800,000 for the years ended December 31, 1997 and 1996, respectively, and a net loss of $966,000 for the year ended December 31, 1995. The $2.1 million increase in net income in 1997 was due primarily to an increase in net interest income of $1.5 million, an increase in non-interest income of $215,000 and a decrease in non-interest expense of $1.4 million, all of which was partially offset by an increase in income tax expense of $1.2 million.

  The Company reported net income of $800,000 for the year ended December 31, 1996, and a net loss of $966,000 for the year ended December 31, 1995. The $1.8 million increase in net income in 1996 compared to the prior year net loss was due primarily to an increase in net interest income of $1.1 million, a $152,000 increase in non-interest income, a $919,000 decrease in provision for loan losses and a $511,000 decrease in non-interest expense, all of which was partially offset by a $916,000 increase in income tax expense.

NET INTEREST INCOME - Net interest income is determined by interest rate spread
  (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spread was 2.64%, 2.68%, and 2.80%, during the years ended December 31, 1997, 1996 and 1995, respectively.


-------------------------------------------------------------------------------
"LBA has always had a strong commitment to the housing industry throughout South Louisiana."

[PHOTO]      MIKE THOMPSON                    BOB AUSTIN
             Thompson Home Building Co.       Bob Austin Homes

-------------------------------------------------------------------------------




[LOGO]

Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                                                   11

  Net interest income increased $1.5 million, or 19.2%, in 1997 to $9.5 million compared to $7.9 million in 1996. The increase was primarily due to a $1.6 million increase in interest income, which was partially offset by a $98,000 increase in interest expense during 1997. Average net interest-earning assets (interest-earning assets less interest-bearing liabilities) increased $19.8 million, or 65.9%, to $50.0 million for the year ended December 31, 1997, compared to $30.1 million for the year ended December 31, 1996.

-------------------------------------------------------------------------------

  AVERAGE ASSETS
  Year ended December 31, 1997                    [CHART]

-------------------------------------------------------------------------------

INTEREST INCOME - Interest income totaled $20.3 million for the year ended
  December 31, 1997, an increase of $1.6 million, or 8.7%, over the $18.7 million for the year ended December 31, 1996. This improvement was mainly due to an increase in the Company's average interest-earning assets of $24.0 million, or 10.1%, to $262.1 million at December 31, 1997, as compared to $238.1 million at December 31, 1996. Interest earned on loans increased $1.7 million, or 11.9%, in 1997. The increase was due to a $24.3 million increase in the average balance of loans which was partially offset by a 17 basis point (with 100 basis points being equal to 1%) decrease in the yield earned. Interest earned on mortgage-backed securities decreased $280,000, or 10.7%, during 1997. This decrease was due to a $4.2 million, or 11.3%, decrease in the average balances of mortgage-backed securities partially offset by a 4 basis point increase in the yield earned. Interest earned on investment securities increased $325,000, or 27.4%, during 1997. The increase was due to a $4.9 million, or 28.9%, increase in the average balances of investment securities which was partially offset by an 8 basis point decrease in the yield earned. Interest income on other earning assets, primarily interest-bearing deposits, decreased $117,000 in 1997. The decrease was due to a $1.1 million, or 8.2%, decrease in the average balances of other earning assets together with a 51 basis point decrease in the yield earned.

  Interest income totaled $18.7 million for the year ended December 31, 1996, an increase of $1.7 million, or 10.2%, over the total of $17.0 million for the year ended December 31, 1995. This improvement was mainly due to an increase in the Company's average interest-earning assets by $21.9 million, or 10.1%, to $238.1 million for the year ended December 31, 1996, as the Company began to leverage the capital raised as a result of the Bank's mutual-to-stock conversion and the Company's initial public common stock offering which was completed in July 1996. Interest earned on loans increased $1.4 million, or 10.8%, in 1996. The increase was due to a $17.4 million, or 11.3%, increase in the average balance of loans which was partially offset by a 4 basis point decrease in the yield earned. Interest earned on mortgage-





                                                                          [LOGO]

12                                   ACADIANA BANCSHARES, INC., AND SUBSIDIARY

  backed securities increased $73,000, or 2.9%, during 1996. This increase was due to a $2.2 million, or 6.3%, increase in the average balance of mortgage-backed securities partially offset by a 23 basis point decrease in the yield earned on mortgage-backed securities. Interest earned on investment securities increased $305,000, or 34.7%, during 1996. The increase was due to a $2.5 million, or 17.3%, increase in the average balance of investment securities combined with a 90 basis point increase in the yield earned. Interest income on other earning assets, primarily interest-bearing deposits, decreased $35,000, or 4.8%, in 1996.

INTEREST EXPENSE - Interest expense increased $98,000, or .9%, in 1997 compared to 1996. The reason for such increase was a $4.2 million, or 2.0%, increase in average interest-bearing liabilities, which was partially offset by a 5 basis point decrease in interest rates on interest-bearing liabilities. Interest expense on deposits decreased $1.0 million, or 9.9%, to $9.2 million for 1997 compared to $10.2 million for 1996. The reason for such decrease was a $15.2 million, or 7.7%, decrease in average balances of interest-bearing deposits combined with a 12 basis point decrease in interest rates on interest-bearing deposits. Traditionally, deposits have included a relatively high amount of certificates of deposit, including "jumbo" certificates with balances in excess of $100,000. Such certificates generally are higher costing and more interest rate sensitive than "core" deposits. During 1997, the average balance of certificates of deposit amounted to 79.4% of the average balance of all interest-bearing deposits, compared to 78.0% during 1996. The average rate paid on certificates of deposit was 5.79% during 1997, representing an 18 basis point decrease over the average rate in 1996, compared to average rates of 1.95% and 2.17%, respectively, on interest-bearing demand deposits and savings deposits in 1997. Interest expense on advances from the FHLB increased $1.1 million, or 190.8%, to $1.7 million for the year ended December 31, 1997, compared to $578,000 for 1996. The reason for such increase was a $19.3 million increase in average balances on advances from the FHLB combined with an 8 basis point increase in the average interest rate.

-------------------------------------------------------------------------------
"LBA's Branch Manager had the authority to approve and fund my car loan all in the same day."

[PHOTO]                JEWELENE TAYLOR,
                       with daughter Chelsey
-------------------------------------------------------------------------------





[LOGO]

Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                                                   13

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding
(i) the dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant rate; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Non-accrual loans have been included in the appropriate average balance loan category, but interest on non-accrual loans has been included for purposes of determining interest income only to the extent that cash payments are actually received.

(Dollars in Thousands)
                                                            Year Ended December 31,
                                         --------------------------------------------------------------
                                                       1997                         1996
                                         ------------------------------  ------------------------------
                                                                Average                         Average
                                           Average              Yield/    Average               Yield/
                                           Balance   Interest    Cost     Balance    Interest    Cost
                                           -------   --------    ----     -------    --------    ----
Interest-earning assets:
 Loans receivable:
  Real estate mortgage loans              $ 168,437  $ 13,365    7.93%   $ 150,541   $ 12,438    8.26%
  Commercial business loans                  11,027     1,056    9.58%       3,818        349    9.14%
  Consumer and other loans                   15,974     1,494    9.35%      16,780      1,431    8.53%
                                            -------   -------    -----     -------    -------    -----
      Total loans                           195,438    15,915    8.14%     171,139     14,218    8.31%
 Mortgage-backed securities                  32,711     2,329    7.12%      36,869      2,609    7.08%
 Investment securities(1)                    21,958     1,510    6.88%      17,032      1,185    6.96%
 Other earning assets                        12,002       574    4.78%      13,067        691    5.29%
                                            -------   -------    -----     -------    -------    -----
  Total interest-earning assets             262,109    20,328    7.76%     238,107     18,703    7.85%
Noninterest-earning assets                    5,975                          9,238
                                            -------                        -------
  Total Assets                            $ 268,084                      $ 247,345
                                            =======                        =======
Interest-bearing liabilities:
 Deposits:
  Demand deposits                         $  14,033       273    1.95%   $  15,953        291    1.82%
  Savings deposits                           23,539       510    2.17%      27,506        692    2.52%
  Certificates of deposit                   144,921     8,396    5.79%     154,187      9,201    5.97%
                                            -------   -------    -----     -------    -------    -----
      Total deposits                        182,493     9,179    5.03%     197,646     10,184    5.15%
 Advances from FHLB                          29,648     1,681    5.67%      10,338        578    5.59%
                                            -------   -------    -----     -------    -------    -----
  Total interest-bearing liabilities        212,141    10,860    5.12%     207,984     10,762    5.17%
Noninterest-bearing demand deposits           7,182                          3,342
Other noninterest-bearing liabilities         2,571                          4,592
                                            -------                        -------
  Total liabilities                         221,894                        215,918
Equity                                       46,190                         31,427
                                            -------                        -------
  Total liabilities and equity            $ 268,084                      $ 247,345
                                            =======                        =======
Net interest-earning assets               $  49,968                      $  30,123
                                            =======                        =======
Net interest income/interest rate spread             $  9,468    2.64%               $  7,941    2.68%
                                                      =======    =====                =======    =====
Net interest margin                                              3.61%                           3.34%
                                                                 =====                           =====
Ratio of average interest-earning assets
 to average interest-bearing liabilities              123.55%                         114.48%
                                                      =======                         =======

(Dollars in Thousands)
                                             Year Ended December 31,
                                         --------------------------------
                                                      1995
                                         --------------------------------
                                                                Average
                                           Average              Yield/
                                           Balance   Interest    Cost
                                           -------   --------    ----
Interest-earning assets:
 Loans receivable:
  Real estate mortgage loans              $ 140,597  $ 11,652    8.29%
  Commercial business loans                   1,467       128    8.73%
  Consumer and other loans                   11,674     1,053    9.02%
                                            -------   -------    -----
      Total loans                           153,738    12,833    8.35%
 Mortgage-backed securities                  34,681     2,536    7.31%
 Investment securities(1)                    14,525       880    6.06%
 Other earning assets                        13,242       726    5.48%
                                            -------   -------    -----
  Total interest-earning assets             216,186    16,975    7.85%
Noninterest-earning assets                    7,782
                                            -------
  Total Assets                            $ 223,968
                                            =======
Interest-bearing liabilities:
 Deposits:
  Demand deposits                         $  15,909       283    1.78%
  Savings deposits                           29,442       737    2.50%
  Certificates of deposit                   155,173     9,092    5.86%
                                            -------   -------    -----
      Total deposits                        200,524    10,112    5.04%
 Advances from FHLB                             250        22    8.80%
                                            -------   -------    -----
  Total interest-bearing liabilities        200,774    10,134    5.05%
Noninterest-bearing demand deposits           2,642
Other noninterest-bearing liabilities         2,080
                                            -------
  Total liabilities                         205,496
Equity                                       18,472
                                            -------
  Total liabilities and equity            $ 223,968
                                            =======
Net interest-earning assets               $  15,412
                                            =======
Net interest income/interest rate spread             $  6,841    2.80%
                                                      =======    =====
Net interest margin                                              3.16%
                                                                 =====
Ratio of average interest-earning assets
 to average interest-bearing liabilities              107.68%
                                                      =======

(1) Includes FHLB stock.





                                                                          [LOGO]

14                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).


                                             1997 compared to 1996                    1996 compared to 1995
                                    --------------------------------------    --------------------------------------
                                     Increase (decrease) due to                Increase (decrease) due to
                                    -----------------------------             ----------------------------
                                                                     Total                                   Total
                                                          Rate/     Increase                        Rate/    Increase
                                     Volume     Rate      Volume   (Decrease)   Volume     Rate     Volume  (Decrease)
                                     ------     ----      ------   ----------   ------     ----     ------  ----------
Interest-earning assets:
 Loans receivable                   $  2,019  $   (282)   $  (40)   $  1,697    $1,453    $  (61)   $  (7)   $  1,385
 Mortgage-backed securities             (294)       16        (2)       (280)      160       (82)      (5)         73
 Investment securities                   343       (14)       (4)        325       152       131       22         305
 Other earning assets                    (56)      (66)        5        (117)      (10)      (26)       1         (35)
                                       -----       ---        --       -----     -----       ---      ---       -----
   Total net change in income
    on interest-earning assets         2,012      (346)      (41)      1,625     1,755       (38)      11       1,728
                                       -----       ---        --       -----     -----       ---      ---       -----
Interest-bearing liabilities:
 Deposits:
   Demand deposits and
    passbook savings deposits           (133)      (77)       10        (200)      (43)        6        0         (37)
   Certificates of deposit              (553)     (268)       16        (805)      (58)      168       (1)        109
                                       -----       ---        --       -----     -----       ---      ---       -----
    Total deposits                      (686)     (345)       26      (1,005)     (101)      174       (1)         72
 Advance from FHLB                     1,080         8        15       1,103       888        (8)    (324)        556
                                       -----       ---        --       -----     -----       ---      ---       -----
   Total net change in expense on
    interest-bearing liabilities         394      (337)       41          98       787       166     (325)        628
                                       -----       ---        --       -----     -----       ---      ---       -----
Net change in net interest income   $  1,618  $     (9)   $  (82)   $  1,527    $  968    $ (204)   $ 336    $  1,100
                                       =====       ===        ==       =====     =====       ===      ===       =====

  Interest expense increased $628,000, or 6.2%, in 1996 compared to 1995. The reason for such increase was a $72,000 increase in interest expense on deposits and a $556,000 increase in interest expense on borrowings. The increase in interest expense on deposits was due to an 11 basis point increase in the average cost of deposits, partially offset by a $2.9 million, or 1.4%, decrease in the average balance of interest-bearing deposits. The increase in interest expense on borrowings during 1996 was due to a $10.1 million increase in the average balance of borrowings

PROVISION FOR LOAN LOSSES - Provision for loan losses are charged to earnings in order to bring the total allowance for loan losses to a level considered appropriate by management based on methodology implemented by the Company, which is designed to assess, among other things, historical experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in the portfolio, general economic conditions, particularly as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses.

  The Company made a provision for loan losses of $180,000 in 1997, compared to $355,000 and $1.3 million in 1996 and 1995, respectively.

  During 1995, the Company revised its methodology for making provisions for loan losses and made certain adjustments thereto. New management instituted new policies regarding loan origination, supervision and review, and determined to increase its collection and foreclosure efforts





[LOGO]

Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                                                   15

  with respect to delinquent loans. The Company also determined that it would no longer continue its prior practice of making relatively high loan-to-value loans to finance sales of its foreclosed property.

  During 1997 and 1996, the Company continued making provisions for loan losses in a manner consistent with its revised methodology of 1995. At December 31, 1997, the Bank's allowance for loan losses amounted to $2.8 million, or 1.25% of total loans and 297.09% of non-performing loans and troubled debt restructurings. At December 31, 1996, the Bank's allowance for loan losses amounted to $2.6 million, or 1.35% of total loans and 183.96% of non-performing loans and troubled debt restructurings. At December 31, 1995, the Bank's allowance for loan losses amounted to $2.3 million, or 1.41% of total loans and 143.94% of non-performing loans and troubled debt restructurings.

NON-INTEREST INCOME - For 1997, the Company reported non-interest income of
  $1.2 million, compared to $954,000 for 1996. The primary reason for the $215,000, or 22.5%, increase was an increase of $180,000 in deposit fees and service charges and a $137,000 net gain on investment securities, both of which were partially offset by a $102,000 decrease in other income.

  Total non-interest income amounted to $954,000 and $802,000 for the years ended December 31, 1996 and 1995, respectively. The primary reason for the $152,000, or 19.0%, increase in non-interest income for 1996 was an increase of $103,000 in other miscellaneous income and the absence of losses on sales of investment securities during 1996 compared to a $64,000 loss in 1995.

NON-INTEREST EXPENSE - Non-interest expense includes salaries and employee benefits, occupancy, depreciation, Savings Association Insurance Fund ("SAIF") deposit insurance premiums, advertising, contemplated merger/conversion expenses, bank shares and franchise tax, net cost of real estate owned and other expense items. Non-interest expense amounted to $5.9 million for the year ended December 31, 1997, a decrease of $1.4 million, or 19.5%, compared to $7.3 million for the year ended December 31, 1996. The primary reason for the $1.4 million decrease was the absence of a SAIF special assessment in 1997 compared to $1.3 million in 1996, together with net costs of real estate owned being a net recovery of $436,000 for 1997 compared to a net cost of $129,000 for 1996.

  Salaries and employee benefits, the largest component of non-interest expenses, increased $558,000, or 21.0%, in 1997 compared to 1996. The primary reason for such increase was a $460,000 increase in employee benefit plan expenses relating to the ESOP and the RRP, which expenses were partially offset due to discontinued matching contributions to the 401(k) Profit Sharing Plan. The ESOP was in effect for all of 1997 compared to only six months for 1996. In addition, the ESOP expense is directly related to the average stock price of the Company, which was higher in 1997 than 1996. The RRP began in 1997 and therefore had no comparable expense in 1996. Employee benefit plans are explained further in Note 13 of the Consolidated Financial Statements.

  Bank shares and franchise tax expense together amounted to $351,000 in 1997, the first year for which the Company was subject to these taxes on capital. There was no comparable expense in 1996.

INCOME TAXES - For the years ended December 31, 1997 and 1996, the Company incurred income tax expense of $1.6 million and $439,000, respectively. For the year ended December 31, 1995, the Company reported an income tax benefit of $477,000. The Company's effective tax rate amounted to 35.6%, 35.4% and (33.1)% during 1997, 1996, and 1995, respectively. The difference between the effective rate and the statutory tax rate primarily related to variances in the items that are either non-taxable or non-deductible. In 1997 and 1996 the difference also included state income tax on the Company's income, exclusive of the income derived from the Bank. For more information on income taxes, see Note 10 to the Consolidated Financial Statements.





                                                                          [LOGO]

16                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Excess liquidity includes the Company's portfolios of investment securities held for sale and mortgage-backed securities held for sale. The Company's primary sources of funds are deposits, borrowings, proceeds from sale of stock and amortization, prepayments and maturities from its loan portfolio held to maturity investment securities and mortgage-backed securities portfolios and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows, loan prepayments, and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has the ability to borrow up to approximately $127.7 million from the FHLB through its subsidiary Bank.

-------------------------------------------------------------------------------
"We have been loyal LBA mortgage customers for two generations."

[PHOTO]          MR. AND MRS. PATRICK CONDON, SR.
                 MR. AND MRS. PATRICK CONDON, JR. AND FAMILY
-------------------------------------------------------------------------------

Liquidity management is both a daily and long-term function of business management. The Company uses its primary liquidity to meet its ongoing commitments, to pay maturing certificates of deposit and deposit withdrawals and to fund loan commitments. The Company's excess liquidity and borrowing capacity provide added readiness to meet ongoing commitments and growth. At December 31, 1997, the total approved commitments to extend credit amounted to $18.4 million. At that same date, certificates of deposit scheduled to mature in one year or less totaled $70.9 million. Management believes that a significant portion of maturing deposits will stay with the Company. The Company anticipates it will continue to have sufficient funds together with available borrowings to meet its current commitments.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operation results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, most of the Company's assets and liabilities are monetary in nature. Consequently, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.





[LOGO]

Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                                                   17

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under guidance of the Finance Committee of the Board of Directors of the Bank, which is composed of Messrs. O'Rourke, Beacham, and Ortego, and the Asset/Liability Management Committee ("ALCO"), which is composed of five officers of the Bank. The Finance Committee meets jointly with the ALCO quarterly to, among other things, set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The committee assesses its interest rate risk strategy quarterly, which is then reviewed by the full Board of Directors. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the ALCO. In its capacity, the ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels and trends.

INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and interest expense streams associated with the Company's financial instruments also change, thereby impacting net interest income ("NII"), the primary component of the Company's earnings.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest-rate spread that can be sustained during fluctuations of interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets in a given time period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December 31, 1997, the amount of

--------------------------------------------------------------------------------
NET INTEREST INCOME (IN MILLIONS)
                                               [GRAPH]

--------------------------------------------------------------------------------




                                                                          [LOGO]

18                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


the Company's interest-sensitive assets which were estimated to mature or reprice within one year exceeded the Company's interest-sensitive liabilities with the same characteristics by $6.6 million, or 2.4%, of the Company's total assets.

The ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While the ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

The simulation model captures the impact of changing interest rates on the interest income received and the interest expense paid on all assets and liabilities reflected on the Company's statement of condition. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rate shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1997:

                                                            Estimated NII
             Rate Change                                     Sensitivity
             -----------                                     -----------
             + 200 basis points                                 -1.94%
             - 200 basis points                                  0.46%

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including, but not limited to, the nature and timing of interest rate levels and yield curve shapes, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment and replacement of asset and liability cashflows. While assumptions are developed based upon perceived current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to prepayment and refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes and other internal and external variables. Furthermore, the sensitivity analysis does not reflect actions that the alco might take in responding to or anticipating changes in interest rates.

As a part of the Company's asset/liability management strategies, the Company intends to increase its emphasis on originating commercial business loans, which generally have variable or adjustable rates of interest, and to increase its emphasis on originating consumer loans, which have relatively short terms to maturity. The Company also intends to increase the amount of non-interest bearing demand deposits, which are considered "core deposits," which is expected to lessen the effects of changes in interest rates on the Company's net interest margin. Additionally, the Company maintains substantially all of its fixed-rate investment securities, and its fixed-rate mortgage-backed securities in its held for sale portfolios, which at December 31, 1997, amounted to $11.0 million and $17.8 million, respectively, as further described in Notes 3 and 4 to the Consolidated Financial Statements and which are carried at fair value and could be liquidated in response to rapid changes in interest rates, if deemed appropriate. As more fully described in Note 5 to the Consolidated Financial Statements, the Company's loan portfolio includes approximately $96.7 million of long-term adjustable-rate mortgage loans, $92.2 million of long-term fixed-rate loans, $16.4 million of shorter-term consumer





[LOGO]

Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                                                   19

loans and $15.4 million of commercial loans. The Company's mortgage-backed securities in its held to maturity portfolio of $12.8 million is substantially composed of adjustable-rate securities. The Company's asset/liability strategy with respect to these portfolios includes an attempt to balance the effects of rising and falling interest rates on the projected interest income from these assets.

The following table summarizes the anticipated maturities or repricing of the Company's interest-sensitive assets and interest-sensitive liabilities as of December 31, 1997, based on the information and assumptions set forth in the notes below.

(Dollars in Thousands)
                                                                                      More Than
                                                             Three to   More Than    Three Years
                                              Within Three    Twelve   One Year to     to Five    Over Five
                                                 Months       Months   Three Years      Years       Years         Total
                                                 ------       ------   -----------      -----       -----         -----
Interest-sensitive assets(1):
 Loans receivable(2)                          $   33,249    $  47,116   $   66,122   $  42,855    $   23,498   $  212,840
 Investment securities(3)                         18,241        3,014        6,037           0             0       27,292
 Mortgage-backed securities(4)                    11,753        4,990        5,869       4,153         3,887       30,652
                                                  ------       ------       ------      ------        ------      -------
    Total                                         63,243       55,120       78,028      47,008        27,385      270,784
                                                  ------       ------       ------      ------        ------      -------
Interest-sensitive liabilities:
Deposits:
 NOW accounts(5)                                       -            -            -           -         8,177        8,177
 Passbook savings accounts(5)                          -            -            -          63        23,280       23,343
 Money market deposit accounts(5)                  9,436            -            -           -             -        9,436
 Certificates of deposit                          19,497       46,436       41,027      12,400        24,165      143,525
Advances from FHLB                                36,378            -            -           -           250       36,628
                                                  ------       ------       ------      ------        ------      -------
    Total                                         65,311       46,436       41,027      12,463        55,872      221,109
                                                  ------       ------       ------      ------        ------      -------

Excess (deficiency) of interest-sensitive
 assets over interest-bearing liabilities     $   (2,068)   $   8,684   $   37,001   $  34,545    $  (28,487)  $   49,675
                                                  ======       ======       ======      ======        ======      =======
Cumulative excess (deficiency) of
 interest-sensitive assets over
 interest-sensitive liabilities               $   (2,068)   $   6,616   $   43,617   $  78,162    $   49,675
                                                  ======       ======       ======      ======        ======
Cumulative excess (deficiency) of
 interest-sensitive assets over
 interest-sensitive liabilities as a
 percent of total assets                          (0.75%)       2.39%       15.74%      28.21%        17.93%
                                                  ======       ======       ======      ======        ======

(1) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments. The Company has estimated the prepayments based upon its experience in the interest rate environment prevailing during 1997.

(2) Balances have been reduced for non-performing loans, which amounted to $410,000 at December 31, 1997.

(3) Includes interest-bearing deposits and FHLB stock.

(4) Reflects estimated prepayments in the current interest rate environment.

(5) Although the Company's NOW accounts and passbook savings accounts are subject to immediate withdrawal, management considers substantially all of such accounts to be core deposits having significantly longer effective maturities. The Company generally has retained a relatively consistent amount of such deposits under widely varying interest rate environments. If all of the Company's NOW accounts and passbook savings accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-sensitive assets with comparable characteristics by $36.0 million or 13.0% of total assets.





                                                                          [LOGO]

20                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the de-recognition of financial assets and liabilities when control is extinguished.

Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1996 and deferred application of many of the provisions of SFAS 125 until January 1, 1998. The adoption of SFAS 125 is not expected to have a material effect on the consolidated financial position or the consolidated results of operations of the Company.

In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share ("EPS"). It will require the presentation of basic EPS on the face of the income statement with dual presentation of both basic and diluted EPS for entities with complex capital structures. This statement was adopted by the Company on December 31, 1997. Restatement of earnings per share for all prior periods presented is required. The statement deals with reporting and disclosure and therefore adoption did not have an impact on the financial statements.

For additional information on these and other FASB statements see Note 1 to the Consolidated Financial Statements.

-------------------------------------------------------------------------------
"We are delighted to see LBA expand into the New Iberia area."

[PHOTO]          VANCE AND WARD BREAUX
                 Breaux Brothers Enterprises, Inc.
-------------------------------------------------------------------------------





[LOGO]

Management's Discussion and Analysis of
Financial Condition and Results of
Operations                                                                   21


YEAR 2000

The Company has developed plans to address issues related to the impact of the year 2000 on its computer systems. Financial and operational systems have been assessed and plans are being developed to address modification requirements. Many of the Company's essential financial and operations systems are provided by third-party vendors. Management of the Company has made preliminary assessments of the efforts of such third parties to bring the systems used by the Company and the Bank into compliance, and management continues to monitor such progress. The compliance process is ongoing and is expected to continue throughout 1998. The financial impact on the Company of making the required system changes compliant with the year 2000 is not expected to be material to the Company's consolidated financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
HISTORICAL SHARE PRICE
                                   [GRAPH]

--------------------------------------------------------------------------------




                                                                          [LOGO]

22


INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------


                   [CASTAING, HUSSEY & LOLAN, LLP LETTERHEAD]





To the Board of Directors
Acadiana Bancshares, Inc., and Subsidiary
Lafayette, Louisiana

We have audited the accompanying consolidated statements of financial condition of Acadiana Bancshares, Inc., and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acadiana Bancshares, Inc., and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ CASTAING, HUSSEY & LOLAN, LLP

New Iberia, Louisiana
January 30, 1998





[LOGO]

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
-------------------------------------------------------------------------------

Consolidated Statements of Financial Condition

December 31, 1997 and 1996
(In Thousands, except share data)


ASSETS                                                                   1997            1996
                                                                         ----            ----
Cash and Cash Equivalents:
 Cash and Amounts Due from Banks                                      $     622       $   1,234
 Interest Bearing Deposits-Federal Home Loan Bank                        13,535          18,550
                                                                        -------         -------
     Total                                                               14,157          19,784
Investment Securities:
 Equity Securities Held for Trading                                         826              --
 Available for Sale, at fair value                                       11,044          20,539
Mortgage-Backed Securities:
 Held to Maturity (fair value of $12,736
  and $12,938, respectively)                                             12,806          13,087
 Available for Sale, at fair value                                       17,846          21,566
Loans Receivable, net of Allowance for
 Loan Losses of $2,760 and $2,592, respectively                         212,840         182,724
Federal Home Loan Bank Stock, at Cost                                     1,887           1,778
Real Estate Owned, Net                                                      204              75
Premises and Equipment, Net                                               2,806           1,827
Accrued Interest Receivable                                               1,416           1,551
Other Assets                                                              1,234           1,443
                                                                        -------         -------
TOTAL ASSETS                                                          $ 277,066       $ 264,374
                                                                        =======         =======
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                                              $ 193,422       $ 193,450
Advances from Federal Home Loan Bank                                     36,628          22,250
Accrued Interest Payable on Deposits                                         49              46
Advance Payments by Borrowers for Taxes and Insurance                       431             441
Accrued and Other Liabilities                                             1,974           1,096
                                                                        -------         -------
TOTAL LIABILITIES                                                       232,504         217,283
                                                                        -------         -------
Commitments and Contingencies

STOCKHOLDERS' EQUITY:
Preferred Stock of $.01 Par Value; 5,000,000 shares authorized,
 -0- shares issued or outstanding                                            --              --
Common Stock of $.01 Par Value; 20,000,000 shares authorized,
 2,731,250 shares issued                                                     27              27
Additional Paid-in Capital                                               32,005          31,827
Retained Earnings (Substantially Restricted)                             19,355          17,344
Unearned Common Stock Held by ESOP                                       (2,228)         (2,490)
Unearned Common Stock Held by RRP Trust                                  (1,602)             --
Treasury Stock, at Cost; 150,000 Shares                                  (3,445)             --
Unrealized Gain on Securities Available for
 Sale, Net of Deferred Taxes                                                450             383
                                                                        -------         -------
TOTAL STOCKHOLDERS' EQUITY                                               44,562          47,091
                                                                        -------         -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 277,066       $ 264,374
                                                                        =======         =======

The accompanying Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.





                                                                          [LOGO]

24

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
-------------------------------------------------------------------------------

Consolidated Statements of Operations

Years Ended December 31, 1997, 1996 and 1995
(In Thousands, except per share data)

                                                            1997           1996          1995
                                                            ----           ----          ----
INTEREST INCOME:
  Loans                                                  $   15,914     $   14,218    $  12,833
  Mortgage-Backed Securities                                  2,329          2,609        2,536
  Investment Securities                                       1,510          1,185          880
  Interest Bearing Deposits                                     575            691          726
                                                             ------         ------       ------
Total Interest Income                                        20,328         18,703       16,975
                                                             ------         ------       ------
INTEREST EXPENSE:
  Deposits                                                    9,179         10,184       10,112
  Advances from Federal Home Loan Bank                        1,681            578           22
                                                             ------         ------       ------
Total Interest Expense                                       10,860         10,762       10,134
                                                             ------         ------       ------
Net Interest Income                                           9,468          7,941        6,841
Provision for Loan Losses                                       180            355        1,274
                                                             ------         ------       ------
Net Interest Income After Provision for
  Loan Losses                                                 9,288          7,586        5,567
                                                             ------         ------       ------
NON-INTEREST INCOME:
  Loan Fees and Service Charges                                 136            157          119
  Servicing Fees on Loans Sold                                   62             60           68
  Deposit Fees and Service Charges                              749            569          583
  Investment Securities Gains (Losses), Net                     137             --          (64)
  Gain (Loss) on Sale of Fixed Rate Loans, Net                   (1)           (20)          11
  Other                                                          86            188           85
                                                             ------         ------       ------
Total Non-Interest Income                                     1,169            954          802
                                                             ------         ------       ------
NON-INTEREST EXPENSES:
  Salaries and Employee Benefits                              3,212          2,654        2,666
  Occupancy                                                     308            285          222
  Depreciation                                                  322            320          259
  Net Costs of Real Estate Owned                               (436)           129        1,144
  SAIF Deposit Insurance Premium                                122            354          469
  SAIF Special Assessment                                        --          1,338           --
  Merger/Conversion Expenses - Withdrawn
     Transaction                                                 --             --        1,052
  Advertising                                                   328            307          237
  Consulting                                                     82            193          306
  Bank Shares and Franchise Tax Expense                         351             --           --
  Other                                                       1,589          1,721        1,457
                                                             ------         ------       ------
Total Non-Interest Expenses                                   5,878          7,301        7,812
                                                             ------         ------       ------
Income (Loss) Before Income Taxes                             4,579          1,239       (1,443)
Income Tax Expense (Benefit)                                  1,632            439         (477)
                                                             ------         ------       ------
Net Income (Loss)                                        $    2,947     $      800    $    (966)
                                                             ======         ======       ======
Net Income Per Common Share* - basic                     $     1.22     $      .07          N/A
                                                             ======         ======       ======
Net Income Per Common Share - diluted                    $     1.20     $      .07          N/A
                                                             ======         ======       ======

*Includes 3rd and 4th quarters only, for 1996.

The accompanying Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.





[LOGO]

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
-------------------------------------------------------------------------------

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 1997, 1996 and 1995
(In Thousands)

                                                                                                           Unearned
                                                                             Retained        Unearned       Common
                                                            Additional      Earnings -        Common         Stock
                                               Common         Paid-In     (Substantially    Stock Held      Held By
                                                Stock         Capital       Restricted)       By ESOP      RRP Trust
                                                -----         -------       -----------       -------      ---------
Balance, January 1, 1995                      $      --    $       --       $   17,962       $      --    $      --

Net Income                                                                        (966)

Change in Unrealized Gain (Loss)
 on Securities Available for Sale,
 Net of Deferred Taxes
                                                     --        ------           ------           -----        -----
Balance, December 31, 1995                                                      16,996

Net Income                                                                         800

Common Stock Issued in Conversion                    27        31,811                           (2,622)

Common Stock Released by ESOP Trust                                16                              132

Cash Dividends Declared                                                           (452)

Change in Unrealized Gain (Loss)
 on Securities Available for Sale,
 Net of Deferred Taxes
                                                     --        ------           ------           -----        -----
Balance, December 31, 1996                           27        31,827           17,344          (2,490)

Net Income                                                                       2,947

Common Stock Released by ESOP Trust                               178                              262

Common Stock Acquired by Recognition
 and Retention Plan Trust                                                                                     (1,829)

Common Stock Earned by Participants of
 Recognition and Retention Plan Trust                                                                            227

Repurchase of Common Stock

Cash Dividends Declared                                                           (936)

Change in Unrealized Gain on Securities
 Available for Sale, Net of Deferred Taxes
                                                     --        ------           ------           -----        -----
Balance, December 31, 1997                    $      27    $   32,005       $   19,355       $  (2,228)   $  (1,602)
                                                     ==        ======           ======           =====        =====

(In Thousands)
                                                               Unrealized
                                                               Gain (Loss)        Total
                                                             on Securities,      Stock-
                                                Treasury         Net of         holders'
                                                 Stock       Deferred Taxes      Equity
                                                 -----       --------------      ------
Balance, January 1, 1995                      $      --       $    (117)      $     17,845

Net Income                                                                            (966)

Change in Unrealized Gain (Loss)
 on Securities Available for Sale,
 Net of Deferred Taxes                                              818                818
                                                  -----          ------             ------
Balance, December 31, 1995                                          701             17,697

Net Income                                                                             800

Common Stock Issued in Conversion                                                   29,216

Common Stock Released by ESOP Trust                                                    148

Cash Dividends Declared                                                               (452)

Change in Unrealized Gain (Loss)
 on Securities Available for Sale,
 Net of Deferred Taxes                                             (318)              (318)
                                                  -----          ------             ------
Balance, December 31, 1996                                          383             47,091

Net Income                                                                           2,947

Common Stock Released by ESOP Trust                                                    440

Common Stock Acquired by Recognition
 and Retention Plan Trust                                                           (1,829)

Common Stock Earned by Participants of
 Recognition and Retention Plan Trust                                                   227

Repurchase of Common Stock                       (3,445)                            (3,445)

Cash Dividends Declared                                                               (936)

Change in Unrealized Gain on Securities
 Available for Sale, Net of Deferred Taxes                          667                 67
                                                  -----          ------             ------
Balance, December 31, 1997                    $  (3,445)      $     450       $     44,562
                                                  =====          ======             ======


The accompanying Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.



                                                                          [LOGO]

26


ACADIANA BANCSHARES, INC., AND SUBSIDIARY
-------------------------------------------------------------------------------

Consolidated Statements of Cash Flows

Years Ended December 31, 1997, 1996 and 1995
(In Thousands)

                                                                                1997           1996            1995
                                                                                ----           ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                                            $    2,947      $      800    $       (966)
                                                                                 ------          ------          ------
Adjustments to Reconcile Net Income (Loss)
 to Net Cash Provided by Operating Activities:
  Depreciation and Amortization                                                     328             320             259
  Provision for Deferred Income Taxes                                                 2             (43)           (344)
  Provision for Losses on Loans                                                     180             355           1,274
  Provision for Losses on Real Estate Owned
   and Other Property Acquired                                                       --             256           1,169
  Compensation Expense Recognized on RRP                                            227              --              --
  ESOP Contribution                                                                 440             148              --
  Other Gains and Losses, Net                                                      (427)           (121)           (139)
  Net Change in Securities Classified as Trading                                   (826)             --              --
  Loss (Gain) on Sale of Loans Held for Sale                                          1              20             (11)
  Proceeds from Sale of Loans Held for Sale                                         921           6,353           1,553
  Originations of Loans Held for Sale                                              (922)         (6,373)         (1,542)
  Abandonment of Construction Work in Progress                                       --              --             202
  Accretion of Discounts, Net of Premium Amortization On Securities                 (63)            (46)            (57)
  Amortization of Deferred Revenues and Unearned Income on Loans                    (60)           (161)           (146)
  FHLB Stock Dividend Received                                                     (109)           (101)           (104)
  Changes in Assets and Liabilities:
    Decrease (Increase) in Accrued Interest Receivable                              135            (364)             58
    Decrease (Increase) in Other Assets                                             167           1,139            (723)
    Increase (Decrease) in Accounts Payable and Accrued Expenses                    846             133             (36)
                                                                                 ------          ------          ------
Total Adjustments                                                                   840           1,515           1,413
                                                                                 ------          ------          ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                    $    3,787      $    2,315    $        447
                                                                                 ------          ------          ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Sale of Securities Available for Sale                          $       --      $       --    $      2,719
Proceeds from Calls and Maturities of Securities Available for Sale              22,498           3,000           2,500
Proceeds from Maturities of Securities Held to Maturity                              --              --          10,500
Purchases of Securities Available for Sale                                      (12,998)        (19,500)             --
Net Advances on Loans                                                           (30,739)        (25,416)         (7,404)
Proceeds from Sale of Premises and Equipment                                         --              11               6
Purchase of Premises and Equipment                                               (1,301)           (416)           (337)
Proceeds from Sale of Real Estate Owned and Other Property Acquired                 801             874             908
Capital Costs Incurred on Real Estate Owned and Other Property Acquired              --             (35)           (131)
Proceeds from Sale of Mortgage-Backed Securities                                     --              --             467
Principal Collections on Mortgage-Backed Securities Available for Sale            3,870           4,020              --
Principal Collections on Mortgage-Backed Securities Held to Maturity                290             397           3,955
Purchase of Mortgage-Backed Securities Held to Maturity                              --              --          (9,718)
                                                                                 ------          ------          ------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                          $  (17,579)     $  (37,065)   $      3,465
                                                                                 ------          ------          ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Demand, NOW and Savings Deposits                               $   (3,271)     $   (1,260)   $     (5,784)
Net Change in Time Deposits                                                       3,243         (11,633)          8,039
Net Change in Mortgage Escrow Funds                                                 (10)            (44)            (70)
Proceeds from FHLB Advances                                                      14,378          22,000              --
Proceeds from Issuance of Common Stock                                               --          30,153              --
Dividends Paid to Shareholders                                                     (901)           (226)             --
Acquisition of Common Stock by RRP                                               (1,829)             --              --
Purchase of Treasury Stock                                                       (3,445)             --              --
Stock Conversion Costs Incurred                                                      --            (937)             --
                                                                                 ------          ------          ------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                    $    8,165      $   38,053    $      2,185
                                                                                 ------          ------          ------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                         $   (5,627)     $    3,303    $      6,097

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                   19,784          16,481          10,384
                                                                                 ------          ------          ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $   14,157      $   19,784    $     16,481
                                                                                 ======          ======          ======
SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
  Acquisition of Real Estate in Settlement of Loans                          $      503      $      189    $        252
  Unrealized (Loss) Appreciation on Securities                               $     (101)     $     (481)   $      1,239
  Loans Made to Facilitate Sales of Real Estate Owned                        $       --      $       --    $        317
SUPPLEMENTAL DISCLOSURES:
  Cash Paid For:
  Interest on Deposits and Borrowings                                        $   10,779      $   10,747    $     10,136
  Income Taxes                                                               $    1,541      $      526    $        915

The Accompanying Notes to the Consolidated Financial Statements are an integral part of these Financial Statements.



[LOGO]

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
-------------------------------------------------------------------------------

Notes to Consolidated Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

Acadiana Bancshares, Inc. (the "Company"), is a Louisiana Corporation organized in February 1996 for the purpose of becoming the bank holding company for LBA Savings Bank (the "Bank"). The Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank converted from a Louisiana chartered savings bank to a Louisiana chartered stock savings bank. The Company completed its subscription and community offering in July 1996, and with a portion of the net proceeds, acquired the capital stock of the Bank. The Company provides a variety of financial services primarily to individuals, but also to commercial business customers through its four full-service branches in Lafayette, Louisiana, its full-service facility in New Iberia, Louisiana, and its loan production office in Eunice, Louisiana. The Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans, commercial real estate loans and commercial loans.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of Acadiana Bancshares, Inc., and its wholly owned subsidiary, LBA Savings Bank. All material intercompany balances and transactions have been eliminated in consolidation. The 1995 financial statements contained herein are those of LBA Savings Bank (and Subsidiary) as the predecessor entity.

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

A majority of the Company's loan portfolio consists of single-family residential loans in the Lafayette area. The regional economy has demonstrated heavy dependence on the oil and gas industry, which was in severe economic decline in the 1980's. Real estate prices in this market were substantially depressed. Future downturns in the oil and gas industry could result in an adverse impact on the Company's real estate loans.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Continues





                                                                          [LOGO]

28                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 1 continued

CASH AND CASH EQUIVALENTS

The Company considers all cash and amounts due from depository institutions and interest-bearing demand deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

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

MORTGAGE-BACKED SECURITIES

Mortgage-Backed Securities, or MBSS, owned by the Company represent participating interests in pools of underlying long-term first mortgage loans issued by one of three agencies: GNMA, FNMA, and FHLMC. Collateralized Mortgage Obligations, or CMOs, owned by the Company represent participating interests in a multiclass security that is secured by one or more pools of mortgage pass-through pools. Management classifies certain types of MBSS as available for sale securities, which are carried at fair value. Management also classifies certain types of MBSS as held to maturity, which are carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. The Company has both the intent and ability to hold such securities to maturity. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in equity, net of applicable income taxes. The cost of Mortgage-Backed Securities sold is recognized using the specific identification method.

FEDERAL HOME LOAN BANK STOCK

The Bank is required, as a member of the Federal Home Loan Bank of Dallas, to maintain an amount of stock equal to the greater of 1% of the Bank's outstanding home mortgage-related assets or 5% of its outstanding advances from the FHLB. Stock held in excess of required amounts is redeemable at par. At December 31, 1997 and 1996, the Bank held more than the required amount of stock.

LOANS HELD FOR SALE

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At December 31, 1997 and 1996, the Company had no loans held for sale.

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

Continues





[LOGO]

Notes to Consolidated Financial Statements                                   29


Note 1 continued


The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of various factors, including the collectibility of the loan portfolio, the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows using the loan's effective interest rate. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. The Company uses the loan-by-loan measurement method for all loans; however, residential mortgage loans and consumer installment loans are considered to be groups of smaller-balance homogenous loans and are collectively evaluated for impairment and are not subject to SFAS 114 measurement criteria. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 60 days or if, during a longer period of delay, the Company expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions and any unique circumstances affecting the loan. Due to the composition of the Company's loan portfolio, the fair value of collateral is utilized to measure virtually all of the Company's impaired loans. If the fair value of an impaired loan is less than the related recorded amount, a valuation allowance is established or the writedown is charged against the allowance for loan losses if the impairment is considered to be permanent.

A loan (including an impaired loan) is classified as nonaccrual when the loan becomes 90 days or more past due. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of cash payments received.

PREMISES AND EQUIPMENT

Depreciation and amortization are provided over the estimated useful lives of the respective assets, 15 to 30 years for buildings and 3 to 15 years for furniture, fixtures and equipment. All premises and equipment are recorded at cost and are depreciated on either the straight line method or declining balance method.

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

Continues





                                                                          [LOGO]

30                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 1 continued

LOAN SERVICING

Mortgage servicing rights are recognized on mortgage loans sold when the institution has retained the servicing rights on the loan. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

ADVERTISING COSTS

The Company incurred no direct-response advertising costs and expenses all advertising costs as incurred.

INCOME TAXES

The Company and its subsidiary file a consolidated federal income tax return on a calendar year basis. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities in accordance with SFAS 109, Accounting for Income Taxes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, more likely than not will be unrealized.

FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the Statements of Financial Condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

  Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed-rate commercial real estate and mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experi-


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   31


Note 1 continued

  ence and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

  Deposits: The fair value disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

  Off-Balance Sheet Items: The Company has outstanding commitments to extend credit and stand-by letters of credit. These off-balance sheet financial instruments are generally exercisable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, have no current value.

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

In June 1996, the FASB issued SFAS 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the consistent application of the financial-components approach. This approach requires the recognition of financial assets and servicing assets that are controlled by the reporting entity, and the derecognition of financial assets and liabilities when control is extinguished. Liabilities and derivatives incurred or obtained by transferors in conjunction with the transfer of financial assets are required to be measured at fair value, if practicable.

Servicing assets and other retained interests in transferred assets are required to be measured by allocating the previous carrying amount between the assets sold, if any, and the interest that is retained, if any, based on the relative fair value of the assets at the date of transfer. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued in December 1997 and deferred application of many of the provisions of SFAS 125 until January 1, 1998. Management believes adoption of SFAS 125 will not have a material effect on financial position and the results of operations.

In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. This statement establishes standards for computing and presenting earnings per share ("EPS"). It requires the presentation of basic EPS on the face of the income statement with dual presentation of both basic and diluted EPS for

Continues





                                                                          [LOGO]

32                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 1 continued

entities with complex capital structures. Basic EPS excludes the dilutive effect that could occur if any securities or other contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Basic EPS is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS except the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In the case of certain convertible securities, the numerator may also be increased by related interest or dividends. This statement was adopted by the company effective December 31, 1997.

In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available for sale securities) be reported in a financial statement similar to the statement of income and retained income. The accumulated balance of other comprehensive income will be disclosed separately from retained income in the shareholders' equity section of the balance sheet. This statement is effective for the Company for the year beginning January 1, 1998.

In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. This statement is effective for the Company for financial statements issued for the year beginning January 1, 1998.

Management has not determined the effects of adopting SFAS No. 130 and 131, but their adoption will not impact financial condition or results of operations because they deal with reporting and disclosures.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1995 and 1996 Consolidated Financial Statements in order to conform to the classifications adopted for reporting in 1997.

NOTE 2 - CASH AND AMOUNTS DUE FROM BANKS:

The Company is required by the Federal Reserve Bank to maintain a reserve of vault cash or cash on deposit based on a percentage of deposits. The amount of the reserves at December 31, 1997 and 1996 was approximately $298,000 and $281,000, respectively.





[LOGO]

Notes to Consolidated Financial Statements                                   33


NOTE 3 - INVESTMENT SECURITIES:

Securities available for sale consist of the following (in thousands):

                                        December 31, 1997                                  December 31, 1996
                        ----------------------------------------------- -----------------------------------------------------
                                        Gross      Gross                                 Gross          Gross
                         Amortized   Unrealized   Unrealized   Fair     Amortized      Unrealized      Unrealized    Fair
                           Cost         Gains       Losses     Value       Cost           Gains          Losses      Value
                           ----         -----       ------     -----       ----           -----          ------      -----
U.S. Government and
  Federal Agencies      $  10,918     $  103      $    --     $  11,021    $  20,389    $     149     $ (14)       $   20,524
Marketable Equity
    Security                    5         18           --            23            5           10        --                15
                           ------        ---           --        ------       ------          ---        --            ------
    Total               $  10,923     $  121      $    --     $  11,044    $  20,394    $     159     $ (14)       $   20,539
                           ======        ===           ==        ======       ======          ===        ==            ======

The following is a summary of maturities of securities available for sale as of December 31, 1997 (in thousands):

                                                  Securities Available for Sale
                                                 -------------------------------
                                                   Amortized          Fair
                                                      Cost            Value
                                                      ----            -----
Amounts maturing in:
One year or less                                   $      --         $      --
After one year through five years                      8,918             9,016
After five years through ten years                     2,000             2,005
After ten years                                           --                --
                                                      ------            ------
                                                      10,918            11,021
Marketable Equity Security                                 5                23
                                                      ------            ------
Total                                              $  10,923         $  11,044
                                                      ======            ======

Securities are classified according to their contractual maturity without consideration of call features. Accordingly, actual maturities may differ from contractual maturities.

During 1997, proceeds from calls of securities available for sale were approximately $22,498,000, resulting in no realized gain or loss. During 1997 and 1996, no securities available for sale were sold. During 1995, the Company sold securities available for sale for total proceeds of approximately $2,719,000, resulting in realized losses of approximately $31,000.

Investment securities with a carrying amount and fair value of approximately $516,000 at December 31, 1997, were pledged to secure deposits as required or permitted by law.

Certain equity securities are classified as trading securities. Unrealized gains of $130,000 were recognized in 1997 on such securities.





                                                                          [LOGO]

34                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


NOTE 4 - MORTGAGE-BACKED SECURITIES:

Mortgage-Backed Securities available for sale consist of the following (in thousands):

                           December 31, 1997                                    December 31, 1996
              -------------------------------------------   -------------------------------------------------
                           Gross         Gross                                Gross        Gross
              Amortized   Unrealized  Unrealized   Fair       Amortized     Unrealized    Unrealized    Fair
                Cost        Gains       Losses    Value          Cost          Gains        Losses     Value
                ----        -----       ------    -----          ----          -----        ------     -----
GNMA          $    1,366    $    33   $    --    $   1,399      $  1,760       $    16     $   --    $ 1,776
FNMA               9,978        509        --       10,487        11,976           483        (10)    12,449
FHLMC              5,439         42       (18)       5,463         6,893            45        (85)     6,853
FNMA CMO             502         --        (5)         497           502            --        (14)       488
                  ------        ---        --       ------        ------           ---        ---     ------
              $   17,285    $   584   $   (23)   $  17,846      $ 21,131       $   544     $ (109)   $21,566
                  ======        ===        ==       ======        ======           ===        ===     ======

Mortgage-Backed Securities held to maturity consist of the following (in thousands):

                           December 31, 1997                                    December 31, 1996
              --------------------------------------------      ---------------------------------------------
                           Gross         Gross                                Gross        Gross
              Amortized   Unrealized  Unrealized   Fair         Amortized   Unrealized    Unrealized    Fair
                Cost        Gains       Losses    Value           Cost         Gains        Losses     Value
                ----        -----       ------    -----           ----         -----        ------     -----
GNMA          $    1,121    $    26   $    --    $   1,147      $  1,320       $    21     $   --    $ 1,341
FNMA                 206         --        (2)         204           232            --         (3)       229
FHLMC                750         --       (29)         721           822            --        (30)       792
FNMA CMO           4,736         --        (8)       4,728         4,733            --        (21)     4,712
FHLMC CMO          5,993         19       (76)       5,936         5,980            --       (116)     5,864
                  ------         --       ---       ------        ------            --        ---     ------
              $   12,806    $    45   $  (115)   $  12,736      $ 13,087       $    21     $ (170)   $12,938
                  ======         ==       ===       ======        ======            ==        ===     ======

The following is a summary of maturities of Mortgage-Backed Securities available for sale and held to maturity as of December 31, 1997 (in thousands):

                                           Available for Sale             Held to Maturity
                                         ----------------------        ----------------------
                                         Amortized      Fair            Amortized       Fair
                                           Cost         Value              Cost        Value
                                           ----         -----              ----        -----
Amounts maturing in:
One year or less                         $  3,926      $  4,053        $    229      $    228
After one year through five years          10,577        10,920             796           792
After five years through ten years          1,955         2,018             536           533
After ten years                               827           855          11,245        11,183
                                           ------        ------          ------        ------
Total                                    $ 17,285      $ 17,846        $ 12,806      $ 12,736
                                           ======        ======          ======        ======

Maturities are based on the average life at the currently projected prepayment speed.

During 1997 and 1996, no Mortgage-Backed Securities available for sale were sold. During 1995, the Company sold one available for sale Mortgage-Backed Security for total proceeds of approximately $467,000 resulting in a realized loss of approximately $33,000. There were no sales of held to maturity Mortgage-Backed Securities in 1997, 1996 or 1995.





[LOGO]

Notes to Consolidated Financial Statements                                   35


NOTE 5 - LOANS RECEIVABLE:

Loans Receivable at December 31, 1997 and 1996, are summarized as follows (in thousands):

                                                                1997            1996
                                                                ----            ----
  Mortgage Loans:
     Single-Family Residential                               $ 169,637        $ 142,833
     Single-Family Construction                                  9,301           10,565
     Multi-Family Residential                                      546              862
     Commercial Real Estate                                      9,363           12,873
                                                               -------          -------
       Total Mortgage Loans                                    188,847          167,133

  Commercial Business Loans                                     15,400            7,363
  Consumer Loans:
     Savings                                                     2,046            2,709
     Indirect Automobile Dealer                                  4,526            7,424
     Other                                                       9,783            6,726
                                                               -------          -------
       Total Loans                                             220,602          191,355

  Less:
     Allowance for Loan Losses                                  (2,760)          (2,592)
     Unearned Discounts and Prepaid Dealer Reserve                 162              331
     Net Deferred Loan Origination Fees                           (535)            (471)
     Loans in Process and Undisbursed Funds                     (4,629)          (5,899)
                                                               -------          -------
       Net Loans                                             $ 212,840        $ 182,724
                                                               =======          =======

At December 31, 1997 and 1996, the Company's loan portfolio included $96,690,000 and $86,565,000 in adjustable rate mortgages, respectively.

The following is an analysis of the allowance for possible loan losses for the years ended December 31 (in thousands):

                                                   1997           1996           1995
                                                   ----           ----           ----
Balance, Beginning                                $ 2,592       $  2,329       $  1,087
     Provision Charged to Income                      180            355          1,274
     Loans Charged Off                               (235)          (277)          (127)
     Loans Recovered                                  223            185             95
                                                    -----          -----          -----
Balance, Ending                                   $ 2,760       $  2,592       $  2,329
                                                    =====          =====          =====





                                                                          [LOGO]

36                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

NOTE 6 - LOAN SERVICING:

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $21,186,000 and $24,453,000 at December 31, 1997 and 1996, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $602,000 and $378,000 at December 31, 1997 and 1996, respectively.

Mortgage loan servicing rights of $1,000 and $35,000 were capitalized in 1997 and 1996, respectively. Amortization of mortgage servicing rights was $6,000 and $3,000 in 1997 and 1996, respectively, and the balance of mortgage servicing rights at December 31, 1997 and 1996, was $27,000 and $32,000, respectively.

NOTE 7- PREMISES AND EQUIPMENT:

Premises and equipment at December 31 is as follows (in thousands):

                                          1997            1996
                                          ----            ----
  Land                                  $    929       $    738
  Office Buildings                         1,736          1,237
  Furniture, Fixtures and Equipment        2,973          2,381
  Transportation Equipment                    95             95
                                           -----          -----
                                           5,733          4,451
  Accumulated Depreciation                (2,927)        (2,624)
                                           -----          -----
  Premises and Equipment, Net           $  2,806       $  1,827
                                           =====          =====

NOTE 8 - DEPOSITS:

Deposit account balances at December 31 are summarized as follows (dollars in thousands):


                                               Weighted                   1997                         1996
                                            Average Rate at      -----------------------      ------------------------
                                           December 31, 1997     Amount            %          Amount          %
                                           -----------------     ------            -          ------          -
NOW Accounts                                      1.7%           $  8,177         4.2%        $ 11,528        6.0%
Money Market Accounts                             4.0%              9,436         4.9%           5,101        2.6%
Non-interest Bearing Checking Accounts             --%              8,941         4.6%           4,954        2.6%
                                                                  -------       ------         -------      ------
    Total Demand Deposits                                          26,554        13.7%          21,583       11.2%
                                                                  -------       ------         -------      ------
Passbook Savings Deposits                         2.5%             23,343        12.1%          25,071       12.9%
                                                                  -------       ------         -------      ------
Certificate of Deposit Accounts:
  Less than 4.00%                                                     226          .1%             100         .1%
  4.0% to 4.99%                                                    13,474         7.0%          17,031        8.8%
  5.0% to 5.99%                                                    79,702        41.2%          71,021       36.7%
  6.0% to 6.99%                                                    34,172        17.7%          34,364       17.8%
  7.0% to 8.99%                                                    15,056         7.8%          23,434       12.1%
  9.0% and over                                                       895          .4%             846         .4%
                                                                  -------       ------         -------      ------
  Total Certificates of Deposit                   5.7%            143,525        74.2%         146,796       75.9%
                                                                  -------       ------         -------      ------
  Total Deposits                                  4.8%           $193,422       100.0%        $193,450      100.0%
                                                                  =======       ======         =======      ======


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   37



Note 8 continued

At December 31, 1997, scheduled maturities of certificates of deposit accounts were as follows (in thousands):

                                                               Amount
                                                               ------
One year or less                                             $   70,871
Over one year through two years                                  36,758
Over two years through three years                               18,750
Over three years through five years                              10,987
Over five years through ten years                                 6,159
                                                                -------
     Total Certificates of Deposit                           $  143,525
                                                                =======

Certificates of deposit with a balance of $100,000 and over were $36,833,000 and $36,037,000 at December 31, 1997 and 1996, respectively.

Interest expense on deposits for the following years ended December 31 is as follows (in thousands):

                                                 1997           1996           1995
                                                 ----           ----           ----
  NOW Accounts                                 $     109     $      160     $      144
  Money Market                                       163            131            139
  Passbook Savings                                   589            692            737
  Certificates of Deposits                         8,318          9,201          9,092
                                                   -----         ------         ------

  Total Interest Expense on Deposits           $   9,179     $   10,184     $   10,112
                                                   =====         ======         ======

Income from early withdrawal penalties on certificate accounts was $79,000, $63,000 and $53,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES:

Federal Home Loan Bank advances totaled $36,628,000 and $22,250,000 as of December 31, 1997 and 1996, respectively, which are secured by mortgage loans under an existing blanket collateral agreement and by FHLB stock. The advances have variable interest rates that are indexed to LIBOR (London International Bank Offering Rate) and reprice either monthly or quarterly. No payments are scheduled prior to maturity. The Company has the ability to borrow total advances up to $127,746,000 from the FHLB which would also be secured by the existing blanket collateral agreement and by FHLB stock. Advances at December 31, 1997 and 1996 are as follows (in thousands):

Interest Rate                                                   1997           1996
                                                                ----           ----
  Variable rate - 5.63% to 5.99% at December 31, 1997        $   36,378     $   22,000
  8.70%                                                             250            250
                                                                 ------         ------
  Total Advances                                             $   36,628     $   22,250
                                                                 ======         ======

Continues





                                                                          [LOGO]

38                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 9 continued

Advances at December 31, 1997, have maturities in future years as follows (in thousands):

                                           Year Ending December 31            Amount
                                           -----------------------            ------
                                                    1998                    $   22,000
                                                    1999                        14,378
                                                    2005                           250
                                                                            $   36,628
                                                                                ------

NOTE 10 - INCOME TAXES:

The provision for Income Tax Expense (Benefit) is as follows for the years ended December 31 (in thousands):

                                                      1997             1996              1995
Current:
  Federal                                           $    1,623      $     468         $  (134)
  State                                                      7             14              --
Deferred Tax Expense                                         2            (43)           (343)
                                                         -----            ---             ---
Total Income Tax Expense (Benefit)                  $    1,632      $     439         $  (477)
                                                         -----            ---             ---

There was an income tax payable of $173,000 at December 31, 1997, and an income tax refund receivable of $16,000 at December 31, 1996. Income tax expense or benefit is allocated between the Company and its subsidiary based on each member's taxable income or loss in relation to total consolidated taxable income at the effective tax rate.

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31:

                                                                          1997            1996        1995
                                                                          ----            ----        ----
Statutory Federal Income Tax Rate                                        34.0%          34.0%         (34.0)%
Increase (Decrease) in Taxes Resulting From:
  State Income Tax on Non-Bank Entities                                    .2            1.1             --
  Nondeductible ESOP                                                      1.3             .4             --
  Other Items                                                              .1            (.1)            .9
                                                                         ----           ----           ----
  Effective Tax Rate                                                     35.6%          35.4%         (33.1)%
                                                                         ====           ====           ====


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   39



Note 10 continued

The tax effects of principal temporary differences at December 31 is as follows (in thousands):

                                                                       1997             1996
                                                                       ----             ----
Deferred Tax Assets:
  Deferred loan fees                                                 $     108        $     90
  Book provision for losses on loans
   and real estate owned                                                   949             879
  Real estate owned basis differences                                        5              74
  Deferred gains on loans                                                   18              49
  Depreciable property basis differences                                    20              25
  ESOP and RRP                                                             118              14
  Other                                                                     13               7
                                                                         -----           -----
     Subtotal                                                            1,231           1,138
Deferred Tax Liabilities:
  Discount Accretion on Investment Securities                               29              19
  FHLB stock                                                               286             249
  Unrealized gains on Securities Available for Sale                        232             198
  Unrealized gains on Trading Securities                                    44              --
                                                                         -----           -----
     Subtotal                                                              591             466
                                                                         -----           -----
  Net Deferred Tax Asset                                             $     640        $    672
                                                                         -----           -----

The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 1997 and 1996. The net deferred tax asset is included in Other Assets on the Statements of Financial Condition.

Included in retained earnings at December 31, 1997 and 1996 is approximately $7,073,000 in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only for tax years prior to 1987. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate.

NOTE 11 - EARNINGS PER SHARE:

The Company adopted FAS 128, Earning Per Share, as of December 31, 1997. Restatement of earnings per share for all prior periods presented is required. Weighted average shares of common stock outstanding for basic EPS excludes the weighted average shares unreleased by the Employee Stock Ownership Plan ("ESOP") (196,578 and 213,026 shares at December 31, 1997 and 1996, respectively) and the weighted average unvested shares in the Recognition and Retention Plan ("RRP") (96,769 and -0- shares at December 31, 1997 and 1996, respectively). The effect on diluted EPS of stock option shares outstanding and unvested RRP shares is calculated using the treasury stock method. EPS for periods preceding the third quarter of 1996 are not applicable, as the Company's conversion from mutual-to-stock form and reorganization into a holding company format was not completed until July 15, 1996. The following is a reconcilement of the numerator and denominator for basic and diluted Earnings Per Share.


Continues





                                                                          [LOGO]

40                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 11 continued

                                                 Income             Shares           Per-Share
                                              (Numerator)       (Denominator)         Amount
                                              -----------       -------------         ------
                                                         Year ended December 31, 1997
                                              -----------------------------------------------
Basic EPS
  Income Available to Common Stockholders     $  2,947,000         2,408,779       $     1.22
                                                                                         ====
Effect of Dilutive Securities
  Stock Options Outstanding                             --            38,315
  Restricted Stock Grants                               --            15,932
                                                 ---------         ---------
Diluted EPS
  Income Available to Common Stockholders
    Plus Assumed Conversions                  $  2,947,000         2,463,026       $     1.20
                                                 =========         =========             ====

                                                   Six months ended December 31, 1996
                                              -----------------------------------------------
Basic EPS
  Income Available to Common Stockholders     $    169,000         2,518,224       $     0.07
                                                   =======         =========             ====

No stock options or other potential common stock securities were outstanding for the six months ended December 31, 1996.

NOTE 12 - REGULATORY MATTERS:

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

The regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of adjusted total assets, a minimum 4.0 percent core/leverage capital ratio, a minimum 4.0 percent tier one risk-based ratio and a minimum 8.0 percent total risk-based capital ratio to be considered "adequately capitalized." An institution is deemed to be "critically undercapitalized" if it has a tangible equity ratio of 2.0 percent or less. At December 31, 1997 and 1996, the Bank was classified as "well capitalized." There are no conditions or events since those dates that management believes have changed the Bank's category.


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   41



Note 12 continued


As of December 31, the Company met all regulatory capital requirements as follows (dollars in thousands):

                                                December 31, 1997
                                   ---------------------------------------------
                                        Required                  Actual
                                    Amount      Percent     Amount       Percent
                                    ------      -------     ------       -------
Tier 1 leverage capital:
  Acadiana Bancshares, Inc.        $ 11,029      4.00%      $ 44,112     16.00%
  LBA Savings Bank                   10,660      4.00%        33,214     12.46%

Tier 1 risk-based capital:
  Acadiana Bancshares, Inc.           5,855      4.00%        44,112     30.14%
  LBA Savings Bank                    5,732      4.00%        33,214     23.18%

Total risk-based capital:
  Acadiana Bancshares, Inc.          11,710      8.00%        45,953     31.39%
  LBA Savings Bank                   11,465      8.00%        35,017     24.43%

                                                December 31, 1996
                                   ---------------------------------------------
                                        Required                  Actual
                                    Amount      Percent     Amount       Percent
                                    ------      -------     ------       -------
Tier 1 leverage capital:
  Acadiana Bancshares, Inc.        $ 10,545      4.00%      $ 46,676     17.71%
  LBA Savings Bank                   10,007      4.00%        33,451     13.37%

Tier 1 risk-based capital:
  Acadiana Bancshares, Inc.           5,270      4.00%        46,676     35.43%
  LBA Savings Bank                    5,161      4.00%        33,451     25.93%

Total risk-based capital:
  Acadiana Bancshares, Inc.          10,539      8.00%        48,334     36.69%
  LBA Savings Bank                   10,322      8.00%        35,076     27.19%

LBA Savings Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana. There are no undistributed earnings of the Bank for 1997 that are available for dividend distribution to the Company in 1998.

NOTE 13 - EMPLOYEE BENEFITS:

401(k) AND MONEY PURCHASE PENSION PLANS

The Company maintains a 401(k) Profit Sharing Plan to provide retirement benefits for substantially all employees. Eligible employees may defer up to 10 percent of compensation. Until 1997, the Company contributed a matching contribution of 100 percent of employee deferrals up to 3 percent of compensation. The board of directors determines the amount of an additional discretionary contribution, if any, annually. All employees are eligible after completing one year of service and attaining age 21. The Company terminated the Money Purchase Pension Plan, which required a 2% contribution, effective January 1, 1996.

Employer contributions made to the plans were $-0- , $52,000 and $146,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Continues





                                                                          [LOGO]

42                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 13 continued

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

The ESOP was effective upon completion of the conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP. It is anticipated that contributions will be made to the plan in amounts necessary to amortize the debt to the Company over a period of 10 years.

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

Compensation cost for the year ended December 31, 1997, was $441,000 based on the release of 21,892 shares. For the year ended December 31, 1996, compensation cost was $148,000 based on the release of 10,946 shares. There were 32,838 and 10,946 shares allocated and 185,662 and 207,554 shares were held in suspense by the ESOP for the years ended December 31, 1997 and 1996, respectively. The fair value of the unearned ESOP shares at December 31, 1997 and 1996, using the quoted market closing price per share, was approximately $4,341,000 and $3,087,000, respectively.

RECOGNITION AND RETENTION PLAN

The Company established the Recognition and Retention Plan (RRP) for certain officers and directors on January 22, 1997. During 1997, the Company fully funded the trust with the purchase of 109,250 shares, or 4 percent, of the Company's common stock in the open market to be awarded in accordance with the provisions of the RRP. The cost of the shares of restricted stock awarded under these plans is recorded as unearned compensation, a contra equity account. The fair value of the shares on the date of award is recognized ratably as compensation expense over the vesting period, which is five years. The grantees of the restricted stock have the right to vote the shares awarded. Dividends on unvested shares are held in trust and distributed when the related shares vest. For the year ended December 31, 1997, the amount included in compensation expense was $227,000. The


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   43



Note 13 continued

weighted-average grant-date fair value of the restricted stock granted under the RRP during the year ended December 31, 1997, was $15.50. A summary of the changes in restricted stock follows:

                                                                    Unawarded      Awarded
                                                                      Shares        Shares
                                                                      ------        ------
Balance, January 1, 1997                                                  --            --
Purchased by Plan                                                    109,250            --
Granted                                                              (73,202)       73,202
Forfeited                                                                 --            --
Earned and Issued                                                         --            --
                                                                      ------        ------
Balance, December 31, 1997                                            36,048        73,202
                                                                      ======        ======

STOCK OPTION PLAN

In 1997, the Company adopted a stock option plan for the benefit of directors and officers. The number of shares of common stock reserved for issuance under the stock option plan was equal to 273,125 shares, or 10 percent, of the total number of common shares sold in the Company's initial public offering of its common stock upon the mutual-to-stock conversion of LBA Savings Bank. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed 10 years. The stock options granted to directors and officers in 1997 are exercisable in five equal annual installments. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The following table summarizes the activity related to stock options:

                                                                    Available          Options
                                                                    for Grant       Outstanding
                                                                    ---------       -----------
At inception                                                         273,125               --
Granted                                                             (211,701)         211,701
Canceled                                                                  --               --
Exercised                                                                 --               --
                                                                      ------          -------
At December 31, 1997                                                  61,424          211,701
                                                                      ======          =======

The 211,701 outstanding options were issued on January 22, 1997, at an exercise price of $15.50. No shares were exercisable at December 31, 1997. The weighted-average grant-date fair value of options granted during the year ended December 31, 1997 was $4.32.

In October 1995, the FASB issued SFAS 123, Accounting for Stock-Based Compensation. SFAS 123 requires disclosure of the compensation cost for stock-based incentives granted after January 31, 1995, based on the fair value at grant date for awards. Applying SFAS 123 would result in pro forma net income and earnings per share amounts as follows:

                                                                       1997
                                                                       ----
Net income
  As reported                                                      $  2,947,000
  Pro forma                                                        $  2,804,000
Earnings per share
  As reported - Basic                                                    $ 1.22
              - Diluted                                                  $ 1.20
  Pro forma   - Basic                                                    $ 1.16
              - Diluted                                                  $ 1.14

Continues





                                                                          [LOGO]

44                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 13 continued

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for 1997 grants: dividend yields of 2.20 percent; expected volatility of 16.91 percent; risk-free interest rate of 6.51 percent; and expected lives of 7.5 years for all options.

NOTE 14 - RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Company makes loans to its employees, officers and directors. Such loans to employees, officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

The Company has an employment agreement with an executive officer under which the Company agreed to pay compensation of $130,000 annually through October 31, 1999. The Company has also entered into severance agreements with six officers. The total commitments under the severance agreements at December 31, 1997, were $743,000.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES:

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

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statements of Financial Condition. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

As of December 31, 1997, financial instruments for which the     Contract or Notional
  contract amounts were as follows represent credit risk:       Amount (in thousands)
                                                               -----------------------
  Undisbursed Loans in Process                                         $ 4,629
  Commitments to Extend Credit                                         $13,714
  Standby Letters of Credit                                            $    58


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   45



Note 16 continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bonding financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 17 - CONCENTRATION OF CREDIT:

All of the Company's loans, commitments and letters of credit have been granted to customers in the Company's market area. The concentration of credit by type of loan is set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to borrowers who develop real estate properties.

NOTE 18 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments as of December 31 is as follows (in thousands):

                                                 1997                            1996
                                      ----------------------------   ------------------------------
                                       Estimated       Recorded        Estimated       Recorded
                                          Fair            Book           Fair            Book
ASSETS                                   Value          Balance          Value         Balance
                                         -----          -------          -----         -------
Cash                                  $    14,157     $    14,157     $   19,784      $  19,784
Investment Securities                      11,870          11,870         20,539         20,539
Mortgage-Backed Securities                 30,582          30,652         34,504         34,653
Loans Receivable                          212,282         212,840        184,289        182,724

LIABILITIES

Deposits:
  Regular Savings, NOW Accounts,
   and Money Market Deposits               49,897          49,897     $   46,654      $  46,654
  Certificates of Deposit                 144,358         143,525        149,155        146,796
Advances from Federal Home Loan Bank       36,628          36,628         22,250         22,250

NOTE 19 - CONVERSION FROM MUTUAL TO STOCK ASSOCIATION:

In 1996, the Bank converted from a Louisiana-chartered mutual savings bank to a Louisiana-chartered stock savings bank pursuant to its Plan of Conversion. The Company issued 2,731,250 shares of common stock at $12.00 per share. The Company's ESOP purchased 218,500 shares, financed by a loan from the Company. The net proceeds received from the conversion were $30,153,000. Total conversion costs approximated $937,000.


Continues





                                                                          [LOGO]

46                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 19 continued

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

The Bank is restricted from declaring or paying cash dividends or repurchasing any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. The Bank continues to be a member of the Federal Home Loan Bank System, and all insured savings deposits continue to be insured by the FDIC up to the maximum provided by law.

NOTE 20 - CONDENSED PARENT COMPANY-ONLY FINANCIAL STATEMENTS:

Condensed financial statements of Acadiana Bancshares, Inc. (parent company), are shown below. The parent company has no significant operating activities.

Condensed Balance Sheet
(In thousands)
                                                   December 31,        December 31,
                                                       1997                1996
                                                       ----                ----
ASSETS
Cash in Bank                                         $   8,266          $  11,561
Equity Securities Held for Trading                         826                 --
Securities Available for Sale                            2,018              2,014
Investment in Subsidiary                                33,652             33,856
Other Assets                                               116                 60
                                                        ------             ------
     Total Assets                                    $  44,878          $  47,491
                                                        ======             ======
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                          $     316          $     400
                                                        ------             ------
Stockholders' Equity                                    44,562             47,091
                                                        ------             ------
     Total Liabilities and Stockholders' Equity      $  44,878          $  47,491
                                                        ======             ======


Continues





[LOGO]

Notes to Consolidated Financial Statements                                   47



Note 20 continued

Condensed Statement of Income
(In thousands)
                                                                 For the          Period from
                                                                Year Ended     July 15, 1996 to
                                                            December 31, 1997  December 31, 1996
                                                            -----------------  -----------------
Operating Income:
  Dividends from Subsidiary Bank                                $  3,274            $   50
  Interest Income                                                    659               335
  Investment Securities Gains                                        137                --
                                                                   -----               ---
Total Operating Income                                             4,070               385

Operating Expenses                                                   411                14
                                                                   -----               ---
Income Before Income Tax Expense and Decrease in
 Equity in Undistributed Earnings of Subsidiary                    3,659               371

Income Tax Expense                                                   138               119
                                                                   -----               ---
Income Before Decrease in Equity in Undistributed
 Earnings of Subsidiary                                            3,521               252

Decrease in Equity in Undistributed Earnings of
 Subsidiary                                                         (574)              (83)
                                                                   -----               ---

Net Income                                                      $  2,947            $  169
                                                                   =====               ===

Continues





                                                                          [LOGO]

48                                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 20 continued

Condensed Statement of Cash Flows
(In thousands)
                                                             For the            Period from
                                                           Year Ended        July 15, 1996 to
                                                        December 31, 1997    December 31, 1996
                                                        -----------------    -----------------
Cash Flows from Operating Activities:
Net Income                                                       $ 2,947         $    169

Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Decrease in Equity in Net Income of Subsidiary                     574               83
  Provision for Deferred Income Taxes                                 49               --
  Net Change in Securities Classified as Trading                    (826)              --
  Increase in Other Assets                                           (56)             (60)
  (Decrease) Increase in Other Liabilities                          (117)             124
                                                                   -----           ------
     Net Cash Provided by Operating Activities                     2,571              316
                                                                   -----           ------
Cash Flows from Investing Activities:
  Proceeds from Sale of Securities Available for Sale              6,998               --
  Purchase of Securities Available for Sale                       (6,998)          (2,000)
  Purchase of Capital Stock of Subsidiary                             --          (15,919)
                                                                  ------           ------
     Net Cash Used In Investing Activities                            --          (17,919)
                                                                  ------           ------
Cash Flows from Financing Activities:
  Capital Contributed to Subsidiary                                  (79)             (20)
  Payments Received From ESOP                                        388              194
  Net Proceeds From Issuance of Common Stock                          --           30,153
  Dividends Paid to Shareholders                                    (901)            (226)
  Acquisition of Common Stock by RRP                              (1,829)              --
  Repurchase of Common Stock                                      (3,445)              --
  Stock Conversion Costs Incurred                                     --             (937)
                                                                  ------           ------
     Net Cash (Used) Provided by Financing Activities             (5,866)          29,164
                                                                  ------           ------
     Net (Decrease) Increase in Cash and Cash Equivalents         (3,295)          11,561
                                                                  ------           ------
Cash and Cash Equivalents, Beginning of Period                    11,561               --
                                                                  ------           ------
Cash and Cash Equivalents, End of Period                         $ 8,266         $ 11,561
                                                                  ======           ======

Other Disclosures:

At December 31, 1997, the Bank owed the Company $56,000 for overpayment of estimated tax payments. At December 31, 1996, the Company owed the Bank $119,000 for estimated tax payments made on behalf of the Company.





[LOGO]

Notes to Consolidated Financial Statements                                   49



NOTE 21 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

(In Thousands, except per share data)

                                                             Year Ended December 31, 1997
                                                 -------------------------------------------------------
                                                  First        Second          Third           Fourth
                                                  Quarter      Quarter         Quarter         Quarter
                                                  -------      -------         -------         -------
Total Interest Income                            $   4,953     $   5,036     $   5,106        $   5,232
Total Interest Expense                               2,595         2,655         2,762            2,848
                                                     -----         -----         -----            -----
   Net Interest Income                               2,358         2,381         2,344            2,384
Provision for Loan Losses                               45            45            45               45
                                                     -----         -----         -----            -----
   Net Interest Income After Provision
    for Loan Losses                                  2,313         2,336         2,299            2,339
Noninterest Income                                     261           262           327              320
Noninterest Expense                                  1,403         1,632         1,570            1,272
                                                     -----         -----         -----            -----
Income Before Income Taxes                           1,171           966         1,056            1,387
Income Tax Expense                                     400           341           362              529
                                                     -----         -----         -----            -----
Net Income                                       $     771     $     625     $     694        $     858
                                                     =====         =====         =====            =====
Net Income per Common Share - basic              $     .31     $     .26     $     .29        $     .37
                                                     =====         =====         =====            =====
Net Income per Common Share - diluted            $     .31     $     .25     $     .28        $     .35
                                                     =====         =====         =====            =====

(In Thousands, except per share data)
                                                           Year Ended December 31, 1996
                                                 -------------------------------------------------------
                                                   First       Second          Third           Fourth
                                                  Quarter      Quarter         Quarter         Quarter
                                                  -------      -------         -------         -------
Total Interest Income                            $   4,310     $   4,458     $   4,958        $   4,977
Total Interest Expense                               2,652         2,699         2,739            2,672
                                                     -----         -----         -----            -----
   Net Interest Income                               1,658         1,759         2,219            2,305
Provision for Loan Losses                               45            45            45              220
                                                     -----         -----         -----            -----
   Net Interest Income After Provision
    for Loan Losses                                  1,613         1,714         2,174            2,085
Noninterest Income                                     254           247           165              288
Noninterest Expense                                  1,452         1,414         2,864            1,571
                                                     -----         -----         -----            -----
Income (Loss) Before Income Taxes                      415           547          (525)             802
Income Tax Expense (Benefit)                           132           200          (173)             280
                                                     -----         -----         -----            -----
Net Income (Loss)                                $     283     $     347     $    (352)       $     522
                                                     =====         =====         =====            =====
Net Income (Loss) per Common Share - basic             N/A           N/A     $    (.14)       $     .21
                                                     =====         =====         =====            =====
Net Income (Loss) per Common Share - diluted           N/A           N/A     $    (.14)       $     .21
                                                     =====         =====         =====            =====





                                                                          [LOGO]

50


ABOUT THE COMPANY
-------------------------------------------------------------------------------

Acadiana Bancshares, Inc., (the "Company") is a Louisiana-chartered bank holding company with headquarters at 101 West Vermilion Street, Lafayette, Louisiana 70501. Its banking subsidiary, LBA Savings Bank, operates five full-service branches in Lafayette and New Iberia and a loan production office in Eunice, Louisiana. Addresses of LBA Savings Bank branches are:

     MAIN OFFICE BRANCH
     101 West Vermilion Street, Lafayette, Louisiana 70501

     SOUTHSIDE BRANCH
     3701 Johnston Street, Lafayette, Louisiana 70503

     BROADMOOR BRANCH
     5301 Johnston Street, Lafayette, Louisiana 70503

     NORTHSIDE BRANCH
     2601 Moss Street, Lafayette, Louisiana 70501

     NEW IBERIA BRANCH
     230 West Main Street, New Iberia, Louisiana 70560

     EUNICE LOAN PRODUCTION OFFICE
     136 South 3rd Street, Eunice, Louisiana 70535

DIRECTORS
-------------------------------------------------------------------------------

AL W. BEACHAM, M.D.
Urologist

JOHN H. DEJEAN
Retired

LAWRENCE GANKENDORFF
Chairman of the Board,
Acadiana BancShares, Inc., and
LBA Savings Bank

JAMES J. MONTELARO
Executive Vice President - Mortgage Banking,
LBA Savings Bank

WILLIAM H. MOUTON
Attorney

DON J. O'ROURKE, SR.
Architect

THOMAS S. ORTEGO
Self-employed Accountant

JERRY REAUX
President and Chief Executive Officer,
Acadiana BancShares, Inc., and
LBA Savings Bank

KALISTE J. SALOOM, JR.
Attorney and retired City Judge


EXECUTIVE OFFICERS
-------------------------------------------------------------------------------

LAWRENCE GANKENDORFF
Chairman of the Board

JERRY REAUX
President and Chief Executive Officer

EMILE SOULIER, III
Vice President and Chief Financial Officer

JAMES J. MONTELARO
Executive Vice President - Mortgage Banking

BRADY COMO
Senior Vice President - Commercial Banking

THOMAS DEBAILLON
Vice President - Operations

MARY ANNE S. BERTRAND
Vice President - Retail Banking





[LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Acadiana Bancshares, Inc., will be held at 2:00 p.m. (Central Time) Wednesday, April 29, 1998, at a la carte, 301 Heymann Boulevard, Lafayette, Louisiana 70503.

STOCK LISTING

The common stock of Acadiana Bancshares, Inc., is traded on the American Stock Exchange under the symbol "ANA." Price and other column information are listed under the "ANA" symbol in The Wall Street Journal and under similar designations in other daily newspapers. The Company's common stock is held of record by 525 shareholders (as of March 20, 1998). Below is a table showing the high and low sales prices of the common stock and cash dividends declared during each quarter of 1997 and the third and fourth quarters of 1996:
-------------------------------------------------------------------------------

    1997
    Quarter Ended       High      Low       Dividend Declared
    ----------------------------------------------------------
    March 31, 1997      $191/4    $147/8          $0.09
    June 30, 1997       $20       $171/2          $0.09
    Sept. 30, 1997      $221/4    $193/4          $0.09
    Dec. 31, 1997       $243/4    $221/4          $0.11

    1996
    Quarter Ended       High      Low       Dividend Declared
    ----------------------------------------------------------
    Sept. 30, 1996      $137/8    $1111/16        $0.09
    Dec. 31, 1996       $151/8    $135/8          $0.09

REGISTRAR AND TRANSFER AGENT

Shareholders requesting a change of name, address, or ownership of stock, or to report a lost stock certificate should contact the transfer agent:

     Registrar and Transfer Company
     10 Commerce Drive
     Cranford, New Jersey 07016
     Toll-free (800) 368-5948

INVESTOR INFORMATION

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

     Jerry Reaux, President & CEO, or
     Emile E. Soulier, III, Vice President & CFO
     Phone: (318) 232-4631
     Fax: (318) 269-6233

INDEPENDENT AUDITORS

     Castaing, Hussey & Lolan, L.L.P.
     525 Weeks Street
     New Iberia, Louisiana 70560

SPECIAL COUNSEL

     Elias, Matz, Tiernan & Herrick, L.L.P.
     734 15th Street N.W.
     Washington, D.C. 20005

GENERAL COUNSEL

     Mark Andrus
     Davidson, Meaux, Sonnier, McElligott & Swift
     810 South Buchanan Street
     Lafayette, Louisiana 70501





                                                                          [LOGO]