Form 10-K405, Exhibit 13
period 1998-12-31
ACADIANA BANCSHARES INC /LA
filed 1999-03-31
CIK 1011024

                                    Acadiana Bancshares, Inc. 1998 Annual Report


                                                     Letter to shareholders    3
                                Selected consolidated financial information    6
                                       Management's discussion and analysis    7
                                               Independent auditor's report   22
                             Consolidated statements of financial condition   23
                                        Consolidated statement of operation   24
                            Consolidated statements of stockholders' equity   25
                                      Consolidated statements of cash flows   26
                                 Notes to consolidated financial statements   27
                                                          About the company   50

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

(Dollars in Thousands, except per share data)                                       At December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                            1998           1997         1996         1995           1994
============================================================================================================================
SELECTED FINANCIAL CONDITION DATA:
      Total Assets                                        $ 282,089      $ 277,066    $ 264,374    $ 225,574      $ 223,166
      Cash and cash equivalents                               7,578         14,157       19,784       16,481         10,384
      Loans receivable, net                                 225,752        212,840      182,724      157,691        151,161
      Trading securities                                        575            826            -            -              -
      Investment securities                                  14,995         11,044       20,539        4,030         19,386
      Mortgage-backed securities                             23,769         30,652       34,653       39,514         33,349
      Deposit accounts                                      200,647        193,422      193,450      206,343        204,088
      Borrowings                                             47,228         36,628       22,250          250              -
      Equity                                                 32,174         44,562       47,091       17,697         17,845

                                                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                             1998           1997         1996         1995           1994
============================================================================================================================
SELECTED OPERATING DATA:

      Interest Income                                     $  21,415      $  20,328    $  18,703    $  16,975      $  16,922
      Interest Expense                                       11,935         10,860       10,762       10,134          9,378
----------------------------------------------------------------------------------------------------------------------------
      Net interest income                                     9,480          9,468        7,941        6,841          7,544
      Provision for loan losses                                  90            180          355        1,274             63
----------------------------------------------------------------------------------------------------------------------------
      Net interest income after
        provision for loan losses                             9,390          9,288        7,586        5,567          7,481
      Non-interest income                                     1,197          1,169          954          802            943
      Non-interest expense (1)                               (6,655)        (5,878)      (7,301)      (7,812)        (5,274)
----------------------------------------------------------------------------------------------------------------------------
      Income (loss) before taxes                              3,932          4,579        1,239       (1,443)         3,150
      Income tax expense (benefit)                            1,427          1,632          439         (477)         1,057
----------------------------------------------------------------------------------------------------------------------------
      Net Income (loss)                                    $  2,505       $  2,947     $    800     $   (966)      $  2,093
      Net income per share - basic(2)                      $   1.20       $   1.22     $   0.07          N/A            N/A
      Net income per share - diluted(2)                    $   1.17       $   1.20     $   0.07          N/A            N/A
      Dividends declared per share                         $   0.44       $   0.38     $   0.18          N/A            N/A
      Dividend payout ratio                                  37.05%         31.76%      267.46%          N/A            N/A

                                                                          At or For the Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                              1998           1997         1996         1995          1994
============================================================================================================================
OTHER DATA:
      Profitability:
           Return (loss) on average assets                     0.87%          1.10%        0.32%       (0.43)%         0.91%
           Return (loss) on average equity                     6.05           6.38         2.55        (5.23)         12.19
           Interest rate spread for period (3)                 2.54           2.64         2.68         2.80           3.15
           Net interest margin (4)                             3.36           3.61         3.34         3.16           3.41
           Efficiency ratio (5)                               62.33          55.26        82.08        88.45          62.14
           Other expenses to average assets                    2.31           2.19         2.95         3.49           2.30
      Capital Ratios:
           Average equity to average assets                   14.34          17.23        12.71         8.25           7.48
           Total capital to risk-weighted assets              20.86          31.39        36.69        16.20          16.29
      Asset Quality:
           Non-performing assets to total assets (6)           0.07           0.22         0.36         0.70           1.35
           Allowance for loan losses to total loans            1.16           1.25         1.35         1.41           0.69
           Allowance for loan losses to non-performing
               loans and troubled debt restructuring         400.88         297.09       183.96       143.94          71.51


(1) With respect to 1997, includes $436,000 recovery of net costs of real estate owned; with respect to 1996, includes $1.3 million for a special SAIF assessment; with respect to 1995, includes $1.1 million of write-downs and expenses of real estate owned and $1.1 million of expenses of a previously contemplated merger/conversion.

(2) 1996 Net Income per share is for the six months ended December 31, 1996, because of the Bank's conversion from mutual to stock form in July, 1996.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------

The following discussion and analysis is intended to assist readers in understanding the financial condition and results of operations of Acadiana Bancshares, Inc. (the "Company") and its subsidiary for the years ended December 31, 1996 through 1998. This review should be read in conjunction with the audited consolidated financial statements, accompanying footnotes and supplemental financial data included herein.

FINANCIAL CONDITION

ASSETS

GENERAL - Total assets of the Company increased $5.0 million, or 1.8%, from $277.1 million at December 31, 1997, to $282.1 million at December 31, 1998. Outpacing the growth in assets, net loans receivable of the Company increased $12.9 million, or 6.1%, from $212.8 million at December 31, 1997, to $225.8 million at December 31, 1998. The growth in loans was funded by a $10.6 million net increase in advances from the Federal Home Loan Bank of Dallas (the "FHLB"), together with a $7.2 million net increase in deposits. The Company purchased $14.5 of its common stock, at market values, during the year ended December 31, 1998, increasing its common shares held in treasury from 150,000 shares at December 31, 1997,to 910,758 shares at December 31, 1998. The treasury stock purchases were partially funded by a $6.8 million decrease in cash in interest bearing deposits, and a $6.9 million decrease in total mortgage-backed securities.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing deposits and cash on hand, decreased by $6.6 million, or 46.5%, to $7.6 million at December 31, 1998, compared to $14.2 million at December 31, 1997. The decrease in cash and cash equivalents was primarily due to funding the repurchases of the Company's common stock for treasury. At December 31, 1998, cash and cash equivalents amounted to 2.7% of total assets.

TRADING SECURITIES - At December 31, 1998, the Company held equity securities for trading of $575,000, or 0.2% of total assets at such date, compared to $826,000 at December 31, 1997. The Company has no intention to significantly increase its trading securities portfolio.

INVESTMENT SECURITIES - Investment securities increased by $4.0 million, or 35.8%, to $15.0 million at December 31, 1998, compared to $11.0 at December 31, 1997. At December 31, 1998, all of the Company's investment securities were classified as available for sale and had a pre-tax effected net unrealized gain of $49,000 at such date. In addition, at such date, substantially all of the Company's investment securities consisted of U.S. Government and Federal agency obligations and commercial paper. At December 31, 1998, investment securities amounted to 5.3% of total assets. Note 3 to the Consolidated Financial Statements provides further information on the Company's investment securities.

MORTGAGE-BACKED SECURITIES - Mortgage-backed securities, available for sale and held to maturity, decreased by an aggregate of $6.9 million, or 22.5%, to $23.8 million at December 31, 1998, compared to $30.7 million at December 31 1997. The decrease in mortgage-backed securities of $6.9 million was the result of $6.7 million of principal repayments and a $219,000 decrease in the carrying value of the mortgage-backed securities available for sale portfolio. At December 31, 1998, the Company's fixed-rate mortgage-backed securities, all of which were classified as available for sale, amounted to $11.4 million and comprised 4.0% of total assets. At that same date, the Company's adjustable-rate mortgage-backed securities, all of which were classified as held to maturity, amounted to $12.4 million and comprised 4.4% of total assets. At December 31, 1998, substantially all of the Company's mortgage-backed securities consisted of securities issued or guaranteed by

  Federal agencies and government sponsored enterprises. Note 4 to the Consolidated Financial Statements provides further information on the Company's mortgage-backed securities.

LOANS RECEIVABLE, NET - Loans receivable, net, increased $12.9 million, or 6.1%, to $225.8 million at December 31, 1998, compared to $212.8 million at December 31, 1997. Total real estate loans increased $1.2 million, or 0.6%, during 1998, primarily as the result of a $1.2 million, or 0.7%, increase in total single-family residential mortgage loans, which was partially offset by a $65,000, or 11.9%, decrease in total multi-family loans. Total single family residential loans comprised 63.9% of total assets at December 31, 1998. Total consumer loans increased $5.0 million, or 30.8%, during 1998. Commercial business loans increased $7.7 million, or 50.3%, during 1998. Total consumer and commercial business loans comprised 7.6% and 8.2% of total assets at December 31, 1998, respectively. Loans receivable, net amounted to 80.0% of total assets at December 31, 1998, compared to 76.8% at December 31, 1997.
  Note 5 to the Consolidated Financial Statements provides further information on the Company's loans.

LIABILITIES AND STOCKHOLDERS' EQUITY

GENERAL - The Company's primary funding sources include deposits, borrowings from the FHLB and stockholders' equity. The discussion that follows focuses on the major changes in this mix during 1998.

DEPOSITS - The Company's deposits increased by $7.2 million, or 3.7%, to $200.6 million at December 31, 1998, compared to $193.4 million at December 31, 1997. Certificates of deposit funded 50.0% of total assets at December 31, 1998, compared to 51.8% at December 31, 1997. Total deposits funded 71.1% of total assets at December 31, 1998, compared to 69.8% at December 31, 1997. Interest credited during the 1998 year increased deposits by $6.4 million, supplemented by an increase in new deposits of $823,000. Additional information regarding deposits is provided in Note 9 to the Consolidated Financial Statements.

BORROWINGS - The Company's borrowings are composed of advances from the FHLB, which increased $10.6 million, or 28.9%, to $47.2 million at December 31, 1998, compared to $36.6 million at December 31, 1997. FHLB borrowings provide the Company with an alternative source of funds compared to raising deposits in the local market that from time to time may be a cheaper source of funds because of interest rates in general. Additionally, the Company, like many other financial institutions, has experienced increasing difficulty in attracting net new deposits in amounts necessary to fully fund new loan demand. The FHLB has provided an important funding source that, when used together with deposits, is expected to be an adequate source of funds to meet anticipated loan demand. Borrowings at December 31, 1998, funded 16.7% of total assets, compared to 13.2% at December 31, 1997. Under a blanket agreement pledging Federal Home Loan Bank Stock and single-family mortgage loans as collateral, the Company has the ability to borrow total advances up to $122.4 million from the FHLB. Of total outstanding borrowings at December 31, 1998, $9.4 million had variable rate interest rate features indexed to the London Inter-Bank Offered Rate ("LIBOR"). All borrowings at December 31, 1998, were non-amortizing advances of which $16.9 million were scheduled to mature in 1999. Additional information regarding borrowings is provided in Note 10 to the Consolidated Financial Statements.

STOCKHOLDERS' EQUITY - Stockholders' equity provides a source of permanent funding, allows for future growth, and provides the Company with a cushion to withstand unforeseen, adverse developments. At December 31, 1998, stockholders' equity totaled $32.2 million, a decrease of $12.4 million, or 27.8%, compared to December 31, 1997. The decrease was primarily attributable to $14.5 million of purchases of common stock into treasury, together with $928,000 of dividends declared on the Company's common stock, all of which was partially offset by net income for the year ended December 31, 1998, of $2.5 million, common stock released by the Company's employee stock own-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  ership plan ("ESOP") trust of $455,000, and common stock earned by participants in the Company's recognition and retention plan ("RRP") of $226,000. As a result of the above changes, the Company reduced its equity to assets ratio from 16.1% at December 31, 1997, to 11.4% at December 31, 1998. Additional information regarding stockholders' equity is included in the Consolidated Statements of Stockholders' Equity and Note 13 to the Consolidated Financial Statements.

  Federal regulations impose minimum regulatory capital requirements on all institutions with deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). At December 31, 1998, the Bank significantly exceeded all regulatory capital ratio requirements with a tier 1 leverage capital ratio of 8.9%, a tier 1 risk-based capital ratio of 15.6%, and a total risk-based capital ratio of 16.8%. The Company is required to comply with similar regulatory capital requirements. At December 31, 1998, it also significantly exceeded all applicable regulatory capital requirements with a tier 1 leverage capital ratio of 11.3%, a tier 1 risk-based capital ratio of 19.6%, and a total risk-based capital ratio of 20.9%. These compared to regulatory requirements of 4.0%, 4.0% and 8.0%, respectively for both the Bank and the Company.

RESULTS OF OPERATIONS

GENERAL - The Company operates in one segment of business - the financial services industry. Within this segment, the Company is primarily engaged in residential mortgage lending, and commercial and consumer banking. The Company's decision-making process for all aspects of its operations is centralized in the President and Chief Executive Officer. The Company reported net income of $2.5 million, $2.9 million and $800,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The $442,000 decrease in net income in 1998 was due primarily to a increase in non-interest expense of $777,000, which was partially offset by an increase in net interest income of $12,000, an increase in non-interest income of $28,000, a decrease in provision for loan losses of $90,000, and a decrease in income tax expense of $205,000.

  The $2.1 million increase in net income in 1997 compared to 1996 was due primarily to an increase in net interest income of $1.5 million, a $215,000 increase in non-interest income, a $175,000 decrease in provision for loan losses, and a $1.4 million decrease in non-interest expense, all of which was partially offset by a $1.2 million increase in income tax expense.

NET INTEREST INCOME - Net interest income is determined by interest rate spread
  (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets, and interest-bearing liabilities. The Company's average interest rate spread was 2.54%, 2.64%, and 2.68%, during the years ended December 31, 1998, 1997, and 1996, respectively.

  Net interest income increased slightly by $12,000, or 0.1%, in 1998 compared to 1997. The slight increase was the result of a $1.1 million increase in interest income, which was substantially offset by a similar increase in interest expense during 1998. The average balance of net interest-earning assets (the average balance of interest-earning assets less the average balance of interest-bearing liabilities) decreased $4.0 million, or 8.1%, to $45.9 million for the year ended December 31, 1998, compared to $50.0 million for the year ended December 31, 1997.

INTEREST INCOME - Interest income totaled $21.4 million for the year ended
  December 31, 1998, which was an increase of $1.1 million, or 5.3% over the $20.3 million for the year ended December 31, 1997. This improvement was mainly due to an increase in the Company's average interest-earning assets of $19.6 million, or 7.5%, to $281.8 million at December 31, 1998, as compared to $262.1 million at December 31, 1997, which was partially offset by a 16 basis point (with 100 basis points being equal

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY

  to 1%) decrease in the yield earned. Interest earned on loans increased $1.7 million, or 10.5% from $15.9 million at December 31, 1997, to $17.6 million at December 31, 1998. The increase in interest earned on loans was due to a $23.4 million increase in the average balance of loans, which was partially offset by an 11 basis point decrease in the yield earned. Interest earned on mortgage-backed securities decreased $419,000, or 18.0%, to $1.9 million at December 31, 1998, from $2.3 million at December 31, 1997. The decrease was due to a $5.2 million decrease in the average balance of mortgage-backed securities together with a 17 basis point decrease in yield thereon. Interest earned on investment securities decreased $697,000, or 46.2%, to $813,000 at December 31, 1998, from $1.5 million at December 31, 1997. The decrease was due to a $8.6 million decrease in the average balance of investment securities together with a 79 basis point decrease in yield thereon. Interest income on other earning assets increased $539,000, or 93.9%, to $1.1 million at December 31, 1998, from $574,000 at December 31, 1997. The increase was due to a $10.1 million increase in the average balance of other earning assets and a 27 basis point increase in yield thereon.

  Interest income totaled $20.3 million for the year ended December 31, 1997, which was an increase of $1.6 million, or 8.7% over the $18.7 million for the year ended December 31, 1996. This improvement was mainly due to an increase in the Company's average interest-earning assets of $24.0 million, or 10.1%, to $262.1 million at December 31, 1997, as compared to $238.1 million at December 31, 1996. Interest earned on loans increased $1.7 million, or 11.9% from $14.2 million at December 31, 1996 to $15.9 million at December 31, 1997. The increase in interest earned on loans was due to a $24.3 million increase in the average balance of loans, which was partially offset by a 17 basis point decrease in the yield earned. Interest earned on mortgage-backed securities decreased $280,000, or 10.7%, to $2.3 million at December 31, 1997, from $2.6 million at December 31, 1996. The decrease was due to a $4.2 million decrease in the average balance of mortgage-backed securities, which was partially offset by a four basis point increase in yield thereon. Interest earned on investment securities increased $325,000, or 27.4%, to $1.5 million at December 31, 1997, from $1.2 million at December 31, 1996. The increase was due to a $4.9 million increase in the average balance of investment securities, which was partially offset by an eight basis point decrease in yield thereon. Interest income on other earning assets decreased $117,000, or 16.9%, to $574,000 at December 31, 1997, from $691,000 at December 31, 1996.
  The decrease was due to a $1.1 million decrease in the average balance of other earning assets, together with a 51 basis point decrease in yield thereon.

INTEREST EXPENSE - Interest expense increased $1.1 million, or 9.9%, in 1998 compared to 1997. The reason for such increase was a $23.7 million, or 11.2%, increase in average interest-bearing liabilities, which was partially offset by a six basis point decrease in interest rates on interest-bearing liabilities. Interest expense on deposits increased $226,000, or 2.5%, to $9.4 million for 1998 compared to $9.2 million for 1997. The reason for such increase was a $7.1 million, or 3.9%, increase in average balances of interest-bearing deposits, which was partially offset by a seven basis point decrease in interest rates on interest-bearing deposits. Traditionally, deposits have included a relatively high amount of certificates of deposit, including "jumbo" certificates with balances in excess of $100,000. Such certificates generally are higher costing and more interest rate sensitive than "core" deposits. During 1998, the average balance of certificates of deposit amounted to 75.5% of the average balance of all interest-bearing deposits, compared to 79.4% during 1997. The average rate paid on certificates of deposit was 5.70% during 1998, representing a nine basis point decrease over the average rate in 1997, compared to average rates of 3.17% and 2.10%, respectively, on interest-bearing demand deposits and savings deposits in 1998. Interest expense on advances from the FHLB increased $849,000, or 50.5%, to $2.5 million for the year ended December 31, 1998, compared to $1.7 million for 1997. The reason for such increase was a $16.6 million increase in average balances on advances from the FHLB, which was partially offset by a 20 basis point decrease in the average interest rate thereon.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest expense increased $98,000, or 0.9%, in 1997 compared to 1996. The reason for such increase was a $4.2 million, or 2.0%, increase in average interest-bearing liabilities, which was partially offset by a five basis point decrease in interest rates on interest-bearing liabilities. Interest expense on deposits decreased $1.0 million, or 9.9%, to $9.2 million for 1997 compared to $10.2 million for 1996. The reason for such decrease was a $15.2 million, or 7.7%, decrease in average balances of interest-bearing deposits combined with a 12 basis point decrease in interest rates thereon. During 1997, the average balance of certificates of deposit amounted to 79.4% of the average balance of all interest-bearing deposits, compared to 78.0% during 1996. The average rate paid on certificates of deposit was 5.79% during 1997, representing an 18 basis point decrease over the average rate in 1996, compared to average rates of 1.95% and 2.17%, respectively, on interest-bearing demand deposits and savings deposits in 1997. Interest expense on advances from the FHLB increased $1.1 million, or 190.8%, to $1.7 million for the year ended December 31, 1997, compared to $578,000 for 1996. The reason for such increase was a $19.3 million increase in average balances on advances from the FHLB combined with an eight basis point increase in the average interest rate thereon.

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding (i) the dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Non-accrual loans have been included in the appropriate average balance loan category, but interest on non-accrual loans has been included for purposes of determining interest income only to the extent that cash payments are actually received.

(Dollars in thousands)                                                    Year Ended December 31,
----------------------------------------------------------------------------------------------------------------------
                                                                    1998                              1997
                                                     -------------------------------    ------------------------------
                                                                            Average                            Average
                                                      Average                Yield/      Average                Yield/
                                                      Balance    Interest     Cost       Balance    Interest     Cost
======================================================================================================================
Interest-earning assets:
    Loans receivable:
        Real estate mortgage loans                   $ 182,597   $ 14,160      7.75%    $ 168,437   $ 13,365     7.93%
        Commercial business loans                       17,952      1,687      9.40        11,027      1,056     9.58
        Consumer and other loans                        18,325      1,732      9.45        15,974      1,494     9.35
----------------------------------------------------------------------------------------------------------------------
             Total loans                               218,874     17,579      8.03       195,438     15,915     8.14
    Mortgage-backed securities                          27,479      1,910      6.95        32,711      2,329     7.12
    Investment securities (1)                           13,342        813      6.09        21,958      1,510     6.88
    Other earning assets                                22,056      1,113      5.05        12,002        574     4.78
----------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets                  281,751     21,415      7.60       262,109     20,328     7.76
Noninterest-earning assets                               6,682                              5,975
----------------------------------------------------------------------------------------------------------------------
        Total Assets                                 $ 288,433                          $ 268,084

Interest-bearing liabilities:
    Deposits:
        Demand deposits                              $  24,902        790      3.17     $  14,033        273     1.95
        Savings deposits                                21,529        453      2.10        23,539        510     2.17
        Certificates of deposit                        143,122      8,162      5.70       144,921      8,396     5.79
----------------------------------------------------------------------------------------------------------------------
             Total deposits                            189,553      9,405      4.96       182,493      9,179     5.03
    Advances from FHLB                                  46,277      2,530      5.47        29,648      1,681     5.67
----------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities             235,830     11,935      5.06       212,141     10,860     5.12
Noninterest-bearing demand deposits                      8,507                              7,182
Other noninterest-bearing liabilities                    2,721                              2,571
----------------------------------------------------------------------------------------------------------------------
        Total liabilities                              247,058                            221,894
Stockholders' equity                                    41,375                             46,190
======================================================================================================================
        Total liabilities and stockholders' equity   $ 288,433                          $ 268,084
Net interest-earning assets                          $  45,921                          $  49,968
Net interest income/interest rate spread                         $  9,480      2.54                 $  9,468     2.64
Net interest margin                                                            3.36                              3.61
Ratio of average interest-earning assets
    to average interest-bearing liabilities                       119.47%                            123.55%

(Dollars in thousands)
---------------------------------------------------------------------------------------
                                                                      1996
                                                        -------------------------------
                                                                                Average
                                                          Average                Yield/
                                                          Balance    Interest     Cost
=======================================================================================
Interest-earning assets:
    Loans receivable:
        Real estate mortgage loans                       $ 150,541   $ 12,438     8.26%
        Commercial business loans                            3,818        349     9.14
        Consumer and other loans                            16,780      1,431     8.53
---------------------------------------------------------------------------------------
             Total loans                                   171,139     14,218     8.31
    Mortgage-backed securities                              36,869      2,609     7.08
    Investment securities (1)                               17,032      1,185     6.96
    Other earning assets                                    13,067        691     5.29
---------------------------------------------------------------------------------------
        Total interest-earning assets                      238,107     18,703     7.85
Noninterest-earning assets                                   9,238
---------------------------------------------------------------------------------------
        Total Assets                                     $ 247,345

Interest-bearing liabilities:
    Deposits:
        Demand deposits                                  $  15,953        291     1.82
        Savings deposits                                    27,506        692     2.52
        Certificates of deposit                            154,187      9,201     5.97
---------------------------------------------------------------------------------------
             Total deposits                                197,646     10,184     5.15
    Advances from FHLB                                      10,338        578     5.59
---------------------------------------------------------------------------------------
        Total interest-bearing liabilities                 207,984     10,762     5.17
Noninterest-bearing demand deposits                          3,342
Other noninterest-bearing liabilities                        4,592
---------------------------------------------------------------------------------------
        Total liabilities                                  215,918
Stockholders' equity                                        31,427
=======================================================================================
        Total liabilities and stockholders' equity       $ 247,345
Net interest-earning assets                              $  30,123
Net interest income/interest rate spread                             $  7,941     2.68
Net interest margin                                                               3.34
Ratio of average interest-earning assets
    to average interest-bearing liabilities                           114.48%

(1) Includes FHLB stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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


(Dollars in thousands)                                                   Year Ended December 31,
                                            ====================================================================================
                                                     1998 compared to 1997                       1997 compared to 1996
                                            ========================================   =========================================
                                            Increase (decrease) due to                 Increase (decrease) due to
                                            ==========================                 ==========================
                                                                          Total                                       Total
                                                                 Rate/    Increase                           Rate/    Increase
                                            Volume     Rate     Volume   (Decrease)    Volume      Rate     Volume   (Decrease)
===============================================================================================================================
Interest-earning assets:
    Loans receivable                       $ 1,908    $ (218)   $ (26)     $ 1,664    $ 2,019    $ (282)   $ (40)      $ 1,697
    Mortgage-backed securities                (373)      (55)       9         (419)      (294)       16       (2)         (280)
    Investment securities                     (592)     (172)      67         (697)       343       (14)      (4)          325
    Other earning assets                       481        32       26          539        (56)      (66)       5          (117)
-------------------------------------------------------------------------------------------------------------------------------
         Total net change in income
            on interest-earning assets       1,424      (413)      76        1,087      2,012      (346)     (41)        1,625
-------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
    Interest-bearing deposits
         Demand and savings deposits           185       223       52          460       (133)      (77)      10          (200)
         Certificates of deposit              (104)     (131)       1         (234)      (553)     (268)      16          (805)
-------------------------------------------------------------------------------------------------------------------------------
              Total deposits                    81        92       53          226       (686)     (345)      26        (1,005)
    Advance from FHLB                          943       (60)     (34)         849      1,080         8       15         1,103
-------------------------------------------------------------------------------------------------------------------------------
         Total net change in expense on
           interest-bearing liabilities      1,024        32       19        1,075        394      (337)      41            98
    Net change in net interest income      $   400    $ (445)   $  57      $    12    $ 1,618    $   (9)   $ (82)      $ 1,527



PROVISION FOR LOAN LOSSES - Provisions for loan losses are charged to earnings in order to bring the total allowance for loan losses to a level considered appropriate by management based on methodology implemented by the Company, which is designed to assess, among other things, historical loan loss experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in the portfolio, general economic conditions, particularly as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on at least a quarterly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses.

  The Company made a provision for loan losses of $90,000 in 1998, compared to $180,000 and $355,000 in 1997 and 1996, respectively.

  At December 31, 1998, the Company's allowance for loan losses amounted to $2.7 million, or 1.2% of total loans and 400.9% of non-performing loans and troubled debt restructurings. At December 31, 1997, the Company's allowance for loan losses amounted to $2.8 million, or 1.3% of total loans and 297.1% of non-performing loans and troubled debt restructurings. At December 31, 1996, the Company's allowance for loan losses amounted to $2.6 million, or 1.4% of total loans and 184.0% of non-performing loans and troubled debt restructurings.

NON-INTEREST INCOME - For 1998 and 1997, the Company reported non-interest income of $1.2 million, with a slight increase of $28,000 for 1998. The primary reasons for the $28,000, or 2.4%, increase

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY



  were an $83,000 increase in deposit fees and service charges, and a $234,000 increase in net gain on sale of loans, both of which were substantially offset by the difference in trading gains and losses of $248,000, a $34,000 loss from investment in a limited liability company, and a decrease of $7,000, or 11.3%, from servicing fees on loans sold.

  For 1997, the Company reported non-interest income of $1.2 million, compared to $954,000 for 1996. The primary reasons for the $215,000, or 22.5%, increase were an increase of $180,000 in deposit fees and service charges and a $137,000 net gain on trading securities, both of which were partially offset by a $102,000 decrease in other income.

NON-INTEREST EXPENSE - Non-interest expense includes salaries and employee benefits, occupancy, depreciation, net cost of real estate owned, Savings Association Insurance Fund ("SAIF") deposit insurance premiums, advertising, bank shares and franchise tax, and other expense items.

  Non-interest expense amounted to $6.7 million for the year ended December 31, 1998, an increase of $777,000, or 13.2% compared to $5.9 million for the year ended December 31, 1997. The primary reasons for the $777,000 increase were the net cost of real estate owned of $8,000 for 1998, compared to a net recovery of $436,000 in 1997, together with a $194,000, or 6.2%, increase in salaries and employee benefits, a $79,000, or 22.5%, increase in bank shares and franchise tax, and a $52,000, or 3.0%, increase in other expenses.

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

  Salaries and employee benefits, the largest component of non-interest expenses, increased $194,000, or 6.2%, in 1998 compared to 1997. The primary reasons for such increase was an increase in salaries and employee benefits for employees staffing a new Bank branch office located in New Iberia, Louisiana, which was opened near the end of 1997, and an increase in employee benefit plan expenses relating to the ESOP and the RRP, as further explained in Note 14 of the Consolidated Financial Statements. Salaries and employee benefits increased $490,000, or 18.5%, in 1997 compared to 1996. The primary reason for such increase was a $451,000 increase in employee benefit plan expenses relating primarily to the ESOP and the RRP. The ESOP was in effect for only half of 1996. The ESOP and the RRP were in effect for all of 1997.

INCOME TAXES - For the years ended December 31, 1998, 1997, and 1996, the
  Company incurred income tax expense of $1.4 million, $1.6 million, and $439,000, respectively. The Company's effective tax rate amounted to 36.3%, 35.6%, and 35.4% during 1998, 1997, and 1996, respectively. The difference between the effective rate and the statutory tax rate primarily related to variances in the items that are either non-taxable or non-deductible, and because state income tax is included on the Company's income, exclusive of the income derived from the Bank. For more information on income taxes, refer to
  Note 11 of the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Excess liquidity includes the Company's portfolios of investment securities held for sale and mortgage-backed securities held for sale. The Company's primary sources of funds are deposits, borrowings, proceeds from sale of stock, and amortization, prepayments

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



and maturities from its loan portfolio and its held to maturity investment securities and mortgage-backed securities portfolios, and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows, loan prepayments, and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has the ability to borrow up to approximately $122.4 million from the FHLB through its subsidiary Bank.

Liquidity management is both a daily and long-term function of business management. The Company uses its primary liquidity to meet its ongoing commitments, to pay maturing certificates of deposit and deposit withdrawals, and to fund loan commitments. The Company's excess liquidity and borrowing capacity provide added readiness to meet ongoing commitments and growth. At December 31, 1998, the total approved commitments to extend credit amounted to $32.5 million. Certificates of deposit scheduled to mature in one year or less at that same date totaled $77.0 million. Management believes that a significant portion of maturing deposits will remain with the Company. The Company anticipates it will continue to have sufficient funds together with available borrowings to meet its current commitments.

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

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by its Board of Directors that is reviewed and approved annually. The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under guidance of the Finance Committee of the Board of Directors of the Bank, which is composed of Messrs. O'Rourke, Beacham, and Ortego, and the Asset/Liability Management Committee ("ALCO"), which is composed of six officers of the Bank. The Finance Committee meets jointly with the ALCO, quarterly, to, among other things, set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The committee assesses its interest rate risk strategy quarterly, which is then reviewed by the full Board of Directors. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the ALCO. In its capacity, the ALCO develops guidelines and strategies impacting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY



INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and interest expense streams associated with the Company's financial instruments also change, thereby impacting net interest income ("NII"), the primary component of the Company's earnings.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest-rate spread that can be sustained during fluctuations of interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets, in a given period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December 31, 1998, the amount of the Company's interest-sensitive assets which were estimated to mature or reprice within one year exceeded the Company's interest-sensitive liabilities with the same characteristics by $3.1 million, or 1.1%, of the Company's total assets.

The ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure to NII to sustained interest rate changes. While the ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term rate risk.

The simulation model captures the impact of changing interest rates on the interest income received and the interest expense paid on all assets and liabilities reflected on the Company's statement of condition. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1998:

                                      Estimated NII
  Rate Change                          Sensitivity
===================================================
  + 200 basis points                    + 0.14%
  - 200 basis points                    + 0.27%

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



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

As a part of the Company's asset/liability management strategies, the Company has increased its emphasis on originating commercial business loans, which generally have higher as well as variable or adjustable rates of interest, and has increased its emphasis on originating consumer loans, which have higher interest rates and relatively short terms to maturity. The aggregate average balances of commercial business loans and consumer loans has increased as a percentage of the total average loan balances from 12.0% in 1996 to 13.8% in 1997 and 16.6% in 1998. The Company also has increased the amount of non-interest bearing demand deposits, which are considered "core deposits" and which are expected to lessen the effects of changes in interest rates on the Company's net interest margin. The average balance of noninterest-bearing deposits increased from $3.3 million in 1996, to $7.2 million in 1997 and to $8.5 million in 1998. Additionally, the Company maintains substantially all of its fixed-rate investment securities, and its fixed-rate mortgage-backed securities in its available for sale portfolios, which at December 31, 1998, amounted to $15.0 million and $11.4 million, respectively, as further described in Notes 3 and 4 to the Consolidated Financial Statements, and which are carried at fair value and could be liquidated in response to rapid changes in interest rates, if deemed appropriate. As more fully described in Note 5 to the Consolidated Financial Statements, the Company's loan portfolio includes approximately $89.5 million of long-term adjustable-rate mortgage loans, $100.5 million of long-term fixed-rate loans, $21.4 million of shorter term consumer loans, and $23.1 million of commercial loans. The Company's mortgage-backed securities held to maturity portfolio of $12.4 million is substantially comprised of adjustable-rate securities. The Company's asset/liability strategy with respect to these portfolios includes an attempt to balance the effects of rising and falling interest rates on the projected interest income from these assets.

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY



The following table summarizes the anticipated maturities or repricing of the Company's interest-sensitive assets and interest-sensitive liabilities as of December 31, 1998 based on the information and assumptions set forth in the notes below.

(Dollars in Thousands)
                                                                                           More Than
                                                               Three to      More Than    Three Years
                                                Within Three    Twelve      One Year to     to Five     Over Five
                                                   Months       Months      Three Years      Years        Years       Total
=============================================================================================================================
Interest-sensitive assets(1):
    Loans receivable(2)                           $ 42,868      $ 43,247      $ 72,556      $ 38,325     $28,566     $225,562
    Investment securities(3)                        18,102         1,500                                   5,622       25,224
    Mortgage-backed securities(4)                   12,740         3,666         4,250         1,288       1,825       23,769
-----------------------------------------------------------------------------------------------------------------------------
        Total                                       73,710        48,413        76,806        39,613      36,013      274,555
-----------------------------------------------------------------------------------------------------------------------------
Interest-sensitive liabilities:
Deposits:
    NOW accounts(5)                                      -             -             -             -       9,022        9,022
    Savings accounts(5)                                  -             -             -             -      19,706       19,706
    Money market deposit accounts(5)                19,364             -             -             -           -       19,364
    Certificates of deposit                         21,249        56,561        46,438        14,604       2,191      141,043
Advances from FHLB                                  21,878             -        17,000         8,100         250       47,228
-----------------------------------------------------------------------------------------------------------------------------
        Total                                       62,491        56,561        63,438        22,704      31,169      236,363
-----------------------------------------------------------------------------------------------------------------------------
Excess (deficiency) of interest-sensitive
    assets over interest-bearing liabilities      $ 11,219      $ (8,148)     $ 13,368      $ 16,909     $ 4,844     $ 38,192
Cumulative excess of
    interest-sensitive assets over
    interest-sensitive liabilities                $ 11,219      $  3,071      $ 16,439      $ 33,348     $38,192
Cumulative excess of
    interest-sensitive assets over
    interest-sensitive liabilities as a
    percent of total assets                          3.98%         1.09%         5.83%        11.82%      13.54%

(1) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments. The Company has estimated the prepayments based upon its experience in the interest rate environment prevailing during 1998.

(2) Balances have been reduced for non-performing loans, which amounted to $190,000 at December 31, 1998.

(3)    Includes interest-bearing deposits and FHLB stock.

(4)    Reflects estimated prepayments in the current interest rate environment.

(5) Although the Company's NOW accounts and savings accounts are generally subject to immediate withdrawal, management considers substantially all of such accounts to be core deposits having significantly longer effective maturities. The Company generally has retained a relatively consistent amount of such deposits under widely varying interest rate environments. If all of the Company's NOW accounts and savings accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-sensitive assets with comparable characteristics by $25.7 million or 9.10% of total assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



YEAR 2000

The Year 2000 date change is possibly the largest technological challenge ever faced by the business and financial community. Many computer systems may not be able to distinguish between the year 2000 and the year 1900, which is a critical issue as the new millennium approaches. Most computers were originally programmed to record years using two-digit fields, rather than four-digit fields. Being Year 2000 ready means that software can appropriately distinguish between the year 1900 and the year 2000, as well as correctly interpreting certain other esoteric dates, which could otherwise lead to incorrect calculations or other problems.

The Company completed its awareness and assessment phases of its Year 2000 planning process. The Company's essential information technology ("IT") systems are provided by several large third-party vendors. Based on successful test results, third-party vendors providing essential IT for the Company's financial and operation systems have made representations to the Company or the Bank that such products are Year 2000 ready. Such renovated products are installed and running at the Company, without any material change in recurring or ongoing operational costs relating to product support services or renovation of existing products and services provided by third party vendors. The Company has completed its assessment of issues related to the impact of the year 2000 on its critical IT and non-critical IT systems. Based on its assessment, the Company believes that there will be no consequences of its Year 2000 issues that will be material to the Company's business, results of operations or financial condition. The Company has estimated total costs of completion of its Year 2000 process to not exceed $10,000.

The Company is now involved in its in-house testing and validation phase of its Year 2000 plan, which tests of its essential information technology systems are expected to validate successful test results by its third party vendors. As of December 31, 1998, the Company had completed approximately 95% of its internal testing. Such test results have substantially validated and continue to reaffirm the Year 2000 compliance of the Company's mission critical systems.

The status of these activities is provided to the Company's Board of Directors, and the Company's regulators monitor Year 2000 readiness.

The discussion above entitled "Year 2000" includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing the Company of the protections of the safe harbor provisions of the PSLRA. Management's ability to predict results or effects of Year 2000 issues is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include the possibility that remediation efforts and contingency plans will not operate as intended, the Company's failure to timely or completely identify all software and hardware applications requiring remediation, unexpected costs, and the uncertainty associated with the impact of Year 2000 issues on the banking industry and on the Company's customers, vendors, and others with whom it conducts business. Readers are cautioned not to place undue reliance on these forward-looking statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued SFAS 130, Reporting Comprehensive Income. This statement establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available for sale securities) be reported in a financial statement similar to the statement of income and retained income. The accumulated balance of other comprehensive income will be disclosed separately from retained income in the shareholders' equity section

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY



of the balance sheet. This statement is effective for the Company for the year beginning January 1, 1998. Adoption of this statement did not have a material impact on the financial condition or results of operations because it addresses reporting and disclosure issues.

In June 1997, the FASB issued SFAS 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. This statement is effective for the Company for financial statements issued for the year beginning January 1, 1998. Adoption of this statement did not have a material impact on the financial condition or results of operation because it addresses reporting and disclosure issues.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of derivatives (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999. The Company currently has no derivatives and does not have any hedging activities. Adoption of this statement is not expected to have a material impact on financial condition or results of operation.

INDEPENDENT AUDITORS' REPORT

[CASTAING, HUSSEY, LOLAN & DAUTERIVE, LLP LETTERHEAD]


To the Board of Directors
Acadiana Bancshares, Inc., and Subsidiary
Lafayette, Louisiana

We have audited the accompanying consolidated statements of financial condition of Acadiana Bancshares, Inc., and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acadiana Bancshares, Inc., and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ CASTAING, HUSSEY, LOLAN & DAUTERIVE, LLP


New Iberia, Louisiana
January 29, 1999

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements OF Financial Condition

December 31, 1998 and 1997
(In Thousands, except share data)

                                                                                        1998             1997
================================================================================================================
ASSETS
Cash and Cash Equivalents:
   Cash and Amounts Due from Banks                                                      $     844       $     622
   Interest Bearing Deposits                                                                6,734          13,535
-----------------------------------------------------------------------------------------------------------------
      Total                                                                                 7,578          14,157
Trading Securities                                                                            575             826
Securities Available for Sale, at Fair Value                                               14,995          11,044
Mortgage-Backed Securities:
   Available for Sale, at Fair Value                                                       11,409          17,846
   Held to Maturity (Fair Value of $12,694 and $12,736, respectively)                      12,360          12,806
Loans Receivable, Net of Allowance for
   Loan Losses of $2,726 and $2,760, respectively                                         225,752         212,840
Investment in Limited Liability Company                                                       966              --
Federal Home Loan Bank Stock, at Cost                                                       2,920           1,887
Real Estate Owned, Net                                                                          7             204
Premises and Equipment, Net                                                                 2,777           2,806
Accrued Interest Receivable                                                                 1,367           1,416
Other Assets                                                                                1,383           1,234
-----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                            $ 282,089       $ 277,066

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                                                                $ 200,647       $ 193,422
Advances from Federal Home Loan Bank                                                       47,228          36,628
Accrued Interest Payable on Deposits                                                          124              49
Advance Payments by Borrowers for Taxes and Insurance                                         394             431
Accrued and Other Liabilities                                                               1,522           1,974
-----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                         249,915         232,504
-----------------------------------------------------------------------------------------------------------------
Commitments and Contingencies

STOCKHOLDERS' EQUITY:

Preferred Stock of $.01 Par Value; 5,000,000 shares authorized,
   -0- shares issued or outstanding                                                            --              --
Common Stock of $.01 Par Value; 20,000,000 shares authorized,
   2,731,250 shares issued                                                                     27              27
Additional Paid-in Capital                                                                 32,192          32,005
Retained Earnings (Substantially Restricted)                                               20,932          19,355
Unearned Common Stock Held by ESOP                                                         (1,965)         (2,228)
Unearned Common Stock Held by RRP Trust                                                    (1,335)         (1,602)
Treasury Stock, at Cost; 910,758 and 150,000 Shares, respectively                         (17,935)         (3,445)
Accumulated Other Comprehensive Income                                                        258             450
-----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                 32,174          44,562
-----------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $ 282,089       $ 277,066


The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements of Operations

Years Ended December 31, 1998, 1997 and 1996
(In Thousands, except per share data)

                                                             1998                  1997                 1996
=================================================================================================================
INTEREST INCOME:
     Loans                                                $     17,579         $      15,915         $     14,218
     Mortgage-Backed Securities                                  1,910                 2,329                2,609
     Investment Securities                                         813                 1,510                1,185
     Interest Bearing Deposits                                   1,113                   574                  691
-----------------------------------------------------------------------------------------------------------------
Total Interest Income                                           21,415                20,328               18,703
-----------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
     Deposits                                                    9,405                 9,179               10,184
     Advances from Federal Home Loan Bank                        2,530                 1,681                  578
-----------------------------------------------------------------------------------------------------------------
Total Interest Expense                                          11,935                10,860               10,762
-----------------------------------------------------------------------------------------------------------------
Net Interest Income                                              9,480                 9,468                7,941
Provision for Loan Losses                                           90                   180                  355
-----------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
     Loan Losses                                                 9,390                 9,288                7,586
-----------------------------------------------------------------------------------------------------------------
Non-Interest Income:
     Loan Fees and Service Charges                                 138                   136                  157
     Servicing Fees on Loans Sold                                   55                    62                   60
     Deposit Fees and Service Charges                              832                   749                  569
     Trading Account (Losses) Gains, Net                          (111)                  137                   --
     Gain (Loss) on Sale of Loans, Net                             233                    (1)                 (20)
     Loss from Investment in Limited Liability
         Company                                                   (34)                   --                   --
     Other                                                          84                    86                  188
-----------------------------------------------------------------------------------------------------------------
Total Non-Interest Income                                        1,197                 1,169                  954
-----------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
     Salaries and Employee Benefits                              3,338                 3,144                2,654
     Occupancy                                                     280                   308                  285
     Depreciation                                                  393                   322                  320
     Net Costs of Real Estate Owned                                  8                  (436)                 129
     SAIF Deposit Insurance Premium                                118                   122                  354
     SAIF Special Assessment                                        --                    --                1,338
     Advertising                                                   297                   328                  307
     Bank Shares and Franchise Tax Expense                         430                   351                   --
     Other                                                       1,791                 1,739                1,914
-----------------------------------------------------------------------------------------------------------------
Total Non-Interest Expense                                       6,655                 5,878                7,301
-----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                       3,932                 4,579                1,239

Income Tax Expense                                               1,427                 1,632                  439
-----------------------------------------------------------------------------------------------------------------
Net Income                                                $      2,505         $       2,947         $        800

Net Income Per Common Share* - basic                      $       1.20         $        1.22         $        .07

Net Income Per Common Share* - diluted                    $       1.17         $        1.20         $        .07

*Includes 3rd and 4th quarters only, for 1996.

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements of Stockholders' Equity

Years Ended December 31, 1998, 1997 and 1996
(In Thousands)

                                                                           Retained          Unearned
                                                          Additional       Earnings -         Common
                                              Common       Paid-In       (Substantially     Stock Held
                                              Stock        Capital        Restricted)         By ESOP
=======================================================================================================
BALANCE, JANUARY 1, 1996                      $              $               $16,996        $
Comprehensive Income:
   Net Income                                                                    800
   Change in Unrealized Gain (Loss)
     on Securities Available for Sale,
     Net of Deferred Taxes
Total Comprehensive Income
Common Stock Issued in Conversion                  27         31,811                         (2,622)
Common Stock Released by ESOP Trust                               16                            132
Cash Dividends Declared                                                         (452)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                         27         31,827          17,344         (2,490)
Comprehensive Income:
   Net Income                                                                  2,947
   Change in Unrealized Gain (Loss)
     on Securities Available for Sale,
     Net of Deferred Taxes
Total Comprehensive Income
Common Stock Released by ESOP Trust                              178                            262
Common Stock Acquired by Recognition
   and Retention Plan Trust
Common Stock Earned by Participants of
   Recognition and Retention Plan Trust
Repurchase of Common Stock
Cash Dividends Declared                                                         (936)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                         27         32,005          19,355         (2,228)
Comprehensive Income:
   Net Income                                                                  2,505
   Change in Unrealized Gain (Loss)
     on Securities Available for Sale,
     Net of Deferred Taxes
Total Comprehensive Income
Common Stock Released by ESOP Trust                              192                            263
Common Stock Earned by Participants of
   Recognition and Retention Plan Trust                           (5)
Repurchase of Common Stock
Cash Dividends Declared                                                         (928)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                    $    27        $32,192         $20,932        $(1,965)

                                              Unearned
                                               Common                       Accumulated      Total
                                               Stock                           Other         Stock-
                                               Held By      Treasury        Comprehensive   holder's
                                              RRP Trust      Stock             Income        Equity
======================================================================================================
BALANCE, JANUARY 1, 1996                       $              $               $    701      $  17,697
Comprehensive Income:
   Net Income                                                                                     800
   Change in Unrealized Gain (Loss)
     on Securities Available for Sale,
     Net of Deferred Taxes                                                        (318)         (318)
                                                                                          ----------
Total Comprehensive Income                                                                        482
Common Stock Issued in Conversion                                                              29,216
Common Stock Released by ESOP Trust                                                               148
Cash Dividends Declared                                                                          (452)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996                                                         383         47,091
Comprehensive Income:
   Net Income                                                                                   2,947
   Change in Unrealized Gain (Loss)
     on Securities Available for Sale,
     Net of Deferred Taxes                                                          67             67
                                                                                          -----------
Total Comprehensive Income                                                                      3,014
Common Stock Released by ESOP Trust                                                               440
Common Stock Acquired by Recognition
   and Retention Plan Trust                     (1,829)                                        (1,829)
Common Stock Earned by Participants of
   Recognition and Retention Plan Trust            227                                            227
Repurchase of Common Stock                                      (3,445)                        (3,445)
Cash Dividends Declared                                                                          (936)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997                      (1,602)         (3,445)            450         44,562
Comprehensive Income:
   Net Income                                                                                   2,505
   Change in Unrealized Gain (Loss)
     on Securities Available for Sale,
     Net of Deferred Taxes                                                        (192)          (192)
                                                                                           ----------
Total Comprehensive Income                                                                      2,313
Common Stock Released by ESOP Trust                                                               455
Common Stock Earned by Participants of
   Recognition and Retention Plan Trust            267                                            262
Repurchase of Common Stock                                     (14,490)                       (14,490)
Cash Dividends Declared                                                                          (928)
-------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                     $(1,335)       $(17,935)       $    258      $  32,174


The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
--------------------------------------------------------------------------------
Consolidated Statements of Cash Flows
Years Ended December 31, 1998, 1997 and 1996
(In Thousands)

                                                                               1998          1997           1996
==================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                               $     2,505      $  2,947      $    800
------------------------------------------------------------------------------------------------------------------
Adjustments to Reconcile Net Income to Net Cash Provided
  by Operating Activities:
     Depreciation and Amortization                                               410           328            320
     Provision for Deferred Income Taxes                                         (17)            2            (43)
     Provision for Losses on Loans                                                90           180            355
     Provision for Losses on Real Estate Owned and Other
       Property Acquired                                                          --            --            256
     Compensation Expense Recognized on RRP                                      232           227             --
     ESOP Contribution                                                           455           440            148
     Other Gains and Losses, Net                                                 (19)         (427)          (121)
     Net Change in Securities Classified as Trading                              251          (826)            --
     Loss from Investment in Limited Liability Company                            34            --             --
     (Gain) Loss on Sale of Loans Held for Sale                                 (233)            1             20
     Proceeds from Sale of Loans Held for Sale                                19,383           921          6,353
     Originations of Loans Held for Sale                                     (19,150)         (922)        (6,373)
     Accretion of Discounts, Net of Premium Amortization
       On Securities                                                             (42)          (63)           (46)
     Amortization of Deferred Revenues and Unearned Income
       on Loans                                                                  (13)          (60)          (161)
     FHLB Stock Dividend Received                                               (153)         (109)          (101)
     Changes in Assets and Liabilities:
         Decrease (Increase) in Accrued Interest Receivable                       49           135           (364)
         (Increase) Decrease in Other Assets                                     (21)          167          1,139
         (Decrease) Increase in Accounts Payable and Accrued
           Expenses                                                             (475)          846            133
------------------------------------------------------------------------------------------------------------------
Total Adjustments                                                                781           840          1,515
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                $     3,286      $  3,787      $   2,315
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from Calls and Maturities of Securities Available
  for Sale                                                               $    39,925      $ 22,498      $   3,000
Purchases of Securities Available for Sale                                   (43,917)      (12,998)       (19,500)
Principal Collections on Mortgage-Backed Securities Available
   for Sale                                                                    6,236         3,870          4,020
Principal Collections on Mortgage-Backed Securities Held to
  Maturity                                                                       440           290            397
Investment in Limited Liability Company                                       (1,000)           --             --
Purchase of FHLB Stock                                                          (880)           --             --
Net Advances on Loans                                                        (13,110)      (30,739)       (25,416)
Proceeds from Sale of Premises and Equipment                                      --            --             11
Purchase of Premises and Equipment                                              (364)       (1,301)          (416)
Proceeds from Sale of Real Estate Owned and Other Property
  Acquired                                                                       350           801            874
Capital Costs Incurred on Real Estate Owned and Other Property
  Acquired                                                                       (13)           --            (35)
------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                   $   (12,333)     $(17,579)     $ (37,065)
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Demand, NOW and Savings Deposits                           $     9,707      $ (3,271)     $  (1,260)
Net Change in Time Deposits                                                   (2,482)        3,243        (11,633)
Net Change in Mortgage Escrow Funds                                              (37)          (10)           (44)
Proceeds from FHLB Advances                                                   42,600        14,378         22,000
Payments on FHLB Advances                                                    (32,000)           --             --
Proceeds from Issuance of Common Stock                                            --            --         30,153
Dividends Paid to Shareholders                                                (1,009)         (901)          (226)
Acquisition of Common Stock by RRP                                                --        (1,829)            --
Purchase of Treasury Stock                                                   (14,311)       (3,445)            --
Stock Conversion Costs Incurred                                                   --            --           (937)
------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                $     2,468      $  8,165      $  38,053
------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                     $    (6,579)     $ (5,627)     $   3,303

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                14,157        19,784         16,481
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $     7,578      $ 14,157      $  19,784

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
     Acquisition of Real Estate in Settlement of Loans                   $       121      $    503      $     189
     Unrealized Loss on Securities                                       $      (290)     $   (101)     $    (481)
SUPPLEMENTAL DISCLOSURES:
     Cash Paid For:
     Interest on Deposits and Borrowings                                 $    11,861      $ 10,779      $  10,747
     Income Taxes                                                        $     1,465      $  1,541      $     526


The Accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARY
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

Nature of Operations

Acadiana Bancshares, Inc. (the "Company") is a Louisiana Corporation organized in February 1996 for the purpose of becoming the bank holding company for LBA Savings Bank (the "Bank"). The Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank converted from a Louisiana chartered mutual savings bank to a Louisiana chartered stock savings bank. The Company completed its subscription and community offering in July 1996, and with a portion of the net proceeds, acquired the capital stock of the Bank. The Company provides a variety of financial services primarily to individuals, but also to commercial business customers through its four full-service branches in Lafayette, Louisiana, its full service facility in New Iberia, Louisiana and its loan production office in Eunice, Louisiana. The Bank's primary deposit products are interest bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans, consumer loans and commercial business loans.

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

Investment Securities

Investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other investment securities are classified as available for sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses, net of applicable income taxes, on securities available for sale are recognized as a net amount in other comprehensive income. The cost of securities sold is recognized using the specific identification method.

Mortgage-Backed Securities

Mortgage-Backed Securities, or MBSS, owned by the Company represent participating interests in pools of underlying long-term first mortgage loans issued by one of three agencies: GNMA, FNMA, and FHLMC. Collateralized Mortgage Obligations, or CMOs, owned by the Company represent participating interests in a multiclass security that is secured by one or more pools of mortgage pass-through pools. Management classifies certain of both types of MBSs as available for sale securities, which are carried at fair value. Management also classifies certain of both types of MBSs as held to maturity, which are carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. The Company has both the intent and ability to hold such securities to maturity. Unrealized gains and losses, net of applicable income taxes, on MBSs available for sale are recognized as a net amount in other comprehensive income. The cost of Mortgage-Backed Securities sold is recognized using the specific identification method.

Federal Home Loan Bank Stock

The Bank is required, as a member of the Federal Home Loan Bank of Dallas, to maintain an amount of stock equal to the greater of one percent of the Bank's outstanding home mortgage-related assets or five percent of its outstanding advances from the FHLB. Any stock held in excess of required amounts is redeemable at par. At December 31, 1998 and 1997, the Bank held the required amount of stock.

Loans Held For Sale

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At December 31, 1998 and 1997, the Company had no loans held for sale.

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

                                                                       Continues

Notes To Consolidated Financial Statements


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

A loan is considered impaired when it is probable that all contractual amounts due will not be collected in accordance with the terms of the loan. The Company uses the loan-by-loan measurement method for all loans, however, residential mortgage loans and consumer installment loans are considered to be groups of smaller-balance homogenous loans and are collectively evaluated for impairment and are not subject to SFAS 114 measurement criteria. A loan is not deemed to be impaired if a delay in receipt of payment is expected to be less than 60 days or if, during a longer period of delay, the Company expects to collect all amounts due, including interest accrued at the contractual rate during the period of the delay. Factors considered by management include the property location, economic conditions and any unique circumstances affecting the loan. Due to the composition of the Company's loan portfolio, the fair value of collateral is utilized to measure virtually all of the Company's impaired loans. If the fair value of an impaired loan is less than the related recorded amount, a valuation allowance is established or the writedown is charged against the allowance for loan losses if the impairment is considered to be permanent.

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

Fair Values of Financial Instruments

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the Statements of Financial Condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

       Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and mortgage loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.


                                                                       Continues

Notes To Consolidated Financial Statements


Note 1 continued


       Deposits: The fair value disclosed for demand deposits (for example, interest bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

       FHLB Advances: Maturities are discounted to the Dallas FHLB's Advance yield curve.

       Off-Balance Sheet Items: The Company has outstanding commitments to extend credit and stand-by letters of credit. These off-balance sheet financial instruments are generally exerciseable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, have no current value.

Effects of New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available for sale securities) be reported in a financial statement similar to the statement of income and retained income. The accumulated balance of other comprehensive income will be disclosed separately from retained income in the shareholders' equity section of the balance sheet. This statement is effective for the Company for the year beginning January 1, 1998. Adoption of this statement did not have a material impact on the financial condition or results of operations because it addresses reporting and disclosure issues.

In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. This statement is effective for the Company for financial statements issued for the year beginning January 1, 1998. Adoption of this statement did not have a material impact on the financial condition or results of operations because it addresses reporting and disclosure issues.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of derivatives (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective for fiscal years beginning after June 15, 1999. The Company currently has no derivatives and does not have any hedging activities. The adoption of this statement is not expected to have a material effect on financial position and results of operations.



Continues

                                       ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 1 Continued

Reclassifications

Certain reclassifications have been made to the 1996 and 1997 Consolidated Financial Statements in order to conform to the classifications adopted for reporting in 1998.

NOTE 2 - CASH AND AMOUNTS DUE FROM BANKS:

The Company is required by the Federal Reserve Bank to maintain a reserve of vault cash or cash on deposit based on a percentage of deposits. The amount of the reserve balance required at December 31, 1998 and 1997 was approximately $446,000 and $298,000, respectively, and the Company satisfied its reserve requirements at both dates.

NOTE 3 - INVESTMENT SECURITIES:

Securities available for sale consist of the following (in thousands):

                                       December 31, 1998                                December 31, 1997
                      --------------------------------------------------  -----------------------------------------------
                                        Gross        Gross                              Gross      Gross
                          Amortized   Unrealized   Unrealized    Fair     Amortized   Unrealized  Unrealized    Fair
                            Cost        Gains        Losses     Value       Cost        Gains      Losses       Value
=========================================================================================================================
Commercial Paper      $      5,992  $     --       $       --  $   5,992  $       --   $      --  $     --  $        --
U.S. Government and
   Federal Agencies          8,949        25               (1)     8,973      10,918         103        --       11,021
Marketable Equity
   Security                      5        25               --         30           5          18        --           23
-------------------------------------------------------------------------------------------------------------------------
Total                 $     14,946   $    50       $       (1) $  14,995  $   10,923   $     121  $     --  $    11,044


The following is a summary of maturities of securities available for sale as of December 31, 1998 (in thousands):

                                                    Securities Available for Sale
                                                 ------------------------------------
                                                 Amortized                   Fair
                                                    Cost                     Value
=====================================================================================
Amounts maturing in:
One year or less                                 $    9,941               $     9,965
After one year through five years                        --                        --
After five years through ten years                    5,000                     5,000
After ten years                                          --                        --
-------------------------------------------------------------------------------------
                                                     14,941                    14,965
Marketable Equity Security                                5                        30
-------------------------------------------------------------------------------------
Total                                            $   14,946               $    14,995

Securities are classified according to their contractual maturity without consideration of call features. Accordingly, actual maturities may differ from contractual maturities.

During 1998, 1997 and 1996, proceeds from calls and maturities of securities available for sale were approximately $39,925,000, $22,498,000 and $3,000,000 respectively, resulting in no realized gain or loss. During 1998, 1997 and 1996, no securities available for sale were sold.


                                                                       Continues

Notes to Consolidated Financial Statements



Note 3 continued

Investment securities with a carrying amount and fair value of approximately $511,000 and $516,000 at December 31, 1998 and 1997, respectively, were pledged to secure deposits as required or permitted by law.

NOTE 4 - MORTGAGE-BACKED SECURITIES:

Mortgage-Backed Securities available for sale consist of the following (in thousands):

                         DECEMBER 31, 1998                               December 31, 1997
            -------------------------------------------    ---------------------------------------------
                         Gross        Gross                               Gross      Gross
            Amortized  Unrealized  Unrealized  Fair        Amortized   Unrealized  Unrealized    Fair
              Cost       Gains       Losses    Value         Cost         Gains      Losses      Value
--------------------------------------------------------------------------------------------------------
GNMA        $  1,128   $    37       $  --    $  1,165    $    1,366     $     33   $   --     $  1,399
FNMA           6,954       269          --       7,223         9,978          509       --       10,487
FHLMC          2,557        39          --       2,596         5,439           42      (18)       5,463
FNMA CMO         428        --          (3)        425           502           --       (5)         497
--------------------------------------------------------------------------------------------------------
Total       $ 11,067   $   345       $  (3)   $ 11,409    $   17,285     $    584   $  (23)    $ 17,846

Mortgage-Backed Securities held to maturity consist of the following (in thousands):

                         DECEMBER 31, 1998                               December 31, 1997
            -------------------------------------------    ---------------------------------------------
                         Gross        Gross                               Gross      Gross
            Amortized  Unrealized  Unrealized   Fair       Amortized   Unrealized  Unrealized    Fair
              Cost       Gains       Losses     Value        Cost         Gains      Losses      Value
--------------------------------------------------------------------------------------------------------
GNMA        $    828   $     3       $   --   $    831     $  1,121      $   26     $   --      $  1,147
FNMA             185        --           (1)       184          206          --         (2)          204
FHLMC            616        --           (3)       613          750          --        (29)          721
FNMA CMO       4,736       221           --      4,957        4,736          --         (8)        4,728
FHLMC CMO      5,995       126          (12)     6,109        5,993          19        (76)        5,936
--------------------------------------------------------------------------------------------------------
Total       $ 12,360   $   350       $  (16)  $ 12,694     $ 12,806      $   45     $ (115)     $ 12,736

The following is a summary of maturities of Mortgage-Backed Securities available for sale and held to maturity as of December 31, 1998 (in thousands):

                                             Available for Sale                  Held to Maturity
                                       ------------------------------    ---------------------------------
                                         Amortized         Fair           Amortized              Fair
                                           Cost            Value            Cost                 Value
----------------------------------------------------------------------------------------------------------
Amounts maturing in:
One year or less                       $       3,694    $       3,808    $         244        $        251
After one year through five years              5,936            6,119              672                 690
After five years through ten years             1,360            1,402              417                 428
After ten years                                   77               80           11,027              11,325
----------------------------------------------------------------------------------------------------------
Total                                  $      11,067    $      11,409    $      12,360        $     12,694


Maturities are based on the average life at the currently projected prepayment speed.

During 1998, 1997 and 1996, no Mortgage-Backed Securities available for sale were sold. There were no sales of held to maturity Mortgage-Backed Securities in 1998, 1997 or 1996.

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY


NOTE 5 - LOANS RECEIVABLE:

Loans Receivable at December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                                 1998                   1997
--------------------------------------------------------------------------------------------------------------
 Mortgage Loans:
     Single-Family Residential                                             $   168,533          $   169,637
     Single-Family Construction                                                 11,651                9,301
     Multi-family Residential                                                      481                  546
     Commercial Real Estate                                                      9,371                9,363
--------------------------------------------------------------------------------------------------------------

          Total Mortgage Loans                                                 190,036              188,847

 Commercial Business Loans                                                      23,143               15,400
 Consumer Loans:
     Savings                                                                     2,122                2,046
     Indirect Dealer                                                             2,367                4,526
     Other                                                                      16,899                9,783
--------------------------------------------------------------------------------------------------------------

          Total Loans                                                          234,567              220,602

 Less:
     Allowance for Loan Losses                                                  (2,726)              (2,760)
     Unearned Discounts and Prepaid Dealer Reserve                                  57                  162
     Net Deferred Loan Origination Fees                                           (357)                (535)
     Loans in Process and Undisbursed Funds                                     (5,789)              (4,629)
--------------------------------------------------------------------------------------------------------------
          Net Loans                                                        $   225,752          $   212,840


At December 31, 1998 and 1997, the Company's loan portfolio included $89,521,000 and $96,690,000 in adjustable-rate mortgage loans, respectively.

The following is an analysis of the allowance for possible loan losses for the years ended December 31 (in thousands):

                                                             1998                 1997                   1996
------------------------------------------------------------------------------------------------------------------
      Balance, Beginning                                  $     2,760           $     2,592           $     2,329
            Provision Charged to Income                            90                   180                   355
            Loans Charged Off                                    (313)                 (235)                 (277)
            Loans Recovered                                       189                   223                   185
------------------------------------------------------------------------------------------------------------------

      Balance, Ending                                     $     2,726           $     2,760            $    2,592

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6 - LOAN SERVICING:

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $23,346,000 and $21,186,000 at December 31, 1998 and 1997, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $367,000 and $602,000 at December 31, 1998 and 1997, respectively.

Mortgage loan servicing rights of $91,000 and $1,000 were capitalized in 1998 and 1997, respectively. Amortization of mortgage servicing rights was $17,000, $6,000 and $3,000 in 1998, 1997 and 1996, respectively, and the balance of mortgage servicing rights at December 31, 1998 and 1997 was $101,000 and $27,000, respectively.

NOTE 7 - INVESTMENT IN CADENCE HOLDINGS, LLC:

The Company owns a 40 percent investment in Cadence Holdings, LLC ("Cadence"), an affiliate in the financial services industry which is accounted for under the equity method. A Limited Liability Company (LLC) is a legal form of doing business that combines partnership and corporate attributes. The Company's share of the net loss for the year ended December 31, 1998 was $34,000.

The Company is a guarantor in the amount of $400,000 for a $1,000,000 bank line of credit to Cadence which is dated January 1999.

NOTE 8 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31 is as follows (in thousands):

                                                                               1998                  1997
---------------------------------------------------------------------------------------------------------------
  Land                                                                       $      929            $      929
  Office Buildings                                                                1,832                 1,736
  Furniture, Fixtures and Equipment                                               3,241                 2,973
  Transportation Equipment                                                           95                    95
---------------------------------------------------------------------------------------------------------------
                                                                                  6,097                 5,733
  Accumulated Depreciation                                                       (3,320)               (2,927)
---------------------------------------------------------------------------------------------------------------
  Premises and Equipment, Net                                                $    2,777            $    2,806

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY


NOTE 9 - DEPOSITS:

Deposit account balances at December 31 are summarized as follows (dollars in thousands):


                                         Weighted                     1998                       1997
                                      Average Rate at    ------------------------      -------------------------
                                     December 31, 1998       Amount          %             Amount        %
----------------------------------------------------------------------------------------------------------------
 NOW Accounts                                    1.8%    $     9,022         4.5%       $    8,177        4.2%
 Money Market Accounts                           4.1%         19,364         9.7             9,436        4.9
 Non-interest Bearing Checking Accounts           --%         11,512         5.7             8,941        4.6
----------------------------------------------------------------------------------------------------------------

       Total Demand Deposits                                  39,898        19.9            26,554       13.7
----------------------------------------------------------------------------------------------------------------

 Savings Deposits                                2.1%         19,706         9.8            23,343       12.1
----------------------------------------------------------------------------------------------------------------

 Certificate of Deposit Accounts:
       Less than 4.00%                                           469         0.2               226        0.1
       4.0% to 4.99%                                          38,636        19.3            13,474        7.0
       5.0% to 5.99%                                          57,020        28.4            79,702       41.2
       6.0% to 6.99%                                          32,493        16.2            34,172       17.7
       7.0% to 8.99%                                          11,533         5.8            15,056        7.8
       9.0% and over                                             892         0.4               895        0.4
----------------------------------------------------------------------------------------------------------------
        Total Certificates of Deposit            5.6%        141,043        70.3%          143,525       74.2
----------------------------------------------------------------------------------------------------------------
       Total Deposits                            4.6%    $   200,647       100.0%       $  193,422      100.0%


At December 31, 1998, scheduled maturities of certificates of deposit accounts were as follows (in thousands):

                                                                                Amount
------------------------------------------------------------------------------------------
One year or less                                                                $   76,955
Over one year through two years                                                     33,090
Over two years through three years                                                  14,198
Over three years through five years                                                 14,609
Over five years through ten years                                                    2,191
------------------------------------------------------------------------------------------
Total Certificates of Deposit                                                   $  141,043

Certificates of deposit with a balance of $100,000 and over were $37,492,000 and $36,833,000 at December 31, 1998 and 1997, respectively.

Interest expense on deposits for the following years ended December 31 is as follows (in thousands):

                                                            1998                   1997                  1996
-----------------------------------------------------------------------------------------------------------------
      NOW Accounts                                       $        144          $        109           $       160
      Money Market                                                646                   163                   131
      Savings                                                     517                   589                   692
      Certificates of Deposits                                  8,098                 8,318                 9,201
-----------------------------------------------------------------------------------------------------------------
      Total Interest Expense on Deposits                 $      9,405          $      9,179           $    10,184

Income from early withdrawal penalties on certificate accounts was $56,000, $79,000, and $63,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - FEDERAL HOME LOAN BANK ADVANCES:

Federal Home Loan Bank advances totaled $47,228,000 and $36,628,000 as of December 31, 1998 and 1997, respectively, which are secured by mortgage loans under an existing blanket collateral agreement and by FHLB stock. The advances have variable interest rates that are indexed to LIBOR (London Inter-Bank Offered Rate) and reprice either monthly or quarterly. No payments are scheduled prior to maturity. The Company has the ability to borrow total advances up to $122,418,000 from the FHLB which would also be secured by the existing blanket collateral agreement and by FHLB stock. Advances at December 31, 1998 and 1997 are as follows (in thousands):

Interest Rate                                                            1998                       1997
-------------------------------------------------------------------------------------------------------------
    Variable rate - 5.05% to 5.45% at December 31, 1998                 $      9,378             $     36,378
    Fixed rate - 4.80% to 8.70% at December 31, 1998                          37,850                      250
-------------------------------------------------------------------------------------------------------------

    Total Advances                                                      $     47,228             $     36,628

Advances at December 31, 1998 have maturities in future years as follows (in thousands):

                             Year Ending December 31                       Amount
------------------------------------------------------------------------------------
                                       1999                              $    16,878
                                       2003                                    8,100
                                       2005                                      250
                                       2008                                   22,000
------------------------------------------------------------------------------------
                                      Total                              $    47,228

A significant portion of the advances contain a quarterly call feature beginning between one and three years after the date of issuance, therefore, actual repayments could vary from contractural maturities.

NOTE 11 - INCOME TAXES:

The provision for Income Tax Expense is as follows for the years ended December 31 (in thousands):

                                                      1998                  1997                  1996
------------------------------------------------------------------------------------------------------------
Current:
      Federal                                      $      1,431          $      1,623         $         468
      State                                                  13                     7                    14
Deferred Tax Expense (Benefit)                              (17)                    2                   (43)
------------------------------------------------------------------------------------------------------------

Total Income Tax Expense                           $      1,427          $      1,632          $        439

There was an income tax payable of $12,000 and $173,000 at December 31, 1998 and 1997, respectively.

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31:

                                                         1998                  1997                  1996
----------------------------------------------------------------------------------------------------------
  Statutory Federal Income Tax Rate                      34.0%                 34.0%                34.0%
  Increase (Decrease) in Taxes Resulting From:
        State Income Tax on Non-Bank Entities             0.3                   0.2                  1.1
        Nondeductible ESOP                                1.6                   1.3                  0.4
        Other Items                                       0.4                   0.1                 (0.1)
----------------------------------------------------------------------------------------------------------
        Effective Tax Rate                               36.3%                 35.6%                35.4%

Continues

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 11 continued

The tax effects of principal temporary differences at December 31 are as follows (in thousands):

                                                                             1998                   1997
-------------------------------------------------------------------------------------------------------------
 Deferred Tax Assets:
       Deferred loan fees                                                $          86          $        108
       Book provision for losses on loans and real estate owned                    939                   949
       Depreciable property basis differences                                       30                    20
       ESOP and RRP                                                                141                   118
       Unrealized losses on Trading Securities                                      27                    --
       Other                                                                        39                    36
-------------------------------------------------------------------------------------------------------------
             Subtotal                                                            1,262                 1,231
-------------------------------------------------------------------------------------------------------------

 Deferred Tax Liabilities:
       Discount Accretion on Investment Securities                                  40                    29
       FHLB stock                                                                  338                   286
       Unrealized gains on Securities Available for Sale                           133                   232
       Unrealized gains on Trading Securities                                       --                    49
-------------------------------------------------------------------------------------------------------------
             Subtotal                                                              511                   596
-------------------------------------------------------------------------------------------------------------
       Net Deferred Tax Asset                                            $         751          $        635


The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 1998 or 1997.

Included in retained earnings at December 31, 1998 and 1997, is approximately $7,073,000, in bad debt reserves for which no deferred federal income tax liability has been recorded. These amounts represent allocations of income to bad debt deductions for tax purposes only for tax years prior to 1987. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate.

NOTE 12 - EARNINGS PER SHARE:

The Company adopted FAS 128, Earning Per Share, as of December 31, 1997. Restatement of earnings per share for all prior periods presented is required. Weighted average shares of common stock outstanding for basic EPS excludes the weighted average shares unreleased by the Employee Stock Ownership Plan ("ESOP") (174,618, 196,578 and 213,026 shares at December 31, 1998, 1997, and 1996, respectively) and the weighted average unvested shares in the Recognition and Retention Plan ("RRP") (95,493, 96,769 and -0- shares at December 31, 1998, 1997 and 1996, respectively). The effect on diluted EPS of stock option shares outstanding and unvested RRP shares is calculated using the treasury stock method. EPS for periods preceding the third quarter of 1996 are not applicable, as the Company's conversion from mutual-to-stock form and reorganization into a holding company format was not completed until July 15, 1996. The following is a reconcilement of the numerator and denominator for basic and diluted Earnings Per Share.

                                                                      Continues

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 12 continued

                                                                Income                 Shares            Per-Share
                                                              (Numerator)           (Denominator)         Amount
                                                                       YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------------------------
Basic EPS
      Income Available to Common Stockholders                $  2,505,000              2,088,775         $    1.20

Effect of Dilutive Securities
      Stock Options Outstanding                                        --                 44,649
      RRP Grants                                                       --                 15,800
--------------------------------------------------------------------------------------------------------------------
Diluted EPS
      Income Available to Common Stockholders
            Plus Assumed Conversions                         $  2,505,000              2,149,224         $    1.17

                                                                        Year ended December 31, 1997
--------------------------------------------------------------------------------------------------------------------
Basic EPS
      Income Available to Common Stockholders                $ 2,947,000               2,408,779         $    1.22

Effect of Dilutive Securities
      Stock Options Outstanding                                       --                  38,315
      RRP Grants                                                      --                  15,932
--------------------------------------------------------------------------------------------------------------------
Diluted EPS
      Income Available to Common Stockholders
            Plus Assumed Conversions                         $ 2,947,000               2,463,026         $    1.20


                                                                     Six months ended December 31, 1996
--------------------------------------------------------------------------------------------------------------------
Basic EPS
      Income Available to Common Stockholders                $   169,000               2,518,224         $    0.07


No stock options or other potential common stock securities were outstanding for the six months ended December 31, 1996.

NOTE 13 - REGULATORY MATTERS:

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Financial institutions are segmented into one of five classifications ranging from "well capitalized" to "critically undercapitalized." Should a financial institution's ratios decline below the predetermined minimum ratios, the institution would be subject to increasingly restrictive regulatory action.

At December 31, 1998 and 1997, the Bank was classified as "well capitalized". There are no conditions or events since those dates that management believes have changed the Bank's category.

As of December 31, the Company and the Bank met all regulatory capital requirements as follows (dollars in thousands):


Continues

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 13 continued

                                                                             DECEMBER 31, 1998
                                                             -------------------------------------------------
                                                                  Required                       Actual
                                                              Amount   Percent              Amount     Percent
--------------------------------------------------------------------------------------------------------------
Tier 1 leverage capital:
     Acadiana Bancshares, Inc.                               $ 11,271   4.0%               $ 31,916     11.3%
     LBA Savings Bank                                          10,839   4.0%                 24,125      8.9%

Tier 1 risk-based capital:
     Acadiana Bancshares, Inc.                                  6,513   4.0%                 31,916     19.6%
     LBA Savings Bank                                           6,196   4.0%                 24,125     15.6%

Total risk-based capital:
     Acadiana Bancshares, Inc.                                 13,026   8.0%                 33,971     20.9%
     LBA Savings Bank                                          12,392   8.0%                 26,082     16.8%

                                                                             December 31, 1997
                                                             -------------------------------------------------
                                                                  Required                       Actual
                                                              Amount   Percent              Amount     Percent
--------------------------------------------------------------------------------------------------------------
Tier 1 leverage capital:
     Acadiana Bancshares, Inc.                               $ 11,029   4.0%               $ 44,112     16.0%
     LBA Savings Bank                                          10,660   4.0%                 33,214     12.5%

Tier 1 risk-based capital:
     Acadiana Bancshares, Inc.                                  5,855   4.0%                 44,112     30.1%
     LBA Savings Bank                                           5,732   4.0%                 33,214     23.2%

Total risk-based capital:
     Acadiana Bancshares, Inc.                                 11,710   8.0%                 45,953     31.4%
     LBA Savings Bank                                          11,465   8.0%                 35,017     24.4%


LBA Savings Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana. During 1998, the Bank received permission from the commissioner to pay a $12,000,000 dividend to the Company. Because of the amount by which dividends paid by the Bank to the Company in 1998 exceeded 1998 income, the Bank will not be able to pay any dividends to the Company in 1999 without permission.


NOTE 14 - EMPLOYEE BENEFITS:

401(k) AND MONEY PURCHASE PENSION PLANS

The Company maintains a 401(k) Profit Sharing Plan to provide retirement benefits for substantially all employees. Eligible employees may defer up to ten percent of compensation. Until 1997, the Company contributed a matching contribution of 100 percent of employee deferrals up to three percent of compensation. The board of directors determines the amount of an additional discretionary contribution, if any, annually. All employees are eligible after completing one year of service and attaining age 21.

Employer contributions made to the plan was $-0-, $-0-, and $52,000 for the years ended December 31, 1998, 1997 and 1996, respectively.


                                                                      Continues

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 continued

EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion from mutual to stock form, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of employees of the Company and the Bank offering. The ESOP purchased 218,500 shares, or 8 percent of the total stock sold in the subscription, for $2,622,000, financed by a loan from the Company. The leveraged ESOP is accounted for in accordance with AICPA SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans.

The ESOP was effective upon completion of the conversion. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP. Continuing its practice, the Company anticipates that contributions will be made to the plan in amounts necessary to amortize the debt to the Company over a period of ten years.

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

Under SOP 93-6, unearned ESOP shares are not considered outstanding and are shown as a reduction of stockholders' equity. Dividends on unallocated ESOP shares are considered to be compensation expense. The Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential is credited to equity. The Company receives a tax deduction equal to the cost of the shares released. The loan receivable from the ESOP to the Company is not shown as an asset and the debt of the ESOP is not shown as a Company liability. Dividends on allocated shares are used to pay the ESOP debt.

Compensation cost for the year ended December 31, 1998, was $455,000 based on the release of 21,892 shares. For the year ended December 31, 1997, compensation cost was $440,000 based on the release of 21,892 shares. For the year ended December 31, 1996, compensation cost was $148,000 based on the release of 10,946 shares. There were 53,793, 32,707 and 10,946 shares allocated and 163,770, 185,662 and 207,554 shares held in suspense by the ESOP for the years ended December 31, 1998, 1997 and 1996, respectively. The fair value of the unearned ESOP shares at December 31, 1998 and 1997, using the quoted market closing price per share, was approximately $2,866,000 and $4,341,000, respectively.

RECOGNITION AND RETENTION PLAN

The Company established the Recognition and Retention Plan (RRP) for certain officers and directors on January 22, 1997. During 1997, the Company fully funded the trust with the purchase of 109,250 shares or 4 percent, of the Company's common stock in the open market to be awarded in accordance with the provisions of the RRP. The cost of the shares of restricted stock awarded under these plans is recorded as unearned compensation, a contra equity account. The fair value of the shares on the date of award is recognized ratably as compensation expense over the vesting period, which is five years. The grantees of the restricted stock have the right to vote the shares awarded. Dividends on unvested shares are held in trust and distributed when the related shares vest. For the year ended December 31, 1998 and 1997, the recognition and retention plan expense was $232,000 and $227,000, respectively. The


Continues

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 14 continued

weighted-average grant-date fair value of the restricted stock granted under the RRP during the year ended December 31, 1998 and 1997 was $17.36 and $15.50, respectively. A summary of the changes in restricted stock follows:

                                                                                    Unawarded              Awarded
                                                                                      Shares                Shares
--------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1997                                                                   --                   --
Purchased by Plan                                                                     109,250                   --
Granted                                                                               (73,202)              73,202
Forfeited                                                                                  --                   --
Earned and Issued                                                                          --                   --
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                                             36,048               73,202
Granted                                                                               (11,900)              11,900
Forfeited                                                                               1,600               (1,600)
Earned and Issued                                                                          --              (14,639)
--------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                                                             25,748               68,863

STOCK OPTION PLAN

In 1997, the Company adopted a stock option plan for the benefit of directors and officers. The number of shares of common stock reserved for issuance under the stock option plan was equal to 273,125 shares or 10 percent of the total number of common shares sold in the Company's initial public offering of its common stock upon the mutual-to-stock conversion of LBA Savings Bank. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years. The stock options granted to directors and officers are subject to 20 percent vesting per year and are exercisable upon vesting. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized by the Company.

The following table summarizes the activity related to stock options:

                                                                                                      Weighted-
                                                              Available            Options             Average
                                                              for Grant          Outstanding        Exercise Price
--------------------------------------------------------------------------------------------------------------------
At inception - January 22, 1997                                  273,125                  --
Granted                                                         (211,701)            211,701            $  15.50
Canceled                                                              --                  --
Exercised                                                             --                  --
--------------------------------------------------------------------------------------------------------------------
At December 31, 1997                                              61,424             211,701            $  15.50
Granted                                                          (55,000)             55,000            $  17.26
Canceled                                                           8,000              (8,000)           $  15.50
Exercised                                                             --                  --
--------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998                                              14,424             258,701            $  15.75


Exercisable at December 31, 1997                                                         -0-
EXERCISABLE AT DECEMBER 31, 1998                                                      42,340            $  15.50

The weighted-average remaining life of the outstanding options at December 31, 1998 is 8.4 years.

The weighted-average grant-date fair value of options granted during the year ended December 31, 1998 and 1997 was $5.66 and $4.32, respectively.


                                                                      Continues

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14 continued


In October 1995, the FASB issued 123, Accounting for Stock-Based Compensation. SFAS 123 requires disclosure of the compensation cost for stock-based incentives granted after January 31, 1995 based on the fair value at grant date for awards. Applying SFAS 123 would result in pro forma net income and earnings per share amounts as follows:


                                                                                   1998                 1997
--------------------------------------------------------------------------------------------------------------------
         Net income
             As reported                                                        $  2,505,000          $  2,947,000
             Pro forma                                                          $  2,344,000          $  2,804,000

         Earnings per share
             As reported       - Basic                                               $  1.20               $  1.22
                               - Diluted                                             $  1.17               $  1.20
             Pro forma         - Basic                                               $  1.12               $  1.16
                               - Diluted                                             $  1.09               $  1.14

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for 1998 and 1997 grants: dividend yields of 2.15 and 2.20 percent; expected volatility of 27.7 and 16.91 percent; risk-free interest rate of 5.48 and 6.51 percent; and expected lives of 7.5 years for all options.


NOTE 15 - RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Company makes loans to its employees, officers and directors. Such loans to employees, officers and directors are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.

The Company has an employment agreement with an executive officer under which the Company agreed to pay compensation of $130,000 annually (plus merit increases) through October 31, 1999. The Company has also entered into severance agreements with seven officers. The total commitments under the severance agreements at December 31, 1998 was $968,000.

NOTE 16 - COMMITMENTS AND CONTINGENT LIABILITIES:

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

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statements of

Continues
                                                                          43

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY


Note 17 continued

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

As of December 31, 1998, financial instruments for which the                  Contract or Notional
   contract amounts were as follows represent credit risk:                   Amount (in thousands)
                                                                             ---------------------
            Undisbursed Loans in Process                                          $    5,789
            Commitments to Extend Credit                                          $   26,608
            Standby Letters of Credit                                             $       79

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

NOTE 18 - CONCENTRATION OF CREDIT:

All of the Company's loans, commitments and letters of credit have been granted to customers in the Company's market area. The concentration of credit by type of loan is set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to borrowers who develop real estate properties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments as of December 31 is as follows (in thousands):

                                                               1998                               1997
--------------------------------------------------------------------------------------------------------------------
                                                    Estimated         Recorded        Estimated          Recorded
                                                      Fair              Book             Fair              Book
                                                     Value             Balance          Value            Balance
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash                                              $     7,578       $     7,578      $    14,157       $    14,157
Investment Securities                                  18,490            18,490           13,757            13,757
Mortgage-Backed Securities                             24,103            23,769           30,582            30,652
Loans Receivable                                      229,840           225,752          212,282           212,840

LIABILITIES
Deposits:
     Regular Savings, NOW Accounts,
         and Money Market Deposits                     59,604            59,604           49,897            49,897
     Certificates of Deposit                          143,416           141,043          144,358           143,525
Advances from Federal Home Loan Bank                   47,374            47,228           36,628            36,628



NOTE 20 - COMPREHENSIVE INCOME:

The following is a summary of the components of other comprehensive income (in thousands):

                                                                          For The Years Ended December 31,
--------------------------------------------------------------------------------------------------------------------
                                                                    1998               1997               1996
--------------------------------------------------------------------------------------------------------------------
Unrealized Gain (Loss) on Securities
      Available for Sale, Net                                   $      (290)        $      101         $     (486)
Reclassification Adjustment for Net Gains
      Realized in Net Income                                             --                 --                 --
--------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income                                             (290)               101               (486)
Income Tax (Expense) Benefit Related to Other
       Comprehensive Income                                              98                (34)               168
--------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income, Net of Income
      Taxes                                                     $      (192)        $       67         $     (318)


NOTE 21 - CONVERSION FROM MUTUAL TO STOCK ASSOCIATION:

In 1996, the Bank converted from a Louisiana-chartered mutual savings bank to a Louisiana-chartered stock savings bank, pursuant to its Plan of Conversion. The Company issued 2,731,250 shares of common stock at $12.00 per share. The Company's ESOP purchased 218,500 shares, financed by a loan from the Company. The net proceeds received from the conversion was $30,153,000. Total conversion costs approximated $937,000.

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



Continues

                                     ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 21 continued

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

NOTE 22 - SEGMENT INFORMATION:

The Company, through its subsidiary bank, operates in one segment - the financial services industry. Within this segment, the Company is primarily engaged in commercial and consumer banking and mortgage lending.

NOTE 23 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

Condensed financial statements of Acadiana Bancshares, Inc. (parent company) are shown below. The parent company has no significant operating activities.

Condensed Balance Sheet
(In thousands)

                                                                                DECEMBER 31,          December 31,
                                                                                    1998                 1997
--------------------------------------------------------------------------------------------------------------------
ASSETS
Cash in Bank                                                                   $          484        $       8,266
Equity Securities Held for Trading                                                        575                  826
Securities Available for Sale                                                           5,992                2,018
Investment in Subsidiary                                                               24,383               33,652
Investment in Limited Liability Company                                                   966                   --
Other Assets                                                                               75                  116
--------------------------------------------------------------------------------------------------------------------
     Total Assets                                                              $       32,475        $      44,878
--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities                                                                    $          301        $         316
--------------------------------------------------------------------------------------------------------------------
Stockholders' Equity                                                                   32,174               44,562
--------------------------------------------------------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity                               $       32,475        $      44,878

                                                                     Continues

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 23 continued


Condensed Statement of Income
(In thousands)

                                                                                                   Period from
                                                            For the Years Ended                 July 15, 1996 to
                                                        1998                1997                December 31, 1996
--------------------------------------------------------------------------------------------------------------------
Operating Income:
     Dividends from Subsidiary Bank                   $   12,000         $     3,274          $           50
     Interest Income                                         665                 659                     335
     Trading Account (Losses) Gains                         (111)                137                      --
     Other Losses                                            (34)                 --                      --
--------------------------------------------------------------------------------------------------------------------
Total Operating Income                                    12,520               4,070                     385

Operating Expenses                                           502                 411                      14
--------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense and
     Decrease in Equity in Undistributed
     Earnings of Subsidiary                               12,018               3,659                     371

Income Tax Expense                                             4                 138                     119
--------------------------------------------------------------------------------------------------------------------
Income Before Decrease in Equity in
     Undistributed Earnings of Subsidiary                 12,014               3,521                     252

Decrease in Equity in Undistributed
     Earnings of Subsidiary                               (9,509)               (574)                    (83)
--------------------------------------------------------------------------------------------------------------------
Net Income                                            $    2,505         $     2,947          $          169



Continues

                                      ACADIANA BANCSHARES, INC., AND SUBSIDIARY

Note 23 continued


Condensed Statement of Cash Flows
(In thousands)

                                                                                                     Period from
                                                                 For the Years Ended               July 15, 1996 to
                                                                 1998             1997            December 31, 1996
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
     Net Income                                              $    2,505       $    2,947           $       169

Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
     Decrease in Equity in Net Income of Subsidiary               9,509              574                    83
     Provision for Deferred Income Taxes                            (76)              49                    --
     Loss from Limited Liability Company                             34               --                    --
     Net Change in Securities Classified as Trading                 251             (826)                   --
     Decrease (Increase) in Other Assets                             39              (56)                  (60)
     Increase (Decrease) in Other Liabilities                       (38)            (117)                  124
--------------------------------------------------------------------------------------------------------------------
         Net Cash Provided by Operating Activities               12,224            2,571                   316
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
     Proceeds from Calls and Maturities of
         Securities Available for Sale                           34,925            6,998                    --
     Purchase of Securities Available for Sale                  (38,917)          (6,998)               (2,000)
     Purchase of Capital Stock in
         Limited Liability Company                               (1,000)              --                    --
     Purchase of Capital Stock of Subsidiary                         --               --               (15,919)
--------------------------------------------------------------------------------------------------------------------
         Net Cash Used in Investing Activities                   (4,992)              --               (17,919)
--------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
     Capital Contributed to Subsidiary                              (82)             (79)                  (20)
     Payments Received From ESOP                                    388              388                   194
     Net Proceeds From Issuance of
         Common Stock                                                --               --                30,153
     Dividends Paid to Shareholders                              (1,009)            (901)                 (226)
     Acquisition of Common Stock by RRP                              --           (1,829)                   --
     Repurchase of Common Stock                                 (14,311)          (3,445)                   --
     Stock Conversion Costs Incurred                                 --               --                  (937)
--------------------------------------------------------------------------------------------------------------------
         Net Cash (Used in) Provided by
             Financing Activities                               (15,014)          (5,866)               29,164
--------------------------------------------------------------------------------------------------------------------
         Net (Decrease) Increase in Cash
             and Cash Equivalents                                (7,782)          (3,295)               11,561

Cash and Cash Equivalents, Beginning of Period                    8,266           11,561                    --
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Period                     $      484       $    8,266           $    11,561


Other Disclosures:

At December 31, 1998 and 1997, the Bank owed the Company $31,000 and $56,000, respectively for overpayment of estimated tax payments.

Notes to Consolidated Financial Statements


NOTE 24 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

(In Thousands, except per share data)

                                                                            YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------------------------------------------
                                                                  First         Second        Third        Fourth
                                                                  Quarter       Quarter       Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------
Total Interest Income                                            $  5,307      $  5,473      $  5,425     $  5,209
Total Interest Expense                                              2,876         3,029         3,111        2,920
--------------------------------------------------------------------------------------------------------------------
     Net Interest Income                                            2,431         2,444         2,314        2,289

Provision for Loan Losses                                              45            45            --           --
--------------------------------------------------------------------------------------------------------------------
     Net Interest Income After Provision
             for Loan Losses                                        2,386         2,399         2,314        2,289

Noninterest Income                                                    384           300           164          351
Noninterest Expense                                                 1,574         1,706         1,648        1,726
--------------------------------------------------------------------------------------------------------------------

Income Before Income Taxes                                          1,196           993           830          914
Income Tax Expense                                                    432           365           310          320
--------------------------------------------------------------------------------------------------------------------
Net Income                                                            764           628           520          594

Net Income per Common Share - basic                              $    .33      $    .28      $    .25     $    .35

Net Income per Common Share - diluted                            $    .32      $    .27      $    .24     $    .34


(In Thousands, except per share data)

                                                                          Year Ended December 31, 1997
--------------------------------------------------------------------------------------------------------------------
                                                                  First         Second        Third        Fourth
                                                                 Quarter       Quarter       Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------
Total Interest Income                                           $   4,953     $   5,036     $   5,106    $   5,232
Total Interest Expense                                              2,595         2,655         2,762        2,848
--------------------------------------------------------------------------------------------------------------------
     Net Interest Income                                            2,358         2,381         2,344        2,384

Provision for Loan Losses                                              45            45            45           45
--------------------------------------------------------------------------------------------------------------------
     Net Interest Income After Provision
             for Loan Losses                                        2,313         2,336         2,299        2,339

Noninterest Income                                                    261           262           327          320
Noninterest Expense                                                 1,403         1,632         1,570        1,272
--------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                          1,171           966         1,056        1,387
Income Tax Expense                                                    400           341           362          529
--------------------------------------------------------------------------------------------------------------------
Net Income                                                            771           625           694          858

Net Income per Common Share - basic                             $     .31     $     .26     $     .29    $     .37

Net Income per Common Share - diluted                           $     .31     $     .25     $     .28    $     .35

ABOUT THE COMPANY
-------------------------------------------------------------------------------

Acadiana Bancshares, Inc., (the "Company") is a Louisiana-chartered bank holding company with headquarters at 101 West Vermilion Street, Lafayette, Louisiana 70501. Its banking subsidiary, LBA Savings Bank, operates five full-service branches in Lafayette and New Iberia and a loan production office in Eunice, Louisiana. Addresses of LBA Savings Bank are:

                  MAIN OFFICE BRANCH
                  101 West Vermilion Street, Lafayette, Louisiana 70501

                  NORTHSIDE BRANCH
                  2601 Moss Street, Lafayette, Louisiana 70501

                  SOUTHSIDE BRANCH
                  3701 Johnston Street, Lafayette, Louisiana 70503

                  BROADMOOR BRANCH
                  5301 Johnston Street, Lafayette, Louisiana 70503

                  NEW IBERIA BRANCH
                  230 West Main Street, New Iberia, Louisiana 70560

                  EUNICE LOAN PRODUCTION OFFICE
                  136 South Third Street, Eunice, Louisiana  70535

DIRECTORS
-------------------------------------------------------------------------------

AL W. BEACHAM, M.D.                             DON J. O'ROURKE, SR.
Urologist                                       Architect

JOHN H. DEJEAN                                  THOMAS S. ORTEGO
Retired                                         Self-employed Accountant

LAWRENCE GANKENDORFF                            JERRY REAUX
Chairman of the Board,                          President and Chief Executive Officer,
Acadiana Bancshares, Inc., and                  Acadiana Bancshares, Inc., and
LBA Savings Bank                                LBA Savings Bank

JAMES J. MONTELARO                              KALISTE J. SALOOM, JR.
Executive Vice President - Mortgage Banking,    Attorney and retired City Judge
LBA Savings Bank

WILLIAM H. MOUTON
Attorney


EXECUTIVE OFFICERS
-------------------------------------------------------------------------------

LAWRENCE GANKENDORFF                            WAYNE BARES
Chairman of the Board                           Senior Vice President - Commercial Lending

JERRY REAUX                                     MARY ANNE S. BERTRAND
President and Chief Executive Officer           Senior Vice President - Retail Lending

JAMES J. MONTELARO                              EMILE E. SOULIER, III
Executive Vice President - Mortgage Banking     Vice President and Chief Financial Officer

GREGORY KING                                    THOMAS DEBAILLON
Executive Vice President - Chief Operating      Vice President - Operations
Officer


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Acadiana Bancshares, Inc., will be held at 2:00 P.M. (Central Time) Wednesday, April 28, 1999, at a la carte, 301 Heymann Boulevard, Lafayette, Louisiana 70503.

STOCK LISTING

The common stock of Acadiana Bancshares, Inc., is traded on the American Stock Exchange under the symbol "ANA." Price and other column information are listed under the "ANA" symbol in The Wall Street Journal and under similar designations in other news sources. The Company's common stock is held of record by xxx shareholders as of March 19, 1999. Below is a table showing the high and low sales prices of the common stock and cash dividends declared during each quarter of 1998 and 1997.

1998
Quarter Ended              High             Low               Dividend Declared
-------------------------------------------------------------------------------
March 31, 1998             $23 5/8          $21 5/8                 $0.11
June 30, 1998              $25 5/8          $22                     $0.11
September 30, 1998         $22 1/2          $15 1/2                 $0.11
December 31, 1998          $18 3/8          $15                     $0.11

1997
Quarter Ended              High             Low               Dividend Declared
-------------------------------------------------------------------------------
March 31, 1997             $19 1/4          $14 7/8                 $0.09
June 30, 1997              $20              $17 1/2                 $0.09
Sept. 30, 1997             $22 1/4          $19 3/4                 $0.09
Dec. 31, 1997              $24 3/4          $22 1/4                 $0.11


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

    Jerry Reaux, President & CEO, or
    Emile E. Soulier, III, Vice President and CFO
    Phone: (318) 232-4631
    Fax: (318) 269-6233

INDEPENDENT AUDITORS

    Castaing, Hussey, Lolan, & Dauterive, LLP
    525 Weeks Street
    New Iberia, Louisiana 70560

SPECIAL COUNSEL

    Elias, Matz, Tiernan & Herrick L.L.P.
    734 15th Street N.W.
    Washington, D.C.  20005

GENERAL COUNSEL

    Mark Andrus
    Davidson, Meaux, Sonnier, McElligott & Swift
    810 South Buchanan Street
    Lafayette, Louisiana  70501