Form 10-K, Exhibit 13
period 1999-12-31
ACADIANA BANCSHARES INC /LA
filed 2000-03-29
CIK 1011024

EXHIBIT 13

  Acadiana Bancshares, Inc 1999 Annual Report

  Letter to shareholders                                                      2
  Selected consolidated financial information                                 4
  Management's discussion and analysis                                        5
  Independent auditors' report                                               18
  Consolidated balance sheets                                                19
  Consolidated    income statements                                          20
  Consolidated statements of stockholders' equity                            21
  Consolidated statements of cash flows                                      22
  Notes to consolidated financial statements                                 23
  About the company                                                          43

Dear Fellow Shareholders:

On behalf of the directors, management and staff of our Company, we are pleased to provide you with our 1999 Annual Report. During 1999, we made great progress in our on-going commitment to expand our traditional thrift institution by increasing our offerings of commercial bank products and services while remaining dedicated to the principles of community banking. Overall, 1999 was another successful year as we continued to grow both loan and deposit market share. We successfully diversified our asset mix while continuing to leverage our capital structure, which resulted in a 33% increase in basic earnings per share.

CAPITAL LEVERAGING

We are pleased to report that during 1999 our Company successfully repurchased an additional 325,969 shares of Company common stock in an effort to enhance earnings per share and return on equity to our shareholders. Since going public in July of 1996, our Company has repurchased 45.3% of the original shares sold in connection with our initial public offering at an average price of 104% of book value. We believe this capital investment has enhanced shareholder value and effectively increased the ownership stake for all our current stockholders.

MORTGAGE LENDING

Our average mortgage loan assets remained stable during 1999. We maintained our position as the dominant mortgage lender within our local market. We continue to be committed to providing financing to support the housing needs of the people of Acadiana. Our strategic goal is to leverage our mortgage customer base by cross-selling additional products and services to enhance profitability.

TECHNOLOGY

During 1999, our technology efforts were focused on continuing to upgrade our operating systems while successfully meeting the demands of the Y2K operating environment. We are pleased to report we experienced no disruptions in our operations during this technologically challenging time. In addition, our Bank expanded into the internet via our newly established web site at www.lbabank.com. We expect that our web site will serve as a platform for future development of products and services.

COMMERCIAL BANKING

We are pleased to report a 32.2% increase in average commercial loan fundings during 1999. We are confident that our focus on delivering quality service supported by local decision making will continue to enhance our growth objectives within the commercial market sector. This growth is a logical extension of our strategy to diversify our balance sheet mix and reduce our historic dependence on residential mortgage lending assets.

RETAIL BANKING

The average interest-bearing demand deposit balances in the Bank increased 39.7% during the past year. Our retail Banking division also achieved a 24.4% increase in average consumer loan fundings during 1999. This growth was due in part to our on-going commitment to cross-selling additional products and services to new and existing customers. We are confident we can continue our growth in consumer loans and demand deposit market share by providing exceptional customer service.

ASSET QUALITY

Our asset quality indicators continued to improve during 1999 as evidenced by our non-performing assets to total loans ratio of 0.04%, the lowest in our history as a public Company. We are optimistic that continued improvement in oil and gas commodity prices will provide a stable economic environment in which to operate during the year 2000. We will continue to be committed to maintaining prudent underwriting standards in managing the credit risks associated with our lending activities.

THE YEAR AHEAD

The coming year holds much excitement and anticipation for our Company as we begin our Centennial year of operation. Today our Company is the largest and strongest financial institution headquartered in Lafayette, Louisiana. We have met the challenges of our first hundred years and we look forward to our next century of commitment to community banking.

We thank you for your confidence in our Company and look forward to reporting continued success in the future.

Sincerely,

/s/ L. Gankendorff                       /s/ Jerry Reaux

L. Gankendorff                           Jerry Reaux
Chairman                                 President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial and other data of the Company does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed financial information, including the Consolidated Financial Statements of the Company and Notes thereto, contained elsewhere herein.

---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except per share data)                                   At December 31,
                                                 --------------------------------------------------------------------------------
                                                    1999          1998            1997                 1996             1995
                                                 ------------  ------------    ------------        -------------     ------------
Selected Financial Condition Data:
          Total assets                              $305,696      $282,089        $277,066             $264,374         $225,574
          Cash and cash equivalents                   11,922         7,578          14,157               19,784           16,481
          Loans receivable, net                      244,996       225,752         212,840              182,724          157,691
          Trading securities                             285           575             826                    -                -
          Investment securities                       37,981        38,764          41,696               55,192           43,544
          Deposit accounts                           213,212       201,654         195,043              194,192          207,126
          Borrowings                                  63,850        47,228          36,628               22,250              250
          Equity                                      27,750        32,174          44,562               47,091           17,697

                                                                                     Year Ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                    1999           1998             1997                 1996              1995
                                                 ------------  ------------     ------------        -------------      ------------
Selected Operating Data:
          Interest income                           $ 21,407      $ 21,553        $ 20,464             $ 18,860         $ 17,094
          Interest expense                            12,195        11,935          10,860               10,762           10,134
                                                 ------------  ------------     ------------        -------------      ------------
          Net interest income                          9,212         9,618           9,604                8,098            6,960
          Provision for loan losses                        -            90             180                  355            1,274
                                                 ------------  ------------     ------------        -------------      ------------
          Net interest income after provision
            for loan losses                            9,212         9,528           9,424                7,743            5,686
          Non-interest income                            994         1,059           1,033                  797              683
          Non-interest expense (1)                    (6,771)       (6,655)         (5,878)              (7,301)          (7,812)
                                                 ------------  ------------     ------------        -------------      ------------
          Income (loss) before taxes                   3,435         3,932           4,579                1,239           (1,443)
          Income tax expense (benefit)                 1,229         1,427           1,632                  439             (477)
                                                 ------------  ------------     ------------        -------------      ------------
          Net income (loss)                            2,206         2,505           2,947                  800             (966)
                                                 ============  ============     ============        =============      ===========
          Earnings per share - basic (2)              $ 1.60        $ 1.20          $ 1.22               $ 0.07              N/A
          Earnings per share - diluted (2)            $ 1.55        $ 1.17          $ 1.20               $ 0.07              N/A
          Dividends declared per share                $ 0.52        $ 0.44          $ 0.38               $ 0.18              N/A
          Dividend payout ratio                       33.27%         37.05%          31.76%              267.46%             N/A

                                                                        At or For the Year Ended December 31,
                                                 ---------------------------------------------------------------------------------
                                                    1999             1998           1997                    1996            1995
                                                 ------------    ------------   ------------           -------------    ------------
Other Data:
 Profitability:
      Return (loss) on average assets                   0.76%         0.87%           1.10%                0.32%           (0.43%)
      Return (loss) on average equity                   7.57          6.05            6.38                 2.55            (5.23)
      Interest rate spread for period (3)               0.03          0.03            0.03                 2.75             2.86
      Net interest margin (4)                           0.03          0.03            0.04                 3.40             3.22
      Efficiency ratio (5)                             66.34         62.33           55.26                82.08            88.45
      Other expenses to average assets                  2.33          2.31            2.19                 2.95             3.49
 Capital Ratios:
      Average equity to average assets                 10.03         14.35           17.23                12.71             8.25
      Total capital to risk-weighted assets            17.51         20.86           31.39                36.69            16.20
 Asset Quality:
      Non-performing assets to total assets (6)         0.03          0.07            0.22                 0.36             0.70
      Allowance for loan losses to total loans          1.08          1.16            1.25                 1.35             1.41
      Allowance for loan losses to non-performing
          loans and troubled debt restructuring       496.75        396.80          297.09               183.96           143.94


(1) With respect to 1997, includes $436,000 recovery of net foreclosed assets; with respect to 1996, includes $1.3 million for a special SAIF assessment; with respect to 1995, includes $1.1 million of write-downs and expenses of foreclosed assets and $1.1 million of expenses of a previously contemplated merger/conversion.

(2) 1996 earnings per share is for the six months ended December 31, 1996, because of the Bank's conversion from mutual to stock form in July, 1996.

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

(6)      Non-performing   assets  include  non-accrual  loans,   accruing  loans
         delinquent 90 days or more and foreclosed assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to assist readers in understanding the financial condition and results of operations of Acadiana Bancshares, Inc. (the "Company") and its subsidiary, LBA Savings Bank (the "Bank") for the years ended December 31, 1997 through 1999. This review should be read in conjunction with the audited consolidated financial statements, accompanying footnotes and supplemental financial data included herein.

FINANCIAL CONDITION

ASSETS

General - Total assets of the Company increased $23.6 million, or 8.4%, from $282.1 million at December 31, 1998, to $305.7 million at December 31, 1999. Net loans receivable of the Company increased $19.2 million, or 8.5%, from $225.8 million at December 31, 1998, to $245.0 million at December 31, 1999. Cash and cash equivalents increased $4.3 million, from $7.6 million at December 31, 1998, to $11.9 million at December 31, 1999. The growth in assets was funded by a $16.6 million net increase in advances from the Federal Home Loan Bank of Dallas (the "FHLB"), together with an $11.6 million net increase in deposits. The Company repurchased $6.0 million of its common stock, on the open market, during the year ended December 31, 1999, increasing its common shares held in treasury from 910,758 at December 31, 1998, to 1,236,727 shares at December 31, 1999. Retained earnings increased $1.5 million, or 7.0%, from $20.9 million at December 31, 1998, to $22.4 million at December 31, 1999.

Cash and Cash Equivalents - Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing demand deposits and cash on hand, increased by $4.3 million, or 57.3%, to $11.9 million at December 31, 1999, compared to $7.6 million at December 31, 1998. The increase in cash and cash equivalents occurred primarily during the fourth quarter of 1999, intended for meeting anticipated increased demands for cash by customers of the Bank at or near year-end. At December 31, 1999, cash and cash equivalents amounted to 3.9% of total assets.

Trading Securities - At December 31, 1999, the Company held equity securities for trading of $285,000, compared to $575,000 at December 31, 1998. The Company has no intention to increase its trading securities portfolio significantly.

Securities Available for Sale - Securities available for sale decreased $344,000, or 1.3%, to $26.1 million at December 31, 1999, compared to $26.4 million at December 31, 1998. Securities available for sale include U.S. Treasury notes and bonds, federal agency bonds, mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), and triple A rated private issuers, and certain equity securities. Unrealized gains and losses on securities available for sale are excluded from earnings and reported, net of applicable income taxes, as other comprehensive income. At December 31, 1999, securities available for sale amounted to 8.5% of total assets. Note 3 to the Consolidated Financial Statements provides further information regarding the Company's securities available for sale.

Securities Held to Maturity - Securities held to maturity decreased $439,000, or 3.6%, to $11.9 million at December 31, 1999, compared to $12.4 million at December 31, 1998. Securities held to maturity include mortgage-backed securities issued by GNMA, FNMA, and FHLMC. At December 31, 1999, securities held to maturity amounted to 3.9% of total assets. Note 3 to the Consolidated Financial Statements provides further information regarding the Company's securities held to maturity.

Federal Home Loan Bank Stock - Federal Home Loan Bank stock represents an equity interest in the FHLB that does not have a readily determinable fair value (for purposes of Federal Accounting Standards Board Statement No. 115) because its ownership is restricted and it lacks a market. It can be sold only to the FHLB or to another member institution. It is carried at cost. Both cash and stock dividends are received on FHLB stock and are reported as income. The stock dividends are redeemable at par value. At December 31, 1999, Federal Home Loan Bank stock amounted to 1.2% of total assets.

Loans Receivable, Net - Loans receivable, net, increased $19.2 million, or 8.5%, to $245.0 million at December 31, 1999, compared to $225.8 million at December 31, 1998. Single-family residential loans increased $9.7 million, or 5.8%, from $169.4 million at December 31, 1998, to $179.1 million at December 31, 1999. Construction loans remained stable at $12.6 million. Commercial real estate loans increased $1.9 million, or 11.3%, from $16.9 million at December 31, 1998, to $18.8 million at December 31, 1999. Equity lines of credit increased $1.4 million, or 67.0%, from $2.0 million at December 31, 1998, to $3.4 million at December 31, 1999. Commercial business loans increased $4.3 million, or 30.9%, from $13.9 million at December 31, 1998, to $18.1 million at December 31, 1999. Consumer loans increased $2.5 million, or 12.7%, from $19.3 million at December 31, 1998, to $21.8 million at December 31, 1999. Total gross loans increased $19.7 million, or 8.4%, from $234.6 million at December 31, 1998, to $254.3 million at December 31, 1999. Loans receivable, net, amounted to 80.1% of total assets at December 31, 1999, compared to 80.0% of total assets at December 31, 1998. Note 4 to the Consolidated Financial Statements provides further information regarding the Company's loans.

LIABILITIES AND STOCKHOLDERS' EQUITY

General - The Company's primary funding sources include deposits, borrowings from the FHLB and stockholders' equity. The discussion that follows focuses on the major changes in this mix during 1999.

Deposits - The Company's deposits increased by $11.6 million, or 5.7%, to $213.2 million at December 31, 1999, compared to $201.7 million at December 31, 1998. Interest bearing deposits increased $13.7 million, or 7.2% while non-interest bearing deposits decreased $2.1 million, or 17.1%. Certificates of deposit, comprising the largest portion of interest-bearing deposits, amounted to $151.6 million at December 31, 1999. Total deposits funded 69.7% of total assets at December 31, 1999, compared to 71.5% at December 31, 1998. Additional information regarding deposits is provided in Note 8 to the Consolidated Financial Statements.

Borrowings - The Company's borrowings include both short-term borrowings (amounts maturing in one year or less from date of inception) and long-term debt (amounts maturing more than one year from date of inception). Short-term borrowings decreased $1.5 million, or 20.0%, from $7.5 million at December 31, 1998, to $6.0 million at December 31, 1999. Long-term debt increased $18.1 million, or 45.6%, from $39.7 million at December 31, 1998, to $57.9 million at December 31, 1999. Total borrowings are composed of advances from the FHLB, which increased $16.6 million, or 35.2%, to $63.9 million at December 31, 1999, compared to $47.2 million at December 31, 1998. Borrowings at December 31, 1999, funded 20.9% of total assets compared to 16.7% at December 31, 1998. Advances from the FHLB have been, and are expected to continue to be, an important source of funding for both existing assets and new asset growth. Additional information regarding borrowings is provided in Note 9 to the Consolidated Financial Statements.

Stockholders' Equity - Stockholders' equity provides a source of permanent funding, allows for future growth, and provides the Company with a cushion to withstand unforeseen, adverse developments. At December 31, 1999, stockholders' equity totaled $27.8 million, a decrease of $4.4 million, or 13.8%, compared to $32.2 million at December 31, 1998. The decrease was primarily attributable to $6.0 million of repurchases of common stock for the treasury, a $622,000 decrease in unrealized gain (loss) on securities available for sale, net of deferred taxes, together with $734,000 of dividends declared on the Company's common stock, all of which was partially offset by net income for the year ended December 31, 1999, of $2.2 million, common stock released by the Company's employee stock ownership plan (the "ESOP") trust of $408,000, and common stock earned by participants in the Company's recognition plan (the "RRP") trust of $290,000. Stockholders' equity funded 9.1% of assets at December 31, 1999, compared to 11.4% at December 31, 1998. Additional information regarding stockholders' equity is included in the Consolidated Statements of Stockholders' Equity and Note 12 to the Consolidated Financial Statements.

Federal regulations impose minimum regulatory capital requirements on all financial institutions with deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"), which requirements directly affect the minimum capital levels at the Bank. The Board of Governors of the Federal Reserve System (the "FRB") also imposes minimum regulatory capital requirements, which directly affect the minimum capital levels at the Company. At December 31, 1999, the capital of the Bank and the capital of the Company exceeded all minimum regulatory requirements as shown in Note 12 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

General - The Company does not operate in more than one segment of business - it operates within the financial services industry. The Company is primarily engaged in residential mortgage lending, and commercial and consumer banking.

The Company reported net income of $2.2 million, $2.5 million and $2.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. The $299,000 decrease in net income in 1999 compared to 1998 was due primarily to a decrease in net interest income of $406,000, a decrease in non-interest income of $65,000, and an increase in non-interest expense of $116,000, all of which were partially offset by a decrease in provision for loan losses of $90,000, and a decrease in income tax expense of $198,000. The decline of $406,000 in net interest income is attributed to narrower interest rate margins during 1999, as compared to 1998; the declining net interest margin is influenced partly by the effect of changes in market interest rates throughout much of 1999 and partly by the increased leverage of the Company's assets. The Company increased its leverage by increasing liabilities (deposits and borrowings) and, during the same periods, decreasing stockholders' equity. The Company's average interest-bearing liabilities increased from $212.1 million for the year ended December 31, 1997, to $235.8 million for the year ended December 31, 1998, and to $249.0 million for the year ended December 31, 1999, while average stockholders' equity decreased from $46.2 million, to $41.4 million, to $29.1 million at December 31, 1997, 1998, and 1999, respectively.

The $442,000 decrease in net income in 1998 compared to 1997 was due primarily to an increase in non-interest expense of $777,000, which was partially offset by an increase in net interest income of $14,000, an increase in non-interest income of $26,000, a decrease in provision for loan losses of $90,000, and a decrease in income tax expense of $205,000.

Net Interest Income - Net interest income is determined by the combined effects of interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and changes in the average amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spread was 2.72%, 2.59%, and 2.69%, during the years ended December 31, 1999, 1998, and 1997, respectively. Both rates (average yield on interest-bearing assets and average cost of interest-bearing liabilities) and volumes (the average balances on interest-bearing assets and average balances of interest-bearing liabilities) influence net interest margin. The Company's interest rate margin (i.e., the difference between interest income and interest expense multiplied by average earning assets) was 3.28%, 3.41%, and 3.66%, during the years ended December 31, 1999, 1998, and 1997, respectively. The declining net interest margin in 1999 compared to 1998 was primarily the result of decreased yields earned on the Company's loans and increases in the average balances of certificates of deposit and borrowings, which were partially offset by increases in the average balance of loans outstanding and decreases in the average rates paid on deposits and borrowings. The Company's net interest income decreased $406,000, from $9.6 million for the year ended December 31, 1998, to $9.2 million for the year ended December 31, 1999. Net changes in rates, primarily reflecting the effects of changes in market interest rates, accounted for $188,000 of such decrease, and net changes in volume, reflecting changes in the Company's leveraging, accounted for $249,000 of such decrease, both of which were partially offset by an increase in net interest income related to changes in both rate and volume of $31,000. The Company's net interest income increased slightly by $14,000, remaining relatively stable at $9.6 million for the years ended December 31, 1998, and 1997; however, changes in the volume component caused an increase in net interest income of $410,000, while changes in rate component caused a decrease of $423,000 in net interest income, and changes in the combined rate and volume component caused an increase of $27,000 in net interest income.

The Company's largest group of interest-earning assets is residential mortgage loans, comprising 61.0% of total average interest-earning assets for the year ended December 31, 1999. Market rates on residential mortgage loans are heavily influenced by competition and on the rates of interest on longer term U.S. Treasury Bonds, such as the 10-year and 30-year bonds. Significant changes in longer term U.S. Government Treasury Bond rates likely translate to similar changes in offering rates for residential mortgage loans. The Company's largest source of funds is certificates of deposit, which funded 58.5% of total average interest-bearing liabilities for the year ended December 31, 1999. Market rates on certificates of deposit are heavily influenced by competition and by shorter term U.S. Government Notes and Bonds. Significant changes in shorter term U.S. Government Notes and Bonds may translate into somewhat similar changes in offering rates for certificates of deposit. If longer term U.S. Government Treasury Bond rates fall, and during the same time period, shorter term U.S. Government Treasury Notes and Bond rates rise, the Company's net interest margin will likely decrease.

Interest and Dividend Income - Interest and dividend income totaled $21.4 million for the year ended December 31, 1999, compared to $21.6 million for the year ended December 31, 1998, a decrease of $146,000, or 0.7%. This decrease was mainly due to a decrease in the Company's average interest-earning assets of $652,000, or 0.2%, together with a three basis point (with 100 basis points being equal to 1%) decrease in the yield earned. Interest earned on loans increased $571,000, or 3.2%, from $17.7 million for the year ended December 31, 1998, to $18.3 million for the year ended December 31, 1999. This increase was due to an increase in the Company's average balance of loans for the year ended December 31, 1999, of $11.7 million, or 5.3%, which was partially offset by a 16 basis point decrease in the yield earned. Interest and dividends earned on investment securities decreased $56,000, or 2.1%, remaining at $2.7 million for the years ended December 31, 1998 and December 31, 1999. This decrease was due to a 16 basis point decrease in the Company's yield earned on investment securities for the year ended December 31, 1999, which was partially offset by an increase in the Company's average balance of investment securities of $117,000. Interest earned on other earning assets decreased $661,000, or 59.4%, from $1.1 million for the year ended December 31, 1998, to $452,000 for the year ended December 31, 1999. This decrease was due to a decrease in the Company's average balance of other earning assets of $12.4 million, or 56.3%, from $22.1 million for the year ended December 31, 1998, to $9.6 million at December 31, 1999; it was also due to a 36 basis point decrease in the Company's average yield earned on other earning assets.

Interest and dividend income totaled $21.6 million for the year ended December 31, 1998, compared to $20.5 million for the year ended December 31, 1997, an increase of $1.1 million, or 5.3%. This increase was mainly due to an increase in the Company's average balance of interest-earning assets of $19.8 million, or 7.6%, which was partially offset by a 16 basis point decrease in the average yield earned. Interest earned on loans increased $1.7 million, or 10.4%, from $16.1 million for the year ended December 31, 1997, to $17.7 million for the year ended December 31, 1998. This increase was due to an increase in the Company's average balance of loans for the year ended December 31, 1998, of $23.6 million, or 12.1%, which was partially offset by a 13 basis point decrease in the average yield earned. Interest and dividends earned on investment securities decreased $1.1 million, or 29.1%, from $3.8 million for the year ended December 31, 1997, to $2.7 million for the year ended December 31, 1998. This decrease was due to a $13.8 million decrease in the Company's average balance of investment securities for the year ended December 31, 1998, together with a 35 basis point decrease in the Company's average yield earned on investment securities. Interest earned on other earning assets increased $539,000, or 93.9%, from $574,000 for the year ended December 31, 1997, to $1.1 million for the year ended December 31, 1998. This increase was due to an increase in the Company's average other earning assets of $10.1 million, from $12.0 million for the year ended December 31, 1997, to $22.1 million for the year ended December 31, 1998 together with a 27 basis point increase in the Company's average yield earned on other earning assets.

Interest Expense - Interest expense increased $260,000, or 2.2%, from $11.9 million for the year ended December 31, 1998, to $12.2 million for the year ended December 31, 1999. This increase was mainly due to an increase in the average interest-bearing balance of liabilities, which was partially offset by a decrease in the cost of such liabilities. The average balance of interest-bearing liabilities increased $13.2 million, or 5.6%, from $235.8 million for the year ended December 31, 1998, to $249.0 million for the year ended December 31, 1999, while the cost of such interest-bearing liabilities decreased 16 basis points.

Interest expense on deposits increased $83,000, or 0.9%, from $9.4 million for the year ended December 31, 1998, to $9.5 million for the year ended December 31, 1999. The increase was primarily due to an increase in the average balance of interest-bearing deposits, which was partially offset by a decrease in the cost of such deposits. The average balance of interest-bearing deposits increased $8.1 million, or 4.2%, from $189.5 million at December 31, 1998, to $197.6 million at December 31, 1999, while the cost of interest-bearing deposits decreased 16 basis points. Interest expense on advances from the FHLB increased $177,000, or 7.0%, from $2.5 million for the year ended December 31, 1998, to $2.7 million for the year ended December 31, 1999. The primary reason for the increase was a $5.2 million increase in the average balance of FHLB advances, which was partially offset by a decrease in the cost of obtaining such advances of 21 basis points.

Interest expense increased $1.1 million, or 9.9%, from $10.9 million for the year ended December 31, 1997, to $11.9 million for the year ended December 31, 1998. This increase was mainly due to an increase in the average balance of interest-bearing liabilities, which was partially offset by a decrease in the cost of such liabilities. The average balance of interest-bearing liabilities increased $23.7 million, or 11.2%, from $212.1 million for the year ended December 31, 1997, to $235.8 million for the year ended December 31, 1998, while the cost of such interest-bearing liabilities decreased six basis points.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding (i) the dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Non-accrual loans have been included in the appropriate average balance loan category, but interest on non-accrual loans has been included for purposes of determining interest income only to the extent that cash payments were actually received.

         Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding (i) the dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Non-accrual loans have been included in the appropriate average balance loan category, but interest on non-accrual loans has been included for purposes of determining interest income only to the extent that cash payments were actually received.

                                                                                 Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                  1999                        1998                            1997
                                          ---------------------------- ------------------------------   ----------------------------

                                                               Average                          Average                      Average
                                           Average              Yield/   Average                 Yield/  Average              Yield/
                                           Balance   Interest    Cost    Balance    Interest     Cost    Balance   Interest   Cost
                                           -------   --------  -------   -------    --------    -------  -------   --------  -------
Interest-earning assets:
  Loans receivable:
     Residential mortgage loans           $ 171,516  $ 12,976    7.57%  $ 173,161   $ 13,436     7.76%  $ 158,169  $ 12,452    7.87%
     Commercial business loans               36,220     3,168    8.75      27,388      2,501     9.13      21,295     2,068    9.71
     Consumer and other loans                22,792     2,144    9.41      18,325      1,780     9.71      15,974     1,531    9.58
                                          ---------  --------           ---------   --------            ---------  --------
       Total loans                          230,528    18,288    7.93     218,874     17,717     8.09     195,438    16,051    8.21
     Mortgage-backed securities              28,903     1,948    6.74      27,478      1,910     6.74      32,711     2,329    6.74
     Investment securities (1)               12,034       719    5.97      13,342        813     5.97      21,958     1,510    5.97
     Investment securities (1)               40,937     2,667    6.51      40,820      2,723     6.67      54,669     3,839    7.02
     Other earning assets                     9,634       452    4.69      22,057      1,113     5.05      12,002       574    4.78
                                          ---------  --------  ------   ---------   --------   ------   ---------  --------
       Total interest-earning assets        281,099    21,407    7.62     281,751     21,553     7.65     262,109    20,464    7.81
                                                     --------                       --------
Noninterest-earning assets                    9,375                         6,691                           5,975
                                          ---------                     ---------                       ---------
       Total Assets                       $ 290,474                     $ 288,442                       $ 268,084
                                          =========                     =========                       =========
Interest-bearing liabilities:
  Deposits:
    Demand deposits                       $  34,777     1,198    3.44   $  24,891        790     3.17   $  14,033       273    1.95
    Savings deposits                         17,207       300    1.74      21,529        453     2.10      23,539       510    2.17
    Certificates of deposit                 145,613     7,990    5.49     143,122      8,162     5.70     144,921     8,396    5.79
                                          ---------  --------  ------   ---------   --------   ------   ---------
      Total deposits                        197,597     9,488    4.80     189,542      9,405     4.96     182,493     9,179    5.03
    Borrowings                               51,430     2,707    5.26      46,277      2,530     5.47      29,648     1,681    5.67
                                          ---------  --------  ------   ---------   --------   ------   ---------
      Total interest-bearing liabilities    249,027    12,195    4.90     235,819     11,935     5.06     212,141    10,860    5.12
                                                                        ---------   --------                       --------
Noninterest-bearing demand deposits          10,677                         9,688                           8,168
Other noninterest-bearing liabilities         1,627                         1,556                           1,585
                                          ---------                     ---------                       ---------
  Total liabilities                         261,331                       247,063                         221,894
Stockholders' equity                         29,143                        41,379                          46,190
                                          ---------                     ---------                       ---------
  Total liabilities and stockholders'
    equity                                $ 290,474                     $ 288,442                       $ 268,084
                                          =========                     =========                       =========
Net interest-earning assets               $  32,072                     $  45,932                       $ 49,968
                                          =========                     =========                       =========
Net interest income/interest rate spread             $  9,212    2.72%              $  9,618     2.59%              $ 9,604    2.69%
                                                     ========  ======               ========   ======              ========  ======
Net interest margin                                              3.28%                           3.41%                         3.66%
                                                               ======                          ======                        ======
Ratio of average interest-earning assets
  to average interest-bearing liabilities              112.88%             119.48%                                   123.55%
                                                     ========           =========                                  ========

(1) Includes FHLB stock.


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

       (Dollars in thousands)                                                   Year Ended December 31,
                                             ---------------------------------------------------------------------------------------
                                                         1999 compared to 1998                       1998 compared to 1997
                                             --------------------------------------------  ---------------------------------------
                                                      Increase (decrease) due to                  Increase (decrease) due to
                                             --------------------------------------------  ---------------------------------------
                                                                                Total                                       Total
                                                                     Rate/     Increase                          Rate/     Increase
                                              Volume       Rate      Volume   (Decrease)   Volume      Rate      Volume   (Decrease)
                                             ---------  ---------   --------  ----------  --------  ---------  ---------  ---------

Interest-earning assets:
       Loans receivable                         $ 943     $ (354)     $ (18)      $ 571   $ 1,925     $ (231)     $ (28)   $ 1,666
       Investment securities                        8        (64)         -         (56)     (973)      (192)        49     (1,116)
       Other earning assets                      (627)       (78)        44        (661)      481         32         26        539
                                             ---------  ---------   --------  ----------  --------  ---------  ---------  ---------
         Total net change in income on
           Interest-earning asset                 324       (496)        26        (146)    1,433       (391)        47      1,089
                                             ---------  ---------   --------  ----------  --------  ---------  ---------  ---------


Interest-bearing liabilities:
       Interest-bearing deposits
            Demand and savings deposits           149         95         11         255       184        223         53        460
            Certificates of deposit               142       (309)        (5)       (172)     (104)      (131)         1       (234)
       Advance from FHLB                          282        (94)       (11)        177       943        (60)       (34)       849
                                             ---------  ---------   --------  ----------  --------  ---------  ---------  ---------
            Total net change in expense on
                Interest-bearing liabilities      573       (308)        (5)        260     1,023         32         20      1,075
                                             ---------  ---------   --------  ----------  --------  ---------  ---------  ---------

       Net change in net interest income       $ (249)    $ (188)      $ 31      $ (406)    $ 410     $ (423)      $ 27       $ 14
                                             =========  =========   ========   ==========  ========  =========  =========  =========

Provision for Loan Losses - Provisions for loan losses are charged to earnings in order to bring the total allowance for loan losses to a level considered appropriate by management based on methodology implemented by the Company, which is designed to assess, among other things, historical loan loss experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in the portfolio, general economic conditions, particularly as they relate to the Company's market area, and any other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on at least a quarterly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses. The Company made no provision for loan losses in 1999, compared to a provision of $90,000 in 1998, and $180,000 in 1997.

At December 31, 1999, the Company's allowance for loan losses amounted to $2.7 million, or 1.1% of total loans and 496.7% of non-performing loans and troubled debt restructurings. At December 31, 1998, the Company's allowance for loan losses amounted to $2.7 million, or 1.2% of total loans and 400.9% of non-performing loans and troubled debt restructurings. At December 31, 1997, the Company's allowance for loan losses amounted to $2.8 million, or 1.3%, of total loans and 297.1% of non-performing loans and troubled debt restructurings.

Non-Interest Income - For the year ended December 31, 1999, the Company reported non-interest income of $994,000, a decrease of $65,000 from 1998. The primary reasons for the decrease were a decrease in net gains on the sale of loans of $144,000, and an increase in the loss from investment in a limited liability company of $121,000. These decreases were partially offset by an increase in customer service fees of $82,000, an increase in loan servicing fees of $3,000, an increase in other income of $12,000, and a decrease in trading account losses of $103,000.

For the years ended December 31, 1998, and 1997, the Company reported non-interest income of $1.1 million and $1.0 million, respectively. During 1998, the Company reported increases in customer service fees of $83,000, and a $234,000 increase in gains on the sale of loans, all of which were partially offset by a decrease in loan servicing fees of $7,000, a net difference in trading gains and losses of $248,000, a loss from an investment in a limited liability company of $34,000, and decrease in other income of $2,000.

Non-Interest Expense - Non-interest expense includes salaries and employee benefits, occupancy, depreciation, data processing, net costs related to foreclosed assets, deposit insurance premiums, advertising and marketing, bank shares and franchise tax, and other expense items.

Non-interest expense amounted to $6.8 million for the year ended December 31, 1999, an increase of $116,000, or 1.7% compared to $6.7 million for the year ended December 31, 1998. The primary reasons for the $116,000 increase were a $183,000, or 5.5%, increase in salaries and employee benefits, a $57,000, or 20.4%, increase in occupancy expenses, an $82,000, or 49.7%, increase in data processing expenses, an $18,000 increase in the net cost of foreclosed assets, a $2,000 increase in deposit insurance premiums, and a $7,000 increase in other expenses. All of such increases were partially offset by a decrease of $28,000 in depreciation, a decrease of $124,000 in advertising and marketing, and a decrease of $81,000 in bank shares and franchise tax expense.

Non-interest expense amounted to $6.7 million for the year ended December 31, 1998, an increase of $777,000, or 13.2%, compared to $5.9 million for the year ended December 31, 1997. The primary reasons for the $777,000 increase were the net cost of foreclosed assets of $8,000, compared to a net recovery of $436,000 in 1997, together with a $194,000, or 6.2%, increase in salaries and employee benefits, a $22,000, or 15.4%, increase in data processing, a $71,000, or 22.0%, increase in depreciation, a $79,000, or 22.5%, increase in bank shares and franchise tax, and a $30,000, or 1.9%, increase in other expenses. Such increases were partially offset by a decrease of $28,000, or 9.1%, in occupancy expenses, a $31,000, or 9.5%, decrease in advertising and marketing, and a $4,000, or 3.3%, decrease in deposit insurance premiums.

Income Taxes - For the years ended December 31, 1999, 1998, and 1997, the Company incurred income tax expense of $1.2 million, $1.4 million, and $1.6 million, respectively. The Company's effective tax rate amounted to 35.8%, 36.3%, and 35.6% during 1999, 1998, and 1997, respectively. The difference between the effective rate and the statutory tax rate is primarily related to variances in the items that are either non-taxable or non-deductible, and because state income tax is included on the Company's income, exclusive of the income derived from the Bank. For more information on income taxes, refer to
Note 10 of the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Excess liquidity includes the Company's securities available for sale portfolio. The Company's primary sources of funds are deposits, borrowings, proceeds from sale of stock, and amortization, prepayments and maturities from its loan portfolio and its securities held to maturity portfolio, and other funds provided from operations. While scheduled payments from the amortization of loans and securities and maturing investment securities are relatively predictable sources of funds, deposit flows, loan prepayments, and securities prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company has the ability to borrow up to approximately $125.9 million from the FHLB through its subsidiary Bank.

Liquidity management is both a daily and long-term function of business management. The Company uses its primary liquidity to meet its ongoing commitments, to pay maturing certificates of deposit and deposit withdrawals, and to fund loan commitments. The Company's excess liquidity and borrowing capacity provide added readiness to meet ongoing commitments and growth. At December 31, 1999, the total approved commitments to extend credit amounted to $25.2 million. Certificates of deposit scheduled to mature in one year or less at the same date totaled $64.4 million. Management believes that a significant portion of maturing deposits will remain with the Company. The Company anticipates it will continue to have sufficient funds together with available borrowings to meet its current commitments.

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

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under guidance of the Finance Committee of the Board of Directors of the Bank, which is composed of Messrs. O'Rourke, Beacham, and Ortego, and the Asset/Liability Management Committee ("ALCO"), which is composed of six officers of the Bank. The Finance Committee meets jointly with the ALCO, quarterly to set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The committee assesses its interest rate risk strategy quarterly, which is then reviewed by the full Board of Directors. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the ALCO. In its capacity, the ALCO develops guidelines and strategies affecting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and interest expense streams associated with the Company's financial instruments also change, thereby affecting net interest income ("NII"), which is the primary component of the Company's earnings.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest-rate spread that can be sustained during fluctuations of interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets, in a given period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December 31, 1999, the amount of the Company's interest-sensitive assets which were estimated to mature or reprice within one year exceeded the Company's interest-sensitive liabilities with the same characteristics by $24.7 million, or 8.1%, of the Company's total assets. The following table summarizes the anticipated maturities or repricing of the Company's interest-rate sensitive assets and interest-rate sensitive liabilities as of December 31, 1999, based upon the information and assumptions set forth below:

                                            More Than                 More Than
                                           Three Months  More Than   Three Years
                              Within Three  to Twelve   One Year to    to Five    Over Five
                                 Months      Months     Three Years     Years       Years      Total
                                ---------  ----------  ------------  -----------  ---------  ---------
                                                       (Dollars in Thousands)
Interest-sensitive assets(1):
    Loans receivable(2)         $ 35,935    $ 51,284      $ 70,224     $ 32,324   $ 55,229   $ 244,996
    Investment securities(3)      11,936           -             -       10,493         79     22,508
    Mortgage-backed securities(4) 12,166       2,282         2,335        1,604      9,314     27,701
                                ---------  ----------  ------------  -----------  ---------  ---------
        Total                     60,037      53,566        72,559       44,421     64,622    295,205
                                ---------  ----------  ------------  -----------  ---------  ---------
Interest-sensitive liabilities:
Deposits:
    Demand accounts(5)                 -           -             -            -     18,354     18,354
    Savings accounts(5)                -          30             -            -     14,334     14,364
    Money market deposit accounts(18,491           -             -            -          -     18,491
    Certificates of deposit       20,015      44,417        79,630        6,528      1,031    151,621
Advances from FHLB                 6,000           -         2,500        3,100     52,250     63,850
                                ---------  ----------  ------------  -----------  ---------  ---------
        Total                     44,506      44,447        82,130        9,628     85,969    266,680
                                ---------  ----------  ------------  -----------  ---------  ---------

Excess (deficiency) of interest-
  sensitive assets over
  interest-bearing              $l15,531     $ 9,119      $ (9,571)    $ 34,793   $ (21,347) $ 28,525
                                =========  ==========  ============  ===========  =========  =========
Cumulative excess of
    interest-sensitive assets
    over interest-sensitive
    liabilities                 $ 15,531    $ 24,650      $ 15,079     $ 49,872   $ 28,525
                                =========  ==========  ============  ===========  =========
Cumulative excess of
    interest-sensitive assets
    over interest-sensitive
    liabilities as a percent of
    total assets                   5.08%       8.06%         4.93%       16.31%      9.33%
                                =========  ==========  ============  ===========  =========

(1) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments. The Company has estimated the prepayments based upon its experience in the interest rate environment prevailing during 1999.

(2) Balances have been reduced for non-performing loans, which amounted to $100,000 at December 31, 1999.

(3)      Includes interest-bearing deposits and FHLB stock.

(4)      Reflects   estimated   prepayments   in  the  current   interest   rate
         environment.

(5) Although the Company's demand accounts and savings accounts are generally subject to immediate withdrawal, management considers substantially all of such accounts to be core deposits having significantly longer effective maturities. The Company generally has retained a relatively consistent amount of such deposits under widely varying interest rate environments. If all of the Company's demand accounts and savings accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-sensitive assets with comparable characteristics by $8.0 million, or 2.63% of total assets.

The ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure to NII to sustained interest rate changes. While the ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term rate risk.

The simulation model captures the impact of changing interest rates on the interest income received and the interest expense paid on all assets and liabilities reflected on the Company's statement of condition. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 1999:

                                                   Estimated NII
                Rate Change                         Sensitivity
                ------------------                 ------------
                + 200 basis points                   - 0.11%
                - 200 basis points                   + 0.82%

The preceding sensitivity analysis does not represent a Company forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including, but not limited to, the nature and timing of interest rate levels and yield curve shapes, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, and reinvestment and replacement of asset and liability cash flows. While assumptions are developed based upon perceived current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

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

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts. It requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of derivatives (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The statement was to be effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which amended SFAS 133 to delay the effective date until all fiscal quarters for fiscal years beginning after June 15, 2000. The Company currently has no derivatives and does not have any hedging activities. The Company has not adopted SFAS 133 as of December 31, 1999. The adoption of this statement is not expected to have a material effect on financial position and results of operations.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annual Report includes certain "forward-looking statements," as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, based on current management expectations. The Company's actual results could differ materially from those management expectations. Such forward-looking statements include statements regarding our intentions, beliefs or current expectations as well as the assumptions on which such statements are based. Stockholders and potential stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the
Company's operations, markets, products, services and fees. The Company undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Acadiana Bancshares, Inc., and Subsidiary
Lafayette, Louisiana

We have audited the accompanying consolidated balance sheets of Acadiana Bancshares, Inc., and Subsidiary as of December 31, 1999 and 1998, and the related consolidated income statements, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acadiana Bancshares, Inc., and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Castaing, Hussey, Lolan & Dauterive, L L P

New Iberia, Louisiana
February 1, 2000

                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                        (In Thousands, except share data)

     Assets

                                                                                                  1999           1998
                                                                                            --------------  --------------

Cash and Cash Equivalents:
      Cash and Amounts Due from Banks                                                       $       3,668   $         844
      Interest Bearing Demand Deposits                                                              8,254           6,734
                                                                                            --------------  --------------
          Total Cash and Cash Equivalents                                                          11,922           7,578
Trading Securities                                                                                    285             575
Securities Available for Sale, at Fair Value                                                       26,060          26,404
Securities Held to Maturity (Fair Value of $11,958 and $12,694, respectively)                      11,921          12,360
Federal Home Loan Bank Stock, at Cost                                                               3,689           2,920
Loans Receivable, Net of Allowance for Loan Losses of $2,747
      and $2,726, respectively                                                                    244,996         225,752
Investment in Limited Liability Company                                                               811             966
Premises and Equipment, Net                                                                         2,657           2,777
Accrued Interest Receivable                                                                         1,543           1,367
Other Assets                                                                                        1,812           1,390
                                                                                            --------------  --------------

Total Assets                                                                                $     305,696   $     282,089
                                                                                            ==============  ==============

  Liabilities and Stockholders' Equity

Deposits:
      Non-interest Bearing                                                                  $      10,382   $      12,518
      Interest Bearing                                                                            202,830         189,136
                                                                                               -----------     -----------
           Total Deposits                                                                         213,212         201,654
Short-Term Borrowings                                                                               6,000           7,500
Accrued Interest Payable                                                                              345             304
Long-Term Debt                                                                                     57,850          39,728
Accrued and Other Liabilities                                                                         539             729
                                                                                            --------------  --------------
Total Liabilities                                                                                 277,946         249,915
                                                                                            --------------  --------------

Commitments and Contingencies (Notes 14 and 15)

Stockholders' Equity:

Preferred Stock of $.01 Par Value; 5,000,000 shares authorized,
      -0- shares issued or outstanding                                                                  -               -
Common Stock of $.01 Par Value; 20,000,000 shares authorized,
      2,731,250 shares issued                                                                          27              27
Additional Paid-in Capital                                                                         32,322          32,192
Retained Earnings                                                                                  22,404          20,932
Unearned Common Stock Held by ESOP Trust                                                           (1,703)         (1,965)
Unearned Common Stock Held by RRP Trust                                                            (1,048)         (1,335)
Accumulated Other Comprehensive Income                                                               (364)            258
Treasury Stock, at Cost; 1,236,727 and 910,758 Shares, respectively                               (23,888)        (17,935)
                                                                                            --------------  --------------

Total Stockholders' Equity                                                                         27,750          32,174
                                                                                            --------------  --------------
Total Liabilities and Stockholders' Equity                                                  $     305,696   $     282,089
                                                                                            ==============  ==============

   The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS
                  Years Ended December 31, 1999, 1998 and 1997
                      (In Thousands, except per share data)

                                                               1999           1998            1997
                                                          -------------  --------------  -------------
Interest and Dividend Income:
     Loans, including fees                                $     18,288   $      17,717   $     16,051
     Debt Securities                                             2,491           2,558          3,725
     Dividends                                                     167             154            109
     Trading Account Securities                                      9              11              5
     Interest Bearing Deposits                                     452           1,113            574
                                                          -------------  --------------  -------------
Total Interest and Dividend Income                              21,407          21,553         20,464
                                                          -------------  --------------  -------------
Interest Expense:
     Deposits                                                    9,488           9,405          9,179
     Borrowings                                                  2,707           2,530          1,681
                                                          -------------  --------------  -------------
Total Interest Expense                                          12,195          11,935         10,860
                                                          -------------  --------------  -------------
Net Interest Income                                              9,212           9,618          9,604
Provision for Loan Losses                                            -              90            180
                                                          -------------  --------------  -------------
Net Interest Income After Provision for
     Loan Losses                                                 9,212           9,528          9,424
                                                          -------------  --------------  -------------
Non-Interest Income:
     Customer Service Fees                                         914             832            749
     Loan Servicing Fees                                            58              55             62
     Gain (Loss) on Sale of Loans, Net                              89             233             (1)
     Trading Account (Losses) Gains, Net                            (8)           (111)           137
     Loss from Investment in Limited Liability
          Company                                                 (155)            (34)             -
     Other                                                          96              84             86
                                                          -------------  --------------  -------------
Total Non-Interest Income                                          994           1,059          1,033
                                                          -------------  --------------  -------------
Non-Interest Expense:
     Salaries and Employee Benefits                              3,521           3,338          3,144
     Occupancy                                                     337             280            308
     Depreciation                                                  365             393            322
     Data Processing                                               247             165            143
     Foreclosed Assets, net                                         26               8           (436)
     Deposit Insurance Premium                                     120             118            122
     Advertising                                                   173             297            328
     Bank Shares and Franchise Tax Expense                         349             430            351
     Other                                                       1,633           1,626          1,596
                                                          -------------  --------------  -------------
Total Non-Interest Expense                                       6,771           6,655          5,878
                                                          -------------  --------------  -------------
Income Before Income Taxes                                       3,435           3,932          4,579
Income Tax Expense                                               1,229           1,427          1,632
                                                          -------------  --------------  -------------
Net Income                                                $      2,206   $       2,505   $      2,947
                                                          =============  ==============  =============
Earnings Per Share - basic                                $       1.60   $        1.20   $       1.22
                                                          =============  ==============  =============
Earnings Per Share - diluted                              $       1.55   $        1.17   $       1.20
                                                          =============  ==============  =============

       The accompanying Notes to Consolidated Financial Stateements are an
                  integral part of these Financial Statements.

                   ACADIANA BANCSHARES, INC., AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1999, 1998 and 1997
                        (In Thousands, except share data)

                                                                              Unearned  Unearned
                                                                               Common    Common    Accumulated               Total
                                                        Additional           Stock Held   Stock       Other                  Stock-
                                             Common      Paid-In   Retained   By ESOP    Held By  Comprehensive   Treasury  holder's
                                              Stock      Capital   Earnings    Trust    RRP Trust    Income        Stock     Equity
                                            --------   ----------  --------  --------- ---------- -------------  --------- ---------

 Balance, January 1, 1997                      $ 27     $ 31,827   $17,344   $ (2,490)  $               $ 383    $        $ 47,091
 Comprehensive Income:
       Net Income                                                    2,947                                                   2,947
       Change in Unrealized Gain (Loss) on
           Securities Available for Sale, Net of

           Deferred Taxes                                                                                  67                   67
                                                                                                                          ---------
                                                                                                                          ---------
 Total Comprehensive Income                                                                                                  3,014
 Common Stock Released by ESOP Trust                         178                  262                                          440
 Common Stock Acquired by Recognition
       and Retention Plan Trust                                                           (1,829)                           (1,829)
 Common Stock Earned by Participants of
       Recognition and Retention Plan Trust                                                  227                               227
 Purchase of Treasury Stock (150,000 shares)                                                                      (3,445)   (3,445)
 Cash Dividends Declared ($.38 per share)                             (936)                                                   (936)
                                            --------   ----------  --------  --------- ----------  -----------  --------- ---------
 Balance, December 31, 1997                      27       32,005    19,355     (2,228)    (1,602)         450     (3,445)   44,562
 Comprehensive Income:
       Net Income                                                    2,505                                                   2,505
       Change in Unrealized Gain (Loss) on
           Securities Available for Sale, Net of

           Deferred Taxes                                                                                (192)                (192)
                                                                                                                          ---------
                                                                                                                          ---------
 Total Comprehensive Income                                                                                                  2,313
 Common Stock Released by ESOP Trust                         192                  263                                          455
 Common Stock Earned by Participants of
       Recognition and Retention Plan Trust                   (5)                            267                               262
 Purchase of Treasury Stock (760,758 shares)                                                                     (14,490)  (14,490)
 Cash Dividends Declared ($.44 per share)                             (928)                                                   (928)
                                            --------   ----------  --------  --------- ----------  -----------  --------- ---------
 Balance, December 31, 1998                      27       32,192    20,932     (1,965)    (1,335)         258    (17,935)   32,174
 Comprehensive Income:
       Net Income                                                    2,206                                                   2,206
       Change in Unrealized Gain (Loss) on
           Securities Available for Sale, Net of

           Deferred Taxes                                                                                (622)                (622)
                                                                                                                          ---------
                                                                                                                          ---------
 Total Comprehensive Income                                                                                                  1,584
 Common Stock Released by ESOP Trust                         146                  262                                          408
 Common Stock Earned by Participants of
       Recognition and Retention Plan Trust                    3                             287                               290
 Common Stock Issued (2,000 shares)                          (19)                                                     39        20
 Purchase of Treasury Stock (327,969 shares)                                                                      (5,992)   (5,992)
 Cash Dividends Declared ($.52 per share)                             (734)                                                   (734)
                                            --------   ----------  --------  --------- ----------  -----------  --------- ---------
 Balance, December 31, 1999                    $ 27     $ 32,322   $ 22,404  $ (1,703)  $ (1,048)      $ (364)  $ (23,888)$ 27,750
                                            ========   ==========  ========  ========= ==========  ===========  ========= =========

                     The accompanying Notes to Consolidated
    Financial Statements are an integral part of these Financial Statements.

                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended
                        December 31, 1999, 1998 and 1997
                                 (In Thousands)

                                                                                            1999           1998            1997
                                                                                        ------------   ------------   -------------
                                                                                        ------------   ------------   -------------
 Cash Flows from Operating Activities:

 Net Income                                                                                 $ 2,206        $ 2,505         $ 2,947
                                                                                        ------------   ------------   -------------
                                                                                        ------------   ------------   -------------
 Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
       Depreciation and Amortization                                                            387            410             328
       Provision for Deferred Income Taxes                                                       52            (17)              2
       Provision for Losses on Loans                                                              -             90             180
       Compensation Expense Recognized on RRP                                                   271            232             227
       ESOP Contribution                                                                        408            455             440
       Other Gains and Losses, Net                                                              (40)           (19)           (427)
       Net Change in Securities Classified as Trading                                           290            251            (826)
       Loss from Investment in Limited Liability Company                                        155             34               -
       Accretion of Discounts, Net of Premium Amortization on Securities                         (7)           (42)            (63)
       Amortization of Deferred Revenues and Unearned Income on Loans                           116            (13)            (60)
       FHLB Stock Dividend Received                                                            (166)          (153)           (109)
       Changes in Assets and Liabilities:
                (Increase) Decrease in Accrued Interest Receivable                             (176)            49             135
                (Increase) Decrease in Other Assets                                            (164)           (21)            167
                (Decrease) Increase in Accounts Payable and Accrued Expenses                   (142)           102             (42)
                                                                                        ------------   ------------   -------------
 Total Adjustments                                                                              984          1,358             (48)
                                                                                        ------------   ------------   -------------

 Net Cash Provided by Operating Activities                                                  $ 3,190        $ 3,863         $ 2,899
                                                                                        ------------   ------------   -------------

 Cash Flows from Investing Activities:
 Activity in Available for Sale Securities:
      Proceeds from Calls, Maturities and Prepayments                                      $ 24,887       $ 46,161        $ 26,368
      Purchases                                                                             (25,470)       (43,917)        (12,998)
 Activity in Held to Maturity  Securities:
      Proceeds from Calls, Maturities and Prepayments                                           431            440             290
 Investment in Limited Liability Company                                                 .                  (1,000)              -
 Purchase of FHLB Stock                                                                        (603)          (880)              -
 Net Advances on Loans                                                                      (19,548)       (13,110)        (30,739)
 Purchase of Premises and Equipment                                                            (240)          (364)         (1,301)
 Proceeds from Sale of Foreclosed Assets                                                        238            350             801
 Capital Costs Incurred on Foreclosed Assets                                                     (8)           (13)              -
                                                                                        ------------   ------------   -------------

 Net Cash Used in  Investing Activities                                                   $ (20,313)     $ (12,333)      $ (17,579)
                                                                                        ------------   ------------   -------------
 Cash Flows from Financing Activities:
 Net Change in Deposits                                                                    $ 11,558        $ 6,611           $ 850
 Net Change in Short-term Borrowings                                                         (1,500)         7,500               -
 Proceeds from Long-term Debt                                                                37,500         30,100          14,378
 Payments on Long-term Debt                                                                 (19,378)       (27,000)              -
 Proceeds from Issuance of Common Stock                                                          20              -               -
 Dividends Paid to Shareholders                                                                (741)        (1,009)           (901)
 Acquisition of Common Stock by RRP Trust                                                         -              -          (1,829)
 Purchase of Treasury Stock                                                                  (5,992)       (14,311)         (3,445)
                                                                                        ------------   ------------   -------------
 Net Cash Provided by Financing Activities                                                 $ 21,467        $ 1,891         $ 9,053
                                                                                        ------------   ------------   -------------
 Net Increase (Decrease)  in Cash and Cash Equivalents                                      $ 4,344       $ (6,579)       $ (5,627)
 Cash and Cash Equivalents at Beginning of Year                                               7,578         14,157          19,784
                                                                                        ------------   ------------   -------------
 Cash and Cash Equivalents at End of Year                                                  $ 11,922        $ 7,578        $ 14,157
                                                                                        ============   ============   =============
 Supplemental Schedule of Noncash Activities:
       Acquisition of Foreclosed Assets in Settlement of Loans                                $ 188          $ 121           $ 503
 Supplemental Disclosures:
       Cash Paid For:
       Interest on Deposits and Borrowings                                                 $ 12,154       $ 11,861        $ 10,779
       Income Taxes                                                                         $ 1,203        $ 1,465         $ 1,541

   The Accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

Nature of Operations

Acadiana Bancshares, Inc. (the "Company") is a Louisiana corporation organized in February 1996 for the purpose of becoming the bank holding company for LBA Savings Bank (the "Bank"). The Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank converted from a Louisiana chartered mutual savings bank to a Louisiana chartered stock savings bank. The Company completed its subscription and community offering in July 1996, and with a portion of the net proceeds, acquired the capital stock of the Bank. The Company provides a variety of financial services primarily to individuals, but also to commercial business customers through its four full-service branches in Lafayette, Louisiana, its full service facility in New Iberia, Louisiana and its loan production office in Eunice, Louisiana. The Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans, consumer loans and commercial loans.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed assets, management obtains independent appraisals for significant properties.

Concentration of Credit Risk

All of the Company's loans, commitments and letters of credit have been granted to customers in the Company's market area. The concentration of credit by type of loan is set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all cash and amounts due from depository institutions and interest-bearing demand deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

Investment Securities

Investment securities that are held for short-term resale are classified as trading securities and carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Other investment securities are classified as available for sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in income. Unrealized gains and losses on securities available for sale are recognized in other comprehensive income net of applicable income taxes. The cost of securities sold is recognized using the specific identification method.

Mortgage-Backed Securities, or MBSs, owned by the Company represent participating interests in pools of underlying long-term first mortgage loans issued by one of three agencies: GNMA, FNMA, and FHLMC. Collateralized Mortgage Obligations, or CMOs, owned by the Company represent participating interests in a multiclass security that is secured by one or more pools of mortgage pass-through pools. The Company holds one private issue CMO.

The Bank is required, as a member of the Federal Home Loan Bank of Dallas, to maintain an amount of stock equal to the greater of one percent of the Bank's outstanding home mortgage-related assets or five percent of its outstanding advances from the FHLB. Any stock held in excess of required amounts is redeemable at par. At December 31, 1999 and 1998, the Bank held the required amount of stock.

Loans Held For Sale

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At December 31, 1999 and 1998, the Company had no loans held for sale.

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

                    ACADIANA BANCSHARES, INC., AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (Continued):

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

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

Loan Servicing

Loan servicing rights are recognized on loans sold when the institution has retained the servicing rights on the loan. The cost of servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on either the straight-line method or declining balance method. Depreciation is provided over the estimated useful lives of the respective assets, 15 to 40 years for buildings and 3 to 15 years for furniture, fixtures and equipment.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expense from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes

The Company and its subsidiary file a consolidated federal income tax return on a calendar year basis. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, more likely than not will be unrealized.

Stock Compensation Plans

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested restricted stock, and are determined using the treasury stock method.

Effects of New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses). This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income (including, for example, unrealized holding gains and losses on available for sale securities) be reported in a financial statement similar to the statement of income and

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS retained income. The accumulated balance of other comprehensive income will be disclosed separately from retained income in the shareholders' equity section of the balance sheet. This statement is effective for the Company for the year beginning January 1, 1998. Adoption of this statement did not have a material impact on the financial condition or results of operations because it addresses reporting and disclosure issues.

In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement established standards for reporting information about a company's operating segments using a "management approach." The statement requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments. The provisions of SFAS No. 131 were effective for 1998.

The Company has applied the provisions of SFAS No. 131 during 1999 and has evaluated its potential operating segments against the criteria specified in the statement. Based upon that evaluation, the Company has determined that no operating segment disclosures are required in 1999 because of the aggregation concepts specified in the statement.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of derivatives (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The statement was to be effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which amended SFAS 133 to delay the effective date until all fiscal quarters for fiscal years beginning after June 15, 2000. The Company currently has no derivatives and does not have any hedging activities. The Company has not adopted SFAS 133 as of December 31, 1999. The adoption of this statement is not expected to have a material effect on financial position and results of operations.

Reclassifications

Certain reclassifications have been made to the 1997 and 1998 Consolidated Financial Statements in order to conform to the classifications adopted for reporting in 1999.

NOTE 2 - CASH AND AMOUNTS DUE FROM BANKS:

The Company is required by the Federal Reserve Bank to maintain a reserve of vault cash or cash on deposit based on a percentage of deposits. The amount of the reserve balance required at December 31, 1999 and 1998 was approximately $423,000 and $446,000, respectively, and the Company satisfied its reserve requirements at both dates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES:

Securities available for sale consist of the following (in thousands):

                                      December 31, 1999                             December 31, 1998
                          ------------------------------------------    ------------------------------------------
                                       Gross      Gross                               Gross      Gross
                          Amortized  Unrealized Unrealized   Fair       Amortized  Unrealized Unrealized    Fair
                            Cost       Gains     Losses     Value          Cost       Gains      Losses     Value
Debt securities:
  Commercial Paper        $       -     $    -      $   -  $     -       $  5,992     $    -      $   -   $ 5,992
  U.S. Government and
    Federal Agencies         10,493          -      (238)    10,255         8,949         25        (1)     8,973
  Mortgage-backed            16,114         99      (433)    15,780        11,067        345        (3)    11,409
                          ---------- ---------- ---------- ---------    ---------- ---------- ---------- ---------
    Total debt securities    26,607         99      (671)                  26,008        370        (4)    26,374
Marketable equity                 5         20          -        25             5         25          -        30
securities
                          ---------- ---------- ---------- ---------    ---------- ---------- ---------- ---------
Total                     $  26,612    $   119    $ (671)  $ 26,060      $ 26,013     $  395     $  (4)   $26,404
                          ========== ========== ========== =========    ========== ========== ========== =========

Securities held to maturity consist of the following (in thousands):

                                     December 31, 1999                             December 31, 1998
                          ----------------------------------------     ------------------------------------------
                                       Gross      Gross                             Gross      Gross
                          Amortized  Unrealized Unrealized  Fair       Amortized  Unrealized Unrealized   Fair
                            Cost       Gains     Losses    Value          Cost      Gains      Losses     Value

  Mortgage-backed           $ 11,921   $   55   $   (18)  $ 11,958       $ 12,360  $   350   $   (16)   $ 12,694
                          ---------- ---------- ---------- -------     ---------- ---------- ---------- ---------

Total                       $ 11,921   $   55   $   (18)  $ 11,958       $ 12,360  $   350   $   (16)    $ 12,694
                          ========== ========== ========== =======     ========== ========== ========== =========

The following is a summary of maturities of debt securities as of December 31, 1999 (in thousands):

                                              Securities Available for Sale                  Held to Maturity
                                           ------------------------------------       --------------------------------
                                              Amortized              Fair               Amortized            Fair
                                                 Cost               Value                 Cost              Value
                                           -----------------    ---------------       --------------     -------------
Amounts maturing in:
One year or less                                    $    96             $   97             $  5,657           $ 5,698
After one year through five years                    16,852             16,623                1,264             1,260
After five years through ten years                    2,263              2,114                    -                 -
After ten years                                       7,396              7,201                5,000             5,000
                                           -----------------    ---------------       --------------     -------------

Total debt securities                             $  26,607           $ 26,035             $ 11,921          $ 11,958
                                           =================    ===============       ==============     =============

Securities other than mortgage-backed securities are classified according to their contractual maturity without consideration of call features. Accordingly, actual maturities may differ from contractual maturities. Maturity distributions of mortgage-backed securities are based on the average life at the projected speed.


During 1999, 1998 and 1997, proceeds from calls and maturities of securities available for sale were NOTES TO CONSOLIDATED FINANCIAL STATEMENTS approximately $19,925,000, $39,925,000, and $22,498,000 respectively, resulting in no realized gain or loss. During 1999, 1998 and 1997, no securities available for sale were sold.

Investment securities with a carrying amount and fair value of approximately $5,433,000 and $511,000 at December 31, 1999 and 1998, respectively, were pledged to secure deposits and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE:

Loans Receivable at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                               1999                   1998
                                          --------------         ------------
Mortgage Loans:
         Single-Family Residential           $   179,109          $   169,362
         Construction                             12,612               12,588
         Multi-Family Residential                    425                  481
         Commercial Real Estate                   18,798               16,887
         Equity Lines of Credit                    3,406                2,040
                                           -------------       --------------
              Total Mortgage Loans               214,350              201,358

     Commercial Business Loans                    18,144               13,861
     Consumer Loans                               21,803               19,348
                                          --------------       ---------------
              Total Loans                        254,297              234,567

     Less:
         Allowance for Loan Losses                (2,747)              (2,726)
         Net Deferred Loan Fees                     (222)                (300)
         Unadvanced Loan Funds                    (6,332)              (5,789)
                                          --------------       --------------
              Loans, net                    $    244,996          $   225,752
                                          ==============       ==============


At  December  31,  1999  and  1998,  the  Company's   loan  portfolio   included
$106,767,000 and $113,691,000 in adjustable-rate loans, respectively.

The following is an analysis of the allowance for possible loan losses for the years ended December 31 (in thousands):

                                       1999               1998              1997
                                   ------------     -------------      -------------

Balance, Beginning                  $    2,726      $     2,760         $     2,592
      Provision Charged to Income            -               90                 180
      Loans Charged Off                   (185)            (313)               (235)
      Loans Recovered                      206              189                 223
                                   -----------      ------------        -----------

Balance, Ending                     $    2,747      $     2,726         $     2,760
                                   ===========      ============        ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOAN SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others was $20,841,000 and $23,346,000 at December 31, 1999 and 1998, respectively.
Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $207,000 and $367,000 at December 31, 1999 and 1998, respectively. Loan servicing rights of $8,000 and $91,000 were capitalized in 1999 and 1998, respectively. Amortization of loan servicing rights was $22,000, $17,000, and $6,000 in 1999, 1998 and 1997, respectively, and the balance of loan servicing rights at December 31, 1999 and 1998 was $87,000 and $101,000, respectively.

NOTE 6 - INVESTMENT IN LIMITED LIABILITY COMPANY:

The Company owns a 40 percent investment in Cadence Holdings, LLC ("Cadence"), an affiliate in the financial services industry, which is accounted for under the equity method. A limited liability company (LLC) is a legal form of doing business that combines partnership and corporate attributes.

The Company is a guarantor in the amount of $400,000 for a $1,000,000 bank line of credit to Cadence which is dated January 1999.

NOTE 7 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31 is as follows (in thousands):

                                              1999                  1998
                                        --------------         -------------

Land                                       $       930         $         929
Office Buildings                                 1,963                 1,832
Furniture, Fixtures and Equipment                3,311                 3,241
Transportation Equipment                           104                    95
                                       ---------------        --------------
                                                 6,308                 6,097
Accumulated Depreciation                        (3,651)               (3,320)
                                       ----------------       --------------

Premises and Equipment, Net               $      2,657          $      2,777
                                       ===============        ==============

NOTE 8 - DEPOSITS:

At December 31, 1999, scheduled maturities of certificates of deposit accounts were as follows (in thousands):

                                                                Amount
                                                                ------

         2000                                                 $     64,432
         2001                                                       67,029
         2002                                                       12,601
         2003                                                        4,486
         2004                                                        2,042
         Thereafter                                                  1,031
                                                              ------------

Total Certificates of Deposit                                 $    151,621
                                                              ============

Certificates of deposit with a balance of $100,000 and over were $43,473,000 and $37,492,000 at December 31, 1999 and 1998, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - LONG-TERM DEBT:

Federal Home Loan Bank advances totaled $63,850,000 and $47,228,000 as of December 31, 1999 and 1998, respectively, including $6,000,000 and $7,500,000, respectively, in short-term borrowings, which are secured by mortgage loans under an existing blanket collateral agreement and by FHLB stock. No payments are scheduled prior to maturity. The Company has the ability to borrow total advances up to $125,850,000 from the FHLB, which would also be secured by the existing blanket collateral agreement and by FHLB stock. Long-term debt at December 31, 1999 and 1998 is as follows (in thousands):

     Interest Rate                                               1999             1998
     -------------                                           -------------   -------------

       Variable rate - 5.05% to 5.45% at December 31, 1998   $        -      $       9,378
       Fixed rate - 4.93% to 8.70% at December 31, 1999          57,850             30,350
                                                             ------------    -------------

         Total Long-term Debt                                $     57,850    $      39,728
                                                             ============    =============

Advances at December 31, 1999 have maturities in future years as follows (in thousands):

               Year Ending December 31              Amount
               -----------------------              ------

                           2001                 $       2,500
                           2003                         3,100
                           2005                           250
                           2008                        17,000
                           2009                        35,000
                                                   ----------
                          Total                  $     57,850
                                                 ============

No payments are scheduled prior to maturity; however a significant portion of the advances contain a quarterly call feature beginning between one and three years after the date of issuance, therefore, actual repayments could vary from contractual maturities. Variable rates were indexed to LIBOR (London Inter-Bank Offered Rate) and repriced either monthly or quarterly.

NOTE 10 - INCOME TAXES:

The provision for Income Tax Expense is as follows for the years ended December 31 (in thousands):

                                       1999           1998            1996
                                    ----------     ----------     -----------
  Current:
        Federal                      $   1,196     $    1,431     $     1,623
        State                                -             13               7
  Deferred Tax Expense (Benefit)            33            (17)              2
                                    ----------     -----------    -----------

  Total Income Tax Expense          $    1,229     $    1,427     $     1,632
                                    ==========     ==========     ===========

There was an income tax receivable of $19,000 at December 31, 1999 and an income tax payable of $12,000 at December 31, 1998.

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      1999              1998            1996
                                 ------------      ------------    -------------
  Current:
        Federal                   $     1,196      $      1,431   $        1,623
        State                               -                13                7
  Deferred Tax Expense (Benefit)           33               (17)               2
                                 ------------      ------------   --------------

  Total Income Tax Expense       $      1,229      $      1,427    $       1,632
                                 ============      ============    =============


There was an income tax receivable of $19,000 at December 31, 1999 and an income tax payable of $12,000 at December 31, 1998.

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31:

                                             1999           1998           1997
                                         ------------   ------------   --------
Statutory Federal Income Tax Rate            34.0%          34.0%         34.0%
Increase in Taxes Resulting From:
  State Income Tax on Non-Bank Entities         -             .3           0.2
  Nondeductible ESOP                         1.5             1.6           1.3
  Other Items                                 .3             0.4           0.1
                                         ------------   ------------   ---------
  Effective Tax Rate                        35.8 %          36.3%         35.6%
                                         ============   ============   =========

The tax effects of principal temporary differences at December 31 are as follows (in thousands):

                                                               1999         1998
                                                               ----         ----
Deferred Tax Assets:
 Deferred loan fees                                         $   69       $    86
 Book provision for losses on loans and foreclosed assets      948           939
 Depreciable property basis differences                         32            30
 ESOP and RRP expenses                                         156           141
 Unrealized losses on Trading Securities                        15            27
 Unrealized losses on Securities Available for Sale            187             -
 Other                                                          29            39
                                                             -----       -------
            Subtotal                                         1,436         1,262
                                                             -----       -------

Deferred Tax Liabilities:
 Discount Accretion on Investment Securities                     -            40
 FHLB stock                                                    394           338
 Unrealized gains on Securities Available for Sale               -           133
 Acquisition Costs                                               4             -
                                                             -----       -------
            Subtotal                                           398           511
                                                             -----       -------

      Net Deferred Tax Asset                                $1,038       $   751
                                                            ======       =======

The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 1999 or 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retained earnings at December 31, 1999 and 1998, included approximately $7,073,000 accumulated prior to January 1, 1987 for which no provision for federal income taxes has been made. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

NOTE 11 - EARNINGS PER SHARE:

Weighted average shares of common stock outstanding for basic EPS excludes the weighted average shares unreleased by the Employee Stock Ownership Plan ("ESOP") Trust (152,727, 174,618, and 196,578 shares at December 31, 1999, 1998, and 1997 respectively) and the weighted average unvested shares in the Recognition and Retention Plan ("RRP") Trust (80,109, 95,493, and 96,769 shares at December 31, 1999, 1998 and 1997, respectively). The effect on diluted EPS of stock option shares outstanding and unvested RRP shares is calculated using the treasury stock method. The following is a reconcilement of the numerator and denominator for basic and diluted Earnings Per Share:

                                                  For the Years Ended December 31,
                                                  --------------------------------
                                                  1999          1998          1997
                                                  ----          ----          ----

Numerator:

      Income Applicable to Common Shares       $2,206,000    $2,505,000    $2,947,000
                                               ==========    ==========    ==========

Denominator:
      Weighted Average Common Shares
            Outstanding                         1,377,635     2,088,775     2,408,779
      Effect of Dilutive Securities:
            Stock Options Outstanding              12,584        44,649        38,315
            RRP Grants                             32,336        15,800        15,932
                                                ---------     ---------     ---------
      Weighted Average Common Shares
            Outstanding Assuming Dilution       1,422,555     2,149,224     2,463,026
                                                =========     =========     =========
Earnings per Share                                  $1.60         $1.20         $1.22
                                                =========     =========     =========
Earnings per Share - Assuming Dilution              $1.55         $1.17         $1.20
                                                =========     =========     =========

NOTE 12 - REGULATORY MATTERS:

The  Company  (on a  consolidated  basis)  and the Bank are  subject  to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt   corrective  action  provisions  are  not  applicable  to  bank  holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.

                                                                                             Minimum to be Well
                                                                         Minimum             Capitalized Under
                                                                         Capital             Prompt Corrective
                                               Actual                  Requirement           Action Provisions
                                         Amount     Ratio             Amount   Ratio          Amount      Ratio
                                         ------     -----             ------   -----          ------      -----
                                                (dollars in thousands)
December 31, 1999:
------------------
Total Capital to Risk Weighted Assets:
     Acadiana Bancshares, Inc.            $30,232    17.5%           $13,810    8.0%          $ N/A        N/A%
     LBA Savings Bank                      26,858    15.7%            13,687    8.0%          17,108       10.0%
Tier 1 Capital to Risk Weighted Assets:
     Acadiana Bancshares, Inc.             28,058    16.3%             6,905    4.0%             N/A       N/A%
     LBA Savings Bank                      24,703    14.4%             6,843    4.0%          10,265       6.0%
Tier 1 Capital to Average Assets:
     Acadiana Bancshares, Inc.             28,058     9.2%            12,144    4.0%             N/A       N/A%
     LBA Savings Bank                      24,703     8.2%            11,999    4.0%          14,999       5.0%

December 31, 1998:
------------------
Total Capital to Risk Weighted Assets:
     Acadiana Bancshares, Inc.             33,971    20.9%            13,026    8.0%             N/A       N/A%
     LBA Savings Bank                      26,082    16.8%            12,392    8.0%          15,490       10.0%
Tier 1 Capital to Risk Weighted Assets:
     Acadiana Bancshares, Inc.             31,916    19.6%             6,513    4.0%             N/A       N/A%
     LBA Savings Bank                      24,125    15.6%             6,196    4.0%          9,294        6.0%
Tier 1 Capital to Average Assets:
     Acadiana Bancshares, Inc.             31,916    11.3%            11,271    4.0%             N/A       N/A%
     LBA Savings Bank                      24,125     8.9%            10,839    4.0%          13,549       5.0%

LBA Savings Bank is restricted under applicable laws in the payment of dividends to an amount NOTES TO CONSOLIDATED FINANCIAL STATEMENTS equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana. Dividends payable without permission by LBA Savings Bank in 2000 will be limited to 2000 earnings plus an additional $182,000.

NOTE 13 - EMPLOYEE BENEFITS:

401(k) Plan

The Company maintains a 401(k) Profit Sharing Plan to provide retirement benefits for substantially all employees. Eligible employees may defer up to ten percent of compensation. All employees are eligible after completing one year of service and attaining age 21.

Employee Stock Ownership Plan

In connection with the conversion from mutual to stock form, the Company established an Employee Stock Ownership Plan ("ESOP") Trust for the benefit of employees of the Company and the Bank. The ESOP purchased 218,500 shares, or 8 percent of the total stock sold in the subscription offering, for $2,622,000, financed by a loan from the Company. The leveraged ESOP is accounted for in accordance with AICPA SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans.

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

Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro-rata basis as debt service payments are made. Shares released are allocated among participants on the basis of compensation. Participants vest in their right to receive their account balances within the ESOP at the rate of 20 percent per year starting after one year of service. In the case of a "change of control," as defined in the plan, participants will become immediately and fully vested in their account balances.

Under SOP 93-6, unearned ESOP shares are not considered outstanding and the cost of which are shown as a reduction of stockholders' equity. Dividends on unallocated ESOP shares are considered to be compensation expense. The Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differ from the cost of such shares, this differential is credited to equity. The Company receives a tax deduction equal to the cost of the shares released. The loan receivable from the ESOP to the Company is not shown as an asset and the debt of the ESOP is not shown as a Company liability.

Compensation cost of the ESOP for the year ended December 31, 1999, was $408,000 based on the release of 21,892 shares. For the year ended December 31, 1998, compensation cost of the ESOP was $455,000 based on the release of 21,892 shares. For the year ended December 31, 1997, compensation cost of the ESOP was $440,000 based on the release of 21,892 shares. There were 73,423, 53,793 and 32,707 allocated and 141,878, 163,770 and 185,662 shares held in suspense by the ESOP for the years ended December 31, 1999, 1998 and 1997, respectively. The fair value of the unearned ESOP shares at December 31, 1999 and 1998, using the quoted market closing price per share, was approximately $2,784,000 and $2,866,000, respectively.

Recognition and Retention Plan

The Company established the Recognition and Retention Plan (RRP) Trust for certain officers and directors on January 22, 1997. During 1997, the Company fully funded the trust with the purchase of 109,250 shares, or 4 percent, of the Company's common stock in the open market to be awarded in accordance with the provisions of the RRP. The cost of the shares of restricted stock awarded under these plans is recorded as unearned compensation, a contra equity account. The fair value of the shares on the date of award is recognized ratably as compensation expense over the vesting period, which is five years. The grantees of the restricted stock have the right to vote the shares awarded. Dividends on unvested shares are held in trust and distributed when the related shares vest. For the years ended December 31, 1999, 1998 and 1997, the recognition and retention plan expense was $271,000, $232,000 and $227,000, respectively. The weighted-average grant-date fair value of the restricted stock granted under the RRP during the years ended December 31, 1999, 1998 and 1997 was $20.50, $17.36 and $15.50, respectively. A summary of the changes in restricted stock follows:

                                      Unawarded            Awarded
                                       Shares               Shares


Balance, January 1, 1997                    -                    -
Purchased by Plan                     109,250                    -
Granted                               (73,202)               73,202
Forfeited                                   -                    -
Earned and Issued                           -                    -
                                     --------             ---------
Balance, December 31, 1997             36,048                73,202
Granted                               (11,900)               11,900
Forfeited                               1,600                (1,600)
Earned and Issued                           -               (14,639)
                                     --------             ---------
Balance, December 31, 1998             25,748                68,863
Granted                                (7,000)                7,000
Forfeited                                   -                     -
Earned and Issued                           -               (17,223)
                                     --------             ---------
Balance, December 31, 1999             18,748                58,640
                                     ========             =========

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

The following table summarizes the activity related to stock options:

                                                                      Weighted-
                                      Available        Options        Average
                                      for Grant      Outstanding  Exercise Price

At inception - January 22, 1997         273,125             -
Granted                                (211,701)      211,701         $  15.50
Canceled     -                                -
Exercised                                     -             -
                                     ----------     ---------
At December 31, 1997                     61,424       211,701         $  15.50
Granted      (55,000)                    55,000      $  17.26
Canceled     8,000                       (8,000)     $  15.50
Exercised                                     -             -
                                     ----------     ---------
At December 31, 1998                     14,424       258,701         $  15.75
Granted      (10,000)                    10,000      $  20.05
Canceled     2,000                       (2,000)     $  15.50
Exercised                                    -         (7,000)        $  15.50
                                     ----------     ---------
At December 31, 1999                      6,424       259,701         $  16.05
                                     ==========     =========

Exercisable at December 31, 1997                            -
                                                    =========
Exercisable at December 31, 1998                       42,340         $  15.50
                                                    =========
Exercisable at December 31, 1999                       89,279         $  15.72
                                                    =========

The weighted-average remaining life of the outstanding options at December 31, 1999 is 7.5 years.

The weighted-average grant-date fair value of options granted during the years ended December 31, 1999, 1998 and 1997 was $3.91, $5.66 and $4.32, respectively.

In October 1995, the FASB issued 123, Accounting for Stock-Based Compensation. SFAS 123 requires disclosure of the compensation cost for stock-based incentives granted after January 31, 1995 based on the fair value at grant date for awards. Applying SFAS 123 would result in pro forma net income and earnings per share amounts as follows (in thousands, except per share data):

                                          1999        1998       1997
                                          ----        ----       ----

       Net income

         As reported                    $ 2,206     $  2,505   $  2,947
         Pro forma                      $ 2,003     $  2,344   $  2,804

       Earnings per share

         As reported     - Basic        $  1.60     $  1.20    $  1.22
                         - Diluted      $  1.55     $  1.17    $  1.20
         Pro forma       - Basic        $  1.45     $  1.12    $  1.16
                         - Diluted      $  1.41     $  1.09    $  1.14

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for 1999, 1998 and 1997 grants: dividend yields of 2.79, 2.15 and 2.20 percent; expected volatility of 11.26, 27.7 and 16.91 percent; risk-free interest rate of 5.90, 5.48 and 6.51 percent; and expected lives of 7.5 years for all options.

NOTE 14 - RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $613,000 at December 31, 1999 and $506,000 at December 31, 1998. During the year ended December 31, 1999, total principal additions were $296,000 and total principal payments were $189,000.

Deposits from related parties held by the Bank at December 31, 1999 amounted to $1,690,000.

The Company has an employment agreement with an executive officer under which the Company agreed to pay compensation of $130,000 annually (plus merit increases) through October 31, 2000. The Company has also entered into severance agreements with seven officers. The total commitments under the severance agreements at December 31, 1999 was $992,000.

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

NOTE 16 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the
Consolidated Balance Sheets. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

As of December 31, 1999, financial instruments for which the    Contract or Notional
contract amounts were as follows represent credit risk:         Amount (in thousands)

                           Unadvanced Loan Funds                    $   6,332
                           Commitments to Extend Credit             $  18,915
                           Standby Letters of Credit                $       1

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements, including commercial paper, bonding financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 17 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents approximate those assets' fair values.

Investment securities (including equity securities and mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank Stock: The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

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

Deposits: The fair value disclosed for demand deposits (for example, interest-bearing checking accounts and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

FHLB Advances: Maturities are discounted to the Dallas FHLB's Advance yield curve.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Items: The Company has outstanding commitments to extend credit and stand-by letters of credit. These off-balance sheet financial instruments are generally exerciseable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, have no current value.

The estimated fair value of the Company's financial instruments as of December 31 is as follows (in thousands):

                                                                  1999                             1998
                                                  ------------------------------     ------------------------------
                                                    Estimated         Recorded         Estimated        Recorded
                                                      Fair              Book              Fair            Book
      Assets                                         Value            Balance           Value            Balance
------------------                                -----------       ---------        -----------       ---------

Cash                                                $  11,922          $ 11,922       $    7,578       $     7,578
Trading Securities                                        285               285              575               575
Investment Securities                                  38,017            37,981           39,098            38,764
Federal Home Loan Bank Stock                            3,689             3,689            2,920             2,920
Loans Receivable                                      241,068           244,996          229,840           225,752
Accrued Interest Receivable                             1,543             1,543            1,367             1,367

   Liabilities
-------------------
Deposits                                              214,548          213,212           204,027          201,654
Borrowings                                             57,863           63,850            47,374           47,228
Accrued Interest Payable                                  345               345              304              304

The following is a summary of the components of other comprehensive income (in thousands):

                                                                           For The Years Ended December 31,
                                                               ---------------------------------------------------
                                                                   1999               1998               1997
                                                               ------------       ------------       -------------

Unrealized Gain (Loss) on Securities
      Available for Sale, Net                                   $      (942)        $     (290)         $     101
Reclassification Adjustment for Net Gains
      Realized in Net Income                                              -                  -                  -
                                                              -------------       ------------       ------------
Other Comprehensive Income                                             (942)              (290)               101
Income Tax (Expense) Benefit Related to Other

       Comprehensive Income                                             320                 98                (34)
                                                              -------------       ------------       ------------
Other Comprehensive Income, Net of Income

      Taxes                                                      $     (622)        $     (192)        $       67
                                                              =============       ============       ============

NOTE 20 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

                                                                       (In Thousands, except per share data)
                                                                  First         Second        Third        Fourth
                                                                  Quarter       Quarter       Quarter      Quarter

Year Ended December 31, 1999:

Total Interest Income                                             $ 5,166       $ 5,214        $5,391       $5,636
Total Interest Expense                                              2,857         2,927         3,099        3,312
                                                                 --------      --------      --------     --------
     Net Interest Income                                            2,309         2,287         2,292        2,324

Provision for Loan Losses                                               -             -             -            -
                                                               ----------   -----------   -----------  -----------
      Net Interest Income After Provision
             for Loan Losses                                        2,309         2,287         2,292        2,324

Non-interest Income                                                   255           275           218          246
Non-interest Expense                                                1,718         1,661         1,708        1,684
                                                                 --------      --------      --------     --------

Income Before Income Taxes                                            846           901           802          886
Income Tax Expense                                                    300           325           277          327
                                                                 --------      --------      --------     --------
Net Income                                                            546           576           525           559
                                                                 ========      ========      ========      ========

Earnings per Share - basic                                       $    .36      $    .41      $    .40     $    .43
                                                                 ========      ========      ========     ========

Earnings per Share - diluted                                     $    .35      $    .40      $    .39     $    .41
                                                                 ========      ========      ========     ========


Year Ended December 31, 1998 :

Total Interest Income                                            $  5,342      $  5,508      $  5,454     $  5,249
Total Interest Expense                                              2,876         3,028         3,111        2,920
                                                                 --------      --------      --------     --------

     Net Interest Income                                            2,466         2,480         2,343        2,329

Provision for Loan Losses                                              45            45             -            -
                                                                ---------     ---------   -----------  -----------

      Net Interest Income After Provision

             for Loan Losses                                        2,421         2,435         2,343        2,329

Non-interest Income                                                   349           264           135          311
Non-interest Expense                                                1,574         1,707         1,648        1,726
                                                                 --------      --------      --------     --------

Income Before Income Taxes                                          1,196           992           830          914
Income Tax Expense                                                    432           365           310          320
Net Income                                                            764           627           520           594
                                                                 ========      ========      ========      ========

Earnings per Share - basic                                       $    .33      $    .28      $    .25     $    .34
                                                                 ========      ========      ========     ========

Earnings per Share - diluted                                     $    .32      $    .27      $    .24     $    .34
                                                                 ========      ========      ========     ========


ABOUT THE COMPANY
-----------------------------------------------------------------------------------------------------------------------------------
Acadiana Bancshares, Inc., (the "Company") is a Louisiana-chartered bank holding company with headquarters at 101 West Vermilion Street, Lafayette, Louisiana 70501.  Its banking subsidiary, LBA Savings Bank, operates five full-service branches in Lafayette and New Iberia and a loan production office in Eunice, Louisiana.  Addresses of
LBA Savings Bank branches are:

        Main Office Branch
        101 West Vermilion Street, Lafayette, Louisiana 70501

        Northside Branch
        2601 Moss Street, Lafayette, Louisiana 70501

        Southside Branch
        3701 Johnston Street, Lafayette, Louisiana 70503

        Broadmoor Branch
        5301 Johnston Street, Lafayette, Louisiana 70503

        New Iberia Branch
        230 West Main Street, New Iberia, Louisiana 70560

        Eunice Loan Production Office
        136 South 3rd Street, Eunice, Louisiana 70535
DIRECTORS
------------------------------------------------------------------------------------------------------------------------------------

Al W. Beacham, M.D.                                                      Don O'Rourke, Sr.
President, Beacham Urology Group, Inc.                                   President, Don J. O'Rourke & Associates, Ltd.

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

James J. Montelaro                                                       Kaliste J. Saloom, Jr.
Executive Vice President - Mortgage Banking,                             Of Counsel, Saloom & Saloom, Attorneys-at-Law
LBA Savings Bank

William H. Mouton
Retired Attorney, William H. Mouton Law Offices

EXECUTIVE OFFICERS
------------------------------------------------------------------------------------------------------------------------------------

Lawrence Gankendorff                                                     Wayne Bares
Chairman of the Board of the Company and the Bank                        Senior Vice President - Commercial Lending, of the Bank

Jerry Reaux                                                              Mary Anne S. Bertrand
President and Chief Executive Officer of the Company                     Senior Vice President - Retail Lending,
 and the Bank                                                            Of the Bank

James J. Montelaro                                                       Emile E. Soulier, III
Executive Vice President - Mortgage Banking,                             Vice President and Chief Financial Officer,
Of the Bank                                                              Of the Company and the Bank

Gregory King                                                             Thomas Debaillon
Executive Vice President - Chief Operating Officer,                      Vice President - Operations, of the Bank
Of the Company and the Bank

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Acadiana Bancshares, Inc., will be held at 2:00 p.m. (Central Time) Wednesday, April 26, 2000, at `a la carte, 301 Heymann Boulevard, Lafayette, Louisiana 70503.

STOCK LISTING

The common stock of Acadiana Bancshares, Inc., is traded on the American Stock Exchange under the symbol "ANA." Price and other column information are listed under the "ANA" symbol in The Wall Street Journal and under similar designations in other daily news sources. Below is a table showing the high and low sales prices of the common stock and cash dividends declared during each quarter of 1999 and 1998:

              1999
              Quarter Ended                 High              Low       Dividends Declared
              --------------------------------------------------------------------------------
              March 31, 1999               $18 3/8          $17 3/8           $0.13
              June 30, 1999                $18 7/8          $17 5/8           $0.13
              September 30, 1999           $18 7/8          $18 1/4           $0.13
              December 31, 1999            $20 7/8          $18 5/8           $0.13

              1998
              Quarter Ended                 High              Low       Dividends Declared
              --------------------------------------------------------------------------------
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

              Jerry Reaux, President & CEO, or
              Emile E. Soulier, III, Vice President & CFO
              Phone: (337) 232-4631
              Fax: (337) 269-6233
INDEPENDENT AUDITORS
              Castaing, Hussey, Lolan, & Dauterive, LLP
              525 Weeks Street
              New Iberia, Louisiana 70560
SPECIAL COUNSEL
              Elias, Matz, Tiernan & Herrick L.L.P.
              734 15th Street N.W.
              Washington, D.C. 20005
GENERAL COUNSEL
              Mark Andrus
              Davidson, Meaux, Sonnier, McElligott & Swift
              810 South Buchanan Street
              Lafayette, Louisiana 70501

                                       44