Form 10-K, Exhibit 13
period 2000-12-31
ACADIANA BANCSHARES INC /LA
filed 2001-03-30
CIK 1011024

EXHIBIT 13

Acadiana Bancshares, Inc 2000 Annual Report

This page left blank intentionally

This page left blank intentionally

          Dear Fellow Shareholders:  On behalf of the directors, management and staff of our Company, we are pleased to provide you with our 2000 Annual Report.  During 2000, we remained committed to our strategy of transitioning our traditional thrift institution into a full-service commercial bank.  Today approximately 28.7% of our loan assets have been diversified into consumer and commercial lending relationships.  In addition, 26.4% of our deposit relationships are now comprised of non-interest bearing, money market, checking, and savings accounts.    The effects of our stock repurchases enhanced our fully diluted earnings per share by 15% for the year 2000, a year during which we made significant improvements in the mix of our loan and deposit offerings.

RETURN ON CAPITAL
In 2000, our Company generated a 7.99% return on average equity in addition to paying an aggregate of $0.60 per share in dividends, which provided a 3.3% dividend yield based on our year-end share price. Since going public in July of 1996, our Company has repurchased 48.7% of our originally issued shares of common stock at an average price of 93% of book value.  We will remain dedicated to providing capital returns that are representative of our operating risk profile.

MORTGAGE LENDING
During the past year, mortgage loan assets remained stable.  We have shifted our focus to selling mortgage loan production into the secondary market.  This strategy will increase fee income generation while reducing our historical dependence on mortgage loan portfolio assets.  We remain dedicated to cross-selling additional products and services to existing and prospective mortgage loan relationships.

TECHNOLOGY
Through our website, www.lbabank.com, we hope to offer additional products and services to enhance our continued growth in loan and deposit market share.  We have formed a Technology Task Force to evaluate our computing systems and recommend enhancements by the end of 2001.

COMMERCIAL BANKING
Commercial loan assets grew 30.9% during 2000 as we expanded our staffing to support continued growth.  The Bank introduced cash management services to complement our existing suite of commercial banking products and services.  We remain committed to growing our market share within the commercial banking sector.

RETAIL BANKING
Overall deposit market share increased 5.3% during 2000 while consumer loan assets grew 13.6%.  We remain focused on continuing to cross-sell additional products and services in an effort to foster continued growth in retail market share.

ASSET QUALITY
Management remains committed to maintaining prudent underwriting standards in managing the credit risks associated with our lending activities.  At year-end, our non-performing assets were 0.07% of total assets, well below peer group comparatives.

NEW MAIN OFFICE
On May 12, 2000, we acquired a new main office facility that we expect will greatly enhance our commercial banking transition.  The facility will provide a significant boost with respect to our image and service delivery capabilities.  This new main office complex will provide a platform for future growth and expansion which has significant potential for our organization.

THE YEAR AHEAD
Upon completion of our main office relocation in March of 2001, we will continue our commercial banking transition while exploring new financial service opportunities resulting from recently adopted financial modernization regulations.  Our new main office complex will provide a platform to produce additional products and services designed to increase market share and foster continued growth.

Thank you for your confidence in our Company.  We look forward to reporting continued success in the future.

Sincerely,

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

(Dollars in Thousands, except per share data)	At December 31,
	2000	1999	1998	1997	1996
Selected Financial Condition Data:
Total assets	$324,467	$305,696	$282,089	$277,066	$264,374
Cash and cash equivalents	8,467	11,922	7,578	14,157	19,784
Loans receivable, net	264,805	244,996	225,752	212,840	182,724
Trading securities	162	285	575	826	-
Investment securities	35,912	37,981	38,764	41,696	55,192
Deposit accounts	224,531	213,212	201,654	195,043	194,192
Borrowings	69,756	63,850	47,228	36,628	22,250
Stockholders' Equity	28,782	27,750	32,174	44,562	47,091

	Year Ended December 31,
	2000	1999	1998	1997	1996
Selected Operating Data:
Interest income	$24,101	$21,407	$21,553	$20,464	$18,860
Interest expense	14,896	12,195	11,935	10,860	10,762
Net interest income	9,205	9,212	9,618	9,604	8,098
Provision (credit) for loan losses	(83)	-	90	180	355
Net interest income after provision for loan losses	9,288	9,212	9,528	9,424	7,743
Non-interest income	1,188	994	1,059	1,033	797
Non-interest expense (1)	(7,045)	(6,771)	(6,655)	(5,878)	(7,301)
Income before taxes	3,431	3,435	3,932	4,579	1,239
Income tax expense	1,207	1,229	1,427	1,632	439
Net income	2,224	2,206	2,505	2,947	800
Earnings per share - basic (2)	$1.80	$1.60	$1.20	$1.22	$0.07
Earnings per share - diluted (2)	$1.78	$1.55	$1.17	$1.20	$0.07
Dividends declared per share	$0.60	$0.52	$0.44	$0.38	$0.18
Dividend payout ratio	34.40%	33.27%	37.05%	31.76%	267.46%

	At or For the Year Ended December 31,
	2000	1999	1998	1997	1996
Other Data:
Profitability:
Return on average assets	0.70%	0.76%	0.87%	1.10%	0.32%
Return on average equity	7.99	7.57	6.05	6.38	2.55
Interest rate spread for period (3)	2.48	2.72	2.59	2.69	2.75
Net interest margin (4)	3.00	3.28	3.41	3.66	3.40
Efficiency ratio (5)	67.79	66.34	62.33	55.26	82.08
Other expenses to average assets	2.22	2.33	2.31	2.19	2.95
Capital Ratios:
Average equity to average assets	8.76	10.03	14.35	17.23	12.71
Total capital to risk-weighted assets	16.59%	17.51	20.86	31.39	36.69
Asset Quality:
Non-performing assets to total assets (6)	0.07	0.03	0.07	0.22	0.36
Allowance for loan losses to total loans	1.01	1.08	1.16	1.25	1.35
Allowance for loan losses to non-performing loans and troubled debt restructuring	441.30	496.75	396.80	297.09	183.96

(1)	With respect to 1997, includes $436,000 recovery of net foreclosed assets; with respect to 1996, includes $1.3 million for aspecial SAIF assessment.

(2)	1996 earnings per share is for the six months ended December 31, 1996, because of the Bank's conversion from mutual tostock form in July, 1996.

(3)	The interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

(4)	The net interest margin represents net interest income divided by average interest-earning assets.
(5)	The efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest income.
(6)	Non-performing assets include non-accrual loans, accruing loans delinquent 90 days or more and foreclosed assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to assist readers in understanding the financial condition and results of operations of Acadiana Bancshares, Inc. (the “Company”) and its subsidiaries, LBA Savings Bank (the “Bank”) and Acadiana Holdings, L.L.C. (“Holdings”) at December 31, 1999 and 2000 and for the years ended December 31, 1998 through 2000.  This review should be read in conjunction with the audited consolidated financial statements, accompanying footnotes and supplemental financial data included herein.

FINANCIAL CONDITION

ASSETS

General - Total assets of the Company increased $18.8 million, or 6.1%, from $305.7 million at December 31, 1999, to $324.5 million at December 31, 2000.  Reflecting continuing loan growth, net loans receivable of the Company increased $19.8 million, or 8.1%, from $245.0 million at December 31, 1999, to $264.8 million at December 31, 2000.  Premises and equipment, net, increased $2.4 million, from $2.7 million at December 31, 1999, to $5.0 million at December 31, 2000, in connection with the acquisition of an office facility for a new company headquarters and bank main office location. The growth in assets was funded by an $11.3 million net increase in deposits, together with an $8.9 million net increase in long-term debt (primarily advances from the Federal Home Loan Bank of Dallas, the “FHLB”).  The Company repurchased $1.4 million of its common stock, on the open market, during the year ended December 31, 2000, increasing its common shares held in treasury from 1,236,727 at December 31, 1999, to 1,328,929 shares at December 31, 2000.   Retained earnings increased $1.5 million, or 6.5%, from $22.4 million at December 31, 1999, to $23.9 million at December 31, 2000.

Cash and Cash Equivalents – Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing demand deposits and cash on hand, decreased by $3.5 million, or 29.0%, to $8.5 million at December 31, 2000, compared to $11.9 million at December 31, 1999.  The decrease in cash and cash equivalents occurred as the Company adjusted cash to normal operating levels, reversing the planned build up of cash intended for meeting increased customer demands near January 2000.  At December 31, 1999, cash and cash equivalents amounted to 3.9% of total assets, and at December 31, 2000, cash and cash equivalents amounted to 2.6% of total assets.

Trading Securities – At December 31, 2000, the Company held equity securities for trading of $162,000, compared to $285,000 at December 31, 1999.  The Company has no intention to increase its trading securities portfolio significantly.

Securities Available for Sale – Securities available for sale decreased $1.8 million, or 7.0%, to $24.2 million at December 31, 2000, compared to $26.1 million at December 31, 1999. Securities available for sale include U.S. Treasury notes and bonds, federal agency bonds, mortgage-backed securities issued by the Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), and certain equity securities. Unrealized gains and losses on securities available for sale are excluded from earnings and reported, net of applicable income taxes, as other comprehensive income.  At December 31, 2000, securities available for sale amounted to 7.5% of total assets.  Note 3 to the Consolidated Financial Statements provides further information regarding the Company’s securities available for sale.

Securities Held to Maturity – Securities held to maturity decreased $239,000, or 2.0%, to $11.7 million at December 31, 2000, compared to $11.9 million at December 31, 1999. Securities held to maturity include mortgage-backed securities issued by GNMA, FNMA, and FHLMC.  At December 31, 2000, securities held to maturity amounted to 3.6% of total assets.  Note 3 to the Consolidated Financial Statements provides further information regarding the Company’s securities held to maturity.

Federal Home Loan Bank Stock – Federal Home Loan Bank stock represents an equity interest in the FHLB that does not have a readily determinable fair value (for purposes of Federal Accounting Standards Board Statement No. 115) because its ownership is restricted and it lacks a market.  It can be sold only to the FHLB or to another member institution.  It is carried at cost, which is also equal to the par value of the stock.  Both cash and stock dividends are received on FHLB stock and are reported as income.  The stock dividends are redeemable at par value.  At December 31, 2000, Federal Home Loan Bank stock amounted to 1.3% of total assets.

Loans Held for Sale – Loans held for sale of $1.9 million include those loans originated for sale, and consist entirely of single-family residential loans.  These loans are carried at the lower of cost or market value.  At December 31, 2000, loans held for sale amounted to 0.6% of total assets.

Loans Receivable, Net – Loans receivable, net, increased $19.8 million, or 8.1%, to $264.8 million at December 31, 2000, compared to $245.0 million at December 31, 1999.  Single-family residential loans increased $9.0 million, or 5.0%, from $179.1 million at December 31, 1999, to $188.1 million at December 31, 2000.  Construction loans decreased $8.7 million, from $12.6 million at December 31, 1999 to $3.9 million at December 31. 2000.  Commercial real estate loans increased $10.1 million, or 53.5%, from $18.8 million at December 31, 1999, to $28.9 million at December 31, 2000.  Equity lines of credit increased $821,000, or 24.1%, from $3.4 million at December 31, 1999, to $4.2 million at December 31, 2000.  Commercial business loans increased $1.6 million, or 8.6%, from $18.1 million at December 31, 1999, to $19.7 million at December 31, 2000.  Consumer loans increased $2.6 million, or 11.9%, from $21.8 million at December 31, 1999, to $24.4 million at December 31, 2000.  Total gross loans increased $15.3 million, or 6.0%, from $254.3 million at December 31, 1999, to $269.6 million at December 31, 2000.  Loans receivable, net, amounted to 81.6% of total assets at December 31, 2000, compared to 80.1% of total assets at December 31, 1999.  Note 4 to the Consolidated Financial Statements provides further information regarding the Company’s loans.

LIABILITIES AND STOCKHOLDERS’ EQUITY
General – The Company’s primary funding sources include deposits, borrowings from the FHLB and stockholders’ equity.  The discussion that follows focuses on the major changes in this mix during the 2000 year.

Deposits – The Company’s deposits increased by $11.3 million, or 5.3%, to $224.5 million at December 31, 2000, compared to $213.2 million at December 31, 1999.  Interest bearing deposits increased $10.8 million, or 5.3% and non-interest bearing deposits increased $547,000, or 5.3%.  Certificates of deposit, comprising the largest portion of interest-bearing deposits, amounted to $165.2 million at December 31, 2000.  The Company implemented more aggressive pricing for shorter-term certificates of deposit during the year 2000 resulting in a net increase in certificates of deposit of $13.6 million, from $151.6 million at December 31, 1999 to $165.2 million at December 31, 2000.  Certificates of deposit maturing in more than one year were 22.5% of total certificates of deposit at December 31, 2000, compared to 57.5% at December 31, 1999.  Total deposits funded 69.2% of total assets at December 31, 2000, compared to 69.7% at December 31, 1999.  Additional information regarding certificates of deposit is provided in Note 8 to the Consolidated Financial Statements.

Borrowings – The Company’s borrowings include both short-term debt (amounts maturing in one year or less from date of inception) and long-term debt (amounts maturing more than one year from date of inception).  Short-term debt was $6.0 million at December 31, 1999, and $0 at December 31, 2000.  Long-term debt increased $11.8 million, or 20.4%, from $57.9 million at December 31, 1999, to $69.6 million at December 31, 2000.   All borrowings at December 31, 2000, funded 21.5% of total assets compared to 20.9% at December 31, 1999.  Borrowings, consisting primarily of Advances from the FHLB have been, and are expected to continue to be, an important source of funding for both existing assets and new asset growth.  Additional information regarding borrowings is provided in Note 9 to the Consolidated Financial Statements.

Stockholders’ Equity – Stockholders’ equity provides a source of permanent funding, allows for future growth, and provides the Company with a cushion to withstand unforeseen, adverse developments.  At December 31, 2000, stockholders’ equity totaled $28.8 million, an increase of $1.0 million, or 3.7%, compared to $27.8 million at December 31, 1999.  The increase was primarily attributable to net income for the year ended December 31, 2000, of $2.2 million, common stock released by the Company’s employee stock ownership plan (the “ESOP”) trust of $346,000, and common stock earned by participants in the Company’s recognition plan (the “RRP”) trust of $304,000, and a $313,000 increase in unrealized gain (loss) on securities available for sale, net of deferred taxes, all of which was partially offset by $1.4 million of repurchases of common stock for the treasury, together with $765,000 of dividends declared on the Company’s common stock.  Stockholders’ equity funded 8.9% of assets at December 31, 2000, compared to 9.1% at December 31, 1999.   Additional information regarding stockholders’ equity is included in the Consolidated Statements of Stockholders’ Equity and Note 12 to the Consolidated Financial Statements.

Federal regulations impose minimum regulatory capital requirements on all financial institutions with deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), which requirements directly affect the minimum capital levels at the Bank.  The Board of Governors of the Federal Reserve System (the “FRB”) also imposes minimum regulatory capital requirements, which directly affect the minimum capital levels of the Company.  At December 31, 2000, the capital of the Bank and the capital of the Company exceeded all minimum regulatory requirements as shown in Note 12 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS
General –The Company reported net income of $2.2 million, $2.2 million and $2.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.  The apparent stability of net income in 2000 compared to 1999 is reflected in net interest income, which decreased $7,000, or 0.1% for the year ended December 31, 2000 compared to the year ended December 31, 1999.  Additionally, the Company recaptured $83,000 of prior provision for loan losses, and increased non-interest income by $194,000, all of which was substantially offset by an increase in non-interest expense of $274,000.  Finally, income tax expense decreased $22,000, all of which resulted in an increase in net income of $18,000 for the year ended December 31, 2000.

The change in net interest margin is influenced partly by the effect of changes in market interest rates throughout much of the year and partly by the increased leverage of the Company’s assets during the year.  The Company increased its leverage by increasing average liabilities (deposits and borrowings), and, during the same periods, decreasing average stockholders’ equity.  The Company’s average interest-bearing liabilities increased from $235.8 million for the year ended December 31, 1998, to $249.0 million for the year ended December 31, 1999, and to $276.8 million for the year ended December 31, 2000, while average stockholders’ equity decreased from $41.4 million, to $29.1 million, to $27.8 million at December 31, 1998, 1999, and 2000, respectively.  Net interest income increased $501,000 related to the net increases in volumes of average interest-earning assets and average interest-bearing liabilities, but was more than offset by a decrease in net interest income of $390,000 related to the declining interest rate margin reflected by changes in market interest rates, together with a decrease in net interest income related to changes in both rate and volume of $118,000, all of which resulted in a net decrease of $7,000 in net interest income.

The $299,000 decrease in net income in 1999 compared to 1998 was due primarily to a decrease in net interest income of $406,000, a decrease in non-interest income of $65,000, and an increase in non-interest expense of $116,000, all of which were partially offset by a decrease in provision for loan losses of $90,000, and a decrease in income tax expense of $198,000.

Net Interest Income – Net interest income is determined by the combined effects of interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and changes in the average amounts of interest-earning assets and interest-bearing liabilities. The Company’s average interest rate spread was 2.48%, 2.72%, and 2.59%, during the years ended December 31, 2000, 1999, and 1998, respectively.  Both rates (average yield on interest-earning assets and average cost of interest-bearing liabilities) and volumes (the average balances on interest-earning assets and average balances of interest-bearing liabilities) influence net interest margin. The Company’s interest rate margin (i.e., the difference between interest income and interest expense divided by average earning assets) was 3.00%, 3.28%, and 3.41%, during the years ended December 31, 2000, 1999, and 1998, respectively. The declining net interest margin in 2000 compared to 1999 was primarily the result of increased costs on the Company’s average rates paid on deposits and borrowings and increased average balances of deposits and borrowings, which was partially offset by increased yields earned on loans, investments, and other earning assets together with increased average balances of loans and investments.  The Company’s net interest income decreased slightly, by $7,000, remaining relatively stable at $9.2 million for the years ended December 31, 2000 and 1999, respectively.

The Company’s largest group of interest-earning assets is residential mortgage loans, comprising 61.6% of total average interest-earning assets for the year ended December 31, 2000.  Market rates on residential mortgage loans are heavily influenced by competition and on the rates of interest on longer term U.S. Treasury Bonds, such as the 10-year and 30-year bonds.  Significant changes in longer term U.S. Treasury Bond rates likely translate to similar changes in offering rates for residential mortgage loans.  The Company’s largest source of funds is certificates of deposit, which accounted for 57.4% of total average interest-bearing liabilities for the year ended December 31, 2000.  Market rates on certificates of deposit are heavily influenced by competition and by shorter term U.S. Treasury Notes and Bonds.  Significant changes in shorter term U.S. Treasury Notes and Bonds may translate into somewhat similar changes in offering rates for certificates of deposit.  If longer term U.S. Treasury Bond rates fall, and during the same time period, shorter term U.S.  Treasury Notes and Bond rates rise, the Company’s net interest margin will likely decrease.

Interest and Dividend Income – Interest and dividend income totaled $24.1 million for the year ended December 31, 2000, compared to $21.4 million for the year ended December 31, 1999, an increase of $2.7 million, or 12.6%.  This increase was mainly due to an increase in the Company’s average interest-earning assets of $25.6 million, or 9.1%, together with a 24 basis point (with 100 basis points being equal to 1%) increase in the yield earned.  Interest earned on loans increased $2.4 million, or 13.3%, from $18.3 million for the year ended December 31, 1999, to $20.7 million for the year ended December 31, 2000.  This increase was due to an increase in the Company’s average balance of loans for the year ended December 31, 2000, of $27.5 million, or 11.9%, together with a 10 basis point increase in the yield earned. Interest and dividends earned on investment securities increased $256,000, or 9.6%, from $2.7 million for the year ended December 31, 1999 to $2.9 million for the year ended December 31, 2000.  This increase was due to a 61 basis point increase in the Company’s yield earned on investment securities for the year ended December 31, 2000, together with an increase in the Company’s average balance of investment securities of $134,000.  Interest earned on other earning assets increased $7,000, or 1.5%, from $452,000 for the year ended December 31, 1999, to $459,000 for the year ended December 31, 2000.  This increase was due to a 130 basis point increase in the Company’s average yield earned on other earning assets, which was partially offset by a decrease in the Company’s average balance of other earning assets of $2.0 million, or 20.5%, from $9.6 million for the year ended December 31, 1999, to $7.7 million for the year ended December 31, 2000.

Interest and dividend income totaled $21.4 million for the year ended December 31, 1999, compared to $21.6 million for the year ended December 31, 1998, a decrease of $146,000, or 0.7%.  This decrease was mainly due to a decrease in the Company’s average balance of interest-earning assets of $652,000, or 0.2%, together with a 3 basis point decrease in the average yield earned.  Interest earned on loans increased $571,000, or 3.2%, from $17.7 million for the year ended December 31, 1998, to $18.3 million for the year ended December 31, 1999.  This increase was due to an increase in the Company’s average balance of loans for the year ended

December 31, 1999, of $11.7 million, or 5.3%, which was partially offset by a 16 basis point decrease in the average yield earned. Interest and dividends earned on investment securities decreased $56,000, or 2.1%, remaining at $2.7 million for the years ended December 31, 1998 and December 31, 1999.  This decrease was due to a 16 basis point decrease in the Company’s yield earned on the average balance of investment securities for the year ended December 31, 1999, which was partially offset by an increase in the Company’s average balance of investment securities of $117,000.  Interest earned on other earning assets decreased $661,000, or 59.4%, from $1.1 million for the year ended December 31, 1998, to $452,000 for the year ended December 31, 1999.  This decrease was due to a decrease in the Company’s average balance of other earning assets of $12.4 million, or 56.3%, from $22.1 million for the year ended December 31, 1998, to $9.6 million for the year ended December 31, 1999 together with a 36 basis point decrease in the Company’s average yield earned on other earning assets.

Interest Expense – Interest expense increased $2.7 million, or 22.1%, from $12.2 million for the year ended December 31, 1999, to $14.9 million for the year ended December 31, 2000. This increase was mainly due to an increase in the average interest-bearing balance of liabilities, together with an increase in the cost of such liabilities.  The average balance of interest-bearing liabilities increased $27.8 million, or 11.2%, from $249.0 million for the year ended December 31, 1999, to $276.8 million for the year ended December 31, 2000, and the cost of such interest-bearing liabilities increased 48 basis points, from 4.90% to 5.38%.  The reasons for such an increase in costs relate primarily to the Company’s more aggressive pricing policy on shorter-term certificates of deposit together with a rise in average costs to obtain new borrowed funds for the year ended December 31, 2000.

Interest expense on deposits increased $1.4 million, or 14.7%, from $9.5 million for the year ended December 31, 1999, to $10.9 million for the year ended December 31, 2000.   The increase was primarily due to an increase in the average balance of interest-bearing deposits, together with an increase in the cost of such deposits.  The average balance of interest-bearing deposits increased $9.2 million, or 4.7%, from $197.6 million at December 31, 1999, to $206.8 million at December 31, 2000, and the cost of interest-bearing deposits increased 46 basis points.  Interest expense on borrowings increased $1.3 million, or 48.1%, from $2.7 million for the year ended December 31, 1999, to $4.0 million for the year ended December 31, 2000.  The primary reasons for the increase were an $18.5 million increase in the average balance of borrowings, and an increase in the cost of borrowing of 47 basis points.

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

	Year Ended December 31,
(Dollars in Thousands)	2000			1999			1998
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost

Interest-earning assets:
Loans receivable:
Residential mortgage loans	$188,928	$14,397	7.62%	$171,516	$12,976	7.57%	$173,161	$13,436	7.76%
Commercial business loans	42,602	3,910	9.18	36,220	3,168	8.75	27,388	2,501	9.13
Consumer and other loans	26,462	2,412	9.11	22,792	2,144	9.41	18,325	1,780	9.71
Total loans	257,992	20,719	8.03	230,528	18,288	7.93	218,874	17,717	8.09
Investment securities (1)	41,071	2,923	7.12	40,937	2,667	6.51	40,820	2,723	6.67
Other earning assets	7,660	459	5.99	9,634	452	4.69	22,057	1,113	5.05
Total interest-earning assets	306,723	24,101	7.86	281,099	21,407	7.62	281,751	21,553	7.65
Noninterest-earning assets	11,029			9,375			6,691
Total Assets	$317,752			$290,474			$288,442
Interest-bearing liabilities:
Deposits:
Demand deposits	$35,025	1,383	3.95	$34,777	1,198	3.44	$24,891	790	3.17
Savings deposits	13,021	261	2.00	17,207	300	1.74	21,529	453	2.10
Certificates of deposit	158,786	9,242	5.82	145,613	7,990	5.49	143,122	8,162	5.70
Total deposits	206,832	10,886	5.26	197,597	9,488	4.80	189,542	9,405	4.96
Borrowings	69,967	4,010	5.73	51,430	2,707	5.26	46,277	2,530	5.47
Total interest-bearing liabilities	276,799	14,896	5.38	249,027	12,195	4.90	235,819	11,935	5.06
Noninterest-bearing demand deposits	10,962			10,677			9,688
Other noninterest-bearing liabilities	2,142			1,627			1,556
Total liabilities	289,903			261,331			247,063
Stockholders' equity	27,849			29,143			41,379
Total liabilities and stockholders' equity	$317,752			$290,474			$288,442
Net interest-earning assets	$29,924			$32,072			$45,932
Net interest income/interest rate spread		$9,205	2.48%		$9,212	2.72%		$9,618	2.59%
Net interest margin			3.00%			3.28%			3.41%
Ratio of average interest-earning assets to average interest-bearing liabilities		110.81%			112.88%			119.48

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

(Dollars in thousands)	Year Ended December 31,
	2000 compared to 1999				1999 compared to 1998
	Increase (decrease) due to				Increase (decrease) due to
	Volume	Rate	Rate/ Volume	Total Increase (Decrease)	Volume	Rate	Rate/ Volume	Total Increase (Decrease)
Interest-earning assets:
Loans receivable:
Residential mortgage loans	$1,317	$94	$10	$1,421	$(128)	$(336)	$4	$(460)
Commercial business loans	558	156	28	742	807	(105)	(35)	667
Consumer and other loans	345	(67)	(10)	268	434	(56)	(14)	364
Total loans	2,220	183	28	2,431	1,113	(497)	(45)	571
Investment securities	9	246	1	256	8	(64)	-	(56)
Other earning assets	(93)	126	(26)	7	(627)	(78)	44	(661)
Total net change in income on interest-earning assets	2,136	555	3	2,694	494	(639)	(1)	(146)

Interest-bearing liabilities:
Deposits:
Demand deposits	9	175	1	185	314	67	27	408
Savings deposits	(73)	45	(11)	(39)	(91)	(78)	16	(153)
Certificates of deposit	723	485	44	1,252	142	(309)	(5)	(172)
Total deposits	659	705	34	1,398	365	(320)	38	83
Borrowings	976	240	87	1,303	282	(94)	(11)	177
Total interest-bearing liabilities	1,635	945	121	2,701	647	(414)	27	260

Net change in net interest income	$501	$(390)	$(118)	$(7)	$(153)	$(225)	$(28)	$(406)

Provision for Loan Losses – Provisions for loan losses are charged to earnings in order to bring the total allowance for loan losses to a level considered appropriate by management based on methodology implemented by the Company, which is designed to assess, among other things, historical loan loss experience, the volume and type of lending conducted by the Company, the amount of the Company’s classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in the portfolio, general economic conditions, particularly as they relate to the Company’s market area, and any other factors related to the collectibility of the Company’s loan portfolio.  Management of the Company assesses the allowance for loan losses on at least a quarterly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses.  The Company had a credit of  $83,000 in the provision for loan losses during 2000, and made no provision for loan losses in 1999, compared to a provision of $90,000 in 1998.

At December 31, 2000, the Company’s allowance for loan losses amounted to $2.7 million, or 1.0% of total loans and 441.3% of non-performing loans and troubled debt restructurings.  At December 31, 1999, the Company’s allowance for loan losses amounted to $2.7 million, or 1.1% of total loans and 496.8% of non-performing loans and troubled debt restructurings.  At December 31, 1998, the Company’s allowance for loan losses amounted to $2.7 million, or 1.2%, of total loans and 396.8% of non-performing loans and troubled debt restructurings.

Non-Interest Income – For the year ended December 31, 2000, the Company reported non-interest income of $1.2 million, an increase of $194,000 from 1999.  The primary reasons for the increase were a decrease in losses from investment in a limited liability company of $136,000, a $33,000 increase in trading account gains,

and an increase in other income of $115,000.   These increases were partially offset by a $61,000 decrease in net gains on sale of loans, a $21,000 decrease in customer service fees, and an $8,000 decrease in loan servicing fees.

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

Non-Interest Expense – Non-interest expense includes salaries and employee benefits, occupancy, depreciation, data processing, net costs related to foreclosed assets, deposit insurance premiums, advertising and marketing, bank shares and franchise tax, impairment losses on long-lived assets, and other expense items.

Non-interest expense amounted to $7.0 million for the year ended December 31, 2000, an increase of $274,000, or 4.0%, compared to $6.8 million for the year ended December 31, 1999.  The primary reasons for the $274,000 increase were a $354,000, or 10.1%, increase in salaries and employee benefits, a $5,000, or 1.5%, increase in occupancy expenses, a $74,000, or 30.0%, increase in data processing expenses, a $32,000, or 18.5% increase in advertising expenses, and an $85,000 impairment loss on long-lived assets.  All of such increases were partially offset by a decrease of $47,000 in depreciation, a decrease of $83,000 in the net cost of foreclosed assets, a decrease of $76,000 in deposit insurance premiums, a decrease of $26,000 in bank shares and franchise tax expense, and a decrease of $44,000 in other expenses.

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

Income Taxes – For the years ended December 31, 2000, 1999, and 1998, the Company incurred income tax expense of $1.2 million, $1.2 million, and $1.4 million, respectively.  The Company’s effective tax rate amounted to 35.2%, 35.8%, and 36.3% during 2000, 1999, and 1998, respectively. The difference between the effective rate and the statutory tax rate is primarily related to variances in the items that are either non-taxable or non-deductible, and because state income tax is included on the Company’s income, exclusive of the income derived from the Bank.  For more information on income taxes, refer to Note 10 of the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s primary liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities.  Excess liquidity includes the Company’s securities available for sale portfolio.  The Company’s primary sources of funds are deposits, borrowings, proceeds from sale of stock, and amortization, prepayments and maturities from its loan portfolio and its securities held to maturity portfolio, and other funds provided from operations.  While scheduled payments from the amortization of loans and securities and maturing investment securities are relatively predictable sources of funds, deposit flows, loan prepayments, and securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquidity management is both a daily and long-term function of business management.  The Company uses its primary liquidity to meet its ongoing commitments, to pay maturing certificates of deposit and deposit withdrawals, and to fund loan commitments.  The Company’s excess liquidity and borrowing capacity provide added readiness to meet ongoing commitments and growth.  At December 31, 2000, the total approved commitments to extend credit amounted to $20.3 million.  Certificates of deposit scheduled to mature in one year or less at the same date totaled $128.0 million.  Management believes that a significant portion of maturing deposits will remain with the Company.  The Company anticipates it will continue to have sufficient funds together with available borrowings to meet its current commitments.  The Company has the ability to borrow up to approximately $131.2 million from the FHLB through its subsidiary Bank.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of the Company’s assets and liabilities are monetary in nature.  Consequently, interest rates generally have a more significant impact on the Company’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices.  The Company’s primary market risk exposure is interest rate risk.  The ongoing monitoring and management of this risk is an important component of the Company’s asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually.  The Company’s actions with respect to interest rate risk and its asset/liability gap management are taken under guidance of the Finance Committee of the Board of Directors of the Bank, which is composed of Messrs. Beacham, DeJean, and Saloom, and the Asset/Liability Management Committee (“ALCO”), which is composed of six officers of the Bank.  The Finance Committee meets jointly with the ALCO quarterly to set interest rate risk targets and review the Company’s current composition of assets and liabilities in light of the prevailing interest rate environment.  The committee assesses its interest rate risk strategy quarterly, which is then reviewed by the full Board of Directors.  The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the ALCO.  In its capacity, the ALCO develops guidelines and strategies affecting the Company’s asset/liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates.  As interest rates change, the interest income and interest expense streams associated with the Company’s financial instruments also change, thereby affecting net interest income (“NII”), which is the primary component of the Company’s earnings.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest-rate spread that can be sustained during fluctuations of interest rates.  Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period.  The difference, or the interest rate repricing “gap,” provides an indication of the extent to which an institution’s interest rate spread will be affected by changes in interest rates.  A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets, in a given period.  Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income.  During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect.  As of December 31, 2000, the amount of the Company’s interest-sensitive liabilities that were estimated to mature or reprice within one year exceeded the Company’s interest-sensitive assets with the same characteristics by $43.7 million, or 13.5%, of the Company’s total assets.  The following table summarizes the anticipated maturities or repricing of the Company’s interest-rate sensitive assets and interest-rate sensitive liabilities as of December 31, 2000, based upon the information and assumptions set forth:

	Within Three Months	More Than Three Months to Twelve Months	More Than One Year to Three Years	More Than Three Years to FiveYears	Over Five Years	Total
	(Dollars in Thousands)
Interest-sensitive assets(1):
Loans receivable(2)	$37,318	$57,403	$78,296	$39,287	$54,353	$266,657
Investment securities(3)	9,664	10,000	495	-	230	20,389
Mortgage-backed securities(4)	12,342	1,413	1,855	1,552	8,187	25,349
Total	59,324	68,816	80,646	40,839	62,770	312,395
Interest-sensitive liabilities:
Deposits:
Demand accounts(5)	-	-	-	-	10,239	10,239
Savings accounts(5)	-	41	-	-	12,229	12,270
Money market deposit accounts(5)	25,846	-	-	-	-	25,846
Certificates of deposit	29,565	98,426	33,894	3,125	237	165,247
Borrowings	2,631	10	3,129	285	63,701	69,756
Total	58,042	98,477	37,023	3,410	86,406	283,358

Excess (deficiency) of interest-sensitiveassets over interest-bearing liabilities	$1,282	$(29,661)	$43,623	$37,429	$(23,636)	$29,037
Cumulative excess ofinterest-sensitive assets over interest-sensitive liabilities	$1,282	$(28,379)	$15,244	$52,673	$29,037
Cumulative excess ofinterest-sensitive assets over interest-sensitive liabilities as a percent oftotal assets	0.40%	-8.75%	4.70%	16.23%	8.95%

(1)	Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which theyare due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in eachcase as adjusted to take into account estimated prepayments. The Company has estimated the prepayments based upon its experience inthe interest rate environment prevailing during 2000.

(2)	Balances have been reduced for non-performing loans, which amounted to $211,000 at December 31, 2000.
(3)	Includes interest-bearing deposits and FHLB stock.
(4)	Reflects estimated prepayments in the current interest rate environment.
(5)	Although the Company's demand accounts and savings accounts are generally subject to immediate withdrawal, management considers substantially all of such accounts to be core deposits having significantly longer effective maturities. The Company generally has retained a relatively consistent amount of such deposits under widely varying interest rate environments. If all of the Company's demand accountsand savings accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-sensitive assets with comparable characteristics by $50.8 million, or 15.7%of total assets.

The ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure to NII to sustained interest rate changes.  While the ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term rate risk.

The simulation model captures the impact of changing interest rates on the interest income received and the interest expense paid on all assets and liabilities reflected on the Company’s statement of condition.  This sensitivity analysis is compared to ALCO policy limits that specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates.  A parallel and pro rata shift in rates over a 12-month period is assumed.  The following reflects the Company’s NII sensitivity analysis as of December 31, 2000:

Rate Change	Estimated NII Sensitivity
+ 200 basis points	-2.46%
- 200 basis points	+ 0.98%

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

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2000 the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standards (“FAS”) Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FAS Statement No. 133. The new statement addresses a limited number of issues causing implementation difficulties for a large number of entities getting ready to apply FAS Statement No.133.  There are no conflicts with or modifications to the basic model of FAS Statement No. 133, and there is no delay in the effective date of FAS Statement No. 133.  FAS Statement No. 138 is effective for fiscal quarters of all fiscal years beginning after September 15, 2000.  The Company has no derivative financial instruments and no hedging activities at this time.  Implementation of this standard is not expected to have a material impact on financial position or results of operations.

In September 2000 the FASB issued FAS Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This statement replaces FAS Statement No. 125 of the same name.  It revises the standards for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125’s provisions without reconsideration.  This statement is effective generally for transactions occurring after March 31, 2001.  Disclosures are effective for years ending after December 15, 2000.  Implementation of this standard is not expected to have a material impact on the Company’s financial position or results of operations.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

In addition to historical information, this Annual Report includes certain “forward-looking statements,” as defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, based on current management expectations.  The Company’s actual results could differ materially from those management expectations.  Such forward-looking statements include statements regarding our intentions, beliefs or current expectations as well as the assumptions on which such statements are based.  Stockholders and potential stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company’s loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Acadiana Bancshares, Inc.
Lafayette, Louisiana

We have audited the accompanying consolidated balance sheets of Acadiana Bancshares, Inc., and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2000.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acadiana Bancshares, Inc., and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana
January 25, 2001

ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

December 31, 2000 and December 31, 1999
(In Thousands, except share data)

Assets
	2000	1999
Cash and Cash Equivalents:
Cash and Amounts Due from Banks	$2,950	$3,668
Interest-Bearing Demand Deposits	5,517	8,254
Total Cash and Cash Equivalents	8,467	11,922
Trading Securities	162	285
Securities Available for Sale, at Fair Value	24,230	26,060
Securities Held to Maturity (Fair Value of $11,814 and $11,958, respectively)	11,682	11,921
Federal Home Loan Bank Stock, at Cost	4,147	3,689
Loans Held for Sale	1,852	-
Loans Receivable, Net of Allowance for Loan Losses of $2,714 and $2,747, respectively	264,805	244,996
Investment in Limited Liability Company	792	811
Premises and Equipment, Net	5,019	2,657
Accrued Interest Receivable	1,708	1,543
Other Assets	1,603	1,812

Total Assets	$324,467	$305,696

Liabilities and Stockholders’ Equity

Deposits:
Non-interest Bearing	$10,929	$10,382
Interest Bearing	213,602	202,830
Total Deposits	224,531	213,212
Securities Sold Under Agreements to Repurchase	128	-
Short-Term Debt	-	6,000
Accrued Interest Payable	593	345
Long-Term Debt	69,628	57,850
Accrued and Other Liabilities	805	539

Total Liabilities	295,685	277,946

Commitments and Contingencies

Stockholders’ Equity:
Preferred Stock of $.01 Par Value; 5,000,000 shares authorized, -0- shares issued or outstanding
	-	-
Common Stock of $.01 Par Value; 20,000,000 shares authorized, 2,731,250 shares issued	27	27
Additional Paid-in Capital	32,410	32,322
Retained Earnings	23,863	22,404
Unearned Common Stock Held by ESOP Trust	(1,440)	(1,703)
Unearned Common Stock Held by RRP Trust	(749)	(1,048)
Accumulated Other Comprehensive Income	(51)	(364)
Treasury Stock, at Cost; 1,328,929 and 1,236,727 Shares, respectively	(25,278)	(23,888)

Total Stockholders’ Equity	28,782	27,750

Total Liabilities and Stockholders’ Equity	$324,467	$305,696

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

Years Ended December 31, 2000, 1999, and 1998
(In Thousands, except per share data)

	2000	1999	1998
Interest and Dividend Income:
Loans, including fees	$20,719	$18,288	$17,717
Debt Securities	2,600	2,491	2,558
Dividends	312	167	154
Trading Account Securities	11	9	11
Interest Bearing Deposits	459	452	1,113
Total Interest and Dividend Income	24,101	21,407	21,553
Interest Expense:
Deposits	10,886	9,488	9,405
Securities Sold Under Agreements to Repurchase	1	-	-
Borrowings	4,009	2,707	2,530
Total Interest Expense	14,896	12,195	11,935
Net Interest Income	9,205	9,212	9,618
Provision (credit) for Loan Losses	(83)	-	90
Net Interest Income After Provision for Loan Losses	9,288	9,212	9,528
Non-Interest Income:
Customer Service Fees	893	914	832
Loan Servicing Fees	50	58	55
Gain on Sale of Loans, Net	28	89	233
Trading Account (Losses) Gains, Net	25	(8)	(111)
Loss from Investment in Limited Liability Company	(19)	(155)	(34)
Other	211	96	84
Total Non-Interest Income	1,188	994	1,059
Non-Interest Expense:
Salaries and Employee Benefits	3,875	3,521	3,338
Occupancy	342	337	280
Depreciation	318	365	393
Data Processing	321	247	165
Foreclosed Assets, net	(57)	26	8
Deposit Insurance Premium	44	120	118
Advertising	205	173	297
Bank Shares and Franchise Tax Expense	323	349	430
Impairment Loss on Long-Lived Assets	85	-	-
Other	1,589	1,633	1,626
Total Non-Interest Expense	7,045	6,771	6,655
Income Before Income Taxes	3,431	3,435	3,932
Income Tax Expense	1,207	1,229	1,427
Net Income	$2,224	$2,206	$2,505
Earnings Per Share – basic	$1.80	$1.60	$1.20
Earnings Per Share – diluted	$1.78	$1.55	$1.17

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2000, 1999 and 1998
(In Thousands, except share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Common Stock Held By ESOP Trust	Unearned Common Stock Held By RRP Trust	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholder’s Equity

Balance, January 1, 1998	$27	$32,005	$19,355	$(2,228)	$(1,602)	$450	$(3,445)	$44,562
Comprehensive Income:
Net Income			2,505					2,505
Change in Unrealized Gain (Loss) on Securities Available for Sale, Net of Deferred Taxes						(192)		(192)
Total Comprehensive Income								2,313
Common Stock Released by ESOP Trust		192		263				455
Common Stock Earned by Participants of Recognition and Retention Plan Trust		(5)			267			262
Purchase of Treasury Stock (760,758 shares)							(14,490)	(14,490)
Cash Dividends Declared ($.44 per share)			(928)					(928)
Balance, December 31, 1998	$27	$32,192	$20,932	$(1,965)	$(1,335)	$258	$(17,935)	$32,174

Balance, January 1, 1999	$27	$32,192	$20,932	$(1,965)	$(1,335)	$258	$(17,935)	$32,174
Comprehensive Income:
Net Income			2,206					2,206
Change in Unrealized Gain (Loss) on Securities Available for Sale, Net of Deferred Taxes						(622)		(622)
Total Comprehensive Income								1,584
Common Stock Released by ESOP Trust		146		262				408
Common Stock Earned by Participants of Recognition and Retention Plan Trust		3			287			290
Common Stock Issued (2,000 shares)		(19)					39	20
Purchase of Treasury Stock (327,969 shares)							(5,992)	(5,992)
Cash Dividends Declared ($.52 per share)			(734)					(734)
Balance, December 31, 1999	$27	$32,322	$22,404	$(1,703)	$(1,048)	$(364)	$(23,888)	$27,750

Balance, January 1, 2000	$27	$32,322	$22,404	$(1,703)	$(1,048)	$(364)	$(23,888)	$27,750
Comprehensive Income:
Net Income			2,224					2,224
Change in Unrealized Gain (Loss) on Securities Available for Sale, Net of Deferred Taxes						313		313
Total Comprehensive Income								2,537
Common Stock Released by ESOP Trust		83		263				346
Common Stock Earned by Participants of Recognition and Retention Plan Trust		5			299			304
Purchase of Treasury Stock (92,202 shares)							(1,390)	(1,390)
Cash Dividends Declared ($.60 per share)			(765)					(765)
Balance, December 31, 2000	$27	$32,410	$23,863	$(1,440)	$(749)	$(51)	$(25,278)	$28,782

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2000, 1999 and 1998
(In Thousands)

	2000	1999	1998
Cash Flows from Operating Activities:
Net Income	$2,224	$2,206	$2,505
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	338	387	410
Provision for Deferred Income Taxes	167	52	(17)
Provision for Losses on Loans	(83)	-	90
Noncash Compensation Expenses	634	679	687
Other (gains) losses, net	(111)	(40)	(19)
Loss from Investment in Limited Liability Company	19	155	34
Accretion of Discounts, Net of Premium Amortization on Securities	(2)	(7)	(42)
Amortization of Deferred Revenues and Unearned Income on Loans	88	116	(13)
FHLB Stock Dividend Received	(311)	(166)	(153)
Net Changes in:
Securities Classified as Trading	123	290	251
Loans Held for Sale	(1,852)	-	-
Accrued Interest Receivable	(165)	(176)	49
Other Assets	(144)	(164)	(21)
Other Liabilities	498	(142)	102
Total Adjustments	(801)	984	1,358
Net Cash Provided by Operating Activities	1,423	3,190	3,863
Cash Flows from Investing Activities:
Activity in Available for Sale Securities:
Proceeds from Calls, Maturities and Prepayments	2,311	24,887	46,161
Purchases	-	(25,470)	(43,917)
Activity in Held to Maturity Securities:
Proceeds from Calls, Maturities and Prepayments	233	431	440
Investment in Limitied Liability Company	-	-	(1,000)
Purchase of FHLB stock	(147)	(603)	(880)
Net Advances on Loans	(19,888)	(19,548)	(13,110)
Proceeds from Sale of Premises and Equipment	949	-	-
Purchase of Premises and Equipment	(3,589)	(240)	(364)
Proceeds from Sale of Foreclosed Assets	172	238	350
Capital Costs Incurred on Foreclosed Assets	(5)	(8)	(13)
Net Cash Used in Investing Activities	(19,964)	(20,313)	(12,333)
Cash Flows from Financing Activities:
Net Change in Deposits	11,319	11,558	6,611
Net Change in Repurchase Agreements	128	-	-
Net Change in Short-term Debt	(6,000)	(1,500)	7,500
Proceeds from Long-term Debt	116,284	37,500	30,100
Repayment of Long-term Debt	(104,506)	(19,378)	(27,000)
Proceeds from Issuance of Common Stock	-	20	-
Dividends Paid to Shareholders	(749)	(741)	(1,009)
Purchase of Treasury Stock	(1,390)	(5,992)	(14,311)
Net Cash Provided by Financing Activities	15,086	21,467	1,891

Net (Decrease) Increase in Cash and Cash Equivalents	(3,455)	4,344	(6,579)
Cash and Cash Equivalents, Beginning of Period	11,922	7,578	14,157
Cash and Cash Equivalents, End of Period	$8,467	$11,922	$7,578

Supplemental Schedule of Noncash Activities:
Acquisition of Foreclosed Assets in Settlement of Loans	$74	$188	$121
Supplemental Disclosures:
Cash Paid For:
Interest on Deposits and Borrowings	$14,648	$12,154	$11,861
Income Taxes	$1,086	$1,203	$1,465

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business

Acadiana Bancshares, Inc. (the “Company”) is a Louisiana corporation organized in February 1996 for the purpose of becoming the bank holding company for LBA Savings Bank (the “Bank”).  The Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank converted from a Louisiana chartered mutual savings bank to a Louisiana chartered stock savings bank.  The Company completed its subscription and community offering in July 1996, and with a portion of the net proceeds, acquired the capital stock of the Bank. The Company provides a variety of financial services primarily to individuals, but also to commercial business customers through its four full-service branches in Lafayette, Louisiana, its full service facility in New Iberia, Louisiana and its loan production office in Eunice, Louisiana.  The Bank’s primary deposit products are interest-bearing checking accounts and certificates of deposit.  Its primary lending products are single-family residential loans, consumer loans and commercial loans.  The Company also owns Acadiana Holdings, L.L.C., which was formed in May 2000 for the purposes of acquiring a new facility for the Company headquarters and the Bank main office.

Basis of Consolidation

The consolidated financial statements include the accounts of Acadiana Bancshares, Inc. and its wholly owned subsidiaries, LBA Savings Bank (the “Bank”) and Acadiana Holdings, L.L.C. (“Holdings”). All significant intercompany balances and transactions have been eliminated in consolidation.

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

A majority of the Company’s loan portfolio consists of single-family residential loans in the Lafayette area.  The regional economy has demonstrated heavy dependence on the oil and gas industry, which was in severe economic decline in the 1980’s.  Real estate prices in this market were substantially depressed.  Future downturns in the oil and gas industry could result in an adverse impact on the Company’s real estate loans.

Cash and Cash Equivalents

The Company considers all cash and amounts due from depository institutions and interest-bearing demand deposits in other banks to be cash equivalents for purposes of the statements of cash flows.

Trading Securities

Investment securities that are held principally for resale in the near term are classified as trading securities and carried at fair value, with changes in fair value recorded in earnings.  Quoted market prices are used to determine fair value.

Investment Securities

Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method.  Investment Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as available for sale and are carried at fair value.  Realized and unrealized gains and losses on trading securities are included in income.  Unrealized gains and losses on securities available for sale are recognized in other comprehensive income net of applicable income taxes.  The cost of securities sold is recognized using the specific identification method.

The Bank is required, as a member of the Federal Home Loan Bank of Dallas, to maintain an amount of stock equal to the greater of one percent of the Bank’s outstanding home mortgage-related assets or five percent of its outstanding advances from the FHLB.  Any stock held in excess of required amounts is redeemable at par.  At December 31, 2000 and 1999, the Bank held the required amount of stock.

Loans Held For Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis.  Net unrealized losses, if any, are recognized in a valuation allowance through charges to income.  Gains and losses on the sale of loans held for sale are determined using the specific identification method.  At December 31, 2000, the Company had $1,852,000 of loans held for sale.  At December 31, 1999, the Company had no loans held for sale.

Loans Receivable

Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and unearned discounts.  Loan origination fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield using the interest method.  Interest on loans is recognized using the simple interest method.

The allowance for loan losses is maintained at a level, which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio.  The amount of the allowance is based on management’s evaluation of various factors, including the collectibility of the loan portfolio, the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.  Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows using the loan’s effective interest rate.  The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.   Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.  Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

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

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expense from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

The Company and its subsidiaries file a consolidated federal income tax return on a calendar year basis.  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities.  The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, more likely than not will be unrealized.

Stock Compensation Plans

Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock.  Stock options issued under the Company’s stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.  The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

Earnings Per Common Share

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

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Operating Segment Disclosure

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, was effective for 1998.  This statement established standards for reporting information about a company’s operating segments using a “management approach.”  The statement requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and are subject to evaluation by the chief operating decision maker in deciding how to allocate resources to segments.

The Company has evaluated its potential operating segments against the criteria specified in the statement and has determined that no operating segment disclosures are required in 1999 or 2000 because of the aggregation concepts specified in the statement.

Effects of New Accounting Pronouncements

In June of 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts.  It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.  The accounting for changes in the fair value of derivatives (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.  The statement was to be effective for fiscal years beginning after June 15, 1999.  In June 1999, the FASB issued SFAS 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement No. 133, which amended SFAS 133 to delay the effective date until all fiscal quarters for fiscal years beginning after June 15, 2000.

In June 2000 the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of FAS Statement No. 133. The new statement addresses a limited number of issues causing implementation difficulties for a large number of entities getting ready to apply FAS Statement No.133.  There are no conflicts with or modifications to the basic model of FAS Statement No. 133, and there is no delay in the effective date of FAS Statement No. 133.  FAS Statement No. 138 is effective for fiscal quarters of all fiscal years beginning after September 15, 2000.  The Company has no derivative financial instruments and no hedging activities at this time.  Implementation of this standard is not expected to have a material impact on financial position or results of operations.

In September 2000 the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This statement replaces SFAS No. 125 of the same name.  It revises the standards for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement No. 125’s provisions without reconsideration.  This statement is effective generally for transactions occurring after March 31, 2001.  Disclosures are effective for years ending after December 15, 2000.  Implementation of this standard is not expected to have a material impact on the Company’s financial position or results of operations.

Reclassifications

Certain reclassifications have been made to the 1998 and 1999 Consolidated Financial Statements in order to conform to the classifications adopted for reporting in 2000.

NOTE 2 - CASH AND AMOUNTS DUE FROM BANKS:

The Company is required by the Federal Reserve Bank to maintain a reserve of vault cash or cash on deposit based on a percentage of deposits.  The amount of the reserve balance required at December 31, 2000 and 1999 was approximately $429,000 and $423,000, respectively, and the Company satisfied its reserve requirements at both dates.

NOTE 3 - INVESTMENT SECURITIES:

Securities available for sale consist of the following (in thousands):

	December 31, 2000				December 31, 1999
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Debt securities:
U.S. Government and
Federal Agencies	$10,495	$35	$(22)	$10,508	$10,493	$-	$(238)	$10,255
Mortgage-backed	13,809	124	(266)	13,667	16,114	99	(433)	15,780
Total debt securities	24,304	159	(288)	24,175	26,607	99	(671)	26,035
Marketable equity securities	5	50	-	55	5	20	-	25
Total	$24,309	$209	$(288)	$24,230	$26,612	$119	$(671)	$26,060

Securities held to maturity consist of the following (in thousands):

	December 31, 2000				December 31, 1999
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Mortgage-backed	$11,682	$191	$(59)	$11,814	$11,921	$55	$(18)	$11,958
Total	$11,682	$191	$(59)	$11,814	$11,921	$55	$(18)	$11,958

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2000 follows (in thousands):

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within 1 year	$-	$-	$-	$-
Over 1 year through 5 years	10,495	10,508	-	-
After 5 years through 10 years	-	-	-	-
Over 10 years	-	-	-	-
	10,495	10,508	-	-
Mortgage-backed securities	13,809	13,667	11,682	11,814
Total Debt Securities	$24,304	$24,175	$11,682	$11,814

Securities other than mortgage-backed securities are classified according to their contractual maturity without consideration of call features.  Accordingly, actual maturities may differ from contractual maturities.

During 2000, 1999, and 1998, proceeds from calls and maturities of securities available for sale were approximately $0, $19,925,000, and $39,925,000, respectively, resulting in no realized gain or loss.  During 2000, 1999, and 1998, no securities available for sale were sold.

Investment securities with a carrying amount and fair value of approximately $7,584,000, and $5,433,000 at December 31, 2000 and 1999, respectively, were pledged to secure deposits, repurchase agreements, and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE:

Loans Receivable at December 31, 2000 and 1999 are summarized as follows (in thousands):

	2000	1999
Mortgage Loans:
Single-Family Residential	$188,133	$179,109
Construction	3,912	12,612
Multi-Family Residential	346	425
Commercial Real Estate	28,851	18,798
Equity Lines of Credit	4,227	3,406

Total Mortgage Loans	225,469	214,350

Commerical Business Loans	19,702	18,144
Consumer Loans	24,398	21,803

Total Loans	269,569	254,297

Less:
Allowance for Loan Losses	(2,714)	(2,747)
Net Deferred Loan Fees	(197)	(222)
Unadvanced Loan Funds	(1,853)	(6,332)

Loans, net	$264,805	$244,996

At December 31, 2000 and 1999, the Company’s loan portfolio included $111,617,000 and $106,767,000 in adjustable-rate loans, respectively.

The following is an analysis of the allowance for possible loan losses for the years ended December 31, 2000, 1999, and 1998 (in thousands):

	2000	1999	1998
Balance, Beginning	$2,747	$2,726	$2,760
Provision Charged (Credited) to Income	(83)	-	90
Loans Charged Off	(170)	(185)	(313)
Loans Recovered	220	206	189
Balance, Ending	$2,714	$2,747	$2,726

NOTE 5 - LOAN SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balances of loans serviced for others were $17,937,000 and $20,841,000 at December 31, 2000 and 1999, respectively.  Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately  $184,000 and $207,000 at December 31, 2000 and 1999, respectively.  Loan servicing rights of  $0 and $8,000 were capitalized in 2000 and 1999, respectively. Amortization of loan servicing rights was $20,000,  $22,000, and $17,000, in 2000, 1999, and 1998, respectively, and the balance of loan servicing rights at December 31, 2000 and 1999 was  $66,000 and $87,000, respectively.

NOTE 6 – INVESTMENT IN LIMITED LIABILITY COMPANY:

The Company owns a 40 percent investment in Cadence Holdings, LLC (“Cadence”), an affiliate in the financial services industry, which is accounted for under the equity method.  A limited liability company (LLC) is a legal form of doing business that combines partnership and corporate attributes.

The Company is a guarantor in the amount of $500,000 for a $1,000,000 bank line of credit to Cadence, which is dated August 2000.

NOTE 7 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 2000 and 1999 is as follows (in thousands):

	2000	1999
Land	$1,871	$930
Office Buildings	3,205	1,963
Furniture, Fixtures and Equipment	2,648	3,311
Transportation Equipment	104	104
	7,828	6,308
Accumulated Depreciation	(2,809)	(3,651)
Premises and Equipment, Net	$5,019	$2,657

Since the acquisition of a new office building in May of 2000, the Company actively engages in leasing office space that it has available.  Leases have different terms ranging from monthly rental to seven-year leases.  At December 31, 2000 the monthly lease income was $45,000 per month.  Total lease income for 2000 was $300,000.  Income from leases was reported as a reduction in occupancy expenses.  The cost of the land and building held for lease at December 31, 2000 was $2,240,000, net of related accumulated depreciation of $17,000.

NOTE 8 - DEPOSITS:

At December 31, 2000, scheduled maturities of certificates of deposit accounts were as follows (in thousands):

2001	$127,991
2002	24,181
2003	9,713
2004	1,958
2005	1,167
Thereafter	237
$165,247

Certificates of deposit with a balance of $100,000 and over were $46,967,000 and $43,473,000 at
December 31, 2000 and 1999, respectively.

NOTE 9 – LONG-TERM DEBT:

Federal Home Loan Bank advances totaled $67,850,000 and $63,850,000 as of December 31, 2000 and 1999, respectively, including $0 and $6,000,000, respectively, in short-term debt, which are secured by residential mortgage loans and certain investment securities (held by the FHLB in safekeeping) under an existing blanket collateral agreement and by FHLB stock.  Interest rates on these advances ranged from 4.93% to 8.70% at December 31, 2000. No payments are scheduled prior to maturity; however a significant portion of the advances contain a quarterly call feature beginning between one and three years after the date of issuance, therefore, actual repayments could vary from contractual maturities.  The Company has the ability to borrow additional advances of $63,370,000 from the FHLB, which would also be secured by the existing blanket collateral agreement and by FHLB stock.

The Company, through its subsidiary, Holdings, has a 9.00% fixed rate long-term loan in the amount of $2,790,000, which amortizes monthly on 30-year amortization with a 10-year balloon.  The Bank acquired a 50% loan participation in this loan resulting in a net long-term debt of $1,395,000.  Additionally, Holdings has a $2,000,000 line of credit, with a rate fluctuating with prime rate (9.50% at December 31, 2000), due in November 2001, when it will convert to amortizing debt on 30-year amortization with a 10-year balloon.  At December 31, 2000, Holdings had drawn $438,000 on the line of credit. The Bank acquired a 12.5% loan participation, resulting in a net long-term debt of $383,000.  Land and an office building, and pledge and assignment of rents, secure both debts.

Long-term debt at December 31, 2000 has maturities in future years as follows (in thousands):

Year Ending December 31,	Amount
2001	$2,883
2003	3,100
2005	250
2008	17,000
2009	35,000
2010	11,395
Total	$69,628

NOTE 10 - INCOME TAXES :

The provision for Income Tax Expense is as follows for the years ended December 31, 2000, 1999 and 1998 (in thousands):

	2000	1999	1998
Current Tax Provision
Federal	$1,056	$1,196	$1,431
State	-	-	13
Deferred Tax Provision (Benefit)	151	33	(17)

Total Income Tax Expense	$1,207	$1,229	$1,427

There was an income tax receivable of $63,000 and $19,000 at December 31, 2000 and 1999, respectively.

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31 2000, 1999 and 1998:

	2000	1999	1998
Statuatory Federal Income Tax Rate	34.0%	34.0%	34.0%
Increase in Taxes Resulting From:
State Income Tax on Non-Bank Entities	-	-	0.3
Nondeductible ESOP	0.8	1.5	1.6
Other Items	0.4	0.3	0.4
Effective Tax Rate	35.2%	35.8%	36.3%

The tax effects of principal temporary differences at December 31, 2000 and 1999 are as follows (in thousands):

	2000	1999
Deferred Tax Assets:
Deferred loan fees	$58	$69
Losses on loans and foreclosed assets	929	948
Depreciable property basis differences	4	32
Compensation expenses	166	156
Unrealized losses on Trading Securities	11	15
Unrealized losses on Securities Available for Sale	27	187
Capital loss carryover	7	-
Other	30	29
Subtotal	1,232	1,436

Deferred Tax Liabilities:
FHLB stock	500	394
Acquisition Costs	7	4
Subtotal	507	398

Net Deferred Tax Asset	$725	$1,038

The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 2000 or 1999.

Retained earnings at December 31, 2000 and 1999 included approximately $7,073,000 accumulated prior to January 1, 1987 for which no provision for federal income taxes has been made.  If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

NOTE 11 - EARNINGS PER COMMON SHARE:

Weighted average shares of common stock outstanding for basic EPS excludes the weighted average shares unreleased by the Employee Stock Ownership Plan (“ESOP”) Trust (130,872, 152,727, and 174,618 shares at December 31, 2000, 1999, and 1998 respectively) and the weighted average unvested shares in the Recognition and Retention Plan (“RRP”) Trust (63,462, 80,109, and 95,493 shares at December 31, 2000, 1999 and 1998, respectively).  The following is a reconcilement of the numerator and denominator for basic and diluted Earnings Per Share:

	For the Years Ended December 31,
	2000	1999	1998
Numerator:
Income Applicable to Common Shares	$2,224,000	$2,206,000	$2,505,000

Denominator:
Weighted Average Common Shares Outstanding	1,235,251	1,377,635	2,088,775
Effect of Dilutive Securities:
Stock Options Outstanding	4,071	12,584	44,649
RRP Grants	8,280	32,336	15,800
Weighted Average Common Shares Outstanding
Assuming Dilution	1,247,602	1,422,555	2,149,224

Earnings per Share	$1.80	$1.60	$1.20
Earnings per Share - Assuming Dilution	$1.78	$1.55	$1.17

NOTE 12 - REGULATORY MATTERS:

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s or the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2000 and 1999, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2000 and 1999 are also presented in the table.

(Dollars in Thousands)	Actual		Minimum Capital Requirement		Minumum to be Well Capitalized UnderPrompt Corrective Action Provisions
December 31, 2000	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital to Risk Weighted Assets:
Acadiana Bancshares, Inc.	$31,152	16.6%	$15,018	8.0%	N/A	N/A %
LBA Savings Bank	27,325	14.8%	14,748	8.0%	18,435	10.0%
Tier 1 Capital to Risk Weighted Assets:
Acadiana Bancshares, Inc.	28,779	15.3%	7,509	4.0%	N/A	N/A %
LBA Savings Bank	24,994	13.6%	7,374	4.0%	11,061	6.0%
Tier 1 Capital to Average Assets:
Acadiana Bancshares, Inc.	28,779	8.8%	13,020	4.0%	N/A	N/A %
LBA Savings Bank	24,994	7.8%	12,763	4.0%	15,954	5.0%

(Dollars in Thousands)	Actual		Minimum Capital Requirement		Minumum to be Well Capitalized UnderPrompt Corrective Action Provisions
December 31, 2000	Amount	Ratio	Amount	Ratio	Amount	Ratio
Acadiana Bancshares, Inc.	26,858	17.5%	$13,810	8.0%	N/A	N/A %
LBA Savings Bank	15.7%	13,687	8.0%	17,108	10.0%
Tier 1 Capital to Risk Weighted Assets:
Acadiana Bancshares, Inc.	28,058	16.3%	6,905	4.0%	N/A	N/A %
LBA Savings Bank	24,703	14.4%	6,843	4.0%	10,265	6.0%
Tier 1 Capital to Average Assets:
Acadiana Bancshares, Inc.	28,058	9.2%	12,144	4.0%	N/A	N/A %
LBA Savings Bank	24,703	8.2%	11,999	4.0%	14,999	5.0%

NOTE 13 - EMPLOYEE BENEFITS:

401(k) Plan
The Company maintains a 401(k) Profit Sharing Plan to provide retirement benefits for substantially all employees.  Eligible employees may defer up to ten percent of compensation.  All employees are eligible after completing one year of service and attaining age 21.

Employee Stock Ownership Plan

In connection with the conversion from mutual to stock form, the Company established an Employee Stock Ownership Plan (“ESOP”) Trust for the benefit of employees of the Company and the Bank.  The ESOP purchased 218,500 shares, or 8 percent of the total stock sold in the subscription offering, for $2,622,000, financed by a loan from the Company.  The leveraged ESOP is accounted for in accordance with AICPA SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans.

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

Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made.  Shares released are allocated among participants on the basis of compensation.  Participants vest in their right to receive their account balances within the ESOP at the rate of 20 percent per year starting after one year of service.  In the case of a "change of control," as defined in the plan, participants will become immediately and fully vested in their account balances.

Under SOP 93-6, unearned ESOP shares are not considered outstanding and the cost of which are shown as a reduction of stockholders' equity.  Dividends on unallocated ESOP shares are considered to be compensation expense.  The Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released.  To the extent that the fair value of the Company’s ESOP shares differs from the cost of such shares, this differential is credited to equity.  The Company receives a tax deduction equal to the cost of the shares released.  The loan receivable from the ESOP to the Company is not shown as an asset and the debt of the ESOP is not shown as a Company liability.

Compensation cost of the ESOP for the year ended December 31, 2000, was $346,000 based on the release of 21,893 shares.  For the year ended December 31, 1999, compensation cost of the ESOP was $408,000 based on the release of 21,892 shares.  For the year ended December 31, 1998, compensation cost of the ESOP was $455,000 based on the release of 21,892 shares.  There were 91,100, 73,423 and 53,793 allocated shares and 119,985, 141,878, and 163,770 shares held in suspense by the ESOP for the years ended December 31, 2000, 1999 and 1998, respectively.  The fair value of the unearned ESOP shares at December 31, 2000 and 1999, using the quoted market closing price per share, was approximately $2,160,000 and $2,784,000, respectively.

Recognition and Retention Plan

The Company established the Recognition and Retention Plan (RRP) Trust for certain officers and directors on January 22, 1997.  During 1997, the Company fully funded the trust with the purchase of 109,250 shares, or 4 percent, of the Company’s common stock in the open market to be awarded in accordance with the provisions of the RRP.  The cost of the shares of restricted stock awarded under these plans is recorded as unearned compensation, a contra equity account.  The fair value of the shares on the date of award is recognized ratably as compensation expense over the vesting period, which is five years.  The grantees of the restricted stock have the right to vote the shares awarded.  Dividends on unvested shares are held in trust and distributed when the related shares vest.  For the years ended December 31, 2000, 1999 and 1998, the recognition and retention plan expense was $288,000, $271,000 and $232,000, respectively.  The weighted-average grant-date fair value of the restricted stock granted under the RRP during the years ended December 31, 2000, 1999 and 1998 was $16.50, 20.50, and $17.36, respectively.  A summary of the changes in restricted stock follows:

	Unawarded Shares	Awarded Shares

Balance, January 1, 1998	36,048	73,202
Granted	(11,900)	11,900
Forfeited	1,600	(1,600)
Earned and Issued	-	(14,639)
Balance, December 31, 1998	25,748	68,863
Granted	(7,000)	7,000
Forfeited	-	-
Earned and Issued	-	(17,223)
Balance, December 31, 1999	18,748	58,640
Granted	(1,000)	1,000
Forfeited	-	-
Earned and Issued	-	(17,818)
Balance, December 31, 2000	17,748	41,822

Stock Option Plan

In 1997, the Company adopted a stock option plan for the benefit of directors and officers.  The number of shares of common stock reserved for issuance under the stock option plan was equal to 273,125 shares, or 10 percent, of the total number of common shares sold in the Company’s initial public offering of its common stock upon the mutual-to-stock conversion of LBA Savings Bank.  The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years.  The stock options granted to directors and officers are subject to 20 percent vesting per year and are exercisable upon vesting.  Under APB No. 25, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, the Company recognizes no compensation expense.

The following table summarizes the activity related to stock options:

	Available for Grant	Options Outstanding	Weighted Average ExercisePrice
Balance, January 1, 1998	61,424	211,701	$15.50
Granted	(55,000)	55,000	$17.26
Canceled	8,000	(8,000)	$15.50
Exercised	-	-
Balance, December 31, 1998	14,424	258,701	$15.75
Granted	(10,000)	10,000	$20.05
Canceled	2,000	(2,000)	$15.50
Exercised	-	(7,000)	$15.50
Balance, December 31, 1999	6,424	259,701	$16.05
Granted	(2,000)	2,000	$16.50
Canceled	-	-
Exercised	-	-
Balance, December 31, 2000	4,424	261,701	$16.05

Exercisable at December 31, 1998		42,340	$15.50
Exercisable at December 31, 1999		89,279	$15.72
Exercisable at December 31, 2000		141,222	$15.84

The weighted-average remaining life of the outstanding options at December 31, 2000 is 6.5 years.  The exercise prices of the outstanding options range from $15.50 to $21.63.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2000, 1999 and 1998 was $4.83, $3.91 and $5.66, respectively.

In October 1995, the FASB issued 123, Accounting for Stock-Based Compensation.  SFAS 123 requires disclosure of the compensation cost for stock-based incentives granted after January 31, 1995 based on the fair value at grant date for awards.  Applying SFAS 123 would result in pro forma net income and earnings per share amounts as follows (in thousands, except per share data):

	2000	1999	1998
Net Income
As reported	$2,224	$2,206	$2,505
Pro forma	2,006	2,003	2,344

Earnings per share
As reported – Basic	$1.80	$1.60	$1.20
Diluted	$1.78	$1.55	$1.17
Pro forma – Basic	$1.62	$1.45	$1.12
Diluted	$1.61	$1.41	$1.09

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for 2000, 1999 and 1998 grants: dividend yields of 3.80, 2.79, and 2.15 percent; expected volatility of 30.65, 11.26, and 27.70 percent; risk-free interest rate of 6.32, 5.90, and 5.48 percent; and expected lives of 7.5 years for all options.

NOTE 14 - RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $850,000 at December 31, 2000 and $613,000 at December 31, 1999.  During the year ended December 31, 2000, total principal additions were $368,000 and total principal payments were $131,000.

Deposits from related parties held by the Bank at December 31, 2000 amounted to $1,731,000.

The Company has an employment agreement with an executive officer under which the Company agreed to pay compensation of $130,000 annually (plus merit increases) through October 31, 2001.

The Company has also entered into severance agreements with seven officers.  The total commitments under the severance agreements at December 31, 2000 were $1,024,000.

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES:

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

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

As of December 31, 2000, financial instruments for which the contract amounts were as follows represent credit risk:

Contract or NotionalAmount (in thousands)
Unadvanced Loan Funds	$1,853
Commitments to Extend Credit	$18,451
Standby Letters of Credit	$17

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are issued primarily to support public and private borrowing arrangements, including commercial paper, bonding, financing, and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 17 – RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES:

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company.  The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank’s capital stock and surplus on a secured basis.  Currently, the Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana.  Dividends payable without permission by the Bank in 2001 will be limited to 2001 earnings less $56,000.  In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.  Accordingly, at December 31, 2000, all of the Company’s equity in the net assets of the Bank was restricted.  Funds available for loans and advances by the Bank to the Company amounted to approximately $ 849,000.

NOTE 18 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

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

The Company in estimating its fair value disclosures for financial instruments used the following methods and assumptions:

Cash and cash equivalents:  The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents approximate those assets' fair values.

Trading securities: Trading securities are carried at fair value, using quoted market prices.

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

Securities Sold Under Agreements to Repurchase:  The carrying amounts of securities sold under agreements to repurchase approximate fair value.

Borrowings:  The fair values of the Company’s short-term and long-term debt are estimated using discounted cash flows analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

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

The estimated fair value of the Company's financial instruments as of December 31, 2000 and 1999 is as follows (in thousands):

	2000		1999
	Estimated Fair Value	Recorded Book Value	Estimated Fair Value	Recorded Book Value

Assets
Cash and Cash Equivalents	$8,467	$8,467	$11,922	$11,922
Trading Securities	162	162	285	285
Investment Securities	36,044	35,912	38,017	37,981
Federal Home Loan Bank Stock	4,147	4,147	3,689	3,689
Loans and Loans Held for Sale	270,070	266,657	241,068	244,996
Accrued Interest Receivable	1,708	1,708	1,543	1,543
Liabilities
Deposits	224,827	224,531	214,548	213,212
Securities Sold Under Agreements to Repurchase	128	128	-	-
Borrowings	68,623	69,628	57,863	63,850
Accrued Interest Payable	593	593	345	345

NOTE 19 – COMPREHENSIVE INCOME:

The following is a summary of the components of other comprehensive income (in thousands):

	For the Years Ended December 31,
	2000	1999	1998
Unrealized Gain (Loss) on SecuritiesAvailable for Sale, Net	$473	$(942)	$(290)
Reclassification Adjustments for Net Gains Realized in Net Income	-	-	-
Other Comprehensive Income	473	(942)	(290)
Income Tax (Expense) Benefit Related to Other Comprehensive Income	(160)	320	98
Other Comprehensive Income, Net of Income Taxes	$313	$(622)	$(192)

NOTE 20 – CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS:

Condensed financial statements of Acadiana Bancshares, Inc., (parent only) are shown below.  The parent company has no significant operating activities.
Condensed Balance Sheets
(In Thousands)

	December 31,	December 31,
	2000	1999
Assets

Cash and Cash Equivalents	$2,648	$2,241
Trading Securities	162	285
Investment in Subsidiaries	25,133	24,340
Investment in Limited Liability Company	792	811
Other Assets	383	247
Total Assets	$29,118	$27,924

Liabilities and Stockholders' Equity

Liabilities	$336	$174

Stockholders' Equity	28,782	27,750
Total Liabilities and Stockholders' Equity	$29,118	$27,924

Condensed Income Statements (In Thousands)	For the Years Ended December 31,
	2000	1999	1998
Operating Income:
Dividends from Subsidiary Bank	$2,600	$2,270	$12,000
Interest and Dividend Income	197	211	665
Trading Account Gains (Losses)	25	(8)	(111)
Other Gains (Losses)	3	(155)	(34)
Total Operating Income	2,825	2,318	12,520
Operating Expenses	470	421	502
Income Before Income Tax Expense and Increase (Decrease) in Equity in Undistributed Earnings of Subsidiaries	2,355	1,897	12,018
Income Tax (Benefit) Expense	(85)	(127)	4
Income Before Increase (Decrease) in Equity inUndistributed Earnings of Subsidiaries	2,440	2,024	12,014
Increase (Decrease) in Equity in Undistributed Earnings of Subsidiaries	(216)	182	(9,509)
Net Income	$2,224	$2,206	$2,505

Condensed Statement of Cash Flows
(In Thousands)

	For the Years Ended December 31,
	2000	1999	1998
Cash Flows from Operating Activities:
Net Income	$2,224	$2,206	$2,505

Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Decrease (Increase) in Equity in Net Incomeof Subsidiaries	216	(182)	9,509
(Credit) Provision for Deferred Income Taxes	(1)	15	(76)
Amortization	3	2	-
Loss from Investment in Limited Liability Company	19	155	34
Net change in Securities Classified as Trading	123	290	251
(Increase) Decrease in Other Assets	(137)	(135)	39
Increase (Decrease) in Other Liabilities	146	(177)	(38)
Net Cash Provided by Operating Activities	2,593	2,174	12,224
Cash Flows from Investing Activities:
Proceeds from Calls and Maturities of Securities Available for Sale	-	15,970	34,925
Purchase of Securities Available for Sale	-	(9,978)	(38,917)
Investment in Limited Liability Company	-	-	(1,000)
Net Cash (Used in) Provided by Investing Activities	-	5,992	(4,992)
Cash Flows from Financing Activities:
Capital Contributed to Subsidiaries	(435)	(84)	(82)
Payments Received From ESOP Trust	388	388	388
Proceeds From Issuance of Common Stock	-	20	-
Dividends Paid to Shareholders	(749)	(741)	(1,009)
Repurchase of Common Stock	(1,390)	(5,992)	(14,311)
Net Cash Used in Financing Activities	(2,186)	(6,409)	(15,014)
Net Increase (Decrease) in Cash and Cash Equivalents	407	1,757	(7,782)
Cash and Cash Equivalents, Beginning of Year	2,241	484	8,266
Cash and Cash Equivalents, End of Year	$2,648	$2,241	$484

NOTE 21 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

(In thousands, except per share data)
	Year Ended December 31, 2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Interest and Dividend Income	$5,712	$6,015	$6,142	$6,232
Interest Expense	3,425	3,692	3,866	3,913
Net Interest Income	2,287	2,323	2,276	2,319
(Credit) Provision for Loan Losses	-	-	-	(83)
Net Interest Income after Provision for Loan Losses	2,287	2,323	2,276	2,402
Non-Interest Income	234	254	383	317
Non-Interest Expense	1,685	2,056	1,753	1,551
Income Before Income Taxes	836	521	906	1,168
Income Tax Expense	295	188	319	405
Net Income	541	333	587	763
Earnings per Share - basic	$0.43	$0.27	$0.48	$0.62
Earnings per Share - diluted	$0.42	$0.27	$0.48	$0.61

(In thousands, except per share data)
	Year Ended December 31, 1999
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Interest and Dividend Income	$5,166	$5,214	$5,391	$5,636
Interest Expense	2,857	2,927	3,099	3,312
Net Interest Income	2,309	2,287	2,292	2,324
Provision for Loan Losses	-	-	-	-
Net Interest Income after Provision for Loan Losses	2,309	2,287	2,292	2,324
Non-Interest Income	255	275	218	246
Non-Interest Expense	1,718	1,661	1,708	1,684
Income Before Income Taxes	846	901	802	886
Income Tax Expense	300	325	277	327
Net Income	546	576	525	559
Earnings per Share - basic	$0.36	$0.41	$0.40	$0.43
Earnings per Share - diluted	$0.35	$0.40	$0.39	$0.41

ABOUT THE COMPANY

Acadiana Bancshares, Inc., (the "Company") is a Louisiana-chartered bank holding company with headquarters at 200 West Congress Street, Lafayette, Louisiana 70501.  Its banking subsidiary, LBA Savings Bank (the "Bank"), operates five full-service branches in Lafayette and New Iberia and a loan production office in Eunice, Louisiana. Addresses of LBA Savings Bank branches are:

Main Office Branch
200 West Congress Street, Lafayette, Louisiana 70501

Northside Branch
2601 Moss Street, Lafayette, Louisiana 70501

Southside Branch
3701 Johnston Street, Lafayette, Louisiana 70503

Broadmoor Branch
5301 Johnston Street, Lafayette, Louisiana 70503

New Iberia Branch
230 West Main Street, New Iberia, Louisiana 70560

Eunice Loan Production Office
136 South 3rd Street, Eunice, Louisiana 70535

DIRECTORS

Al W. Beacham, M.D.	Don O'Rourke, Sr.
President, Beacham Urology Group, Inc.	President, Don J. O'Rourke & Associates, Ltd.

John H. DeJean	Thomas S. Ortego
Retired	Self-employed Accountant

Lawrence Gankendorff	Jerry Reaux
Chairman of the Board,	President and Chief Executive Officer,
Acadiana Bancshares, Inc., and LBA Savings Bank	Acadiana Bancshares, Inc., and LBA Savings Bank

James J. Montelaro	Kaliste J. Saloom, Jr.
Executive Vice President - Mortgage Banking, LBA Savings Bank	Of Counsel, Saloom & Saloom, Attorneys-at-Law

William H. Mouton
Retired Attorney, William H. Mouton Law Offices

EXECUTIVE OFFICERS

Lawrence Gankendorff	Wayne Bares
Chairman of the Board of the Company and the Bank	Senior Vice President - Commercial Lending, of the Bank

Jerry Reaux	Mary Anne S. Bertrand
President and Chief Executive Officer of the Company and the Bank	Senior Vice President - Retail Lending, of the Bank

James J. Montelaro	Emile E. Soulier, III
Executive Vice President - Mortgage Banking, of the Bank	Vice President and Chief Financial Officer, of the Company and the Bank

Gregory King	Thomas Debaillon
Executive Vice President - Chief Operating Officer, of the Company and the Bank	Vice President - Operations, of the Bank

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders of Acadiana Bancshares, Inc., will be held at 2:00 p.m. (Central Time) Wednesday, April 25, 2001, at `a la carte, 301 Heymann Boulevard, Lafayette, Louisiana 70503.

STOCK LISTING
The common stock of Acadiana Bancshares, Inc., is traded on the American Stock Exchange under the symbol "ANA."  Price and other column information are listed under the "ANA" symbol in The Wall Street Journal and under similar designations in other daily news sources.  At February 28, 2001 there were 438 registered shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks.   Below is a table showing the high and low sales prices of the common stock and cash dividends declared during each quarter of 2000 and 1999:

2000
Quarter Ended	High	Low	Dividends Declared
March 31, 2000	$19 1/8	$13 3/4	$0.15
June 30, 2000	$18 1/2	$14	$0.15
September 30, 2000	$16	$15	$0.15
December 31, 2000	$18	$15 3/4	$0.15

1999
Quarter Ended	High	Low	Dividends Declared
March 31, 1999	$18 3/8	$17 3/8	$0.13
June 30, 1999	$18 7/8	$17 5/8	$0.13
September 30, 1999	$18 7/8	$18 1/4	$0.13
December 31, 1999	$20 7/8	$18 5/8	$0.13

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

Jerry Reaux, President & CEO, or
Emile E. Soulier, III, Vice President & CFO
Phone: (337) 232-4631
Fax: (337) 269-6233

INDEPENDENT AUDITORS

Castaing, Hussey & Lolan, LLC
525 Weeks Street
New Iberia, Louisiana 70560
SPECIAL COUNSEL		GENERAL COUNSEL
	Elias, Matz, Tiernan & Herrick L.L.P.	Mark Andrus
	734 15th Street N.W.	Davidson, Meaux, Sonnier, McElligott & Swift
	Washington, D.C. 20005	810 South Buchanan Street
Lafayette, Louisiana 70501