Form 10-K, Exhibit 13
period 2001-12-31
ACADIANA BANCSHARES INC /LA
filed 2002-03-28
CIK 1011024

                                                                     EXHIBIT 13

Acadiana Bancshares, Inc 2001 Annual Report

Letter to shareholders                                                2
Selected consolidated financial information                           6
Management's discussion and analysis                                  7
Independent auditors' report                                         22
Consolidated balance sheets                                          23
Consolidated income statements                                       24
Consolidated statements of stockholders' equity                      25
Consolidated statements of cash flows                                26
Notes to consolidated financial statements                           27
About the company                                                    53

Dear Fellow Shareholders:

On behalf of the directors, management and staff of our Company, we are pleased to provide you with our 2001 Annual Report. It is with great pride that we dedicate this report to our outgoing Chairman, Lawrence Gankendorff, in honor of his 60 years of dedicated service to our Company.

"THERE ARE FEW ORGANIZATIONS IN THE HISTORY OF OUR COMMUNITY WHICH HAVE BEEN MORE PROFOUNDLY INFLUENCED BY THE EFFORTS OF ONE MAN. HIS VISION AND COMMITMENT TO EXCELLENCE WILL ALWAYS SERVE AS A CATALYST FOR THE CORE VALUES OF OUR COMPANY."

RETURN ON CAPITAL
During 2001 we successfully increased our return on average equity from 7.99% to 8.58% in addition to paying aggregate dividends of $.60 per share. In July of 2001 we celebrated the fifth anniversary of our initial public offering. We are pleased to report our stock out-performed the S & P 500 during our first five years as a public company.

EMPLOYEE OWNERSHIP CULTURE
As of December 31, 2001, our Employee Stock Ownership Plan Trust ("ESOP") owns 17.29% of the outstanding shares of our Company. This partnership has successfully aligned the interests of all employees with those of our shareholders. This environment supports a culture of performance driven goals and objectives that is focused on enhancing shareholder value.

MAIN OFFICE RELOCATION
The relocation of our main office facility was successfully completed in March of 2001 with minimal impact to earnings. We remain confident that this facility will provide a platform for future growth and expansion which has significant potential for our organization.

CAPITAL MANAGEMENT PLAN
The Company remained committed to enhancing shareholder value through stock repurchases during 2001. Since our initial public offering, the Company has acquired 1,547,529 shares of treasury stock. These transactions have contributed significantly to achieving our fourth consecutive year of double-digit earnings per share growth.

COMMERCIAL BANKING
Commercial loan assets increased 24.24% during 2001 as we continued expanding our people and products to facilitate continued growth. This strategy remains a key element of our commercial banking transition.

ASSET QUALITY
Management remains committed to maintaining prudent underwriting standards in managing the credit risks associated with our lending activities. At year-end, our non-performing assets were .21% of total assets, well below peer group comparatives.

MORTGAGE LENDING
In 2001, we remained focused on generating fee income from mortgage loan production as a result of dramatic changes in the yield curve environment. Total gain on sale of mortgage loans was $720,000 during the 2001 calendar year. This strategy continues to improve the mix of our earning assets while reducing our historical dependence on mortgage loans.

TECHNOLOGY
During 2001, our Company made the decision to upgrade and expand our core operating systems by joining a cooperative data processing center owned by its customers, Financial Institutions Service Corporation. Our data processing systems are expected to be converted in May of 2002 to a new platform which will provide expanded system functionality.

RETAIL BANKING
While overall deposits contracted 3.99% during 2001, the mix of deposits improved significantly as evidenced by a 31.71% increase in noninterest-bearing deposits. Consumer loans grew by 3.78% for the year despite significant prepayments associated with mortgage refinancing activity.

THE YEAR AHEAD
We remain dedicated to transitioning our traditional thrift institution into a full-service commercial bank. The upcoming year will present a technologically challenging operating environment as we prepare to convert our data processing systems to Financial Institutions Service Corporation. We will work diligently to navigate this transition with minimal impact to the clients we serve.

Thank you for your confidence in our Company. We look forward to reporting continued success in the future.

Sincerely,

/s/ Jerry Reaux

Jerry Reaux
Chairman,
President and Chief Executive Officer

                       This page left blank intentionally

                       This page left blank intentionally
5

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

--------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except per share data)
At December 31,                                                  2001          2000          1999          1998          1997
-----------------------------------------------------------   ----------    ----------    ----------    ----------    ----------
SELECTED FINANCIAL CONDITION DATA:
     Total assets                                             $ 315,505     $ 324,467     $ 305,696     $ 282,089     $ 277,066
     Cash and cash equivalents                                   11,295         8,467        11,922         7,578        14,157
     Loans receivable, net                                      229,891       264,805       244,996       225,752       212,840
     Investment securities                                       51,701        35,912        37,981        38,764        41,696
     Deposit accounts                                           215,569       224,531       213,212       201,654       195,043
     Borrowings                                                  71,729        69,756        63,850        47,228        36,628
     Stockholders' Equity                                        26,812        28,782        27,750        32,174        44,562

Year Ended December 31,                                          2001          2000          1999          1998          1997
-----------------------------------------------------------   ----------    ----------    ----------    ----------    ----------
SELECTED OPERATING DATA:
     Interest income                                          $  22,968     $  24,101     $  21,407     $  21,553     $  20,464
     Interest expense                                            13,476        14,896        12,195        11,935        10,860
                                                              ----------    ----------    ----------    ----------    ----------
     Net interest income                                          9,492         9,205         9,212         9,618         9,604
     Provision (credit) for loan losses                              20           (83)            -            90           180
                                                              ----------    ----------    ----------    ----------    ----------
     Net interest income after provision for loan losses          9,472         9,288         9,212         9,528         9,424
     Non-interest income                                          1,848         1,188           994         1,059         1,033
     Non-interest expense(1)                                     (7,685)       (7,045)       (6,771)       (6,655)       (5,878)
                                                              ----------    ----------    ----------    ----------    ----------
     Income before taxes                                          3,635         3,431         3,435         3,932         4,579
     Income tax expense                                           1,317         1,207         1,229         1,427         1,632
                                                              ----------    ----------    ----------    ----------    ----------
     Net income                                               $   2,318     $   2,224     $   2,206     $   2,505     $   2,947
                                                              ==========    ==========    ==========    ==========    ==========
     Earnings per share - basic                               $    2.12     $    1.80     $    1.60     $    1.20     $    1.22
     Earnings per share - diluted                             $    2.00     $    1.78     $    1.55     $    1.17     $    1.20
     Dividends declared per share                             $    0.60     $    0.60     $    0.52     $    0.44     $    0.38
     Dividend payout ratio                                        28.73%        34.40%        33.27%        37.05%        31.76%

At or For the Year Ended December 31,                            2001          2000          1999          1998          1997
-----------------------------------------------------------   ----------    ----------    ----------    ----------    ----------
OTHER DATA:
     Profitability:
          Return on average assets                                 0.73%         0.70%         0.76%         0.87%         1.10%
          Return on average equity                                 8.58          7.99          7.57          6.05          6.38
          Interest rate spread for period(2)                       2.65          2.48          2.72          2.59          2.69
          Net interest margin(3)                                   3.11          3.00          3.28          3.41          3.66
          Efficiency ratio(4)                                     67.77         67.79         66.34         62.33         55.26
          Other expenses to average assets                         2.42          2.22          2.33          2.31          2.19
     Capital Ratios:
          Average equity to average assets                         8.50          8.76         10.03         14.35         17.23
          Total capital to risk-weighted assets                   15.78         16.59         17.51         20.86         31.39
     Asset Quality:
          Non-performing assets to total assets(5)                 0.21          0.07          0.03          0.07          0.22
          Allowance for loan losses to total loans                 1.15          1.01          1.08          1.16          1.25
          Allowance for loan losses to non-performing
              loans and troubled debt restructuring              586.58        441.30        496.75        396.80        297.09

(1)  With respect to 1997, includes $436,000 recovery of net foreclosed assets.
(2) The interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.
(3) The net interest margin represents net interest income divided by average interest-earning assets.
(4) The efficiency ratio is non-interest expense divided by the sum of net interest income plus non-interest Income.
(5) Non-performing assets include nonaccrual loans, accruing loans delinquent 90 days or more and foreclosed assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
THE FOLLOWING DISCUSSION AND ANALYSIS IS INTENDED TO ASSIST READERS IN UNDERSTANDING THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ACADIANA BANCSHARES, INC. (THE "COMPANY") AND ITS SUBSIDIARIES, LBA SAVINGS BANK (THE "BANK") AND ACADIANA HOLDINGS, L.L.C. ("HOLDINGS") AT DECEMBER 31, 2000 AND 2001 AND FOR THE YEARS ENDED DECEMBER 31, 1999 THROUGH 2001. THIS REVIEW SHOULD BE READ IN CONJUNCTION WITH THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS, ACCOMPANYING FOOTNOTES AND SUPPLEMENTAL FINANCIAL DATA INCLUDED HEREIN.

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

OVERVIEW

This overview is intended to summarize important information that should be considered when reading this report. One of management's goals has been to increase earnings per share and return on average equity by changing the mix of the Company's loan portfolio by lessening its historical dependence on interest income from residential loans and growing its commercial and consumer loan portfolios, while prudently managing the Company's changing exposure to credit risk and interest rate risk. The acquisition of a new main office facility on May 12, 2000 greatly enhanced the commercial banking transition and provided a significant boost with respect to the Company's image and its service delivery capabilities. Relocation to the new facility was completed during March 2001 and it has provided a platform for growth and expansion necessary to achieve management's goals. Measured by changes in average loan portfolio balances, commercial loans grew 17.6% in 2000 and 28.3% in 2001 while consumer loans grew 16.1% in 2000 and 9.8% in 2001 and residential loans grew 10.2% in 2000 and decreased 10.3% in 2001. At December 31, 2001, residential mortgage loans represented 61.7% of total loans outstanding compared to 77.6% at the beginning of 1999, evidencing progress toward a transition of the Company's loan portfolio mix. The Company sold $8.6 million, $4.4 million, and $56.0 million of residential loans during the years ended December 31, 1999, 2000 and 2001, respectively. The loan sales in 1999 occurred during the first half of the year and the sales in 2000 occurred primarily during the last quarter of that year. Loan sales occurred throughout the 2001 year. The Company's interest income from its residential loan portfolio actually grew $1.4 million during 2000 compared to 1999 and decreased $1.2 million during 2001 compared to 2000. The Company's combined growth in interest income from the commercial and consumer loan portfolios was $1.0 million during 2000 compared to 1999 and $752,000 during 2001 compared to 2000. During these years the Company's asset quality has remained well above peer group comparatives. For the three years ended December 31, 2001 the Company's net income has remained fairly stable, yet the Company reported significant increases each year in earnings per share. The Company's repurchases of its common stock, amounting to 638,771 shares over the last three years, have contributed significantly to such increases. The use of capital towards making these purchases has also significantly helped the improvement reported in return on average equity.

FINANCIAL CONDITION

ASSETS

GENERAL - Total assets of the Company decreased $9.0 million, or 2.8%, from $324.5 million at December 31, 2000, to $315.5 million at December 31, 2001. Reflecting the effects of selling substantially all new single family loan production together with significant prepayments on the existing loan portfolio, the Company's net loans receivable decreased $34.9 million, or 13.2%, from $264.8 million at December 31, 2000, to $229.9 million at December 31, 2001. Securities held to maturity increased $20.3 million, from $11.7 million at December 31, 2000, to $32.0 million at December 31, 2001. Premises and equipment, net, increased $1.3 million, from $5.0 million at December 31, 2000, to $6.3 million at December 31, 2001, due primarily to the improvements and remodeling costs associated with the Company's new corporate headquarters and Bank main office location. The decrease in assets corresponded to a decrease of $9.0 million in deposits. The Company repurchased $4.6 million of its own common stock on the open market during the year ended December 31, 2001, increasing its common shares held in treasury from 1,328,929 at December 31, 2000, to 1,547,529 shares at December 31, 2001. Retained earnings increased $1.7 million, or 6.9%, from $23.9 million at December 31, 2000, to $25.5 million at December 31, 2001.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents, which consist of interest-bearing and noninterest-bearing demand deposits, time deposits in other banks that mature within 90 days, and cash on hand, increased by $2.8 million, or 33.4%, to $11.3 million at December 31, 2001, compared to $8.5 million at December 31, 2000. The increase in cash and cash equivalents occurred near the end of the year. At December 31, 2000, cash and cash equivalents amounted to 2.6% of total assets, and at December 31, 2001, cash and cash equivalents amounted to 3.6% of total assets.

TIME DEPOSITS IN OTHER BANKS - At December 31, 2001, the Company held time deposits in other banks of $3.0 million, purchased late in the third quarter of the year, as earning opportunities in overnight cash investments diminished. Time deposits in other banks amounted to 1.0% of total assets at December 31, 2001.

SECURITIES AVAILABLE FOR SALE - Securities available for sale decreased $4.5 million, or 18.6%, to $19.7 million at December 31, 2001, compared to $24.2 million at December 31, 2000. Securities available for sale include U.S. Treasury notes and bonds, federal agency bonds, mortgage-backed securities issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), and certain equity securities. Unrealized gains and losses on securities available for sale are excluded from earnings and reported, net of applicable income taxes, as other comprehensive income. At December 31, 2001, securities available for sale amounted to 6.2% of total assets. Note 3 to the Consolidated Financial Statements provides further information regarding the Company's securities available for sale.

SECURITIES HELD TO MATURITY - Securities held to maturity increased $20.3 million, or 173.8%, to $32.0 million at December 31, 2001, compared to $11.7 million at December 31, 2000. The securities held to maturity portfolio includes $18.3 million of variable rate securities and $13.7 million of fixed rate securities. The increase in securities held to maturity occurred primarily to provide income and to help balance the Company's sensitivity to interest rate risk and cash flows. Securities held to maturity include mortgage-backed securities issued by GNMA, FNMA, and FHLMC. At December 31, 2001, securities held to maturity amounted to 10.1% of total assets. Note 3 to the Consolidated Financial Statements provides further information regarding the Company's securities held to maturity.

FEDERAL HOME LOAN BANK STOCK - Federal Home Loan Bank ("FHLB") stock represents an equity interest in the FHLB that does not have a readily determinable fair value (for purposes of Federal Accounting Standards Board Statement No. 115) because its ownership is restricted and it lacks a market. It can be sold only to the FHLB or to another member institution. It is carried at cost, which is also equal to the par value of the stock. Both cash and stock dividends are received on FHLB stock and are reported as income. The stock dividends are redeemable at par value. At December 31, 2001, Federal Home Loan Bank Stock amounted to 1.4% of total assets.

LOANS HELD FOR SALE - Loans held for sale of $4.8 million include those loans originated for sale, and consist entirely of single-family residential loans. These loans are carried at the lower of cost or market value. The Company's current practice is to sell substantially all of its new single-family loan production. At December 31, 2001, loans held for sale amounted to 1.5% of total assets.

LOANS RECEIVABLE, NET - Loans receivable, net, decreased $34.9 million, or 13.2%, to $229.9 million at December 31, 2001, compared to $264.8 million at December 31, 2000. Single-family residential loans decreased $48.4 million, or 25.7%, from $188.1 million at December 31, 2000, to $139.7 million at December 31, 2001. Construction loans increased $2.2 million, from $3.9 million at December 31, 2000 to $6.1 million at December 31. 2001. Commercial real estate loans increased $11.3 million, or 39.1%, from $28.9 million at December 31, 2000, to $40.1 million at December 31, 2001. Equity lines of credit increased $194,000, or 4.6%, from $4.2 million at December 31, 2000, to $4.4 million at December 31, 2001. Commercial business loans increased $766,000, or 3.9%, from $19.7 million at December 31, 2000, to $20.5 million at December 31, 2001. Consumer loans increased $889,000, or 3.6%, from $24.4 million at December 31, 2000, to $25.3 million at December 31, 2001. Total gross loans decreased $33.3 million, or 12.3%, from $269.6 million at December 31, 2000, to $236.3 million at December 31, 2001. Loans receivable, net, amounted to 72.9% of total assets at December 31, 2001, compared to 81.6% of total assets at December 31, 2000.
Note 4 to the Consolidated Financial Statements provides further information regarding the Company's loans.

LIABILITIES AND STOCKHOLDERS' EQUITY

GENERAL - The Company's primary funding sources include deposits, borrowings from other banks and the FHLB and stockholders' equity. The discussion that follows focuses on the major changes in this mix during the 2001 year.

DEPOSITS - The Company's deposits decreased by $9.0 million, or 4.0%, to $215.6 million at December 31, 2001, from $224.5 million at December 31, 2000. Interest-bearing deposits decreased $12.4 million, or 5.8% and noninterest-bearing deposits increased $3.5 million, or 31.7%. Certificates of deposit, comprising the largest portion of interest-bearing deposits, amounted to $152.7 million at December 31, 2001. The Company's pricing strategy for certificates of deposit during 2001 resulted in a net decrease in certificates of deposit of $12.5 million, or 7.6%, from $165.2 million at December 31, 2000 to $152.7 million at December 31, 2001. Certificates of deposit maturing in more than one year were 39.6% of total certificates of deposit at December 31, 2001, compared to 22.5% at December 31, 2000. Certificates of deposit funded 48.4% of total assets at December 31, 2001, compared to 50.9% at December 31, 2000. Total deposits funded 68.3% of total assets at December 31, 2001, compared to 69.2% at December 31, 2000. Additional information regarding certificates of deposit is provided in Note 8 to the Consolidated Financial Statements.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one business day from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. To date, the Company has restricted this product offering to certain of its depositors. The collateral furnished to secure these borrowings is held in safekeeping by the FHLB of Dallas.

BORROWINGS - The Company's borrowings include both short-term debt (amounts maturing in one year or less from date of inception) and long-term debt (amounts maturing more than one year from date of inception). The Company had no short-term debt at December 31, 2001 or at December 31, 2000. Long-term debt decreased $657,000, or 0.9%, from $69.6 million at December 31, 2000, to $69.0 million at December 31, 2001. Such borrowings at December 31, 2001, funded 21.9% of total assets compared to 21.5% at December 31, 2000. Borrowings, consisting primarily of advances from the FHLB, have been and are expected to continue to be, an important source of funding for both existing assets and new asset growth. Additional information regarding borrowings is provided in Note 10 to the Consolidated Financial Statements.

STOCKHOLDERS' EQUITY - Stockholders' equity provides a source of permanent funding, allows for future growth, and provides the Company with a cushion to withstand unforeseen, adverse developments. At December 31, 2001, stockholders' equity totaled $26.8 million, a decrease of $2.0 million, or 6.8%, compared to $28.8 million at December 31, 2000. The decrease was primarily attributable to $4.6 million of repurchases of common stock for the treasury, together with $666,000 of dividends declared on the Company's common stock, all of which was partially offset by net income for the year ended December 31, 2001, of $2.3 million, common stock released by the Company's Employee Stock Ownership Plan Trust (the "ESOP") of $459,000 and common stock earned by participants in the Company's Recognition and Retention Plan Trust (the "RRP") of $335,000 and a $150,000 increase in unrealized gain (loss) on securities available for sale, net of deferred taxes. Stockholders' equity funded 8.5% of assets at December 31, 2001, compared to 8.9% at December 31, 2000. Additional information regarding stockholders' equity is included in the Consolidated Statements of Stockholders' Equity and Note 13 to the Consolidated Financial Statements.

Federal regulations impose minimum regulatory capital requirements on all financial institutions with deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"), which requirements directly affect the minimum capital levels at the Bank. The Board of Governors of the Federal Reserve System (the "FRB") also imposes minimum regulatory capital requirements, which directly affect the minimum capital levels of the Company. At December 31, 2001, the capital of the Bank and the capital of the Company exceeded all minimum regulatory requirements as shown in Note 13 to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

GENERAL - The Company reported net income of $2.3 million, $2.2 million and $2.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Net interest income was $9.5 million, $9.2 million and $9.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company made a provision for loan losses of $20,000 for the year ended December 31, 2001, and it recovered $83,000 of prior provisions for loan losses for the year ended December 31, 2000; the Company made no provision for loan losses during the year ended December 31, 1999. Net interest income after provision for loan losses was $9.5 million, $9.3 million and $9.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company reported non-interest income of $1.8 million, $1.2 million and $1.0 million, for the years ended December 31, 2001, 2000 and 1999, respectively, while non-interest expense for the same periods were $7.7 million, $7.0 million and $6.8 million, respectively. The Company reported income before taxes of $3.6 million, $3.4 million and $3.4 million for the years ended December 31, 2001, 2000 and 1999. Income tax expense was $1.3 million, $1.2 million and $1.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company reported earnings per share available to common shareholders of $2.12, $1.80 and $1.60, basic, and $2.00, $1.78 and $1.55 diluted, for the years ended December 31, 2001, 2000 and 1999, respectively. The double digit growth in earnings per share, while net income was relatively stable, relates primarily to a smaller number of shares outstanding during each successive period, as detailed in Note 12 to the Consolidated Financial Statements.

NET INTEREST INCOME - Net interest income is determined by the combined effects of interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and changes in the average amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest rate spread was 2.65%, 2.48% and 2.72%, during the years ended December 31, 2001, 2000 and 1999, respectively. Both rates (average yield on interest-earning assets and average cost of interest-bearing liabilities) and volumes (the average balances on interest-earning assets and average balances of interest-bearing liabilities) influence net interest margin. The Company's interest rate margin (i.e., the difference between interest income and interest expense divided by average earning assets) was 3.11%, 3.00% and 3.28%, during the years ended December 31, 2001, 2000 and 1999, respectively. The Company's net interest income increased $287,000 for the year ended December 31, 2001 compared to the year ended December 31, 2000. The improvement in net interest margin in 2001 compared to 2000 was primarily the result of the decreased costs on the Company's average rates paid on deposits and borrowings and decreased average balances on deposits and borrowings, which was partially offset by decreased yields earned on loans, investments and other earnings assets together with a decrease in the average interest-earning assets. The declining net interest margin in 2000 compared to 1999 was primarily the result of increased costs on the Company's average rates paid on deposits and borrowings and increased average balances of deposits and borrowings, which was partially offset by increased yields earned on loans, investments, and other earning assets together with increased average balances of loans and investments. For the years ended December 31, 2000 and 1999, the Company's net interest income decreased slightly, by $7,000, remaining relatively stable at $9.2 million each year.

The Company's largest group of interest-earning assets is residential mortgage loans, comprising 55.6%, 61.6% and 61.0% of total average interest-earning assets for the years ended December 31, 2001, 2000 and 1999, respectively. Market rates on residential mortgage loans are heavily influenced by competition and on the rates of interest on longer term U.S. Treasury Bonds, such as the 10-year and 30-year bonds. Significant changes in longer term U.S. Treasury Bond rates typically translate to similar changes in offering rates for residential mortgage loans. The Company's largest source of funds is certificates of deposit, which accounted for 57.6%, 57.4% and 58.5% of total average interest-bearing liabilities for the years ended December 31, 2001, 2000 and 1999, respectively. Market rates on certificates of deposit are heavily influenced by competition and by shorter term U.S. Treasury Notes and Bonds. Significant changes in shorter term U.S. Treasury Notes and Bonds may translate into somewhat similar changes in offering rates for certificates of deposit. If longer term U.S. Treasury Bond rates fall, and during the same time period, shorter term U.S. Treasury Notes and Bond rates rise, the Company's net interest margin will likely decrease.

The change in net interest margin is influenced partly by the effect of changes in market interest rates throughout much of the year as such changes influence the Company's pricing of new and renewing interest-earning assets and interest-bearing liabilities and partly by the increased leverage of the Company's assets during the year. The Company increased its leverage by decreasing average stockholders' equity as a result of stock repurchases. The Company's average interest-earning assets decreased $1.8 million, or 0.6%, from $306.7 million at December 31, 2000 to $304.9 million at December 31, 2001. The Company's average interest-bearing liabilities decreased from $276.8 million for the year ended December 31, 2000 to $276.0 million for the year ended December 31, 2001, while average stockholders' equity decreased from $29.1 million to $27.8 million and $27.0 million at December 31, 1999, 2000 and 2001, respectively.

During the year ended December 31, 2001 compared to the year ended December 31, 2000, net interest income increased $20,000 related to the net changes in volumes of average interest-earning assets and average interest-bearing liabilities, and by $463,000 related to the effects of changes in market interest rates, all of which was partially offset by a decrease in net interest income related to changes in both rate and volume of $196,000, resulting in a net increase of $287,000 in net interest income. During the year ended December 31, 2000 compared to the year ended December 31, 1999, net interest income increased $501,000 related to the net increases in volumes of average interest-earning assets and average interest-bearing liabilities, but was more than offset by a decrease in net interest income of $390,000 related to the declining interest rate margin due primarily to changes in market interest rates, together with a decrease in net interest income related to changes in both rate and volume of $118,000, all of which resulted in a net decrease of $7,000 in net interest income.

INTEREST AND DIVIDEND INCOME - Interest and dividend income totaled $23.0 million for the year ended December 31, 2001, compared to $24.1 million for the year ended December 31, 2000, a decrease of $1.1 million, or 4.7%. This decrease was mainly due to a 33 basis point (with 100 basis points being equal to 1%) decrease in the average yield earned, together with a decrease in the Company's average interest-earning assets of $1.8 million, or 0.6%. Interest earned on loans decreased $487,000, or 2.4%, from $20.7 million for the year ended December 31, 2000, to $20.2 million for the year ended December 31, 2001. This decrease was due to a decrease in the Company's average balance of loans for the year ended December 31, 2001, of $4.7 million, or 1.8%, together with a four basis point decrease in the average yield earned. Interest and dividends earned on investment securities decreased $663,000, or 22.7%, from $2.9 million for the year ended December 31, 2000, to $2.3 million for the year ended December 31, 2001. This decrease was due to a 132 basis point decrease in the Company's average yield earned on investment securities for the year ended December 31, 2001, together with a decrease in the Company's average balance of investment securities of $2.1 million, or 5.1%. Interest earned on other earning assets increased $17,000, or 3.7%, from $459,000 for the year ended December 31, 2000, to $476,000 for the year ended December 31, 2001. This increase was due to an increase in the average balance of other earning assets of $5.0 million, or 65.4%, from $7.7 million to $12.7 million for the year ended December 31, 2001, which was partially offset by a 223 basis point decrease in the Company's average yield on other earning assets.

Interest and dividend income totaled $24.1 million for the year ended December 31, 2000, compared to $21.4 million for the year ended December 31, 1999, an increase of $2.7 million, or 12.6%. This increase was mainly due to an increase in the Company's average balance of interest-earning assets of $25.6 million, or 9.1%, together with a 24 basis point increase in the average yield earned. Interest earned on loans increased $2.4 million, or 13.3%, from $18.3 million for the year ended December 31, 1999, to $20.7 million for the year ended December 31, 2000. This increase was due to an increase in the Company's average balance of loans for the year ended December 31, 2000, of $27.5 million, or 11.9%, together with a 10 basis point increase in the average yield earned. Interest and dividends earned on investment securities increased $256,000, or 9.6%, from $2.7 million for the year ended December 31, 1999, to $2.9 million for the year ended December 31, 2000. This increase was due to a 61 basis point increase in the Company's average yield earned on investment securities for the year ended December 31, 2000, together with an increase in the Company's average balance of investment securities of $134,000. Interest earned on other earning assets increased $7,000, or 1.5%, from $452,000 for the year ended December 31, 1999, to $459,000 for the year ended December 31, 2000. This increase was due to a 130 basis point increase in the Company's average yield earned on other earning assets, which was partially offset by a decrease in the Company's average balance of other earning assets of $2.0 million, or 20.5%, from $9.6 million for the year ended December 31, 1999, to $7.7 million for the year ended December 31, 2000.

INTEREST EXPENSE - Interest expense decreased $1.4 million, or 9.5%, from $14.9 million for the year ended December 31, 2000, to $13.5 million for the year ended December 31, 2001. This decrease was mainly due to a decrease in the average cost of such liabilities together with a decrease in the average interest-bearing balance of liabilities. The cost of such interest-bearing liabilities decreased 50 basis points, from 5.38% to 4.88%, and the average balance of interest-bearing liabilities decreased $835,000, or 0.3%, from $276.8 million for the year ended December 31, 2000, to $276.0 million for the year ended December 31, 2001. The reasons for such a decrease in costs relate primarily to the Company aggressively lowering offering prices on shorter-term certificates of deposit together with a decrease in average costs to obtain new borrowed funds for the year ended December 31, 2001.

Interest expense increased $2.7 million, or 22.1%, from $12.2 million for the year ended December 31, 1999, to $14.9 million for the year ended December 31, 2000. This increase was mainly due to an increase in the average balance of interest-bearing liabilities, together with an increase in the average cost of such liabilities. The average balance of interest-bearing liabilities increased $27.8 million, or 11.2%, from $249.0 million for the year ended December 31, 1999, to $276.8 million for the year ended December 31, 2000, and the average cost of such interest-bearing liabilities increased 48 basis points, from 4.90% to 5.38%. The reasons for such an increase in costs relate primarily to the Company's more aggressive pricing policy on shorter-term certificates of deposit together with a rise in average costs to obtain new borrowed funds for the year ended December 31, 2000.

Interest expense on deposits decreased $1.4 million, or 13.0%, from $10.9 million for the year ended December 31, 2000, to $9.5 million for the year ended December 31, 2001. The decrease was primarily due to a decrease in the average balance of interest-bearing deposits, together with a decrease in the average cost of such deposits. The average balance of interest-bearing deposits decreased $1.9 million, or 0.9%, from $206.8 million at December 31, 2000, to $204.9 million at December 31, 2001, and the average cost of interest-bearing deposits decreased 64 basis points. Interest expense on borrowings decreased slightly, by $56,000, or 1.4%, remaining at $4.0 million for the years ended December 31, 2000 and 2001. The reason for the decrease was a $903,000 decrease in the average balance of borrowings.

Interest expense on deposits increased $1.4 million, or 14.7%, from $9.5 million for the year ended December 31, 1999, to $10.9 million for the year ended December 31, 2000. The increase was primarily due to an increase in the average balance of interest-bearing deposits, together with an increase in the average cost of such deposits. The average balance of interest-bearing deposits increased $9.2 million, or 4.7%, from $197.6 million at December 31, 1999, to $206.8 million at December 31, 2000, and the average cost of interest-bearing deposits increased 46 basis points. Interest expense on borrowings increased $1.3 million, or 48.1%, from $2.7 million for the year ended December 31, 1999, to $4.0 million for the year ended December 31, 2000. The primary reasons for the increase were an $18.5 million increase in the average balance of borrowings, and an increase in the average cost of borrowing of 47 basis points.

AVERAGE BALANCES, NET INTEREST INCOME, AND YIELDS EARNED AND RATES PAID - The following table sets forth, for the periods indicated, information regarding (i) the dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Nonaccrual loans have been included in the appropriate average balance loan category, but interest on nonaccrual loans has been included for purposes of determining interest income only to the extent that cash payments were actually received.

(Dollars in Thousands)

Year Ended December 31,                                        2001                                  2000
------------------------------------------------------------------------------------------------------------------------
                                                                          Average                                Average
                                               Average                     Yield/      Average                    Yield/
                                               Balance       Interest       Cost       Balance      Interest       Cost
                                               --------     ----------    --------    ---------    ---------     -------
Interest-earning assets:
   Loans receivable:
     Residential mortgage loans(1)             $169,549     $ 13,158        7.76%     $188,928     $ 14,397        7.62%
     Commercial business loans                   54,668        4,545        8.31        42,602        3,910        9.18
     Consumer and other loans                    29,061        2,529        8.70        26,462        2,412        9.11
                                               --------     ----------                ---------    ---------
       Total loans                              253,278       20,232        7.99       257,992       20,719        8.03
   Investment securities(2)                      38,987        2,260        5.80        41,071        2,923        7.12
   Other earning assets                          12,668          476        3.76         7,660          459        5.99
                                               --------     ----------                ---------    ---------
     Total interest-earning assets              304,933       22,968        7.53       306,723       24,101        7.86
                                                            ----------                             ---------
Noninterest-earning assets                       12,761                                 11,029
                                               --------                               ---------
     Total Assets                              $317,694                               $317,752
                                               ========                               =========
Interest-bearing liabilities:
   Deposits:
     Demand deposits                           $ 33,806          804        2.38      $ 35,025        1,383        3.95
     Savings deposits                            12,230          174        1.42        13,021          261        2.00
     Certificates of deposit                    158,861        8,489        5.34       158,786        9,242        5.82
                                               --------     ----------                ---------    ---------
       Total deposits                           204,897        9,467        4.62       206,832       10,886        5.26
   Securities Sold Under Repurchase Agreements    2,021           56        2.77            18            1        5.56
   Borrowings                                    69,046        3,953        5.73        69,949        4,009        5.73
                                               --------     ----------                ---------    ---------
     Total interest-bearing liabilities         275,964       13,476        4.88       276,799       14,896        5.38
                                                            ----------                             ---------
Noninterest-bearing demand deposits              12,220                                 10,962
Other noninterest-bearing liabilities             2,500                                  2,142
                                               --------                               ---------
     Total liabilities                          290,684                                289,903
Stockholders' equity                             27,010                                 27,849
                                               --------                               ---------
     Total liabilities and stockholders        $317,694                               $317,752
                                               ========                               =========
Net interest-earning assets                    $ 28,969                               $ 29,924
                                               ========                               =========
Net interest income/interest rate spread                    $  9,492        2.65%                  $  9,205        2.48%
                                                            ==========    ========                 =========     =======
Net interest margin                                                         3.11%                                  3.00%
                                                                          ========                               =======
Ratio of average interest-earning assets
   to average interest-bearing liabilities                    110.50%                                110.81%
                                                            ==========                             =========

(Dollars in Thousands)

Year Ended December 31,                                       1999
---------------------------------------------   ----------------------------------
                                                                           Average
                                                Average                     Yield/
                                                Balance      Interest        Cost
                                                --------     --------     --------
Interest-earning assets:
   Loans receivable:
     Residential mortgage loans(1)              $171,516     $12,976        7.57%
     Commercial business loans                    36,220       3,168        8.75
     Consumer and other loans                     22,792       2,144        9.41
                                                --------     --------
       Total loans                               230,528      18,288        7.93
   Investment securities(2)                       40,937       2,667        6.51
   Other earning assets                            9,634         452        4.69
                                                --------     --------
     Total interest-earning assets               281,099      21,407        7.62
                                                             --------
Noninterest-earning assets                         9,375
                                                --------
     Total Assets                               $290,474
                                                ========
Interest-bearing liabilities:
   Deposits:
     Demand deposits                            $ 34,777       1,198        3.44
     Savings deposits                             17,207         300        1.74
     Certificates of deposit                     145,613       7,990        5.49
                                                --------     --------
       Total deposits                            197,597       9,488        4.80
   Securities Sold Under Repurchase Agreements         -           -           -
   Borrowings                                     51,430       2,707        5.26
                                                --------     --------
     Total interest-bearing liabilities          249,027      12,195        4.90
                                                             --------
Noninterest-bearing demand deposits               10,677
Other noninterest-bearing liabilities              1,627
                                                --------
      Total liabilities                          261,331
 Stockholders' equity                             29,143
                                                --------
     Total liabilities and stockholders         $290,474
                                                ========
Net interest-earning assets                     $ 32,072
                                                ========
Net interest income/interest rate spread                     $ 9,212        2.72%
                                                             ========     ========
Net interest margin                                                         3.28%
                                                                          ========
Ratio of average interest-earning assets
   to average interest-bearing liabilities                    112.88%
                                                             ========

------------------------------------
(1)Includes loans held for sale.
(2)Includes FHLB stock.

RATE/VOLUME ANALYSIS - The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) changes in rate/volume (change in rate multiplied by change in volume).

(Dollars in thousands)

Year Ended December 31,                     2001 compared to 2000                      2000 compared to 1999
---------------------------------  ---------------------------------------    -------------------------------------------
                                         Increase (decrease) due to                   Increase (decrease) due to
                                   ---------------------------------------    -------------------------------------------
                                                                   Total                                          Total
                                    Volume      Rate     Rate/   Increase      Volume       Rate       Rate/    Increase
                                                       Volume   (Decrease)                           Volume    (Decrease)
                                   --------   -------   ------   ---------    --------    -------    -------    ----------
Interest-earning assets:
Loans receivable:
    Residential mortgage loans     $(1,477)   $  265    $ (27)   $ (1,239)    $ 1,317     $   94         10      $ 1,421
    Commercial business loans        1,107      (368)    (104)        635         558        156         28          742
    Consumer and other loans           237      (109)     (11)        117         345        (67)       (10)         268
                                   --------   -------   ------   ---------    --------    -------    -------     --------
      Total loans                     (133)     (212)    (142)       (487)      2,220        183         28        2,431
Investment securities                 (148)     (542)      27        (663)          9        246          1          256
Other earning assets                   300      (171)    (112)         17         (93)       126        (26)           7
                                   --------   -------   ------   ---------    --------    -------    -------     --------
    Total net change in income on
      interest-earning assets           19      (925)    (227)     (1,133)      2,136        555          3        2,694
                                   --------   -------   ------   ---------    --------    -------    -------     --------
Interest-bearing liabilities:
Deposits:
    Demand deposits                    (48)     (550)      19        (579)          9        175          1          185
    Savings deposits                   (16)      (76)       5         (87)        (73)        45        (11)         (39)
    Certificates of deposit              4      (757)       -        (753)        723        485         44        1,252
                                   --------   -------   ------   ---------    --------    -------    -------     --------
      Total deposits                   (60)   (1,383)      24      (1,419)        659        705         34        1,398
Securities Sold Under Repurchase
    Agreements                         111        (1)     (55)         55           -          -          1            1
Borrowings                             (52)       (4)       -         (56)        976        240         86        1,302
                                                                              --------
    Total net change in expense on
                                   --------   -------   ------   ---------    --------    -------    -------     --------
      interest-bearing liabilities      (1)   (1,388)     (31)     (1,420)      1,635        945        121        2,701
                                   --------   -------   ------   ---------    --------    -------    -------     --------

Net change in net interest income  $    20    $  463    $(196)   $    287     $   501     $ (390)    $ (118)     $    (7)
                                   ========   =======   ======   =========    ========    =======    =======     ========

PROVISION FOR LOAN LOSSES - Provisions for loan losses are charged to earnings in order to bring the total allowance for loan losses to a level considered appropriate by management based on methodology implemented by the Company, which is designed to assess, among other things, historical loan loss experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, loan-to-value ratios of loans in the portfolio, general economic conditions, particularly as they relate to the Company's market area, and any other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on at least a quarterly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses. The Company had made a $20,000 provision for loan losses during 2001, recorded a credit of $83,000 in the provision for loan losses during 2000, and made no provision for loan losses in 1999.

At December 31, 2001, the Company's allowance for loan losses amounted to $2.7 million, or 1.1% of total loans and 586.6% of non-performing loans and troubled debt restructurings. At December 31, 2000, the Company's allowance for loan losses amounted to $2.7 million, or 1.0% of total loans and 441.3% of non-performing loans and troubled debt restructurings. At December 31, 1999, the Company's allowance for loan losses amounted to $2.7 million, or 1.1%, of total loans and 496.8% of non-performing loans and troubled debt restructurings.

NON-INTEREST INCOME - For the year ended December 31, 2001, the Company reported non-interest income of $1.8 million, an increase of $660,000 from 2000. The primary reasons for the increase were a $692,000 increase in the gain on sale of loans, a $25,000 increase in customer service fees, an increase in trading account gains of $7,000 and a $60,000 increase in income from investment in a limited liability company. These increases were partially offset by a $117,000 decrease in other income and a $7,000 decrease in loan servicing fees.

The gain on sale of loans is a significant portion of total non-interest income, and for 2001 compared to 2000, this source of income provided the most growth in non-interest income. The Company expects to continue selling residential loans to the extent that it can maintain net interest income while selling originated loans, and to the extent that local market conditions relating to new residential loans allow the Company an opportunity to maintain its origination and sales volumes. The Company does not expect to originate loans outside of its market.

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

Non-interest expense amounted to $7.7 million for the year ended December 31, 2001, an increase of $640,000, or 9.1%, compared to $7.0 million for the year ended December 31, 2000. The primary reasons for the $640,000 increase were a $368,000, or 9.5%, increase in salaries and employee benefits, a $33,000 increase in depreciation, a $101,000 increase in the net cost of foreclosed assets, and a $286,000 increase in other expenses. All of such increases were partially offset by a $50,000, or 14.6%, decrease in occupancy expenses, a $7,000, or 2.2%, decrease in data processing expenses, a $2,000 decrease in deposit insurance premiums, a decrease of $2,000 in advertising, a decrease of $3,000 in bank shares and franchise tax expense, and a decrease of $84,000 in impairment losses on long-lived assets.

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

INCOME TAXES - For the years ended December 31, 2001, 2000 and 1999, the Company incurred income tax expense of $1.3 million, $1.2 million and $1.2 million, respectively. The Company's effective tax rate amounted to 36.2%, 35.2% and 35.8% during 2001, 2000 and 1999, respectively. The difference between the effective rate and the statutory tax rate is primarily related to variances in the items that are either non-taxable or non-deductible. For more information on income taxes, refer to Note 11 to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Excess liquidity includes the Company's securities available for sale portfolio. The Company's primary sources of funds are deposits, borrowings, proceeds from sale of stock, amortization, prepayments and maturities from its loan portfolio and its securities held to maturity portfolio, and other funds provided from operations. While scheduled payments from the amortization of loans and securities and maturing investment securities are relatively predictable sources of funds, deposit flows, loan prepayments, and securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

Liquidity management is both a daily and long-term function of business management. The Company uses its primary liquidity to meet its ongoing commitments, to pay maturing certificates of deposit and deposit withdrawals, and to fund loan commitments. The Company's excess liquidity and borrowing capacity provide added readiness to meet ongoing commitments and growth. At December 31, 2001, the total approved commitments to extend credit amounted to $22.4 million. The Company is a guarantor in the amount of $500,000 in connection with its investment in a limited liability company as detailed in
Note 6 to the Consolidated Financial Statements. Certificates of deposit scheduled to mature in one year or less at the same date totaled $92.3 million. Management believes that a significant portion of maturing deposits will remain with the Company. The Company anticipates it will continue to have sufficient funds together with available borrowings to meet its current commitments. The Company has the ability to borrow an additional $55.6 million from the FHLB through its subsidiary Bank.

We have not used, and have no intention to use, any significant off-balance sheet financing arrangements for liquidity purposes. Our financial instruments with off-balance sheet risk are limited to obligations to fund loans to customers pursuant to existing commitments. In addition, we have not had, and have no intention to have, any significant transactions, arrangements or other relationships with any unconsolidated, limited purpose entities that could materially affect our liquidity position or capital resources. We have not traded in, and do not intend to trade in, commodity contracts.

IMPACT OF INFLATION AND CHANGING PRICES

The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with U.S. generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. Consequently, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Company's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Company's asset/liability management process, which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Company's actions with respect to interest rate risk and its asset/liability gap management are taken under guidance of the Finance Committee of the Board of Directors of the Bank, which is composed of Messrs. Beacham, DeJean, and Saloom, and the Asset/Liability Management Committee ("ALCO"), which is composed of seven officers of the Bank. The Finance Committee meets jointly with the ALCO quarterly to set interest rate risk targets and review the Company's current composition of assets and liabilities in light of the prevailing interest rate environment. The committee assesses its interest rate risk strategy quarterly, which is then reviewed by the full Board of Directors. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the ALCO. In its capacity, the ALCO develops guidelines and strategies affecting the Company's asset/liability management related activities based upon estimated market risk sensitivity, policy limits, and overall market interest rate levels and trends.

INTEREST RATE RISK

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and interest expense streams associated with the Company's financial instruments also change, thereby affecting net interest income ("NII"), which is the primary component of the Company's earnings.

The ability to maximize net interest income is largely dependent upon the achievement of a positive interest-rate spread that can be sustained during fluctuations of interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period. The difference, or the interest-rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets, in a given period. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of December 31, 2001, the amount of the Company's interest-sensitive assets, that were estimated to mature or reprice within one year, exceeded the Company's interest-sensitive liabilities with the same characteristics by $5.0 million, or 1.6%, of the Company's total assets. The following table summarizes the anticipated maturities or repricing of the Company's interest-rate sensitive assets and interest-rate sensitive liabilities as of December 31, 2001, based upon the information and assumptions set forth:

      (Dollars in Thousands)
                                                                More Than                   More Than
                                                              Three Months    More Than    Three Years
                                               Within Three     to Twelve    One Year to     to Five     Over Five
                                                  Months         Months      Three Years      Years        Years        Total
                                               ------------  -------------   -----------   -----------   ----------   ---------
Interest-sensitive assets(1):
    Loans receivable(2) (4)                      $ 43,369       $ 57,174      $ 69,810     $  31,347     $  32,556    $ 234,256
    Investment securities(3) (4)                   13,566          4,791        18,794        13,374         8,545       59,070
    Interest-bearing demand deposits                8,198              -             -             -             -        8,198
                                               ------------    -----------   -----------   -----------   ----------   ---------
        Total                                      65,133         61,965        88,604        44,721        41,101      301,524
                                               ------------    -----------   -----------   -----------   ----------   ---------
Interest-sensitive liabilities:
Deposits:
    Demand accounts(5)                                  -              -             -             -        12,367       12,367
    Savings accounts(5)                                 -             49             -             -        12,674       12,723
    Money market deposit accounts(5)               23,362              -             -             -             -       23,362
    Certificates of deposit                        29,596         62,693        58,567         1,693           173      152,722
Borrowings                                          6,379              -         3,100           250        62,000       71,729
                                               ------------    -----------   -----------   -----------   ----------   ---------
        Total                                      59,337         62,742        61,667         1,943        87,214      272,903
                                               ------------    -----------   -----------   -----------   ----------   ---------

Excess (deficiency) of interest-sensitive
    assets over interest-bearing liabilities     $ l5,796       $   (777)     $ 26,937     $  42,778     $ (46,113)   $  28,621
                                               ============    ===========   ===========   ===========   ==========   =========
Cumulative excess of
    interest-sensitive assets over interest-
    sensitive liabilities                        $  5,796       $  5,019      $ 31,956     $  74,734     $  28,621
                                               ============    ===========   ===========   ===========   =========
Cumulative excess of
    interest-sensitive assets over interest-
    sensitive liabilities as a percent of
    total assets                                     1.84%          1.59%        10.13%        23.69%         9.07%
                                               ============    ===========   ===========   ===========   =========

(1) Adjustable-rate assets are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate assets are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments. The Company has estimated the prepayments based upon its experience in the interest rate environment prevailing at December 31, 2001.

(2) Balances have been reduced for non-performing loans, which amounted to $462,000 at December 31, 2001.

(3)  Includes FHLB stock.

(4)  Reflects estimated prepayments in the current interest rate environment.

(5) Although the Company's demand accounts and savings accounts are generally subject to immediate withdrawal, management considers substantially all of such accounts to be core deposits having significantly longer effective maturities. The Company generally has retained a relatively consistent amount of such deposits under widely varying interest rate environments. If all of the Company's demand accounts and savings accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year, would have exceeded interest-sensitive assets with comparable characteristics by $20.0 million, or 6.35% of total assets.

The ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure to NII to sustained interest rate changes. While the ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term rate risk.

The simulation model captures the impact of changing interest rates on the interest income received and the interest expense paid on all assets and liabilities reflected on the Company's Statement of Condition. This sensitivity analysis is compared to ALCO policy limits that specify a maximum tolerance level for NII exposure over a one-year horizon, assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the Company's NII sensitivity analysis as of December 31, 2001:

                                                             Estimated NII
Rate Change                                                   Sensitivity
------------------                                           -------------
+ 200 basis points                                               -0.92%
- 200 basis points                                               -1.42%

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

RECENT ACCOUNTING PRONOUNCEMENTS

In June of 2001 the Financial Accounting Standards Board ("FASB") issued Statement No. 141, BUSINESS COMBINATIONS. It supersedes APB Opinion No. 16 of the same name. FAS 141 requires that all business combinations be accounted for by a single method - the purchase method. Use of the pooling of interests method of accounting is no longer permissible. FAS 141 also establishes criteria for the identification of acquired intangibles separate from goodwill and adds additional disclosure requirements. The provisions of this Statement apply to all business transactions initiated after September 30, 2001. This Statement also applied to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

In June of 2001, the FASB also issued Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, INTANGIBLE ASSETS. It addresses how intangible assets that are acquired individually or with a group of other assets (but not acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Specific guidance for determining impairment is provided. Goodwill will be tested for impairment at least annually using a two-step process that begins with an estimation of the fair value of a reporting unit. Additional disclosures are also required under the Statement.

The provisions of FAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Statement is required to be applied at the beginning of an entity's fiscal year, and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The Company is required to apply FAS 142 effective January 1, 2002. The Company currently has no goodwill or other intangible assets, with the exception of an immaterial amount of mortgage servicing rights, and does not expect application of this Statement to have a significant effect on the Company's financial position or results of operations.

In August of 2001, the FASB issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. It supersedes FAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS-REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, CONSOLIDATED FINANCIAL STATEMENTS, to eliminate exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Statement requires that one accounting model be used for long-lived assets to be disposed of, whether previously held and used or newly acquired, and applies to discontinued operations. The adoption of this Statement is not expected to have a material effect on the Company's financial position or results of operations.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Acadiana Bancshares, Inc.
Lafayette, Louisiana

We have audited the accompanying consolidated balance sheets of Acadiana Bancshares, Inc., and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acadiana Bancshares, Inc., and Subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with U.S. generally accepted accounting principles.

/s/ Castaing, Hussey & Lolan, LLC
----------------------------------

New Iberia, Louisiana
January 25, 2002

                   ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

December 31, 2001 and December 31, 2000
(In Thousands, except share data)

Assets
                                                                                   2001             2000
                                                                                ---------        ---------
Cash and Cash Equivalents:
       Cash and Amounts Due from Banks                                          $   3,097        $   2,950
       Interest-Bearing Demand Deposits                                             8,198            5,517
                                                                                ---------        ---------
           Total Cash and Cash Equivalents                                         11,295            8,467
Time Deposits in Other Banks                                                        3,048                -
Trading Securities                                                                      -              162
Securities Available for Sale, at Fair Value                                       19,712           24,230
Securities Held to Maturity (Fair Value of $32,048 and $11,814, respectively)      31,989           11,682
Federal Home Loan Bank Stock, at Cost                                               4,321            4,147
Loans Held for Sale                                                                 4,827            1,852
Loans Receivable, Net of Allowance for Loan Losses of $2,710
       and $2,714, respectively                                                   229,891          264,805
Investment in Limited Liability Company                                               833              792
Premises and Equipment, Net                                                         6,303            5,019
Accrued Interest Receivable                                                         1,398            1,708
Other Assets                                                                        1,888            1,603
                                                                                ---------       ----------
Total Assets                                                                    $ 315,505        $ 324,467
                                                                                =========       ==========
Liabilities and Stockholders' Equity
Deposits:
       Non-interest Bearing                                                     $  14,395        $  10,929
       Interest Bearing                                                           201,174          213,602
                                                                                ---------       ----------
            Total Deposits                                                        215,569          224,531
Securities Sold Under Agreements to Repurchase                                      2,758              128
Accrued Interest Payable                                                              524              593
Long-Term Debt                                                                     68,971           69,628
Accrued and Other Liabilities                                                         871              805
                                                                                ---------       ----------
Total Liabilities                                                                 288,693          295,685
                                                                                ---------       ----------
Stockholders' Equity:
Preferred Stock of $.01 Par Value; 5,000,000 shares authorized,
       -0- shares issued or outstanding                                                 -                -
Common Stock of $.01 Par Value; 20,000,000 shares authorized,
       2,731,250 shares issued                                                         27               27
Additional Paid-in Capital                                                         32,626           32,410
Retained Earnings                                                                  25,515           23,863
Unearned Common Stock Held by ESOP Trust                                           (1,177)          (1,440)
Unearned Common Stock Held by RRP Trust                                              (434)            (749)
Accumulated Other Comprehensive Income                                                 99              (51)
Treasury Stock, at Cost; 1,547,529 and 1,328,929 Shares, respectively             (29,844)         (25,278)
                                                                                ---------       ----------
Total Stockholders' Equity                                                         26,812           28,782
                                                                                ---------       ----------
Total Liabilities and Stockholders' Equity                                      $ 315,505        $ 324,467
                                                                                =========       ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                   ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS

Years Ended December 31, 2001, 2000 and 1999
(In Thousands, except per share data)

                                                    ----------    ----------      ----------
                                                       2001          2000            1999
                                                    ----------    ----------      ----------
INTEREST AND DIVIDEND INCOME:
     Loans, including fees                          $   20,232    $   20,719      $   18,288
     Debt Securities                                     2,082         2,600           2,491
     Dividends                                             175           312             167
     Trading Account Securities                              3            11               9
     Interest Bearing Deposits                             476           459             452
                                                    ----------    ----------      ----------
Total Interest and Dividend Income                      22,968        24,101          21,407
                                                    ----------    ----------      ----------
INTEREST EXPENSE:
     Deposits                                            9,467        10,886           9,488
     Securities Sold Under Agreements to Repurchase         56             1               -
     Borrowings                                          3,953         4,009           2,707
                                                    ----------    ----------      ----------
Total Interest Expense                                  13,476        14,896          12,195
                                                    ----------    ----------      ----------
Net Interest Income                                      9,492         9,205           9,212
Provision (credit) for Loan Losses                          20           (83)              -
                                                    ----------    ----------      ----------
Net Interest Income After Provision for
     Loan Losses                                         9,472         9,288           9,212
                                                    ----------    ----------      ----------
NON-INTEREST INCOME:
     Customer Service Fees                                 918           893             914
     Loan Servicing Fees                                    43            50              58
     Gain on Sale of Loans, Net                            720            28              89
     Trading Account Gains (Losses), Net                    32            25              (8)
     Income (Loss) from Investment in Limited
           Liability Company                                41           (19)           (155)
     Other                                                  94           211              96
                                                    ----------    ----------      ----------
Total Non-Interest Income                                1,848         1,188             994
                                                    ----------    ----------      ----------
NON-INTEREST EXPENSE:
     Salaries and Employee Benefits                      4,243         3,875           3,521
     Occupancy                                             292           342             337
     Depreciation                                          351           318             365
     Data Processing                                       314           321             247
     Foreclosed Assets, Net                                 44           (57)             26
     Deposit Insurance Premium                              42            44             120
     Advertising                                           203           205             173
     Bank Shares and Franchise Tax Expense                 320           323             349
     Impairment Loss on Long-Lived Assets                    1            85               -
     Other                                               1,875         1,589           1,633
                                                    ----------    ----------      ----------
Total Non-Interest Expense                               7,685         7,045           6,771
                                                    ----------    ----------      ----------
Income Before Income Taxes                               3,635         3,431           3,435
Income Tax Expense                                       1,317         1,207           1,229
                                                    ----------    ----------      ----------
Net Income                                          $    2,318    $    2,224      $    2,206
                                                    ==========    ==========      ==========
Earnings Per Share - basic                          $     2.12    $     1.80      $     1.60
                                                    ==========    ==========      ==========
Earnings Per Share - diluted                        $     2.00    $     1.78      $     1.55
                                                    ==========    ==========      ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                   ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2001, 2000 and 1999
(In Thousands, except share data)

                                                                         Unearned     Unearned
                                                                          Common       Common     Accumulated                Total
                                              Additional                Stock Held     Stock         Other                   Stock-
                                    Common     Paid-In      Retained      By ESOP     Held By    Comprehensive  Treasury    holder's
                                     Stock     Capital       Trust         Trust     RRP Trust       Income       Stock      Equity
                                    ------    ----------   ----------   ----------   ---------   -------------  ---------  ---------
BALANCE, JANUARY 1, 1999            $   27    $   32,192   $   20,932   $   (1,965)  $  (1,335)  $         258  $ (17,935) $ 32,174
Comprehensive Income:
   Net Income                                                   2,206                                                         2,206
   Change in Unrealized Gain
      (Loss) on Securities
      Available for Sale, Net of
      Deferred Taxes                                                                                      (622)                (622)
                                                                                                                           ---------
 Total Comprehensive Income                                                                                                   1,584

Common Stock Released by ESOP Trust                  146                       262                                              408
Common Stock Earned by Participants
     of Recognition and Retention
     Plan Trust                                        3                                   287                                  290
Common Stock Issued (2,000 shares)                   (19)                                                              39        20
Purchase of Treasury Stock
   (327,969 shares)                                                                                                (5,992)   (5,992)
Cash Dividends Declared ($.52 per
  share)                                                         (734)                                                         (734)
                                    ------    ----------   ----------   ----------   ---------   -------------  ---------  ---------
BALANCE, DECEMBER 31, 1999          $   27    $   32,322   $   22,404   $   (1,703)  $  (1,048)  $        (364) $ (23,888) $ 27,750
                                    ======    ==========   ==========   ==========   =========   =============  =========  =========

BALANCE, JANUARY 1, 2000            $   27    $   32,322   $   22,404   $   (1,703)  $  (1,048)  $        (364) $ (23,888) $ 27,750
Comprehensive Income:
   Net Income                                                   2,224                                                         2,224
   Change in Unrealized Gain (Loss)
      on Securities Available for
      Sale, Net of Deferred Taxes                                                                          313                  313
                                                                                                                           ---------
Total Comprehensive Income                                                                                                    2,537
Common Stock Released by ESOP Trust                   83                       263                                              346
Common Stock Earned by Participants
   of Recognition and Retention
   Plan Trust                                          5                                   299                                  304
Purchase of Treasury Stock
   (92,202 shares)                                                                                                 (1,390)   (1,390)
Cash Dividends Declared ($.60 per
      share)                                                     (765)                                                         (765)
                                    ------    ----------   ----------   ----------   ---------   -------------  ---------  ---------
BALANCE, DECEMBER 31, 2000          $   27    $   32,410   $   23,863   $   (1,440)  $    (749)  $         (51) $ (25,278) $ 28,782
                                    ======    ==========   ==========   ==========   =========   =============  =========  =========

BALANCE, JANUARY 1, 2001            $   27    $   32,410   $   23,863   $   (1,440)  $    (749)  $         (51) $ (25,278) $ 28,782
Comprehensive Income:
   Net Income                                                   2,318                                                         2,318
   Change in Unrealized Gain (Loss)
      on Securities Available for
      Sale, Net of Deferred Taxes                                                                          150                  150
                                                                                                                           ---------
Total Comprehensive Income                                                                                                    2,468
Common Stock Released by ESOP Trust                  196                       263                                              459
Common Stock Earned by Participants
   of Recognition and Retention
   Plan Trust                                         20                                   315                                  335
Purchase of Treasury Stock
  (218,600 shares)                                                                                                 (4,566)   (4,566)
Cash Dividends Declared ($.60 per
   share)                                                        (666)                                                         (666)
                                    ------    ----------   ----------   ----------   ---------   -------------  ---------  ---------
BALANCE, DECEMBER 31, 2001          $   27    $   32,626   $   25,515   $   (1,177)  $    (434)  $          99  $ (29,844)   26,812
                                    ======    ==========   ==========   ==========   =========   =============  =========  =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                   ACADIANA BANCSHARES, INC., AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999
(In Thousands)

                                                                             2001           2000           1999
                                                                          ----------     ----------     ----------
Cash Flows from Operating Activities:
Net Income                                                                $    2,318     $    2,224     $    2,206
Adjustments to Reconcile Net Income to Net Cash
  Provided by Operating Activities:
        Depreciation and Amortization                                            372            338            387
        Provision for Deferred Income Taxes                                       69            151             33
        Provision for Losses on Loans                                             20            (83)             -
        Noncash Compensation Expenses                                            766            634            679
        Other (gains) losses, net                                                 10           (111)           (40)
        (Income) Loss from Investment in Limited Liability Company               (41)            19            155
        Accretion of Discounts, Net of Premium Amortization on Securities         36             (2)            (7)
        Amortization of Deferred Revenues and Unearned Income on Loans           (66)            88            116
        FHLB Stock Dividend Received                                            (174)          (311)          (166)
        Net Changes in:
            Securities Classified as Trading                                     162            123            290
            Loans Held for Sale                                               (2,975)        (1,852)             -
            Accrued Interest Receivable                                          310           (165)          (176)
            Other Assets                                                        (235)          (144)          (164)
            Other Liabilities                                                     54            514           (123)
                                                                          ----------     ----------     ----------
        Total Adjustments                                                     (1,692)          (801)           984
                                                                          ----------     ----------     ----------
           Net Cash Provided by Operating Activities                             626          1,423          3,190
                                                                          ----------     ----------     ----------
Cash Flows from Investing Activities:
        Activity in Available for Sale Securities:
            Proceeds from Calls, Maturities and Prepayments                   12,877          2,311         24,887
            Purchases                                                         (8,139)             -        (25,470)
        Activity in Held to Maturity Securities:
            Proceeds from Calls, Maturities and Prepayments                      915            233            431
            Purchases                                                        (21,250)             -              -
        Purchase of Certificates of Deposit                                   (3,048)             -              -
        Purchase of FHLB stock                                                     -           (147)          (603)
        Net Repayments (Advances) on Loans                                    35,143        (21,338)       (19,548)
        Proceeds from Sale of Premises and Equipment                               2            949              -
        Purchase of Premises and Equipment                                    (1,660)        (3,589)          (240)
        Proceeds from Sale of Foreclosed Assets                                   66            172            238
        Capital Costs Incurred on Foreclosed Assets                                1             (5)            (8)
                                                                          ----------     ----------     ----------
            Net Cash Provided by (Used in) Investing Activities               14,907        (21,414)       (20,313)
                                                                          ----------     ----------     ----------
Cash Flows from Financing Activities:
        Net Change in Deposits                                                (8,962)        11,319         11,558
        Net Change in Repurchase Agreements                                    2,630            128              -
        Net Change in Short-term Debt                                              -         (6,000)        (1,500)
        Proceeds from Long-term Debt                                           4,770         13,240         37,500
        Repayment of Long-term Debt                                           (5,882)           (12)       (19,378)
        Proceeds from Issuance of Common Stock                                     -              -             20
        Dividends Paid to Shareholders                                          (695)          (749)          (741)
        Purchase of Treasury Stock                                            (4,566)        (1,390)        (5,992)
                                                                          ----------     ----------     ----------
            Net Cash (Used in) Provided by Financing Activities              (12,705)        16,536         21,467
                                                                          ----------     ----------     ----------
Net Increase (Decrease) in Cash and Cash Equivalents                           2,828         (3,455)         4,344
Cash and Cash Equivalents, Beginning of Year                                   8,467         11,922          7,578
                                                                          ----------     ----------     ----------
Cash and Cash Equivalents, End of Year                                    $   11,295     $    8,467     $   11,922
                                                                          ==========     ==========     ==========
Supplemental Schedule of Noncash Activities:
        Acquisition of Foreclosed Assets in Settlement of Loans           $      272     $       74     $      188
Supplemental Disclosures:
        Cash Paid For:
            Interest on Deposits and Borrowings                           $   13,545     $   14,648     $   12,154
            Income Taxes                                                  $    1,000     $    1,086     $    1,203

The accompanying Notes to Consolidated Financial Statements are an integral part of these Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF BUSINESS
Acadiana Bancshares, Inc. (the "Company") is a Louisiana corporation organized in February 1996 for the purpose of becoming the bank holding company for LBA Savings Bank (the "Bank"). The Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank converted from a Louisiana chartered mutual savings bank to a Louisiana chartered stock savings bank. The Company completed its subscription and community offering in July 1996, and with a portion of the net proceeds, acquired the capital stock of the Bank. The Company also owns Acadiana Holdings, L.L.C. ("Holdings"), which was formed in May 2000 for the purposes of acquiring a new facility for the Company headquarters and the Bank main office. The Company provides a variety of financial services primarily to individuals, but also to commercial business customers through its four full-service branches in Lafayette, Louisiana, its full service branch in New Iberia, Louisiana, and its loan production office in Eunice, Louisiana. The Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans, commercial loans and consumer loans.

BASIS OF CONSOLIDATION
The Consolidated Financial Statements include the accounts of Acadiana Bancshares, Inc. and its wholly owned subsidiaries, LBA Savings Bank and Acadiana Holdings, L.L.C. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES
The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates, that are particularly susceptible to significant change, relate to the determination of the allowance for losses on loans and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans.

CONCENTRATION OF CREDIT RISK
All of the Company's loans, commitments and letters of credit have been granted to customers in the Company's market area. The concentration of credit by type of loan is set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

A majority of the Company's loan portfolio consists of single-family residential loans in the Lafayette area. The regional economy has demonstrated heavy dependence on the oil and gas industry, which was in severe economic decline in the 1980's. Real estate prices in this market were substantially depressed. Future downturns in the oil and gas industry could result in an adverse impact on the Company's loan portfolio.

CASH AND CASH EQUIVALENTS
The Company considers all cash and amounts due from depository institutions, interest-bearing demand deposits, and time deposits in other banks which mature within 90 days, to be cash equivalents for purposes of the consolidated statements of cash flows.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TRADING SECURITIES
Investment securities that are held principally for resale in the near term are classified as trading securities and carried at fair value, with changes in fair value recorded in earnings. Quoted market prices are used to determine fair value.

INVESTMENT SECURITIES
Debt securities that management has the positive intent and ability to hold to maturity, are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Investment Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale are recognized in other comprehensive income net of applicable income taxes. The cost of securities sold is recognized using the specific identification method.

The Bank is required, as a member of the Federal Home Loan Bank ("FHLB") of Dallas, to maintain an amount of stock equal to the greater of one percent of the Bank's outstanding home mortgage-related assets or five percent of its outstanding advances from the FHLB. Any stock held in excess of required amounts is redeemable at par. At December 31, 2001 and 2000, the Bank held the required amount of stock.

LOANS HELD FOR SALE
Loans originated and intended for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses, if any, are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method.

LOANS RECEIVABLE
The Company grants home mortgage, commercial and consumer loans to customers. A substantially portion of the loan portfolio is represented by mortgage loans in the parish of Lafayette, Louisiana and the several surrounding parishes in southwest Louisiana. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are generally stated at unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans, and unearned discounts. Loan origination fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan's yield using the interest method. Interest on loans is recognized using the simple interest method.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer, residential, and small business loans for impairment disclosures.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans (including impaired loans) that are placed on nonaccrual or charged off is reversed against interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of cash payments received. The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

The allowance for loan losses is maintained at a level, which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is evaluated on a regular basis by management and is based upon management's periodic review and evaluation of various factors, including the collectibility of the loan portfolio, the nature of the portfolio, credit concentrations, and trends in historical loss experience, specific impaired loans, and prevailing economic conditions that may adversely affect the borrower's ability to repay, and the estimated value of any underlying collateral. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows using the loan's effective interest rate.

LOAN SERVICING
Loan servicing rights are recognized on loans sold when the institution has retained the servicing rights on the loan. The cost of servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate

PREMISES AND EQUIPMENT
Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation computed on either the straight-line method or declining balance method. Depreciation is provided over the estimated useful lives of the respective assets, 15 to 40 years for buildings and 3 to 15 years for furniture, fixtures and equipment.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

STOCK COMPENSATION PLANS
Statement of Financial Accounting Standards ("FAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided proforma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

EARNINGS PER COMMON SHARE
Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and unvested restricted stock, and are determined using the treasury stock method.

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

OPERATING SEGMENT DISCLOSURE
FAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, was effective for 1998. This Statement established standards for reporting information about a company's operating segments using a "management approach." The Statement requires that reportable segments be identified based upon those revenue-producing components for which separate financial information is produced internally and are subject

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS to evaluation by the chief operating decision maker in deciding how to allocate resources to segments.

The Company has evaluated its potential operating segments against the criteria specified in the statement and has determined that no operating segment disclosures are required in 2001, 2000 or 1999 because of the aggregation concepts specified in the statement.

RECENT ACCOUNTING PRONOUNCEMENTS
In June of 2001 the Financial Accounting Standards Board ("FASB") issued Statement No. 141, BUSINESS COMBINATIONS. It supercedes APB Opinion No. 16 of the same name. FAS 141 requires that all business combinations be accounted for by a single method -- the purchase method. Use of the pooling of interests method of accounting is no longer permissible. FAS 141 also establishes criteria for the identification of acquired intangibles separate from goodwill, and adds additional disclosure requirements. The provisions of this Statement apply to all business transactions initiated after September 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

In June of 2001 the FASB also issued Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, INTANGIBLE ASSETS. It addresses how intangible assets that are acquired individually or with a group of other assets (but not acquired in a business combination) should be accounted for in financial statements upon their acquisition. The Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements.

Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Specific guidance for determining impairment is provided. Goodwill will be tested for impairment at least annually using a two-step process that begins with an estimation of the fair value of a reporting unit. Additional disclosures are also required under the Statement.

The provisions of FAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Statement is required to be applied at the beginning of an entity's fiscal year, and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The Company is required to apply FAS 142 effective January 1, 2002. The Company currently has no goodwill or other intangible assets, with the exception of an immaterial amount of mortgage servicing rights, and does not expect application of this statement to have a significant effect on the Company's financial position or results of operations.

In August of 2001 the FASB issued Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. It supercedes FAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS-REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51, CONSOLIDATED FINANCIAL STATEMENTS, to eliminate exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Statement requires that one accounting model be used for long-lived assets to be disposed of, whether

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS previously held and used or newly acquired, and applies to discontinued operations. The adoption of this Statement is not expected to have a material effect on the Company's financial position or results of operations.

RECLASSIFICATIONS
Certain reclassifications have been made to the 2000 and 1999 Consolidated Financial Statements in order to conform to the classifications adopted for reporting in 2001.

NOTE 2 - CASH AND AMOUNTS DUE FROM BANKS:

The Company is required by the Federal Reserve Bank to maintain a reserve of vault cash or cash on deposit based on a percentage of deposits. The amount of the reserve balance required at December 31, 2001 and 2000 was approximately $530,000 and $429,000, respectively, and the Company satisfied its reserve requirements at both dates.

NOTE 3 - INVESTMENT SECURITIES:

Securities available for sale consist of the following (in thousands):

                                             December 31, 2001                                    December 31, 2000
                              --------------------------------------------------   -----------------------------------------------
                                               Gross        Gross                                 Gross       Gross
                               Amortized    Unrealized   Unrealized      Fair      Amortized   Unrealized   Unrealized      Fair
                                  Cost        Gains        Losses        Value       Cost         Gains       Losses        Value
                              --------------------------------------------------   -----------------------------------------------
Debt securities:
     U.S. Government and
        Federal Agencies       $     497    $       22   $        -    $     519   $  10,495   $      35    $     (22)    $ 10,508
     Corporate Bonds               2,009            33            -        2,042           -           -            -            -
     Mortgage-backed              17,051           191         (143)      17,099      13,809         124         (266)      13,667
                               ---------    ----------   --------      ---------   ---------   ---------    ----------    --------
Total debt securities             19,557           246         (143)      19,660      24,304         159         (288)      24,175
Marketable equity securities           5            47                        52           5          50            -           55
                               ---------    ----------   ----------    ---------   ---------   ---------    ----------    --------
Total                          $  19,562    $      293   $     (143)   $  19,712   $  24,309   $     209    $    (288)    $ 24,230
                               =========    ==========   ==========    =========   =========   =========    ==========    ========

Securities held to maturity consist of the following (in thousands):

                                             December 31, 2001                                    December 31, 2000
                              --------------------------------------------------   -----------------------------------------------
                                               Gross        Gross                                 Gross       Gross
                               Amortized    Unrealized   Unrealized      Fair      Amortized   Unrealized   Unrealized      Fair
                                  Cost        Gains        Losses        Value       Cost        Gains       Losses        Value
                              --------------------------------------------------   -----------------------------------------------
Mortgage-backed                $  31,989    $      129   $      (70)   $  32,048   $  11,682   $     191    $      (59)   $ 11,814
                               ---------    ----------   ----------    ---------   ---------   ---------    ----------    --------
Total                          $  31,989    $      129   $      (70)   $  32,048   $  11,682   $     191    $      (59)   $ 11,814
                               =========    ==========   ==========    =========   =========   =========    ==========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2001 follows (in thousands):

                                                        Available for Sale                     Held to Maturity
                                                       ---------------------                 --------------------
                                                        Amortized     Fair                  Amortized      Fair
                                                          Cost        Value                   Cost        Value
                                                        -------      -------                ---------    -------
             Over 1 year through 5 years                $ 2,506      $ 2,561                 $     -     $     -
                                                        -------      -------                 -------     -------
                                                          2,506        2,561                 $     -     $     -
             Mortgage-backed securities                  17,051       17,099                  31,989      32,048
                                                        -------      -------                 -------     -------
             Total Debt Securities                      $19,557      $19,660                 $31,989     $32,048
                                                        =======      =======                 =======     =======

Securities other than mortgage-backed securities are classified according to their contractual maturity without consideration of call features. Accordingly, actual maturities may differ from contractual maturities.

During 2001, 2000 and 1999, proceeds from calls and maturities of securities available for sale were approximately $10,000,000, $0 and $19,925,000, respectively, resulting in no realized gain or loss. During 2001, 2000 and 1999, no securities available for sale were sold.

Investment securities with a carrying value of approximately $4,850,000 and $7,584,000 at December 31, 2001 and 2000, respectively, were pledged to secure deposits, repurchase agreements, and for other purposes as required or permitted by law. Additionally, at December 31, 2001 and 2000, investment securities with a carrying value of $12,994,000 and $19,346,000, respectively, were included under a blanket lien that provides security for advances from the Federal Home Loan Bank of Dallas.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS RECEIVABLE:

Loans Receivable at December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                      2001         2000
               ------------------------------------------------------------
               Mortgage Loans:
                    Single-Family Residential    $  139,739    $ 188,133
                    Construction                      6,093        3,912
                    Multi-Family Residential            166          346
                    Commercial Real Estate           40,119       28,851
                    Equity Lines of Credit            4,421        4,227
                                                 ----------    ---------
                         Total Mortgage Loans       190,538      225,469
                    Commerical Business Loans        20,468       19,702
                    Consumer Loans                   25,287       24,398
                                                 ----------    ---------
                         Total Loans                236,293      269,569
               Less:
                    Allowance for Loan Losses        (2,710)      (2,714)
                    Net Deferred Loan Fees             (161)        (197)
                    Unadvanced Loan Funds            (3,531)      (1,853)
                                                 ----------    ---------
               Loans, Net                        $  229,891    $ 264,805
                                                 ==========    ==========

At December 31, 2001 and 2000, the Company's loan portfolio included $97,008,000 and $111,617,000 in adjustable-rate loans, respectively. At December 31, 2001 and 2000, single-family residential mortgage loans in the aggregate amounts of $108,541,000 and $112,376,000, respectively, were included under a blanket lien that provides security for advances from the Federal Home Loan Bank of Dallas.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is an analysis of the allowance for possible loan losses for the years ended December 31, 2001, 2000 and 1999(in thousands):

                                                          2001        2000       1999
          ----------------------------------------------------------------------------
          Balance, Beginning                             $ 2,714    $ 2,747    $ 2,726
             Provision Charged (Credited) to Income           20        (83)         -
             Loans Charged Off                              (243)      (170)      (185)
             Loans Recovered                                 219        220        206
                                                         -------    -------    -------
          Balance, Ending                                $ 2,710    $ 2,714    $ 2,747
                                                         =======    =======    =======

The following is a summary of information pertaining to impaired loans (in thousands):

     December 31,                                                           2001    2000
     -----------------------------------------------------------------------------------
     Impaired loans without a valuation allowance                          $   -   $   -
     Impaired loans with a valuation allowance                               720     397
                                                                           -----   -----

     Total impaired loans                                                  $ 720   $ 397
                                                                           =====   =====

     Valuation allowance related to impaired loans                         $ 342   $  64
                                                                           =====   =====

     For the Years Ended December 31,                               2001    2000   1999
     ----------------------------------------------------------------------------------
     Average investment in impaired loans                          $ 526   $ 313   $  -
                                                                   =====   =====   ====
     Interest income recognized on impaired loans                  $   9   $  26   $  -
                                                                   =====   =====   ====
     Interest income recognized on a cash basis on impaired loans  $   9   $  30   $  -
                                                                   =====   =====   ====

NOTE 5 - LOAN SERVICING:

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others were $13,662,000 and $17,937,000 at December 31, 2001 and 2000, respectively.
Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $196,000 and $184,000 at December 31, 2001 and 2000, respectively. No loan servicing rights were capitalized in 2001 or 2000. Amortization of loan servicing rights was $19,000, $20,000 and $22,000, in 2001, 2000 and 1999, respectively, and the balance of loan servicing rights at December 31, 2001 and 2000 was $47,000 and $66,000, respectively.

NOTE 6 - INVESTMENT IN LIMITED LIABILITY COMPANY:

The Company owns a 40 percent investment in Cadence Holdings, LLC ("Cadence"), an affiliate in the financial services industry, which is accounted for under the equity method. A limited liability company ("LLC") is a legal form of doing business that combines partnership and corporate attributes.

The Company is a guarantor in the amount of $500,000 for a $750,000 bank line of credit to Cadence, which is dated August 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 2001 and 2000 are as follows (in thousands):

                                                                    2001          2000
                                                                  --------      --------
                    Land                                          $ 1,907       $ 1,871
                    Office Buildings                                4,086         3,205
                    Furniture, Fixtures and Equipment               2,576         2,648
                    Transportation Equipment                          110           104
                                                                  --------      --------
                                                                    8,679         7,828
                    Accumulated Depreciation                       (2,376)       (2,809)
                                                                  --------      --------

                    Premises and Equipment, Net                   $ 6,303       $ 5,019
                                                                  ========      ========

Since the acquisition of a new office building in May of 2000, the Company actively engages in leasing office space that it has available. Leases have different terms ranging from monthly rental to seven years. At December 31, 2001, the monthly lease income was $54,000 per month. Total lease income for 2001 and 2000 was $638,000 and $300,000, respectively. Income from leases was reported as a reduction in occupancy expenses. The income from such leases, and the land and building at the Company headquarters, are pledged to a third party to secure debt. The carrying amount of the land and building held for lease at December 31, 2001 and 2000 were $2,971,000 and $2,240,000, respectively, which amounts exclude the approximately 30% used by the Company for its operations.

Relative to its main office location, the Bank executed an operating lease with Holdings which provides for an annual base rental of $455,000, or approximately $38,000 per month, from the Bank to Holdings. The initial term is 10 years, which began March 2001. This transaction is eliminated in the preparation of consolidated financial statements because the Company owns the Bank and Holdings.

NOTE 8 - DEPOSITS:

Certificates of deposit with a balance of $100,000 or more at December 31, 2001 and 2000 were $42,994,000 and $46,967,000, respectively.

At December 31, 2001, scheduled maturities of certificates of deposit accounts were as follows (in thousands):

                              2002                           $ 92,289
                              2003                             27,277
                              2004                             31,290
                              2005                              1,211
                              2006                                482
                           Thereafter                             173
                                                             --------
                                                             $152,722
                                                             ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one day from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

NOTE 10 - LONG-TERM DEBT:

The Company's fixed rate long-term debt consisted entirely of Federal Home Loan Bank advances. Such advances totaled $65,350,000 and $67,850,000 as of December 31, 2001 and 2000, respectively, and are secured by residential mortgage loans and certain investment securities (held by the FHLB in safekeeping) under an existing blanket collateral agreement and by FHLB stock. Interest rates on these advances ranged from 4.93% to 8.70% at December 31, 2001 and 2000. No payments are scheduled prior to maturity; however a significant portion of the advances contain a quarterly call feature beginning between one and three years after the date of issuance, therefore, actual repayments could vary from contractual maturities. The Company has the ability to borrow additional advances of $55,773,000 from the FHLB, which would also be secured by the existing blanket collateral agreement and by FHLB stock.

The Company, through its subsidiary, Holdings, has a prime rate long-term loan in the amount of $3,184,000, at a rate fluctuating with prime (4.75% at December 31, 2001) which amortizes monthly over a 30-year amortization with a 10-year balloon. The Bank acquired a 31.25% participation in this loan resulting in a net long-term debt of $2,189,000 after eliminations for preparation of Consolidated Financial Statements. Land and an office building, and a pledge and assignment of rents, secure the debt. Additionally, the Company has a prime rate long-term loan in the amount of $1,432,000 at a rate fluctuating with prime rate (4.75% at December 31, 2001), due in quarterly payments through June 2006. This debt is ESOP debt and under SOP 93-6 is shown as Company debt. This debt is secured by unallocated shares of Company stock in the Employee Stock Ownership Plan. Contractual maturities of long-term debt are as follows (in thousands):

          December 31,                 2001                  2000
          ---------------------------------------------------------
                           Fixed    Floating
                            Rate      Rate       Total       Total
                          -------   --------    -------     -------
          Due in 2001     $     -   $      -    $     -     $ 2,893
          Due in 2002           -        366        366          11
          Due in 2003       3,100        384      3,484       3,112
          Due in 2004           -        402        402          13
          Due in 2005         250        422        672         265
          Due in 2006           -        163        163          16
          Due in 2007           -         70         70          17
          Due in 2008      17,000         74     17,074      17,018
          Due in 2009      35,000         78     35,078      35,021
          Due in 2010      10,000         81     10,081      11,262
          Due in 2011           -      1,581      1,581           -
                          -------   --------    -------     -------
          Total           $65,350   $  3,621    $68,971     $69,628
                          =======   ========    =======     =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's floating-rate, long-term debt of $3,621,000 at December 31, 2001 matures through 2011 and is tied to prime rate. At December 31, 2001 and 2000, the interest rate on floating-rate, long-term debt was 4.75% and 9.50%, respectively.

NOTE 11 - INCOME TAXES:

The provision for Income Tax Expense is as follows for the years ended December 31, 2001, 2000 and 1999 (in thousands):

                                                          2001           2000            1999
                                                         ------         ------          ------
          Current Tax Provision                         $ 1,248        $ 1,056         $ 1,196
          Deferred Tax Provision                             69            151              33
                                                         ------         ------          ------

          Total Income Tax Expense                      $ 1,317        $ 1,207         $ 1,229
                                                         ======         ======          ======

There was an income tax payable of $157,000 and an income tax receivable of $63,000 at December 31, 2001 and 2000, respectively.

The total provision for federal income taxes differs from that computed by applying statutory corporate tax rates, as follows for the years ended December 31 2001, 2000 and 1999:

                                                          2001           2000           1999
                                                          ----           ----           ----
          Statutory Federal Income Tax Rate               34.0%          34.0%          34.0%
          Increase in Taxes Resulting From:
              Nondeductible ESOP                           1.8            0.8            1.5
              Other Items                                  0.4            0.4            0.3
                                                          ----           ----           ----
              Effective Tax Rate                          36.2%          35.2%          35.8%
                                                          ====           ====           ====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of principal temporary differences at December 31, 2001 and 2000 are as follows (in thousands):

                                                                            2001            2000
                                                                         ---------       ---------
            Deferred Tax Assets:
                Deferred loan fees                                       $      59       $      58
                Losses on loans                                                922             929
                Loans held for sale                                             29               -
                Depreciable property basis differences                           -               4
                Compensation expenses                                          170             166
                Unrealized losses on Trading Securities                          -              11
                Unrealized losses on Securities Available for Sale               -              27
                Capital loss carryover                                           7               7
                Other                                                           22              30
                                                                         ---------       ---------
                  Subtotal                                                   1,209           1,232
                                                                         ---------       ---------

            Deferred Tax Liabilities:
                FHLB stock                                                     559             500
                Depreciable property basis differences                          10               -
                Unrealized gain on Securities Available for Sale                51               -
                Acquisition Costs                                               11               7
                                                                         ---------       ---------
                  Subtotal                                                     631             507
                                                                         ---------       ---------

                Net Deferred Tax Asset                                   $     578          $  725
                                                                         =========       =========

The likelihood of realization of the entire amount of the deferred tax asset is considered to be more likely than not; therefore, no valuation allowance has been provided for 2001 or 2000.

Retained earnings at December 31, 2001 and 2000 included approximately $7,073,000 accumulated prior to January 1, 1987 for which no provision for federal income taxes has been made. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

NOTE 12 - EARNINGS PER COMMON SHARE:

Weighted average shares of common stock outstanding for basic EPS excludes the weighted average shares unreleased by the Employee Stock Ownership Plan ("ESOP") Trust (108,957, 130,872 and 152,726 shares at December 31, 2001, 2000 and 1999 respectively) and the weighted average unvested shares in the Recognition and Retention Plan ("RRP") Trust (45,486, 63,462, and 80,110 shares at December 31, 2001, 2000 and 1999, respectively). The following is a reconcilement of the numerator and denominator for basic and diluted Earnings Per Share:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            For the Years Ended December 31,                           2001            2000           1999
            --------------------------------------------------------------------    -----------     -----------
            Numerator:
                    Income Applicable to Common Shares               $ 2,318,000    $ 2,224,000     $ 2,206,000
                                                                     ===========    ===========     ===========

            Denominator:
                    Weighted Average Common Shares Outstanding         1,094,846      1,235,251       1,377,635
                    Effect of Dilutive Securities:
                          Stock Options Outstanding                       52,755          4,071          12,584
                          RRP Grants                                      10,606          8,280          32,336
                                                                     -----------    -----------     -----------
                    Weighted Average Common Shares Outstanding
                          Assuming Dilution                            1,158,207      1,247,602       1,422,555
                                                                     ===========    ===========     ===========

                    Earnings per Share                               $      2.12    $      1.80     $      1.60
                                                                     ===========    ===========     ===========
                    Earnings per Share - Assuming Dilution           $      2.00    $      1.78     $      1.55
                                                                     ===========    ===========     ===========

NOTE 13 - REGULATORY MATTERS:

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's or the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and ratios as of December 31, 2001 and 2000 are also presented in the table.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in Thousands)

                                                                                                          Minimum to be
                                                                                     Minimum          Well Capitalized Under
                                                                                     Capital             Prompt Corrective
                                                          Actual                   Requirement           Action Provisions
                                                 -----------------------       ----------------       ----------------------
December 31, 2001                                 Amount          Ratio         Amount    Ratio        Amount          Ratio
-----------------------------------------        --------       --------       -------    -----       ---------       ------
Total Capital to Risk Weighted Assets:
        Acadiana Bancshares, Inc.                $ 28,986          15.8%      $  14,696    8.0%       $     N/A        N/A %
        LBA Savings Bank                           27,825          15.5%         14,374    8.0%          17,968        10.0%
Tier 1 Capital to Risk Weighted Assets:
        Acadiana Bancshares, Inc.                  26,713          14.5%          7,348    4.0%             N/A        N/A %
        LBA Savings Bank                           25,552          14.2%          7,187    4.0%          10,781         6.0%
Tier 1 Capital to Average Assets:
        Acadiana Bancshares, Inc.                  26,713           8.4%         12,654    4.0%             N/A        N/A %
        LBA Savings Bank                           25,552           8.2%         12,483    4.0%          15,604         5.0%

                                                                                                          Minimum to be
                                                                                     Minimum          Well Capitalized Under
                                                                                     Capital             Prompt Corrective
                                                          Actual                   Requirement           Action Provisions
                                                 -----------------------       ----------------       ----------------------
December 31, 2000                                 Amount          Ratio         Amount    Ratio        Amount          Ratio
-----------------------------------------        --------         ------       -------    -----       ---------        -----
Total Capital to Risk Weighted Assets:
        Acadiana Bancshares, Inc.                $ 31,152          16.6%      $  15,018    8.0%       $     N/A        N/A %
        LBA Savings Bank                           27,325          14.8%         14,748    8.0%          18,435        10.0%
Tier 1 Capital to Risk Weighted Assets:
        Acadiana Bancshares, Inc.                  28,779          15.3%          7,509    4.0%             N/A        N/A %
        LBA Savings Bank                           24,994          13.6%          7,374    4.0%          11,061         6.0%
Tier 1 Capital to Average Assets:
        Acadiana Bancshares, Inc.                  28,779           8.8%         13,020    4.0%             N/A        N/A %
        LBA Savings Bank                           24,994           7.8%         12,763    4.0%          15,964         5.0%

NOTE 14 - EMPLOYEE BENEFITS:

401(K) PLAN
The Company maintains a 401(k) Profit Sharing Plan to provide retirement benefits for substantially all employees. Eligible employees may defer up to ten percent of compensation. All employees are eligible after completing one year of service and attaining age 21. No contributions to the plan were due, and no contributions were made by the Company for the three years ended December 31, 2001.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EMPLOYEE STOCK OWNERSHIP PLAN
The Company established an Employee Stock Ownership Plan Trust ("ESOP") for the benefit of employees of the Company and the Bank. Full-time employees of the Company and the Bank who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

The ESOP is a leveraged ESOP and shares purchased by the ESOP with the proceeds of a loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Continuing its practice, the Company anticipates that contributions will be made to the plan in amounts necessary to amortize the debt to the Company over a period of ten years, finally maturing in June 2006. Shares released are allocated among participants on the basis of compensation. Participants vest in their right to receive their account balances within the ESOP at the rate of 20 percent per year starting after one year of service. In the case of a "change of control," as defined in the plan, participants will become immediately and fully vested in their account balances.

Under SOP 93-6, unearned ESOP shares are not considered outstanding and the cost of which are shown as a reduction of stockholders' equity. Dividends on unallocated ESOP shares are considered to be compensation expense. The Company recognizes compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Company's ESOP shares differs from the cost of such shares, this differential is credited to equity. The Company receives a tax deduction equal to the cost of the shares released. During 2001, the ESOP refinanced the loan previously financed by the Company, which continues to be secured by the unallocated shares in the trust. The leveraged ESOP is accounted for in accordance with AICPA SOP 93-6, EMPLOYERS' ACCOUNTING FOR EMPLOYEE STOCK OWNERSHIP PLANS, and accordingly, prior to the external refinancing, the loan receivable from the ESOP to the Company was not shown as an asset and the debt of the ESOP was not shown as a Company liability.

Compensation cost of the ESOP for the year ended December 31, 2001, was $459,000 based on the release of 21,894 shares. Compensation cost of the ESOP for the year ended December 31, 2000, was $346,000 based on the release of 21,892 shares. For the year ended December 31, 1999, compensation cost of the ESOP was $408,000 based on the release of 21,892 shares. There were 106,515, 91,099, and 73,423 allocated shares and 98,092, 119,986 and 141,878 shares held in suspense by the ESOP for the years ended December 31, 2001, 2000 and 1999, respectively. The fair value of the unearned ESOP shares at December 31, 2001 and 2000, using the quoted market closing price per share, was approximately $2,276,000 and $2,160,000, respectively.

RECOGNITION AND RETENTION PLAN
The Company established the Recognition and Retention Plan Trust ("RRP") for certain officers and directors on January 22, 1997. During 1997, the Company fully funded the trust with the purchase of 109,250 shares. The cost of the shares of restricted stock awarded under these plans is recorded as unearned compensation, a contra equity account. The fair value of the shares on the date of award is recognized ratably as compensation expense over the vesting period, which is five years. The grantees of the restricted stock have the right to vote the shares awarded. Dividends on unvested shares are held in trust and distributed when the related shares vest. For the years ended December 31, 2001, 2000 and 1999, the Recognition and Retention Plan Expense was $307,000, $288,000 and $271,000, respectively. The weighted-average grant-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS date fair value of the restricted stock granted under the RRP during the years ended December 31, 2001, 2000 and 1999 was $21.52, $16.50, and $20.50,
respectively. A summary of the changes in restricted stock follows:

                                                          Unawarded         Awarded
                                                            Shares           Shares
                                                         -----------      ----------
             Balance, January 1, 1999                         25,748          68,863
             Granted                                          (7,000)          7,000
             Forfeited                                             -               -
             Earned and Issued                                     -         (17,223)
                                                         -----------      ----------
             Balance, December 31, 1999                       18,748          58,640
             Granted                                          (1,000)          1,000
             Forfeited                                             -               -
             Earned and Issued                                     -         (17,818)
                                                         -----------      ----------
             Balance, December 31, 2000                       17,748          41,822
             Granted                                         (14,277)         14,277
             Forfeited                                             -               -
             Earned and Issued                                     -         (18,223)
                                                         -----------      ----------
             Balance, December 31, 2001                        3,471          37,876
                                                         ===========      ==========

STOCK OPTION PLAN
In 1997, the Company adopted a stock option plan for the benefit of directors and officers. The number of shares of common stock reserved for issuance under the stock option plan was equal to 273,125 shares. The option exercise price cannot be less than the fair value of the underlying common stock as of the date of the option grant and the maximum option term cannot exceed ten years. The stock options granted to directors and officers are subject to 20 percent vesting per year and are exercisable upon vesting. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, the Company recognizes no compensation expense.

The following table summarizes the activity related to stock options:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the activity related to stock options:

                                                                                          Weighted
                                                                                           Average
                                                          Available       Options        Execercise
                                                          for Grant     Outstanding         Price
                                                         -----------   -------------    -----------
             Balance, January 1, 1999                         14,424         258,701    $     15.75
             Granted                                         (10,000)         10,000    $     20.05
             Canceled                                          2,000          (2,000)   $     15.50
             Exercised                                             -          (7,000)   $     15.50
                                                         -----------   -------------
             Balance, December 31, 1999                        6,424         259,701    $     16.05
             Granted                                          (2,000)          2,000    $     16.50
             Canceled                                              -               -
             Exercised                                             -               -
                                                         -----------   --------------
             Balance, December 31, 2000                        4,424         261,701    $     16.05
             Granted                                          (4,549)          4,549    $     22.50
             Canceled                                          2,000          (2,000)   $     18.25
             Exercised                                             -               -
                                                         -----------   -------------
             Balance, December 31, 2001                        1,875         264,250    $     16.28
                                                         ===========   =============

             Exercisable at December 31, 1999                                 89,279    $     15.72
                                                                       =============
             Exercisable at December 31, 2000                                141,222    $     15.84
                                                                       =============
             Exercisable at December 31, 2001                                192,762    $     15.89
                                                                       =============

The weighted-average remaining life of the outstanding options at December 31, 2001 is 5.4 years. The exercise prices of the outstanding options range from $15.50 to $22.50.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2001, 2000 and 1999 was $4.24, $4.83 and $3.91, respectively.

In October 1995 the FASB issued FAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. FAS 123 requires disclosure of the compensation cost for stock-based incentives granted after January 31, 1995 based on the fair value at grant date for awards. Applying FAS 123 would result in pro forma net income and earnings per share amounts as follows (in thousands, except per share data):

                                                            2001             2000            1999
                                                         -----------      -----------     ----------
             Net Income

               As reported                               $     2,318      $     2,224     $    2,206
               Pro forma                                       2,102            2,006          2,003

             Earnings per share
               As reported - Basic                       $      2.12      $      1.80     $     1.60
                            Diluted                             2.00             1.78           1.55
               Pro forma   - Basic                              1.92             1.62           1.45
                            Diluted                             1.82             1.61           1.41

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for 2001, 2000 and 1999 grants: dividend yields of 2.88, 3.80 and 2.79 percent, respectively; expected volatility of 14.43, 30.65 and 11.26 percent, respectively; risk-free interest rate of 5.16, 6.32 and 5.90 percent, respectively; and expected lives of 7.5 years for all options.

NOTE 15 - RELATED PARTY TRANSACTIONS:

In the ordinary course of business, the Bank has granted loans to principal officers and directors and their affiliates amounting to $757,000 at December 31, 2001 and $850,000 at December 31, 2000. During the year ended December 31, 2001, total principal additions were $589,000 and total principal payments were $682,000.

Deposits from related parties held by the Bank at December 31, 2001 amounted to $2,129,000.

The Company has an employment agreement with an executive officer under which the Company agreed to pay compensation of $130,000 annually (plus merit increases) through October 31, 2002.

The Company has also entered into severance agreements with seven officers. The total commitments under the severance agreements at December 31, 2001 were $1,116,000.

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

The Company is obligated in connection with a contract for data processing services, beginning May 2002, for 60 months, which is currently expected to cost approximately $20,000 per month.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2001, financial instruments for which the contract amounts were as follows represent credit risk:

                                                         Contract or Notional
                                                        Amount (in thousands)
             ----------------------------------------------------------------
             Unadvanced Loan Funds                                   $  3,531
             Commitments to Extend Credit                            $ 18,711
             Standby Letters of Credit                               $    115

Unadvanced loan funds represent portions of loans not yet disbursed to the borrower. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter party.

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

NOTE 18 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES:

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis. Currently, the Bank is restricted under applicable laws in the payment of dividends to an amount equal to current year earnings plus undistributed earnings for the immediately preceding year, unless prior permission is received from the Commissioner of Financial Institutions for the State of Louisiana. Dividends payable without permission by the Bank in 2002 will be limited to 2002 earnings plus $68,000. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Accordingly, at January 1, 2002, $25,584,000 of the Company's equity in the net assets of the Bank was restricted. Funds available for loans on advances by the Bank to the Company amounted to $2,828,000.

NOTE 19 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

FAS 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments, whether or not recognized in the Consolidated Balance Sheets. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. FAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents approximate those assets' fair values.

Time deposits in other banks: The fair values for time deposits in other banks are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated contractual maturities on such time deposits.

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

Borrowings: The fair values of the Company's long-term debt is estimated using discounted cash flows analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Items: The Company has outstanding commitments to extend credit and stand-by letters of credit. These off-balance sheet financial instruments are generally exerciseable at the market rate prevailing at the date the underlying transaction will be completed and, therefore, have no current value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the Company's financial instruments as of December 31, 2001 and 2000 is as follows (in thousands):

                                                                       2001                       2000
                                                             -----------------------    -----------------------
                                                             Estimated      Recorded    Estimated      Recorded
                                                               Fair           Book        Fair           Book
                                                               Value          Value       Value          Value
                                                             ---------      --------    ---------      --------
      ASSETS
      Cash and Cash Equivalents                              $  11,295      $ 11,295    $   8,467      $  8,467
      Time Deposits in Other Banks                               3,035         3,048            -             -
      Trading Securities                                             -             -          162           162
      Investment Securities                                     51,760        51,701       36,044        35,912
      Federal Home Loan Bank Stock                               4,321         4,321        4,147         4,147
      Loans and Loans Held for Sale                            242,267       234,718      270,070       266,657
      Accrued Interest Receivable                                1,398         1,398        1,708         1,708

      LIABILITIES
      Deposits                                                 216,497       215,569      224,827       224,531
      Securities Sold Under Agreements to Repurchase             2,758         2,758          128           128
      Borrowings                                                73,840        68,971       68,623        69,628
      Accrued Interest Payable                                     524           524          593           593


NOTE 20 - COMPREHENSIVE INCOME:

The following is a summary of the components of other comprehensive income (in thousands):

          For the Years Ended December 31,                          2001        2000       1999
          ----------------------------------------------------------------    -------    --------
          Unrealized Gain (Loss) on Securities
               Available for Sale, Net                            $    228    $   473    $   (942)
          Reclassification Adjustments for Net Gains
               Realized in Net Income                                    -          -           -
                                                                  --------    -------    --------
          Other Comprehensive Income                                   228        473        (942)
          Income Tax (Expense) Benefit Related to Other
               Comprehensive Income                                    (78)      (160)        320
                                                                  --------    -------    --------
          Other Comprehensive Income, Net of Income
               Taxes                                              $    150    $   313    $   (622)
                                                                  ========    =======    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS:

Condensed financial statements of Acadiana Bancshares, Inc., (parent only) are shown below. The parent company has no significant operating activities.

         CONDENSED BALANCE SHEETS
         (In Thousands)

                                                                                 December 31,       December 31,
                                                                                     2001              2000
                                                                                ---------------    --------------
         ASSETS
         Cash and Cash Equivalents                                              $           440    $        2,648
         Trading Securities                                                                   -               162
         Investment in Subsidiaries                                                      27,013            25,133
         Investment in Limited Liability Company                                            833               792
         Other Assets                                                                       281               383
                                                                                ---------------    --------------
              Total Assets                                                      $        28,567          $ 29,118
                                                                                ===============    ==============

         LIABILITIES AND STOCKHOLDERS' EQUITY
         Other Liabilities                                                      $           323    $          336
         Long-term Debt                                                                   1,432                 -
                                                                                ---------------    --------------

         Total Liabilities                                                      $         1,755    $          336
         Stockholders' Equity                                                            26,812            28,782
                                                                                ---------------    --------------

              Total Liabilities and Stockholders' Equity                        $        28,567    $       29,118
                                                                                ===============    ==============

         CONDENSED INCOME STATEMENTS
         (In Thousands)

         For the Years Ended December 31,                                             2001           2000            1999
         --------------------------------------------------------------------------------------   ------------   ------------
         Operating Income:
              Dividends from Subsidiary Bank                                       $     2,544     $    2,600     $     2,270
              Interest and Dividend Income                                                  75            197             211
              Trading Account Gains (Losses)                                                32             25              (8)
              Other Gains (Losses)                                                          41              3            (155)
                                                                                  ------------    -----------    ------------
         Total Operating Income                                                          2,692          2,825           2,318
         Operating Expenses                                                                524            470             421
                                                                                  ------------    -----------    ------------
         Income Before Income Tax Expense
              and Increase (Decrease) in Equity in
              Undistributed Earnings of Subsidiaries                                     2,168          2,355           1,897
         Income Tax (Benefit) Expense                                                     (123)           (85)           (127)
                                                                                  ------------    -----------    ------------
         Income Before Increase (Decrease) in Equity in
              Undistributed Earnings of Subsidiaries                                     2,291          2,440           2,024
         Increase (Decrease) in Equity in Undistributed
              Earnings of Subsidiaries                                                      27           (216)            182
                                                                                  ------------    -----------    ------------
         Net Income                                                                $     2,318     $    2,224     $     2,206
                                                                                  ============    ===========    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       CONDENSED STATEMENT OF CASH FLOWS
       (In Thousands)

      For the Years Ended December 31,                                             2001           2000            1999
--------------------------------------------------------------------------------------------   ------------   ------------
      Cash Flows from Operating Activities:
      Net Income                                                                $     2,318     $    2,224     $     2,206

      Adjustments to Reconcile Net Income to Net Cash
        Provided by Operating Activities:
           (Increase) Decrease in Equity in Net Income
            of Subsidiaries                                                             (27)           216            (182)
           Provision (Credit) for Deferred Income Taxes                                  15             (1)             15
           Amortization                                                                   2              3               2
           (Income) Loss from Investment in Limited Liability Company                   (41)            19             155
           Net change in Securities Classified as Trading                               162            123             290
           Decrease (Increase) in Other Assets                                           25           (137)           (135)
           Increase (Decrease) in Other Liabilities                                      76            146            (177)
                                                                               ------------    -----------    ------------
              Net Cash Provided by Operating Activities                               2,530          2,593           2,174
                                                                               ------------    -----------    ------------
      Cash Flows from Investing Activities:
           Proceeds from Calls and Maturities of
             Securities Available for Sale                                                -              -          15,970
           Purchase of Securities Available for Sale                                      -              -          (9,978)
                                                                               ------------    -----------    ------------
                Net Cash Provided by Investing Activities                                 -              -           5,992
      Cash Flows from Financing Activities:
           Capital Contributed to Subsidiaries                                       (1,288)          (435)            (84)
           Payments Received From ESOP Trust                                            379            388             388
           Proceeds from Long-term Debt                                               1,570              -               -
           Repayment of Long-term Debt                                                 (138)             -               -
           Proceeds from Issuance of Common Stock                                         -              -              20
           Dividends Paid to Shareholders                                              (695)          (749)           (741)
           Repurchase of Common Stock                                                (4,566)        (1,390)         (5,992)
                                                                               ------------    -----------    ------------
                Net Cash Used in Financing Activities                                (4,738)        (2,186)         (6,409)
                                                                               ------------    -----------    ------------
                Net (Decrease) Increase in Cash and Cash Equivalents                 (2,208)           407           1,757
      Cash and Cash Equivalents, Beginning of Year                                    2,648          2,241             484
                                                                               ------------    -----------    ------------
      Cash and Cash Equivalents, End of Year                                    $       440     $    2,648     $     2,241
                                                                               ============    ===========    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - QUARTERLY RESULTS OF OPERATIONS
(UNAUDITED):

        (In thousands, except per share data)

        Year Ended December 31, 2001
                                                          First         Second          Third         Fourth
                                                         Quarter        Quarter        Quarter       Quarter
        -------------------------------------------------------------------------------------------------------
        Interest and Dividend Income                    $     6,062    $    5,830     $    5,581    $     5,495
        Interest Expense                                      3,749         3,556          3,229          2,942
                                                       ------------   -----------    -----------   ------------
          Net Interest Income                                 2,313         2,274          2,352          2,553
        (Credit) Provision for Loan Losses                     (131)          (45)             3            193
                                                       ------------   -----------    -----------   ------------
          Net Interest Income after
             Provision for Loan Losses                        2,444         2,319          2,349          2,360
        Non-Interest Income                                     534           393            387            534
        Non-Interest Expense                                  1,933         1,993          1,830          1,929
                                                       ------------   -----------    -----------   ------------
        Income Before Income Taxes                            1,045           719            906            965
        Income Tax Expense                                      371           265            332            349
                                                       ------------   -----------    -----------   ------------
        Net Income                                      $       674    $      454     $      574    $       616
                                                       ============   ===========    ===========   ============
        Earnings per Share - basic                      $      0.55    $     0.42     $     0.56    $      0.59
                                                       ============   ===========    ===========   ============
        Earnings per Share - diluted                    $      0.54    $     0.40     $     0.52    $      0.55
                                                       ============   ===========    ===========   ============

        Year Ended December 31, 2000
                                                          First         Second          Third         Fourth
                                                         Quarter        Quarter        Quarter       Quarter
        --------------------------------------------------------------------------------------------------------
        Interest and Dividend Income                    $     5,712    $    6,015     $    6,142    $     6,232
        Interest Expense                                      3,425         3,692          3,866          3,913
                                                       ------------   -----------    -----------   ------------
          Net Interest Income                                 2,287         2,323          2,276          2,319
        (Credit) Provision for Loan Losses                        -             -              -            (83)
                                                       ------------   -----------    -----------   ------------
          Net Interest Income after
             Provision for Loan Losses                        2,287         2,323          2,276          2,402
        Non-Interest Income                                     234           254            383            317
        Non-Interest Expense                                  1,685         2,056          1,753          1,551
                                                       ------------   -----------    -----------   ------------
        Income Before Income Taxes                              836           521            906          1,168
        Income Tax Expense                                      295           188            319            405
                                                       ------------   -----------    -----------   ------------
        Net Income                                      $       541    $      333     $      587    $       763
                                                       ============   ===========    ===========   ============
        Earnings per Share - basic                      $      0.43    $     0.27     $     0.48    $      0.62
                                                       ============   ===========    ===========   ============
        Earnings per Share - diluted                    $      0.42    $     0.27     $     0.48    $      0.61
                                                       ============   ===========    ===========   ============

ABOUT THE COMPANY
--------------------------------------------------------------------------------
Acadiana Bancshares, Inc., (the "Company") is a Louisiana-chartered financial holding company with headquarters at 200 West Congress Street, Lafayette, Louisiana 70501. Its banking subsidiary, LBA Savings Bank (the "Bank"), operates five full-service branches in Lafayette and New Iberia and a loan production office in Eunice, Louisiana. Addresses of LBA Savings Bank branches are:

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

              Southside Branch
              3701 Johnston Street, Lafayette, Louisiana 70503

              Broadmoor Branch
              5301 Johnston Street, Lafayette, Louisiana 70503

              New Iberia Branch
              230 West Main Street, New Iberia, Louisiana 70560

              Eunice Loan Production Office
              136 South 3rd Street, Eunice, Louisiana 70535

DIRECTORS
--------------------------------------------------------------------------------
Al W. Beacham, M.D.                                               Don O'Rourke, Sr.
PRESIDENT, BEACHAM UROLOGY GROUP, INC.                            PRESIDENT, DON J. O'ROURKE & ASSOCIATES, LTD.

John H. DeJean                                                    Thomas S. Ortego
RETIRED                                                           SELF-EMPLOYED ACCOUNTANT

Lawrence Gankendorff                                              Jerry Reaux
VICE CHAIRMAN OF THE BOARD,                                       CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER,
ACADIANA BANCSHARES, INC., AND                                    ACADIANA BANCSHARES, INC., AND
LBA SAVINGS BANK                                                  LBA SAVINGS BANK

James J. Montelaro                                                Kaliste J. Saloom, Jr.
EXECUTIVE VICE PRESIDENT -- MORTGAGE BANKING,                     OF COUNSEL, SALOOM & SALOOM, ATTORNEYS-AT-LAW
LBA SAVINGS BANK

EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
Jerry Reaux                                                       Wayne Bares
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER                   EXECUTIVE VICE PRESIDENT - COMMERCIAL BANKING*
OF THE COMPANY AND THE BANK

                                                                  Mary Anne S. Bertrand
Lawrence Gankendorff                                              SENIOR VICE PRESIDENT - RETAIL BANKING*
VICE CHAIRMAN OF THE BOARD
OF THE COMPANY AND THE BANK                                       Emile E. Soulier, III
                                                                  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                                                  OF THE COMPANY AND THE BANK

James J. Montelaro
EXECUTIVE VICE PRESIDENT - MORTGAGE LENDING*

                                                                  Thomas Debaillon
Gregory King                                                      SENIOR VICE PRESIDENT - BANKING OPERATIONS*
EXECUTIVE VICE PRESIDENT - CHIEF OPERATING OFFICER
OF THE COMPANY AND THE BANK                                       * OFFICERS OF THE BANK ONLY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders of Acadiana Bancshares, Inc., will be held at 2:00 p.m. (Central Time) Wednesday, April 24, 2002, at `a la carte, 301 Heymann Boulevard, Lafayette, Louisiana 70503.

STOCK LISTING
The common stock of Acadiana Bancshares, Inc., is traded on the American Stock Exchange under the symbol "ANA." Price and other column information are listed under the "ANA" symbol in THE WALL STREET JOURNAL and under similar designations in other daily news sources. At December 31, 2001 there were 406 registered shareholders of record, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. Below is a table showing the high and low sales prices of the common stock and cash dividends declared during each quarter of 2001 and 2000:

      2001
      Quarter Ended                 High          Low      Dividends Declared
      -------------------------------------------------------------------------
      March 31, 2001               $ 19.250     $  17.750      $ 0.15
      June 30, 2001                $ 23.100     $  18.750      $ 0.15
      September 30, 2001           $ 23.900     $  20.620      $ 0.15
      December 31, 2001            $ 23.200     $  20.750      $ 0.15

      2000
      Quarter Ended                 High          Low      Dividends Declared
      -------------------------------------------------------------------------
      March 31, 2000               $ 19.125     $  13.750     $ 0.15
      June 30, 2000                $ 18.500     $  14.000     $ 0.15
      September 30, 2000           $ 16.000     $  15.000     $ 0.15
      December 31, 2000            $ 18.000     $  15.750     $ 0.15

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

      Jerry Reaux, Chairman, President & CEO, or
      Emile E. Soulier, III, Senior Vice President & CFO
      Phone: (337) 232-4631
      Fax: (337) 269-6233
      Website: www.acadianabancshares.com

INDEPENDENT AUDITORS                       GENERAL COUNSEL
      Castaing, Hussey, & Lolan, LLC               Mark Andrus, Esq.
      525 Weeks Street                             Davidson, Meaux, Sonnier & McElligott
      New Iberia, Louisiana 70560                  810 South Buchanan Street
SPECIAL COUNSEL                                    Lafayette, Louisiana 70501
      Elias, Matz, Tiernan & Herrick L.L.P.
      734 15th Street N.W.
      Washington, D.C. 20005

53